     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 21, 2004


                                                     REGISTRATION NO. 333-114795
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                AMENDMENT NO. 2

                                       TO

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                        NORFOLK SOUTHERN RAILWAY COMPANY
             (Exact name of Registrant as specified in its charter)

        COMMONWEALTH OF VIRGINIA                           4011                                  53-6002016
    (State or other jurisdiction of            (Primary Standard Industrial                   (I.R.S. Employer
     incorporation or organization)            Classification Code Number)                  Identification No.)

                                PRR NEWCO, INC.
             (Exact name of Registrant as specified in its charter)

        COMMONWEALTH OF VIRGINIA                           4011                                  52-2441467
    (State or other jurisdiction of            (Primary Standard Industrial                   (I.R.S. Employer
     incorporation or organization)            Classification Code Number)                  Identification No.)

                             THREE COMMERCIAL PLACE
                          NORFOLK, VIRGINIA 23510-2191
                                 (757) 629-2680
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                             ---------------------

                             JAMES A. SQUIRES, ESQ.
                             THREE COMMERCIAL PLACE
                          NORFOLK, VIRGINIA 23510-2191
                                 (757) 629-2680
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                     WITH COPIES OF ALL COMMUNICATIONS TO:

                             ERIC J. FRIEDMAN, ESQ.
                           DAVID J. GOLDSCHMIDT, ESQ.
                  C/O SKADDEN ARPS, SLATE, MEAGHER & FLOM, LLP
                                 4 TIMES SQUARE
                               NEW YORK, NY 10036
                                 (212) 735-3000
                             ---------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this registration statement.
   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

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          TITLE OF EACH CLASS OF                      AMOUNT             PROPOSED MAXIMUM AGGREGATE           AMOUNT OF
       SECURITIES TO BE REGISTERED               TO BE REGISTERED          OFFERING PRICE(1), (2)          REGISTRATION FEE
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9 3/4% Notes Due June 15, 2020............         $319,000,000                 $428,417,000                $54,280.43(3)
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7 7/8% Notes Due May 15, 2043.............         $145,000,000                 $168,562,500                $21,356.87(3)
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Guarantee of the 9 3/4% Notes Due June 15,
  2020....................................         $319,000,000                     N/A                          (4)
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Guarantee of the 7 7/8% Notes Due May 15,
  2043....................................         $145,000,000                     N/A                          (4)
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(1) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(f) under the Securities Act based on 58% of the outstanding principal amount of Consolidated Rail Corporation's, or Conrail's, 9 3/4% Debentures Due June 15, 2020 ($319,000,000) and Conrail's 7 7/8% Debentures Due May 15, 2043 ($145,000,000), multiplied by the average of the bid and ask market price on April 20, 2004 for each of Conrail's
    9 3/4% Debentures (135%) and Conrail's 7 7/8% Debentures (117%), respectively, represented in each case as a percentage of par, less an amount equal to 58% of the aggregate cash payment to be paid for each of Conrail's 9 3/4% Debentures ($7.00 per $1,000 principal amount of 9 3/4% Debentures) and Conrail's 7 7/8% Debentures ($7.50 per $1,000 principal amount of 7 7/8% Debentures) validly tendered in the exchange offer and consent solicitation assuming 100% of the Conrail Debentures are validly tendered and accepted for exchange in the exchange offer and consent solicitation.
(2) Exclusive of accrued interest, if any.
(3) Fee previously paid.
(4) The 9 3/4% Notes and the 7 7/8% Notes to be issued by PRR Newco, Inc. will be guaranteed by Norfolk Southern Railway Company. Pursuant to Rule 457(n), no separate fee is required to be paid in respect of the guarantees of the
    9 3/4% Notes or the 7 7/8% Notes which are being registered concurrently.
                             ---------------------

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
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The information in this prospectus and consent solicitation statement is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus and consent solicitation statement is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.


PRELIMINARY PROSPECTUS AND CONSENT SOLICITATION STATEMENT dated July 21, 2004



                        [CSX TRANSPORTATION, INC. LOGO]



                      [CONSOLIDATED RAIL CORPORATION LOGO]



                        [NORFOLK SOUTHERN RAILWAY LOGO]


                 OFFER TO EXCHANGE AND SOLICITATION OF CONSENTS


CSX Transportation, Inc., or "CSXT," and Norfolk Southern Railway Company, or "NSR," are offering to exchange any and all outstanding debentures of Consolidated Rail Corporation, or "Conrail," listed in the table below under "Conrail Debentures" for (1) a combination of new debt securities, or "New Exchange Notes," consisting of "New CSXT Notes" and "New NSR Notes" and (2) a "Cash Payment," all as set forth in the table below, to be paid to all holders who validly tender their Conrail Debentures, subject to our acceptance.

Conrail is also seeking the consent of the holders of the Conrail Debentures to a series of proposed amendments to the indenture that governs the terms of the Conrail Debentures. The proposed amendments will eliminate substantially all of the restrictive covenants contained in that indenture and will therefore permit our consummation of the "Conrail Spin Off Transactions." By validly tendering their Conrail Debentures, holders will be concurrently consenting to these proposed amendments.



                                             AGGREGATE
                                             PRINCIPAL
           CONRAIL DEBENTURES                  AMOUNT
         (ELIGIBLE FOR EXCHANGE)            OUTSTANDING
-----------------------------------------   ------------
9 3/4% Debentures
Due June 15, 2020   (CUSIP No. 209864AT4)   $550,000,000

7 7/8% Debentures
Due May 15, 2043    (CUSIP No. 209864AU1)   $250,000,000


                                         CONSIDERATION PER PRINCIPAL AMOUNT
                                OF CONRAIL DEBENTURES VALIDLY TENDERED FOR EXCHANGE
                          -----------------------------------------------------------------------------
                                                                                 AGGREGATE
  CONRAIL DEBENTURES                                                             PRINCIPAL       CASH
(ELIGIBLE FOR EXCHANGE)                   NEW EXCHANGE NOTES*                      AMOUNT      PAYMENT+
-----------------------  -----------------------------------------------------  ------------   --------
9 3/4% Debentures        42% of New CSXT 9 3/4% Notes Due June 15, 2020         $231,000,000
Due June 15, 2020        58% of New NSR 9 3/4% Notes Due June 15, 2020          $319,000,000    $7.00
7 7/8% Debentures        42% of New CSXT 7 7/8% Notes Due May 15, 2043          $105,000,000
Due May 15, 2043         58% of New NSR 7 7/8% Notes Due May 15, 2043           $145,000,000    $7.50


---------------------
* Subject to the treatment of fractional interests to the extent applicable to holders of Conrail Debentures who validly tender. The New CSXT Notes and the New NSR Notes will initially be issued by NYC Newco, Inc., or "NYC Newco," and PRR Newco, Inc., or "PRR Newco," respectively, and fully and unconditionally guaranteed, respectively, by CSXT and NSR.
+ Per $1,000 of Conrail Debentures validly tendered. The New Exchange Notes and
  Cash Payment will only be paid to holders who validly tender and do not withdraw their Conrail Debentures on or prior to the expiration date and to the extent such Conrail Debentures are accepted for exchange.

This exchange offer and consent solicitation is part of a series of related transactions in connection with the ultimate non-taxable transfer by Conrail of its ownership interests in two wholly owned subsidiaries, New York Central Lines LLC, or "NYC," and Pennsylvania Lines LLC, or "PRR," to CSXT and to NSR, respectively. We refer, collectively, to these transfers and the other related transactions described herein as the "Conrail Spin Off Transactions."

Except for the interest payable by Conrail on the closing date and the resulting adjustment in the amount of interest to be paid on the first interest payment date, the interest rates, terms, payment dates and redemption provisions of the New Exchange Notes will be identical to those provisions of Conrail Debentures for which they are exchanged. The New Exchange Notes will have the same aggregate principal amounts as the Conrail Debentures for which they are exchanged. The New Exchange Notes will be issued under indentures containing covenants and events of default substantially similar to those contained in the existing indentures of CSX Corporation, or "CSX," and Norfolk Southern Corporation, or "NSC," that govern their respective senior unsecured debt securities.

THIS EXCHANGE OFFER AND CONSENT SOLICITATION WILL EXPIRE AT 5:00 P.M., NEW YORK
CITY TIME, ON         , 2004, UNLESS WE EXTEND IT. WE REFER TO THIS DATE AND
TIME IN THIS PROSPECTUS AND CONSENT SOLICITATION STATEMENT, IF AND AS IT IS EXTENDED, AS THE "EXPIRATION DATE."


You may withdraw your tendered Conrail Debentures at any time on or prior to the expiration date. This exchange offer and consent solicitation is described in detail in this prospectus and consent solicitation statement and we urge you to read it carefully, including the "Risk Factors" starting on page 23. Neither the boards of directors of Conrail, CSXT or NSR nor any other person is making any recommendation as to whether or not you should tender your Conrail Debentures in this exchange offer and consent solicitation.


None of CSXT, NSR, Conrail or any other person will receive any proceeds from the issuance of the New Exchange Notes in connection with this exchange offer and consent solicitation.

CSXT and NSR do not intend to apply for listing or quotation of the New Exchange Notes on any national securities exchange or market quotation system.
                            ------------------------
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THIS EXCHANGE OFFER AND CONSENT SOLICITATION OR DETERMINED IF THIS PROSPECTUS AND CONSENT SOLICITATION STATEMENT IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------
    The Dealer Manager for this exchange offer and consent solicitation is:

                                 MORGAN STANLEY


   This prospectus and consent solicitation statement is dated July    , 2004

                              [CONRAIL FLOWCHART]

                               TABLE OF CONTENTS


WHERE YOU CAN FIND MORE INFORMATION.....       ii
IMPORTANT INFORMATION REGARDING THE CSXT
  AND NSR APPENDICES....................       ii
QUESTIONS AND ANSWERS ABOUT THIS
  EXCHANGE OFFER AND CONSENT
  SOLICITATION..........................        1
SUMMARY.................................        5
  The Conrail Spin Off Transactions.....        5
  This Exchange Offer and Consent
     Solicitation.......................        5
  The Companies.........................       10
  Description of the New CSXT Notes.....       10
  Description of the New NSR Notes......       12
  Surface Transportation Board
     Approval...........................       14
  Material United States Federal Income
     Tax Consequences...................       14
  The Dealer Manager....................       14
  The Information Agent.................       15
  The Exchange Agent....................       15
SELECTED HISTORICAL FINANCIAL DATA......       16
UNAUDITED PRO FORMA FINANCIAL
  INFORMATION...........................       18
RATIOS OF EARNINGS TO FIXED CHARGES.....       22
RISK FACTORS............................       23
  Risks Relating to This Exchange Offer
     and Consent Solicitation...........       23
  Risks Relating to Holders of Conrail
     Debentures Who Do Not Validly
     Tender in This Exchange Offer and
     Consent Solicitation...............       26
  Risks Relating to the Conrail Spin Off
     Transactions.......................       27
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS OF CONRAIL.................       28
DESCRIPTION OF THIS EXCHANGE OFFER AND
  CONSENT SOLICITATION..................       35
  Purpose of This Exchange Offer and
     Consent Solicitation...............       35
  Terms of This Exchange Offer and
     Consent Solicitation...............       35
  Expiration Date, Extensions,
     Termination and Amendments.........       38
  Important Reservation of Rights
     Regarding This Exchange Offer and
     Consent Solicitation...............       39
  Terms of the New CSXT Notes and the
     New NSR Notes......................       39
  Required Consent......................       40
  Conditions to This Exchange Offer and
     Consent Solicitation...............       40
  Fractional Notes......................       42
  No Proration..........................       42
  Proposed Amendments...................       42
  Procedures for Tendering..............       44
  Book-Entry Transfer...................       47
  Guaranteed Delivery Procedures........       47
  Acceptance of Conrail Debentures and
     Delivery of New CSXT Notes, New NSR
     Notes and Cash Payments............       48
  Withdrawal Rights.....................       49
  The Dealer Manager....................       50
  Information Agent.....................       51
  Exchange Agent........................       51
  Fees and Expenses.....................       52
  Transfer Taxes........................       52
  Accounting Treatment..................       52
  Material United States Federal Income
     Tax Consequences of This Exchange
     Offer and Consent Solicitation.....       53
  Use of Proceeds.......................       57
DESCRIPTION OF THE CONRAIL SPIN OFF
  TRANSACTIONS..........................       58
  Background to the Conrail Spin Off
     Transactions.......................       58
  Regulatory Approvals..................       59
  Benefits of the Conrail Spin Off
     Transactions.......................       61
  Transaction Steps.....................       61
  Timing of Closing.....................       62
  The Distribution Agreement............       62
  The Transaction Agreement Amendment...       66
  The Tax Allocation Agreement..........       66
  The Equipment Obligation Agreements...       67
  Material United States Federal Income
     Tax Consequences of the Conrail
     Spin Off Transactions..............       70
LEGAL MATTERS...........................       71
EXPERTS.................................       71
INFORMATION REGARDING FORWARD-LOOKING
  STATEMENTS ...........................       71



ANNEX A: FORM OF CONRAIL
  SUPPLEMENTAL INDENTURE ...............      A-1
CSXT APPENDIX...........................   CSXT-1
NSR APPENDIX............................    NSR-1
INDEX TO CONRAIL FINANCIAL
  STATEMENTS............................      F-1

                            ------------------------

     You should rely only on information contained in this prospectus and consent solicitation statement, including with respect to the registration statement filed by CSXT and NYC Newco, only the CSXT Appendix attached hereto, and with respect to the registration statement filed by NSR and PRR Newco, only the NSR Appendix attached hereto. No one is authorized to provide you with information that is different from that contained in this prospectus and consent solicitation statement and the CSXT and NSR Appendices attached hereto. We do not intend for the contents of any websites referred to in this prospectus and consent solicitation statement to be part of this prospectus and consent solicitation statement.

     CSXT and NSR are offering the New Exchange Notes only in jurisdictions where offers and sales are permitted. In addition, Conrail is soliciting consents from holders of Conrail Debentures only in jurisdictions where consent solicitations are permitted. The information contained in this prospectus and consent solicitation statement is accurate only as of its date regardless of the time of delivery of this prospectus and consent solicitation statement or of any sale of the New Exchange Notes.

                      WHERE YOU CAN FIND MORE INFORMATION

     The Appendices to this prospectus and consent solicitation statement incorporate important business and financial information about CSXT, NYC Newco, NSR and PRR Newco, respectively, that is not contained in or delivered with this prospectus and consent solicitation statement.

      -- For information with respect to where you can find or obtain more information about CSXT and NYC Newco, please refer to the CSXT Appendix attached hereto.

      -- For information with respect to where you can find or obtain more information about NSR and PRR Newco, please refer to the NSR Appendix attached hereto.


     TO OBTAIN TIMELY DELIVERY OF ANY REQUEST FOR FILINGS OR OTHER DOCUMENTS, THE REQUEST MUST BE MADE NOT LATER THAN FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE.


     This prospectus and consent solicitation statement is included in two registration statements, each of which has been separately filed on Form S-4 with the Securities and Exchange Commission, or "SEC," under the Securities Act of 1933, as amended, including the rules and regulations thereto, or the "Securities Act," by (i) CSXT and NYC Newco and (ii) NSR and PRR Newco. As permitted by the SEC, this prospectus and consent solicitation statement does not contain all of the information included in the registration statements filed with the SEC. You may refer to the registration statements for more information.

          IMPORTANT INFORMATION REGARDING THE CSXT AND NSR APPENDICES

     Information contained in this prospectus and consent solicitation statement was prepared by CSXT, NSR, Conrail and their respective affiliates.

     Information contained in the CSXT Appendix attached hereto was prepared solely by CSXT and its affiliates. NSR did not participate in preparing the CSXT Appendix attached hereto and did not make any due diligence inquiry or any other independent investigation with respect to the information contained in the CSXT Appendix attached hereto. Accordingly, NSR disclaims any responsibility for the CSXT-specific information contained in the CSXT Appendix attached hereto or elsewhere in this prospectus and consent solicitation statement.

     Similarly, information contained in the NSR Appendix attached hereto was prepared solely by NSR and its affiliates. CSXT did not participate in preparing the NSR Appendix attached hereto and did not make any due diligence inquiry or any other independent investigation with respect to the information contained in the NSR Appendix attached hereto. Accordingly, CSXT disclaims any responsibility for the NSR-specific information contained in the NSR Appendix attached hereto or elsewhere in this prospectus and consent solicitation statement.
                            ------------------------

     In this prospectus and consent solicitation statement, unless the context requires otherwise: (1) "CSXT" refers to CSX Transportation, Inc.; (2) "NSR" refers to Norfolk Southern Railway Company; (3) "Conrail" refers to Consolidated Rail Corporation; (4) "we," "us," "our" or comparable terms refer collectively to Conrail, CSXT and NSR; (5) "CSX" refers to CSX Corporation; (6) "NSC" refers to Norfolk Southern Corporation; (7) "NYC" refers to New York Central Lines LLC;
(8) "PRR" refers to Pennsylvania Lines LLC; (9) "NYC Newco" refers to NYC Newco, Inc.; (10) "PRR Newco" refers to PRR Newco, Inc.; and (11) "Distribution Agreement" refers to that certain agreement which CRR, Conrail, CSX, CSXT, NSC, NSR, CRR Holdings, NYC, PRR, NYC Newco, PRR Newco and certain other parties thereto will enter into prior to, and in connection with, the Conrail Spin Off Transactions.
                            ------------------------

                QUESTIONS AND ANSWERS ABOUT THIS EXCHANGE OFFER
                            AND CONSENT SOLICITATION

    The following questions and answers respond to some of the questions that holders of the Conrail Debentures may have but will not contain all of the information that is important to you. To better understand this exchange offer and consent solicitation, you should read the summary following these questions and answers, as well as the rest of this prospectus and consent solicitation statement.

WHAT ARE THE CONRAIL SPIN OFF TRANSACTIONS?

    We are seeking to merge NYC with CSXT and to merge PRR with NSR in order for CSXT to acquire full legal ownership and control of the assets and properties of NYC and for NSR to acquire full legal ownership and control of the assets and properties of PRR. CSXT and NSR, respectively, already manage and operate the assets of NYC and PRR through operating agreements approved by the United States Surface Transportation Board, or the "STB."

    The Conrail Spin Off Transactions will permit CSX and NSC to acquire exclusive control, through CSXT and NSR, their respective wholly owned operating railroad subsidiaries, of Conrail properties that they already own indirectly (through their joint 42%/58% equity ownership of Conrail), and that they are already authorized by the STB to operate and manage in a substantially independent manner as part of their respective rail systems.

    For purposes of this prospectus and consent solicitation statement, the Conrail Spin Off Transactions are defined as the transactions contemplated by the Distribution Agreement, in each case as amended, supplemented or otherwise modified from time to time, including after the date of this prospectus and consent solicitation statement.

IF I PARTICIPATE IN THIS EXCHANGE OFFER AND CONSENT SOLICITATION, WHAT WILL I RECEIVE?


    For each aggregate principal amount of Conrail Debentures validly tendered by you, CSXT and NSR are offering to exchange such Conrail Debentures for
(1) 42% of such aggregate principal amount in New CSXT Notes that will initially be obligations of NYC Newco, a wholly owned subsidiary of CSXT, and 58% of such aggregate principal amount in New NSR Notes that will initially be obligations of PRR Newco, a wholly owned subsidiary of NSR, subject in each case to the treatment of fractional interests and (2) the relevant Cash Payment. The New CSXT Notes will be fully and unconditionally guaranteed by CSXT and the New NSR Notes will be fully and unconditionally guaranteed by NSR.


    Holders of Conrail Debentures who validly tender in this exchange offer and consent solicitation will also be concurrently consenting to the proposed amendments, to be set forth in a supplemental indenture in the form attached hereto as Annex A, or the "Conrail Supplemental Indenture," to that certain indenture, or the "Conrail Indenture," dated as of May 1, 1990, between Conrail and the related trustee.

    Upon consummation of the Conrail Spin Off Transactions, the obligations of NYC Newco and PRR Newco, respectively, with respect to the New CSXT Notes and New NSR Notes, will be assumed by and become the primary obligations of CSXT and NSR, respectively, through the respective mergers of NYC Newco with and into CSXT and PRR Newco with and into NSR, and the CSXT and NSR guarantees will automatically terminate.

    None of CSXT, NSR or any other party will receive any cash proceeds from the issuance or delivery of the New Exchange Notes in this exchange offer and consent solicitation.

WHEN WILL I RECEIVE ACCRUED INTEREST ON MY CONRAIL DEBENTURES AND THE NEW EXCHANGE NOTES?

    If you validly tender your Conrail Debentures and we consummate this exchange offer and consent solicitation, except as set forth in the following paragraph, you will receive the same amount of interest payments on the same interest payment dates that you would have received had you not participated in this exchange offer and consent solicitation. You should refer to the specific terms of the securities described in this prospectus and consent solicitation statement to determine who will be eligible to receive accrued and unpaid interest and when accrued and unpaid interest will be paid.

    Interest on the New Exchange Notes will accrue from the date of original issuance of these Notes, which will be on the date this exchange offer and consent solicitation is consummated, or the "Closing Date." Interest accrued and unpaid on any Conrail Debentures accepted in this exchange offer and consent solicitation will be paid by Conrail on each scheduled interest payment date that occurs prior to the Closing Date. Conrail will also pay all accrued and unpaid interest on the Conrail Debentures from the interest payment date immediately preceding the Closing Date through and including the calendar day immediately prior to the Closing Date. Conrail will make this interest payment on the Closing Date. In the event the Closing Date occurs on or before an interest payment date for any series of Conrail Debentures but after the record date for that interest payment date, holders of Conrail Debentures accepted in this exchange offer and consent solicitation will be deemed to have waived their right to receive from Conrail any other amount of interest that would otherwise be payable after the Closing Date.

    Conrail Debentures that are not tendered, or are tendered but not accepted, in this exchange offer and consent solicitation will remain outstanding debt obligations of Conrail. Holders of these unexchanged Conrail Debentures will be entitled to receive the same amount of interest payments on the same interest payment dates as currently scheduled for such Conrail Debentures.

WILL YOU ACCEPT ALL CONRAIL DEBENTURES TENDERED?

    We will accept for exchange any Conrail Debentures that have been validly tendered and not withdrawn on or prior to the expiration date provided that the conditions to this exchange offer and consent solicitation have been satisfied.

WILL THERE BE PRORATION?

    This exchange offer and consent solicitation is for all the Conrail Debentures and is not subject to proration among holders of Conrail Debentures who validly tender.

WHAT IS THE CONRAIL SUPPLEMENTAL INDENTURE?

    As part of this exchange offer and consent solicitation, Conrail is soliciting consents from the holders of Conrail Debentures to certain proposed amendments to the Conrail Indenture. The merger covenant under the Conrail Indenture does not permit the proposed transfer of Conrail's equity interests in NYC and PRR to CSXT and NSR, respectively. A majority in aggregate principal amount of Conrail Debentures, voting as a single class, must consent to the elimination of this merger covenant and other restrictions in order to permit the Conrail Spin Off Transactions.

    The proposed amendments will also remove restrictions on Conrail's ability to:

     --   incur indebtedness at the LLC level;

     --   terminate its corporate existence;

     --   incur liens; and

     --   waive compliance with the covenants set forth above.

    The proposed amendments will also eliminate certain events of default and will make certain definitional changes to the Conrail Indenture. For more information about the proposed amendments, please read the section of this prospectus and consent solicitation statement entitled "Proposed Amendments."

    The amendments to the Conrail Indenture will be effective upon the execution of the Conrail Supplemental Indenture by Conrail and the trustee under the Conrail Indenture.

WILL I BE PAID FOR TENDERING MY CONRAIL DEBENTURES AND CONSENTING TO THE CONRAIL SUPPLEMENTAL INDENTURE?

    Yes. In exchange for your valid tender of Conrail Debentures and your concurrent consent to the proposed amendments to the Conrail Indenture, you will receive (1) New Exchange Notes and (2) a Cash Payment.

WHAT IS REQUIRED FOR THE CONRAIL SUPPLEMENTAL INDENTURE TO BE EFFECTIVE?

    So long as all other conditions to this exchange offer and consent solicitation have been satisfied or waived by us, the Conrail Supplemental Indenture will be effective as to all of the Conrail Debentures if more than 50% in aggregate principal amount of Conrail Debentures, voting as a single class, have been validly tendered and not withdrawn on or prior to the expiration date, and Conrail and the trustee under the Conrail Indenture execute the Conrail Supplemental Indenture.

WILL I HAVE ANY DISSENTERS' RIGHTS IN CONNECTION WITH THE CONRAIL SUPPLEMENTAL INDENTURE?

    You will not be entitled to any dissenters' rights if we consummate the Conrail Spin Off Transactions and the Conrail Supplemental Indenture becomes effective.

DO I NEED TO SEPARATELY CONSENT TO THE CONRAIL SUPPLEMENTAL INDENTURE IN ORDER TO BE ELIGIBLE TO PARTICIPATE IN THE EXCHANGE OFFER?

    No. Validly completing the letter of consent/transmittal for this exchange offer and consent solicitation, or following the procedures of the Automated Tender Offer Program, or "ATOP," if your Conrail Debentures are held through The Depository Trust Company, or "DTC," will constitute your consent to the Conrail Supplemental Indenture to the extent we accept your Conrail Debentures for exchange. If the requisite consents are received, the Conrail Supplemental Indenture, upon its execution, will be binding on holders of any Conrail Debentures that remain outstanding following the consummation of this exchange offer and consent solicitation.

WHAT HAPPENS IF I DO NOT VALIDLY TENDER MY CONRAIL DEBENTURES IN THIS EXCHANGE OFFER AND CONSENT SOLICITATION?

    If you do not validly tender your Conrail Debentures, they will remain obligations of Conrail. If this exchange offer and consent solicitation is consummated, the Conrail Indenture will be amended by the proposed amendments which will materially reduce the covenants and events of default to which Conrail is subject under the Conrail Indenture. Therefore, consummation of this exchange offer and consent solicitation and the adoption of the proposed amendments may have adverse consequences for holders of Conrail Debentures who elect not to participate in this exchange offer and consent solicitation.

    If you do not tender your Conrail Debentures in this exchange offer and consent solicitation, you will not be entitled to receive a combination of New Exchange Notes, the full and unconditional guarantees related thereto and either the 9 3/4% Cash Payment or the 7 7/8% Cash Payment (each as defined hereafter). In addition, if you tender your Conrail Debentures and they are not accepted, they will be returned to you.

ARE THERE ANY CONDITIONS THAT MUST BE SATISFIED IN ORDER TO CONSUMMATE THIS EXCHANGE OFFER AND CONSENT SOLICITATION?

    Yes. The consummation of this exchange offer and consent solicitation is conditioned upon the satisfaction of certain conditions, including:

     -- that holders of more than 50% of the aggregate principal amount of the Conrail Debentures, voting as a single class, have consented to the Conrail Supplemental Indenture by validly tendering and not withdrawing their Conrail Debentures on or prior to the expiration date;

     -- that we have received required consents to the Conrail Spin Off Transactions from holders of a majority of each series of Conrail's equipment trust certificates and pass through trust certificates set forth in the Distribution Agreement, as well as from the related equity investors, lessors, owner trustees and owner participants, in the consent solicitation that is occurring concurrently with this exchange offer and consent solicitation; and

     -- satisfaction or waiver of all conditions in the Distribution Agreement and that the Distribution Agreement has not been terminated.


    For a detailed description of these and other conditions, please see "Description of This Exchange Offer and Consent Solicitation--Conditions to This Exchange Offer and Consent Solicitation" starting on page 40.


    We reserve the right, subject to applicable laws, to (a) waive any and all conditions to this exchange offer and consent solicitation and (b) terminate or extend this exchange offer and consent solicitation at any time and thereby delay acceptance for exchange of all Conrail Debentures validly tendered on or prior to the expiration date.


WHAT MAY HAPPEN IF WE DO NOT OBTAIN THE REQUIRED CONSENTS FROM HOLDERS OF THE CONRAIL DEBENTURES?



    If the parties are unable to resolve through negotiations any issues pertaining to the required consents of holders of the Conrail Debentures, the STB has the authority to make a determination that the treatment of the holders of the Conrail Debentures under the terms of this exchange offer and consent solicitation is fair, just and reasonable, which we refer to as a "fairness determination." In the event that the STB makes such a fairness determination, the STB could issue a ruling that allows Conrail, CSX and Norfolk Southern to consummate the Conrail Spin Off Transactions and this exchange offer and consent solicitation without the consent of the holders of the Conrail Debentures and/or pursuant to such other terms and conditions as the STB may prescribe. Following the filing with the STB of any request for a fairness determination, we may, unless the STB determines otherwise, (a) wait until the STB makes its fairness determination before consummating the Conrail Spin Off Transactions, at which time Conrail, CSX and Norfolk Southern could decide, based solely on their business judgment, not to proceed with the Conrail Spin Off Transactions, or (b) consummate the Conrail Spin Off Transactions in advance of the STB's fairness determination, which fairness determination would be final and binding as to all parties, but subject to judicial review in the United States Court of Appeals. Holders would be free to participate in any STB fairness determination at their own cost and through their own counsel.


WHAT HAPPENS IF THE DISTRIBUTION AGREEMENT IS TERMINATED?

    If the Distribution Agreement is terminated, the Conrail Debentures will not be exchanged for the New Exchange Notes and the Cash Payments, and the Conrail Debentures will remain the obligations of Conrail subject to their current terms.

ARE THERE ANY RISKS THAT I SHOULD CONSIDER IN CONNECTION WITH THIS EXCHANGE OFFER AND CONSENT SOLICITATION?


    Yes. You should carefully consider the "RISK FACTORS" starting on page 23, as well as the risks discussed in CSXT's and NSR's filings with the SEC that are incorporated by reference into their respective Appendices to this prospectus and consent solicitation statement.


WHEN DOES THIS EXCHANGE OFFER AND CONSENT SOLICITATION EXPIRE?

    THIS EXCHANGE OFFER AND CONSENT SOLICITATION WILL EXPIRE AT 5:00 P.M., NEW
YORK CITY TIME, ON           , 2004, UNLESS WE EXTEND IT.

    WE WILL ANNOUNCE ANY EXTENSIONS BY PRESS RELEASE OR OTHER PERMITTED MEANS NO LATER THAN 9:00 A.M., NEW YORK CITY TIME, THE NEXT BUSINESS DAY FOLLOWING THE EXPIRATION DATE OF THIS EXCHANGE OFFER AND CONSENT SOLICITATION.

HOW DO I TENDER OR WITHDRAW MY CONRAIL DEBENTURES IN THIS EXCHANGE OFFER AND CONSENT SOLICITATION?

    In order to tender Conrail Debentures in this exchange offer and consent solicitation, you must validly submit your Conrail Debentures and a completed letter of consent/transmittal and the other required agreements and documents, or follow the ATOP procedures if your Conrail Debentures are held through DTC, described in this prospectus and consent solicitation statement. Completing the letter of consent/transmittal, or following the ATOP procedures if your Conrail Debentures are held through DTC, will constitute your consent to the Conrail Supplemental Indenture to the extent we accept your Conrail Debentures for exchange, unless you subsequently withdraw your Conrail Debentures on or prior to the expiration date. If you own Conrail Debentures held through a broker or other third party, or in "street name," you will need to carefully follow the instructions they provide to you about how to instruct them to tender the Conrail Debentures on your behalf. If the requisite consents are received, the Conrail Supplemental Indenture will be binding on all Conrail Debentures that remain outstanding after the consummation of this exchange offer and consent solicitation.

    You may withdraw tendered Conrail Debentures at any time on or prior to the expiration date. After the expiration date, you may not withdraw your Conrail Debentures.

    If you validly withdraw your tendered Conrail Debentures, you will revoke your consent to the Conrail Supplemental Indenture.


    Instructions on how to tender or withdraw Conrail Debentures in this exchange offer and consent solicitation are set forth starting on page 44 of this prospectus and consent solicitation statement and in the letter of consent/transmittal.


HOW CAN I GET HELP IN TENDERING MY CONRAIL DEBENTURES, OR ADDITIONAL COPIES OF THIS MATERIAL?


    Please call the information agent for this exchange offer and consent solicitation, Innisfree M&A Incorporated. Holders of Conrail Debentures may call toll free at (877) 456-3507. (Banks and brokers may call collect at (212) 750-5833.)

                                    SUMMARY

     This summary highlights selected information from this prospectus and consent solicitation statement and may not contain all of the information that is important to you. To better understand this exchange offer and consent solicitation, you should read this entire document carefully, as well as those additional documents to which we refer you. See "Where You Can Find More Information." In this prospectus and consent solicitation statement, references to: "Conrail Debentures" mean both the Conrail 9 3/4% Debentures and the Conrail 7 7/8% Debentures; "New CSXT Notes" mean both the New CSXT 9 3/4% Notes and the New CSXT 7 7/8% Notes; "New NSR Notes" mean both the New NSR 9 3/4% Notes and the New NSR 7 7/8% Notes; and "New Exchange Notes" mean both the New CSXT Notes and the New NSR Notes.

THE CONRAIL SPIN OFF TRANSACTIONS

     Conrail, a Pennsylvania corporation, is an indirect subsidiary of CRR Holdings LLC, or "CRR Holdings." CSX and NSC directly or indirectly hold 42% and 58%, respectively, of the economic interests of CRR Holdings. In 1999, CSX and NSC reorganized Conrail to realize certain operational benefits of their ownership of Conrail, which they acquired jointly in 1997. As part of this reorganization, Conrail allocated certain assets to NYC and PRR, and in turn Conrail made these assets available to CSXT and NSR, respectively, through operating agreements. CSXT is a wholly owned subsidiary of CSX and NSR is a wholly owned subsidiary of NSC. As a result of this reorganization, Conrail conveyed or leased substantially all of its property, other than the Shared Assets Areas (as defined hereafter), to NYC and PRR. We now propose to transfer Conrail's entire ownership interest in NYC and PRR to CSXT and NSR, respectively.

     Conrail currently owns 100% of NYC and PRR. As part of the Conrail Spin Off Transactions, Conrail will transfer its membership interest in NYC to NYC Newco, a newly formed Virginia corporation and wholly owned subsidiary of CSXT, and transfer its membership interest in PRR to PRR Newco, a newly formed Virginia corporation and wholly owned subsidiary of NSR. After a series of consecutive steps occurring on the Closing Date, NYC and PRR will be merged with and into NYC Newco and PRR Newco, respectively. Immediately after such mergers, NYC Newco will be merged with and into CSXT, and PRR Newco will be merged with and into NSR. As a result of both of these mergers, the assets and properties of NYC and PRR will be owned directly by CSXT and NSR, respectively. Although a regulatory approval for the Conrail Spin Off Transactions has been obtained from the STB and favorable rulings have been received from the Internal Revenue Service, or "IRS," these transactions remain subject to a number of conditions, including that these approvals remain in full force and effect.

     See "Description of the Conrail Spin Off Transactions" for a description of the principal agreements governing the Conrail Spin Off Transactions, the conditions to consummation of the Conrail Spin Off Transactions and other related information.

THIS EXCHANGE OFFER AND CONSENT SOLICITATION

     We are offering to exchange Conrail Debentures for the same aggregate principal amount of New Exchange Notes and the Cash Payments. Except for the interest payable by Conrail on the Closing Date and the resulting adjustment in the amount of interest to be paid on the first interest payment date, the New Exchange Notes will have maturity dates, interest rates, and principal and interest payment dates identical to those of the respective series of Conrail Debentures for which they will be offered in exchange and together will aggregate to the same principal amounts outstanding as the existing Conrail Debentures for which they are exchanged. The New CSXT Notes and New NSR Notes will initially be issued by NYC Newco and PRR Newco, respectively, and will be fully and unconditionally guaranteed by CSXT and NSR, respectively. See "Description of the New CSXT Notes" in the CSXT Appendix for a summary of the terms of the New CSXT Notes and "Description of the New NSR Notes" in the NSR Appendix for a summary of the terms of the New NSR Notes.

     At substantially the same time as the consummation of this exchange offer and consent solicitation, we expect to consummate the Conrail Spin Off Transactions pursuant to which NYC and NYC Newco will ultimately merge with and into CSXT and PRR and PRR Newco will ultimately merge with and into NSR.

Upon consummation of the Conrail Spin Off Transactions, the obligations of NYC Newco and PRR Newco, respectively, with respect to the New CSXT Notes and the New NSR Notes, will be assumed by and become the primary obligations of CSXT and NSR, respectively, and the CSXT and NSR guarantees will automatically terminate.

     Holders of Conrail Debentures must consent to the Conrail Supplemental Indenture described below in order to validly tender their Conrail Debentures and have them accepted for exchange. Conrail Debentures not validly tendered and accepted for exchange will remain obligations of Conrail but will be bound by the Conrail Supplemental Indenture if more than 50% in aggregate principal amount of Conrail Debentures, voting as a single class, have been validly tendered and accepted. THE TERMS OF YOUR CONRAIL DEBENTURES MAY BE AMENDED AS A RESULT OF THIS EXCHANGE OFFER AND CONSENT SOLICITATION WHETHER OR NOT YOU PARTICIPATE.

     This exchange offer and consent solicitation is subject to a number of conditions summarized below under "Conditions to This Exchange Offer and Consent Solicitation" and described in detail under "Description of This Exchange Offer and Consent Solicitation--Conditions to This Exchange Offer and Consent Solicitation."

  PAYMENT OF INTEREST ACCRUED ON THE CONRAIL DEBENTURES, THE NEW CSXT NOTES AND THE NEW NSR NOTES

     Except as set forth in the following paragraph, holders of outstanding Conrail Debentures who participate in this exchange offer and consent solicitation will receive the same amount of interest payments on the same payment dates that they would have received had they not participated in this exchange offer and consent solicitation. You should refer to the specific terms of each series of the securities described in this prospectus and consent solicitation statement to determine who will be eligible to receive accrued and unpaid interest and when accrued and unpaid interest will be paid.

     Interest on each of the New CSXT Notes and New NSR Notes will accrue from the date of original issuance of that series of new notes, which will be the Closing Date. Interest accrued and unpaid on any Conrail Debentures accepted in this exchange offer and consent solicitation will be paid by Conrail on each scheduled interest payment date that occurs prior to the Closing Date. Conrail will also pay all accrued and unpaid interest on the Conrail Debentures from the interest payment date immediately preceding the Closing Date through and including the calendar day immediately prior to the Closing Date. Conrail will make this interest payment on the Closing Date. In the event the Closing Date occurs on or before an interest payment date for any series of Conrail Debentures but after the record date for that interest payment date, holders of Conrail Debentures accepted in this exchange offer and consent solicitation will be deemed to have waived their right to receive from Conrail any other amount of interest that would otherwise be payable after the Closing Date.

     Conrail Debentures that are not tendered, or are tendered but not accepted, in this exchange offer and consent solicitation will remain outstanding debt obligations of Conrail. Holders of these unexchanged Conrail Debentures will be entitled to receive the same amount of interest payments on the same interest payment dates as currently scheduled for each respective series of Conrail Debentures.

  FRACTIONAL NOTES

     The New CSXT Notes and the New NSR Notes will be issued only in denominations of $1,000 and integral multiples of $1,000, although you may be entitled to receive interests in such New Exchange Notes that are less than $1,000 as a result of the 42%/58% ratio applied to your validly tendered Conrail Debentures. We refer to such amounts as "fractional interests." Accordingly, if you would otherwise be entitled to receive a fractional interest in a New CSXT Note and a fractional interest in a New NSR Note, you will instead receive either a $1,000 New CSXT Note or a $1,000 New NSR Note in lieu of fractional interests in the New Exchange Notes. Whether you will receive a New CSXT Note or a New NSR Note in lieu of fractional interests will be determined as follows:

      -- if your fractional interest in a New CSXT Note is equal to or less than $500 and your fractional interest in a New NSR Note is equal to or greater than $500, you will receive a $1,000 New NSR Note in lieu of any fractional interests; or

      -- if your fractional interest in a New NSR Note is less than $500 and your fractional interest in a New CSXT Note is greater than $500, you will receive a $1,000 New CSXT Note in lieu of any fractional interests.


     Under no circumstances will you receive a combination of New CSXT Notes and New NSR Notes with a combined aggregate principal amount different from the aggregate principal amount of Conrail Debentures that you validly tender in this exchange offer and consent solicitation. Participants in DTC are responsible for allocating the New CSXT Notes and the New NSR Notes, as well as fractional interests related thereto, to beneficial owners and none of DTC, CSXT, NSR, the exchange agent, the information agent or the dealer manager is responsible for such allocations. In the event the treatment of fractional interests causes a deviation in the allocation of New Exchange Notes from 42% to CSXT and 58% to NSR, the parties intend to true up the deviation between themselves.


  CONDITIONS TO THIS EXCHANGE OFFER AND CONSENT SOLICITATION

     The consummation of this exchange offer and consent solicitation is conditioned upon the satisfaction of certain conditions, including:

      -- that holders of more than 50% of the aggregate principal amount of the Conrail Debentures, voting as a single class, have consented to the Conrail Supplemental Indenture by validly tendering and not withdrawing their Conrail Debentures on or prior to the expiration date;

      -- that we have received required consents to the Conrail Spin Off Transactions from holders of a majority of each series of Conrail's equipment trust certificates and pass through trust certificates set forth in the Distribution Agreement, as well as from each of the related equity investors, lessors, owner trustees and owner participants, in the solicitation that is occurring concurrently with this exchange offer and consent solicitation; and

      -- that all conditions in the Distribution Agreement have been satisfied or waived and that the Distribution Agreement has not been terminated.

     For a detailed description of these and other conditions, see "Description of This Exchange Offer and Consent Solicitation--Conditions to This Exchange Offer and Consent Solicitation."

     We reserve the right, subject to applicable laws, to (a) waive any and all conditions to this exchange offer and consent solicitation and (b) terminate or extend this exchange offer and consent solicitation at any time and thereby delay acceptance for exchange of all Conrail Debentures validly tendered on or prior to the expiration date.

  NO PRORATION

     This exchange offer and consent solicitation for Conrail Debentures is for all such Conrail Debentures and is not subject to proration among holders of Conrail Debentures who validly tender and do not withdraw their Conrail Debentures on or prior to the expiration date.

  PURPOSE OF THIS EXCHANGE OFFER AND CONSENT SOLICITATION AND DESCRIPTION OF THE PROPOSED AMENDMENTS

     We are making this exchange offer and consent solicitation in connection with the proposed non-taxable transfer, through a series of consecutive and related transactions, of Conrail's ownership interest in NYC and PRR to CSXT and NSR, respectively. The Conrail Spin Off Transactions are described under "Description of the Conrail Spin Off Transactions."

     In connection with the exchange offer, Conrail is soliciting consents from the holders of Conrail Debentures to certain proposed amendments to the Conrail Indenture that, when effective, will, among other things, eliminate substantially all the restrictive covenants contained in the Conrail Indenture. One of the restrictive covenants that we intend to remove is the merger covenant which would otherwise prohibit the transfer of Conrail's ownership interest in NYC to CSXT and PRR to NSR, respectively. As a result, a majority in aggregate principal amount of the Conrail Debentures, voting as a single class, must consent to the proposed amendments, including the elimination of this merger covenant, in order to permit the Conrail Spin Off Transactions.

     The proposed amendments will also eliminate certain events of default and will make certain other conforming and definitional changes to the Conrail Indenture. You will not be entitled to any dissenters' rights if the Conrail Supplemental Indenture becomes effective without your consent. For more information about the proposed amendments, see "Description of This Exchange Offer and Consent Solicitation--Proposed Amendments."

  THE TEMPORARY GUARANTEES AND THE NEWCO MERGERS

     As part of the Conrail Spin Off Transactions, the New CSXT Notes and the New NSR Notes will be issued initially to Conrail by NYC Newco and PRR Newco, along with substantially all of the stock of NYC Newco and PRR Newco, respectively, in exchange for Conrail's membership interests in NYC and PRR. This initial step and certain other consecutive steps must occur prior to the merger of NYC Newco into CSXT and the merger of PRR Newco into NSR. CSXT and NSR will fully and unconditionally guarantee the New CSXT Notes and the New NSR Notes, respectively. The guarantees will rank equally with all other general unsecured and unsubordinated obligations of CSXT and NSR. Upon consummation of the Conrail Spin Off Transactions, which are expected to be consummated within a single business day, the obligations of NYC Newco and PRR Newco, respectively, with respect to the New CSXT Notes and the New NSR Notes will be assumed by and will become the primary obligations of CSXT and NSR, respectively, through the respective mergers of NYC Newco with and into CSXT and PRR Newco with and into NSR. Upon consummation of these mergers, the CSXT and NSR guarantees will automatically terminate.

     For more information regarding the temporary guarantees, see "Description of the New CSXT Notes--Guarantees" in the CSXT Appendix and "Description of the New NSR Notes--Guarantees" in the NSR Appendix.

  EXPIRATION, EXTENSION, TERMINATION OR AMENDMENT OF THIS EXCHANGE OFFER AND CONSENT SOLICITATION

     This exchange offer and consent solicitation will expire at 5:00 p.m., New
York City time, on           , 2004, unless we extend it or terminate it.

     We will comply with applicable laws that require us to extend the period during which the Conrail Debentures may be tendered or withdrawn as a result of changes in the terms of, or information relating to, this exchange offer and consent solicitation. We will announce any extensions or terminations by press release or other permitted public announcement no later than 9:00 a.m., New York City time, on the first business day following the previously scheduled expiration date of this exchange offer and consent solicitation, unless terminated earlier.

     Without limiting the manner in which we may choose to make public announcements of any extension, termination or amendment of this exchange offer and consent solicitation, we shall have no obligation to publish, advertise or otherwise communicate any public announcement, other than by making a timely release to the Dow Jones News Service.

  PROCEDURES FOR TENDERING OR WITHDRAWING CONRAIL DEBENTURES

     If you wish to tender Conrail Debentures held in your name in this exchange offer and consent solicitation and become eligible to receive the New Exchange Notes and the 9 3/4% Cash Payment or the 7 7/8% Cash Payment, you must submit your Conrail Debentures and a validly completed and duly executed letter of consent/transmittal to the exchange agent, at the address set forth below under "The Exchange Agent," on or prior to the expiration date.

     If you hold the Conrail Debentures through DTC and wish to participate in this exchange offer and consent solicitation, you must transfer your Conrail Debentures in accordance with DTC's ATOP procedures. In lieu of delivering a letter of consent/transmittal to the exchange agent, an electronic message, in which a holder acknowledges and agrees to be bound by the terms of the letter of consent/transmittal, must be transmitted by DTC on behalf of a holder of Conrail Debentures and must be received by the exchange agent on or prior to the expiration date. In all other cases, a letter of consent/transmittal must be manually executed and received by the exchange agent on or before the expiration date. By signing, or agreeing to be bound by, the letter of consent/transmittal, you will be consenting to the Conrail Supplemental Indenture.

     All Conrail Debentures held by a single beneficial holder and not by a nominee, trustee or other representative must be tendered on a single letter of consent/transmittal.

     You may withdraw tendered Conrail Debentures at any time on or prior to the expiration date. After the expiration date, you may not withdraw your Conrail Debentures. If you validly withdraw your tendered Conrail Debentures, you will be deemed to have revoked your related consent to the Conrail Supplemental Indenture.

     If we decide for any reason not to accept any tendered Conrail Debentures, those tendered Conrail Debentures will be returned without expense to the tendering holders promptly following the expiration or termination of this exchange offer and consent solicitation.


     SEE PAGES 44 THROUGH 50 AND THE LETTER OF CONSENT/TRANSMITTAL FOR PROCEDURES ON HOW TO TENDER OR WITHDRAW YOUR CONRAIL DEBENTURES.


  SPECIAL PROCEDURES FOR BENEFICIAL OWNERS

     If you are the beneficial owner of Conrail Debentures and your name does not appear on a security position listing of DTC as the holder of such Conrail Debentures, or if you are a beneficial owner of Conrail Debentures that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender your Conrail Debentures in this exchange offer and consent solicitation, you should promptly contact the person in whose name your Conrail Debentures are registered and instruct such person to tender on your behalf. If you wish to tender on your own behalf, you must, prior to executing the letter of consent/transmittal and delivering your Conrail Debentures, either make appropriate arrangements to register ownership of the Conrail Debentures in your name or obtain a properly completed bond power from the registered holder. Such a transfer of record ownership may take considerable time.

  GUARANTEED DELIVERY PROCEDURE

     If you wish to tender your Conrail Debentures and your Conrail Debentures are not immediately available or you cannot deliver your Conrail Debentures, the letter of consent/transmittal or any other documents required by the letter of consent/transmittal, or you cannot comply with the applicable procedures under ATOP, on or prior to the expiration date, you must tender your Conrail Debentures according to the guaranteed delivery procedures set forth in this prospectus and consent solicitation statement under the "Description of This Exchange Offer and Consent Solicitation--Guaranteed Delivery Procedures."

  USE OF PROCEEDS

     None of CSXT, NSR, Conrail or any other person will receive any cash proceeds from the issuance of the New Exchange Notes in this exchange offer and consent solicitation.

  CERTAIN STRUCTURAL CONSIDERATIONS

     Pursuant to the Transaction Agreement (as defined hereafter), CSX and NSC committed to one another that they shall ensure that Conrail Inc., or "CRR," Conrail and their affiliates have sufficient cash to satisfy Conrail's retained liabilities, including the Conrail Debentures, as they become due and any operating and other expenses. Following receipt by CRR Holdings of written notice from Conrail's board of directors (which is composed solely of representatives of CSX and NSC) that Conrail requires additional cash to satisfy its retained liabilities, CRR Holdings agreed to provide such cash to Conrail. CSX and NSC intend that the economic burden of Conrail's retained liabilities will continue to be borne without change, directly or indirectly, 42% by CSX and 58% by NSC.

     For more information regarding the Transaction Agreement, see "Description of the Conrail Spin Off Transactions--Background to the Conrail Spin Off Transactions."

THE COMPANIES

  CSXT AND NYC NEWCO

     For a description of CSXT and NYC Newco, please refer to the CSXT Appendix to this prospectus and consent solicitation statement.

  NSR AND PRR NEWCO

     For a description of NSR and PRR Newco, please refer to the NSR Appendix to this prospectus and consent solicitation statement.

  CONRAIL

     Conrail, a principal freight railroad in the Northeastern United States, is a wholly owned subsidiary of CRR. CSX and NSC, the major rail holding companies in the Eastern United States, jointly control CRR through their ownership interests in CRR Holdings, whose primary subsidiary is Green Acquisition Corp., or "Green Corp.," which owns CRR. CSX and NSC have equity interests in CRR Holdings of 42% and 58%, respectively, and voting interests of 50% each. Under operating and lease agreements, CSX and NSC operate a substantial portion of Conrail's properties through their respective railroad subsidiaries, CSXT and NSR. The major source of CRR's revenues is from CSXT and NSR, primarily in the form of rental revenues and operating fees. Conrail is a wholly owned subsidiary and as a consequence there is no market for its stock. Conrail's principal executive offices are located at 2001 Market Street, 29th Floor, Philadelphia, PA 19103, and its telephone number is (215) 209-5099.

DESCRIPTION OF THE NEW CSXT NOTES

     The New CSXT Notes will be entitled to the benefits and will be subject to the terms and conditions of the indenture, or the "New CSXT Indenture," to be entered into among NYC Newco, as initial issuer, CSXT, as guarantor, and The Bank of New York, as trustee. The New CSXT Notes will consist of the New 9 3/4% CSXT Notes and the New 7 7/8% CSXT Notes and, except for the interest payable by Conrail on the Closing Date and the resulting adjustment in the amount of interest to be paid on the first interest payment date, will have maturity dates, interest rates, and principal and interest payment dates identical to the Conrail 9 3/4% Debentures and the Conrail 7 7/8% Debentures, respectively. The New CSXT Notes will also be issued under an indenture containing covenants and events of default substantially similar to those contained in the existing indentures of CSX governing CSX's senior unsecured debt securities. The New CSXT Notes will initially be issued by NYC Newco and will be fully and unconditionally guaranteed by CSXT. In connection with the consummation of the Conrail Spin Off Transactions, NYC Newco will be merged with and into CSXT, who will thereby assume the obligations of NYC Newco with respect to the New CSXT Notes and will become the primary obligor of the New CSXT Notes, and the guarantee will thereafter automatically terminate. If the Distribution Agreement is terminated, the Conrail Debentures will not be exchanged for the New Exchange Notes and the Cash Payments, and the Conrail Debentures will remain the obligations of Conrail, subject to their current terms.

  BASIC TERMS OF THE NEW CSXT NOTES

     The New CSXT Notes will consist of the New 9 3/4% CSXT Notes and the New 7 7/8% CSXT Notes.

     The economic terms of the New 9 3/4% CSXT Notes will be substantially identical to the terms of the current Conrail 9 3/4% Debentures. Specifically, the New 9 3/4% CSXT Notes:

      -- will have a maximum aggregate principal amount of $231 million, which is equal to 42% of the aggregate principal amount of the Conrail
           9 3/4% Debentures, subject to the treatment of fractional interests;

      --   will mature on June 15, 2020;

      --   will be dated as of the Closing Date; and

      -- will accrue interest at 9 3/4% per year, payable in cash semi-annually in arrears on each of June 15 and December 15 of each year, beginning December 15, 2004.

     The initial interest payment on December 15, 2004 will include interest accrued from the date of original issuance of the New 9 3/4% CSXT Notes, which will be the date this exchange offer and consent solicitation is consummated.

     The economic terms of the New 7 7/8% CSXT Notes will be substantially identical to the terms of the Conrail 7 7/8% Debentures. Specifically, the New 7 7/8% CSXT Notes:

      -- will have a maximum aggregate principal amount of $105 million, which is equal to 42% of the aggregate principal amount of the Conrail
           7 7/8% Debentures, subject to the treatment of fractional interests;

      --   will mature on May 15, 2043;

      --   will be dated as of the Closing Date; and

      -- will accrue interest at 7 7/8% per year, payable in cash semi-annually in arrears on each of May 15 and November 15 of each year, beginning November 15, 2004.

     The initial interest payment on November 15, 2004 will include interest accrued from the date of original issuance of the New 7 7/8% CSXT Notes, which will be the date this exchange offer and consent solicitation is consummated.

 RANKING

     The New CSXT Notes will be senior unsecured obligations of NYC Newco and CSXT and will rank equally with all existing and future senior unsecured indebtedness of NYC Newco and CSXT, if any.

     As of March 26, 2004, CSXT would have had approximately $1,409 million of total indebtedness outstanding if holders of 100% of the Conrail Debentures had validly tendered and not withdrawn their Conrail Debentures in connection with this exchange offer and consent solicitation and the Conrail Spin Off Transactions were consummated as of that date. Following the assumption by CSXT of NYC Newco's obligations under the New CSXT Notes, the New CSXT Notes will be subordinated to any secured indebtedness of CSXT, to the extent of the assets securing that indebtedness, and structurally subordinated to all existing and future obligations of subsidiaries of CSXT, including claims with respect to trade payables. As of March 26, 2004, CSXT had approximately $815 million of secured indebtedness and its subsidiaries had approximately $1 million of unsecured indebtedness, each of which would rank senior to the New CSXT Notes. Of the $815 million of secured indebtedness outstanding of CSXT, subsidiaries of CSXT had approximately $30 million of secured indebtedness outstanding as of March 26, 2004. In addition, as of March 26, 2004, CSXT had approximately $2,914 million of intercompany liabilities due to CSX and $294 million of intercompany liabilities due to other affiliates of CSXT, each of which would rank equally with or junior to the New CSXT Notes.

     The New CSXT Notes rank senior to all subordinated indebtedness of NYC Newco, and following the assumption of the obligations of NYC Newco with respect thereto by CSXT, the New CSXT Notes will rank senior to all subordinated indebtedness of CSXT then outstanding.

 THE TEMPORARY GUARANTEE

     The New CSXT Notes to be offered in the exchange offer by NYC Newco will be fully and unconditionally guaranteed by CSXT, a wholly owned subsidiary of CSX. The CSXT Guarantee will rank equally with all other existing and future senior unsecured obligations of CSXT, if any. In connection with the consummation of the Conrail Spin Off Transactions, NYC Newco will be merged with and into CSXT, after which CSXT will become the primary obligor of the New CSXT Notes, and the guarantee will automatically terminate. For more information regarding the CSXT Guarantee, see "Description of the New CSXT Notes--Guarantees" in the CSXT Appendix.

 MARKET FOR THE NEW CSXT NOTES; LISTING

     CSXT does not intend to apply for listing or quotation of the New CSXT Notes on any national securities exchange or market quotation system.

 NO REDEMPTION

     The New CSXT Notes will not be subject to redemption of any kind at any time prior to maturity.

 COVENANTS

     The New CSXT Indenture under which the New CSXT Notes will be issued will contain covenants that, among other things, limit the ability of NYC Newco, CSXT and their subsidiaries to incur liens on the stock or indebtedness of The Baltimore and Ohio Chicago Terminal Railroad Company, a wholly owned subsidiary of CSXT, or "BOCT," and limit the ability of CSXT to enter into some types of mergers and consolidations, in each case, other than in connection with the Conrail Spin Off Transactions. These covenants are substantially similar to those contained in the existing indentures of CSX governing CSX's unsecured debt securities. See "Description of the New CSXT Notes--Certain Covenants" in the CSXT Appendix. The New CSXT Notes will not contain financial covenants.

DESCRIPTION OF THE NEW NSR NOTES

     The New NSR Notes will be entitled to the benefits and subject to the terms and conditions of the base indenture and a first supplemental indenture, or together the "New NSR Indenture," to be entered into among PRR Newco, as initial issuer, NSR, as guarantor, and The Bank of New York, as trustee. The New NSR Notes will consist of the New 9 3/4% NSR Notes and the New 7 7/8% NSR Notes and, except for the interest payable by Conrail on the Closing Date and the resulting adjustment in the amount of interest to be paid on the first interest payment date, will have maturity dates, interest rates, and principal and interest payment dates identical to the Conrail 9 3/4% Debentures and the Conrail 7 7/8% Debentures, respectively. The New NSR Notes will be issued under a base indenture and a first supplemental indenture containing covenants and events of default substantially similar to those contained in the existing indentures of NSC governing their senior unsecured debt securities. The New NSR Notes will initially be issued by PRR Newco and will be fully and unconditionally guaranteed by NSR. In connection with the consummation of the Conrail Spin Off Transactions, PRR Newco will be merged with and into NSR, after which NSR will become the primary obligor of the New NSR Notes, and the guarantee will thereafter automatically terminate. If the Conrail Spin Off Transactions are not consummated, the Conrail Debentures will remain the obligations of Conrail subject to their current terms.

 BASIC TERMS OF THE NEW NSR NOTES

     The New NSR Notes will consist of the New 9 3/4% NSR Notes and the New 7 7/8% NSR Notes.

     The economic terms of the New 9 3/4% NSR Notes will be substantially identical to the terms of the current Conrail 9 3/4% Debentures. Specifically, the New 9 3/4% NSR Notes:

      -- will have a maximum aggregate principal amount of $319 million, which is equal to 58% of the aggregate principal amount of the Conrail
           9 3/4% Debentures, subject to the treatment of fractional interests;

      --   will mature on June 15, 2020;

      --   will be dated as of the Closing Date; and

      -- will accrue interest at 9 3/4% per year, payable in cash semi-annually in arrears on each of June 15 and December 15 of each year, beginning December 15, 2004.

     The initial interest payment on December 15, 2004 will include interest accrued from the date of original issuance of the New 9 3/4% NSR Notes, which will be the date this exchange offer and consent solicitation is consummated.

     The economic terms of the New 7 7/8% NSR Notes will be substantially identical to the terms of the Conrail 7 7/8% Debentures. Specifically, the New 7 7/8% NSR Notes:

      -- will have a maximum aggregate principal amount of $145 million, which is equal to 58% of the aggregate principal amount of the Conrail
           7 7/8% Debentures, subject to the treatment of fractional interests;

      --   will mature on May 15, 2043;

      --   will be dated as of the Closing Date; and

      -- will accrue interest at 7 7/8% per year, payable in cash semi-annually in arrears on each of May 15 and November 15 of each year, beginning November 15, 2004.

     The initial interest payment on November 15, 2004 will include interest accrued from the date of original issuance of the New 7 7/8% NSR Notes, which will be the date this exchange offer and consent solicitation is consummated.

 RANKING

     The New NSR Notes will be senior unsecured obligations of PRR Newco and NSR and will rank equally with all existing and future senior unsecured indebtedness of PRR Newco and NSR, if any.

     As of March 31, 2004, NSR would have had approximately $1,696 million of total indebtedness outstanding if holders of 100% of the Conrail Debentures had validly tendered and not withdrawn their Conrail Debentures in connection with this exchange offer and consent solicitation and the Conrail Spin Off Transactions were consummated as of that date. Following the assumption by NSR of PRR Newco's obligations under the New NSR Notes, the New NSR Notes will be subordinated to any secured indebtedness of NSR, to the extent of the assets securing that indebtedness, and structurally subordinated to all existing and future obligations of subsidiaries of NSR, including claims with respect to trade payables. As of March 31, 2004, NSR had approximately $850 million of secured indebtedness on a consolidated basis which would rank senior to the New NSR Notes. As of March 31, 2004, subsidiaries of NSR had no outstanding indebtedness. In addition, as of March 31, 2004, NSR had $765 million of intercompany liabilities due to NSC which would rank equally with or junior to the New NSR Notes.

     The New NSR Notes will be senior in right of payment to all existing and future subordinated indebtedness, including $8 million aggregate principal amount of guarantees of NSR outstanding as of March 31, 2004.

 THE TEMPORARY GUARANTEE

     The New NSR Notes to be offered in the exchange offer by PRR Newco will be fully and unconditionally guaranteed by NSR, a wholly owned subsidiary of NSC. The NSR Guarantee will rank equally with all other existing and future senior unsecured obligations of NSR, if any. In connection with the consummation of the Conrail Spin Off Transactions, PRR Newco will be merged with and into NSR, after which NSR will become the primary obligor of the New NSR Notes, and the guarantee will automatically terminate. For more information regarding the NSR Guarantee, see "Description of the New NSR Notes--Guarantees" in the NSR Appendix.

 MARKET FOR THE NEW NSR NOTES; LISTING

     NSR does not intend to apply for listing or quotation of the New NSR Notes on any national securities exchange or market quotation system.

 NO REDEMPTION

     The New NSR Notes will not be subject to redemption of any kind at any time prior to maturity.

  COVENANTS

     The New NSR Indenture under which the New NSR Notes will be issued will contain covenants that, among other things, limit the ability of PRR Newco, NSR and their subsidiaries to incur liens on the stock or indebtedness of The Alabama Great Southern Railroad Company, a wholly owned subsidiary of NSR, or "AGS," or engage in certain transactions involving funded debt, and limit the ability of PRR Newco and NSR to enter into some types of mergers and consolidations in each case, other than in connection with the Conrail Spin Off Transactions. These covenants are substantially similar to those contained in the existing indentures of NSC governing NSC's unsecured debt securities. See "Description of the New NSR Notes--Certain Covenants" in the NSR Appendix. The New NSR Notes will not contain financial covenants.


SURFACE TRANSPORTATION BOARD APPROVAL



     Railroad mergers and acquisitions are subject to the exclusive jurisdiction of the STB, successor to the Interstate Commerce Commission. By written decision on November 7, 2003, the STB, among other things, (1) approved the consolidation of the business, assets and operations of NYC within CSXT and the consolidation of the business, assets and operations of PRR within NSR, (2) specifically authorized, subject to certain conditions, the Conrail Spin Off Transactions and
(3) rejected a condition requested by certain holders of Conrail Debentures that would have conditioned the Conrail Spin Off Transactions on successful negotiation of certain terms with these holders. Since the receipt of the November 2003 STB decision, we have had preliminary discussions with members of a committee which purports to represent certain holders of Conrail Debentures.



     The STB also confirmed that it has the authority to make a determination that the treatment of the holders of the Conrail Debentures under the terms of this exchange offer and consent solicitation is fair, just and reasonable, which we refer to as a "fairness determination." In the event that the STB makes such a fairness determination, the STB could issue a ruling that allows Conrail, CSX and Norfolk Southern to consummate the Conrail Spin Off Transactions and this exchange offer and consent solicitation without the consent of the holders of the Conrail Debentures and/or pursuant to such other terms and conditions as the STB may prescribe. Following the filing with the STB of any request for a fairness determination, we may, unless the STB determines otherwise, (a) wait until the STB makes its fairness determination before consummating the Conrail Spin Off Transactions, at which time Conrail, CSX and Norfolk Southern could decide, based solely on their business judgment, not to consummate the Conrail Spin Off Transactions, or (b) consummate the Conrail Spin Off Transactions in advance of the STB's fairness determination, which fairness determination would be final and binding as to all parties, but subject to judicial review in the United States Court of Appeals. Holders would be free to participate in any STB fairness determination at their own cost and through their own counsel.


MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES


     The U.S. federal income tax consequences to a holder of Conrail Debentures vary depending on whether or not the holder participates in this exchange offer and consent solicitation. Depending on those facts, a holder of Conrail Debentures may recognize gain or loss for U.S. federal income tax purposes in connection with this exchange offer and consent solicitation and the modification of certain terms of such notes upon consummation of the Conrail Spin Off Transactions. See "Description of This Exchange Offer and Consent Solicitation--Material United States Federal Income Tax Consequences of This Exchange Offer and Consent Solicitation" starting on page 53 of this prospectus and consent solicitation statement.


THE DEALER MANAGER

     Morgan Stanley & Co. Incorporated will act as dealer manager for this exchange offer and consent solicitation, and can be reached at the address and telephone number set forth on the back cover of this prospectus and consent solicitation statement.

THE INFORMATION AGENT

     We have engaged Innisfree M&A Incorporated as the information agent for this exchange offer and consent solicitation. Requests for additional copies of this prospectus and consent solicitation statement or the letter of consent/transmittal and for assistance in tendering your Conrail Debentures should be directed to the information agent below.

                           Innisfree M&A Incorporated
                         501 Madison Avenue, 20th Floor
                            New York, New York 10022

                        Banks and Brokers Call Collect:
                                 (212) 750-5833
                           All Others Call Toll Free:
                                 (877) 456-3507

THE EXCHANGE AGENT

     We have engaged The Bank of New York as the exchange agent for purposes of processing tenders and withdrawals of your Conrail Debentures in this exchange offer and consent solicitation. The address and telephone number of the exchange agent are as follows:

                              The Bank of New York
                              Reorganization Unit
                             101 Barclay Street, 7E
                            New York, New York 10286
                    Attn: William Buckley/Carolle Montreuil

                            Facsimile Transmissions:
                                 (212) 298-1915

                            To Confirm by Telephone:

                              (212) 815-5788/5920

                       SELECTED HISTORICAL FINANCIAL DATA

CSXT

     For a description of the selected historical financial data of CSXT, please refer to the CSXT Appendix attached hereto.

NSR

     For a description of the selected historical financial data of NSR, please refer to the NSR Appendix attached hereto.

CONRAIL

     The following table sets forth selected historical financial data of Conrail. The consolidated statements of operations data for the three months ended March 31, 2004 and 2003 and the consolidated balance sheet data as of March 31, 2004 have been derived from our unaudited consolidated financial statements which are included in this prospectus and consent solicitation statement. The consolidated statements of operations data for the years ended December 31, 2003, 2002 and 2001, and the consolidated balance sheet data as of December 31, 2003 and 2002, have been derived from Conrail's audited consolidated financial statements, which are included in this prospectus and consent solicitation statement. The consolidated balance sheet data as of March 31, 2003 has been derived from our unaudited consolidated financial statements which are not included in this prospectus and consent solicitation statement. The consolidated statements of operations data for the years ended December 31, 2000 and 1999, and the consolidated balance sheet data as of December 31, 2001, 2000 and 1999, are derived from Conrail's audited consolidated financial statements not included or incorporated by reference in this prospectus and consent solicitation statement. This data should be read in conjunction with the unaudited pro forma financial information, related notes and other financial information included in this prospectus and consent solicitation statement.

                                   THREE MONTHS
                                       ENDED
                                     MARCH 31,           FOR THE YEARS ENDED DECEMBER 31,
                                  ---------------   -------------------------------------------
                                   2004     2003     2003     2002     2001     2000    1999(A)
                                  ------   ------   ------   ------   ------   ------   -------
                                                         ($ IN MILLIONS)
RESULTS OF OPERATIONS
Railway Operating Revenues......  $  230   $  226   $  918   $  893   $  903   $  985   $2,168
Railway Operating Expenses......     162      163      659      623      639      749    2,033
                                  ------   ------   ------   ------   ------   ------   ------
     INCOME FROM RAILWAY
       OPERATIONS...............      68       63      259      270      264      236      135
Interest Expense................     (24)     (25)     (99)    (104)    (109)    (124)    (151)
Other Income, Net...............      27       20       95       92       96      149       76
                                  ------   ------   ------   ------   ------   ------   ------
Income from Continuing
  Operations before Income Taxes
  and Accounting Change(s)......      71       58      255      258      251      261       60
Provision for Income Taxes......      26       22       93       71       81       94       19
                                  ------   ------   ------   ------   ------   ------   ------
Income from Continuing
  Operations before Accounting
  Change(s).....................      45       36      162      187      170      167       41
Cumulative Effect of Change(s)
  in Accounting
  Principle(s)(b)...............      (1)      40       40       --       --       --       --
                                  ------   ------   ------   ------   ------   ------   ------
NET INCOME......................  $   44   $   76   $  202   $  187   $  170   $  167   $   41
                                  ======   ======   ======   ======   ======   ======   ======

                                                        (footnotes on next page)

                                   THREE MONTHS
                                       ENDED
                                     MARCH 31,           FOR THE YEARS ENDED DECEMBER 31,
                                  ---------------   -------------------------------------------
                                   2004     2003     2003     2002     2001     2000    1999(a)
                                  ------   ------   ------   ------   ------   ------   -------
                                                         ($ IN MILLIONS)
FINANCIAL POSITION (AS OF PERIOD
  END)
Total Assets....................  $8,199   $8,121   $8,101   $8,040   $7,958   $7,939   $8,284
Total Long-Term Debt, including
  Current Maturities............   1,150    1,170    1,125    1,180    1,216    1,290    1,621
Stockholder's Equity............   4,394    4,197    4,350    4,120    3,990    3,887    3,278
OTHER
Capital Expenditures............  $    3   $    7   $   35   $   23   $   47   $  220   $  176
Employees--End of Period........   1,306    1,397    1,346    1,415    1,544    1,750    2,315


------------

(a) The operations of Conrail substantially changed beginning June 1, 1999, when CSXT and NSR began operating a portion of Conrail's properties under operating agreements. Effective on that date, Conrail's major source of operating revenues became operating fees and lease rentals from CSXT and NSR. The composition of Conrail's operating expenses was also impacted by the change in operations. As a result, Conrail's 1999 results reflect both freight railroad operations through May 31, 1999 and Conrail's newly restructured operations thereafter.

(b) Net income in 2003 reflects a cumulative effect accounting change related to the cost to remove railroad crossties that increased net income by $40 million.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

CSXT

     For information relating to the unaudited pro forma financial information of CSXT, please refer to the CSXT Appendix attached hereto.

NSR

     For information relating to the unaudited pro forma financial information of NSR, please refer to the NSR Appendix attached hereto.

CONRAIL

     The unaudited pro forma financial information set forth below gives effect to the Conrail Spin Off Transactions and the assumptions described in the accompanying notes. This unaudited pro forma consolidated financial information is presented for informational purposes only. The pro forma information is not necessarily indicative of what the financial position or results of operations actually would have been had the Conrail Spin Off Transactions occurred on the dates indicated. In addition, the unaudited pro forma consolidated financial information does not purport to project the future financial position or operating results of Conrail. The unaudited condensed pro forma consolidated balance sheet has been prepared giving effect to the Conrail Spin Off Transactions as if such transactions had occurred on March 31, 2004. The unaudited pro forma consolidated statements of operations have been prepared as if the Conrail Spin Off Transactions had occurred on January 1, 2003. The unaudited pro forma financial information is based on historical financial information.

       CONRAIL UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                                         QUARTER ENDED MARCH 31, 2004                      YEAR ENDED DECEMBER 31, 2003
                                -----------------------------------------------   -----------------------------------------------
                                HISTORICAL        ADJUSTMENTS         PRO FORMA   HISTORICAL        ADJUSTMENTS         PRO FORMA
                                ----------    --------------------    ---------   ----------    --------------------    ---------
                                                                         ($ IN MILLIONS)
Operating Revenues............     $230              $(142)(a),(b)       $88         $918              $(562)(a),(b)      $356
Operating Expenses:
  Compensation and Benefits...       45                 --                45          168                 --               168
  Material, Services and
    Rents.....................       28                 --                28          119                 (1)(d)           118
  Depreciation and
    Amortization..............       79                (73)(c)             6          329               (302)(c)            27
  Fuel........................        2                 --                 2            7                 (1)(d)             6
  Casualties and Insurance....        3                 --                 3           17                 --                17
  Other.......................        5                 (1)(d)             4           19                 (6)(d)            13
                                   ----              -----               ---         ----              -----              ----
    Total Operating
      Expenses................      162                (74)               88          659               (310)              349
                                   ----              -----               ---         ----              -----              ----
    Income from Operations....       68                (68)               --          259               (252)                7
Interest Expense..............      (24)                18 (e)            (6)         (99)                73 (e)           (26)
Other Income, Net.............       27                 (5)(f),(g),(h)     22          95                (13)(f),(g),(h)     82
                                   ----              -----               ---         ----              -----              ----
    Income before Income Taxes
      and Accounting
      Change(s)...............       71                (55)               16          255               (192)               63
Provision for Income Taxes....       26                (20)(i)             6           93                (70)(i)            23
                                   ----              -----               ---         ----              -----              ----
    Income before Accounting
      Change(s)...............     $ 45              $ (35)              $10         $162              $(122)             $ 40
                                   ====              =====               ===         ====              =====              ====

                                                      (footnotes on next page)

The following adjustments record the various income and expense effects of the Conrail Spin Off Transactions. All amounts recorded are based on historical information.

(a) To record decreases of $152 million for the quarter ended March 31, 2004 and $602 million for the year ended December 31, 2003, related to the cancellation of operating and lease agreements of NYC and PRR with CSXT and NSR, respectively, as a result of the Conrail Spin Off Transactions.

(b) To record additional revenue of $10 million for the quarter ended March 31, 2004 and $40 million for the year ended December 31, 2003, related to sublease transactions with CSXT and NSR.

(c) To record the decreases in depreciation expense related to the transfer of net property and equipment of NYC and PRR to CSXT and NSR, respectively.

(d) To record the transfer of various expenses of NYC and PRR to CSXT and NSR, respectively.

(e) To record the decreases in interest expense related to the cancellation of Conrail Debentures, assuming all holders validly tender.

(f) To record the decrease in interest income of $5 million for the quarter ended March 31, 2004 and $17 million for the year ended December 31, 2003, related to the transfer of Notes Receivable of NYC and PRR to CSXT and NSR, respectively.

(g) To record additional interest income of $6 million for the quarter ended March 31, 2004 and $25 million for the year ended December 31, 2003, related to sublease transactions with CSXT and NSR.

(h) To record the decrease of $6 million for the quarter ended March 31, 2004 and $21 million for the year ended December 31, 2003 related to the transfer of other income, principally equity in earnings of affiliated companies of NYC and PRR to CSXT and NSR, respectively.

(i) To record $20 million for the quarter ended March 31, 2004 and $70 million for the year ended December 31, 2003 for the tax effects of the above adjustments at Conrail's statutory tax rate of 39.2%.

    Certain of the above adjustments would be different if less than all holders of Conrail Debentures validly tender, and do not withdraw, their Conrail Debentures in this exchange offer and consent solicitation. If 51% of holders validly tender, and do not withdraw, their Conrail Debentures in this exchange offer and consent solicitation, the amount for adjustment (e) would be reduced to $9 million for the quarter ended March 31, 2004 and $37 million for the year ended December 31, 2003, and the amount for adjustment (i) would be increased to $23 million for the quarter ended March 31, 2004 and $83 million for the year ended December 31, 2003.

    If 75% of holders validly tender, and do not withdraw, their Conrail Debentures in this exchange offer and consent solicitation, the amount for adjustment (e) would be reduced to $14 million for the quarter ended March 31, 2004 and $55 million for the year ended December 31, 2003, and the amount for adjustment (i) would be increased to $22 million for the quarter ended March 31, 2004 and $76 million for the year ended December 31, 2003.

        CONRAIL UNAUDITED CONDENSED PRO FORMA CONSOLIDATED BALANCE SHEET

                                                                     AS OF MARCH 31, 2004
                                                         ---------------------------------------------
                                                         HISTORICAL       ADJUSTMENTS        PRO FORMA
                                                         ----------   --------------------   ---------
                                                                        ($ IN MILLIONS)
ASSETS
Current Assets:
  Cash and Cash Equivalents............................    $   10           $    (1)(a)       $    9
  Accounts Receivable, net.............................        33                (5)(a)           28
  Due from NSR/CSXT....................................       154                -- (b),(c)      154
  Material and Supplies................................         8                --                8
  Deferred Tax Assets..................................        45                --               45
  Other Current Assets.................................        14                (9)(a)            5
                                                           ------           -------           ------
     Total Current Assets..............................       264               (15)             249

  Investments..........................................       290              (290)(d)           --
  Property and Equipment, net..........................     6,077            (5,522)(e)          555
  Notes Receivable from NSC/CSX........................     1,348            (1,348)(f)           --
  Other Assets.........................................       220               306 (g)          526
                                                           ------           -------           ------
     Total Assets......................................    $8,199           $(6,869)          $1,330
                                                           ======           =======           ======

LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
  Accounts Payable.....................................    $   70           $    (3)(h)       $   67
  Current Maturities of Long-Term Debt.................        56                --               56
  Due to NSC/CSX.......................................         6                55 (i)           61
  Wages and Employee Benefits..........................        25                --               25
  Casualty Reserves....................................        38                --               38
  Accrued and Other Current Liabilities................       120               (11)(j)          109
                                                           ------           -------           ------
     Total Current Liabilities.........................       315                41              356

Long-Term Debt.........................................     1,094              (800)(k)          294
Casualty Reserves......................................       121                --              121
Deferred Income Taxes..................................     1,820            (1,524)(l)          296
Other Liabilities......................................       455               (19)(m)          436
                                                           ------           -------           ------
     Total Liabilities.................................     3,805            (2,302)           1,503
Stockholder's Equity...................................     4,394            (4,567)(n)         (173)
                                                           ------           -------           ------
     Total Liabilities and Stockholder's Equity........    $8,199           $(6,869)          $1,330
                                                           ======           =======           ======

     The following adjustments reflect the transfer of ownership of NYC and PRR assets and liabilities to CSXT and NSR, respectively, and other transactions, as a result of the Conrail Spin Off Transactions. All amounts are based on historical information.

                                                      (footnotes on next page)

(a) To record the transfer of cash and other current assets of NYC and PRR to CSXT and NSR, respectively.
(b) To record current receivables, principally sublease receivables of $51 million, from CSXT and NSR.
(c) To record cancellation of operating and lease agreement receivables of $51 million of NYC and PRR with CSXT and NSR, respectively.
(d) To record the transfer of investments of NYC and PRR to CSXT and NSR, respectively.
(e) To record the transfer of net property and equipment of NYC and PRR to CSXT and NSR, respectively.
(f) To record the transfer of Notes Receivable of NYC and PRR to CSXT and NSR, respectively.
(g) To record noncurrent receivables, principally sublease receivables from CSXT and NSR.
(h) To record the transfer of miscellaneous payables of NYC and PRR to CSXT and NSR, respectively.
(i) To recognize capital project advances from NYC and PRR to Conrail which were formerly intercompany transactions with NYC and PRR.
(j) To record the transfer of accrued payables of NYC and PRR to CSXT and NSR, respectively.
(k) To record the decrease in debt principal related to the cancellation of the Conrail Debentures, assuming all holders validly tender.
(l) To record the transfer of deferred tax liabilities of NYC and PRR to CSXT and NSR, respectively.
(m) To record the transfer of other liabilities of NYC and PRR to CSXT and NSR, respectively.
(n)  To recognize net impact resulting from the above transactions.

    Certain of the above adjustments would be different if less than all holders of Conrail Debentures validly tender, and do not withdraw, their Conrail Debentures in this exchange offer and consent solicitation. If 51% of holders validly tender, and do not withdraw, their Conrail Debentures in this exchange offer and consent solicitation, the amount for adjustment (k) would be reduced to $408 million and the amount for adjustment (n) would be increased to $4,959 million. If 75% of holders validly tender, and do not withdraw, their Conrail Debentures in this exchange offer and consent solicitation, the amount for adjustment (k) would be reduced to $600 million and the amount for adjustment
(n) would be increased to $4,767 million.

                      RATIOS OF EARNINGS TO FIXED CHARGES

CSXT

     For information relating to the ratios of earnings to fixed charges of CSXT, please refer to the CSXT Appendix attached hereto.

NSR

     For information relating to the ratios of earnings to fixed charges of NSR, please refer to the NSR Appendix attached hereto.

                                  RISK FACTORS

     An investment in the New Exchange Notes involves a number of risks. You should consider the following information about these risks, as well as the other information included in and incorporated by reference into this prospectus and consent solicitation statement. In particular, you should consider the risks discussed in CSX's, CSXT's, NSC's and NSR's filings with the SEC.

RISKS RELATING TO THIS EXCHANGE OFFER AND CONSENT SOLICITATION

  CSXT AND NSR WILL CONTINUE TO HAVE A SUBSTANTIAL LEVEL OF INDEBTEDNESS AFTER THE CONSUMMATION OF THE EXCHANGE OFFER AND CONSENT SOLICITATION AND MAY BE UNABLE TO MEET THEIR RESPECTIVE OBLIGATIONS ON THE NEW CSXT NOTES AND THE NEW NSR NOTES.

     If this exchange offer and consent solicitation is consummated, each of CSXT and NSR will continue to have significant liabilities and future cash requirements.

     As of March 26, 2004, CSXT had approximately $820 million aggregate principal amount of total indebtedness outstanding. As of March 26, 2004, CSXT would have had approximately $1,409 million of total indebtedness outstanding (which includes secured indebtedness of $815 million as of March 26, 2004) if holders of all Conrail Debentures had validly tendered and not withdrawn their Conrail Debentures in this exchange offer and consent solicitation and the Conrail Spin Off Transactions were consummated as of that date. In addition, as of March 26, 2004, CSXT had approximately $2,914 million in intercompany liabilities due to CSX and $294 million of intercompany liabilities due to other affiliates of CSXT, each of which rank equally with or junior to the New CSXT Notes.

     As of March 31, 2004, NSR had approximately $885 million aggregate principal amount of total debt outstanding. As of March 31, 2004, NSR would have had approximately $1,696 million of total indebtedness outstanding (which includes secured indebtedness of $850 million as of March 31, 2004) if holders of all Conrail Debentures had validly tendered and not withdrawn their Conrail Debentures in this exchange offer and consent solicitation and the Conrail Spin Off Transactions were consummated as of that date. In addition, as of March 31, 2004, NSR had $765 million of intercompany liabilities due to NSC that rank equally with or junior to the New NSR Notes.

     The indenture for the New CSXT Notes does not prohibit or limit the incurrence of additional indebtedness and other liabilities by CSXT, or any of its subsidiaries, although the indenture does restrict the ability of CSXT and its other subsidiaries to grant liens with respect to the stock or indebtedness of BOCT. The indenture for the New NSR Notes does not prohibit or limit the incurrence of additional indebtedness and other liabilities by NSR, or any of its subsidiaries, although the NSR Indenture does contain covenants that restrict the ability of NSR and its subsidiaries to grant liens with respect to stock or indebtedness of AGS and limit the ability of PRR Newco, NSR and their subsidiaries to engage in certain transactions involving funded debt. The incurrence of additional indebtedness and other liabilities by CSXT or NSR or by any of their subsidiaries could adversely affect each of CSXT's or NSR's ability to pay their respective obligations on the New CSXT Notes or New NSR Notes. See "Description of the New CSXT Notes" and "Description of the New NSR Notes" in the Appendices attached hereto.

  CSXT AND NSR AND THEIR SUBSIDIARIES WILL HAVE SIGNIFICANT DEBT AND DEBT-LIKE OBLIGATIONS AND MAY NOT BE ABLE TO MAINTAIN INVESTMENT-GRADE CREDIT RATINGS.

     After consummation of the Conrail Spin Off Transactions, CSXT and NSR and their subsidiaries will have a significant amount of debt and debt-like obligations, such as intercompany advances and operating leases. We expect that the credit ratings of CSXT and NSR and their parent holding companies after consummation of the Conrail Spin Off Transactions will be the same as their existing credit ratings; however, we cannot predict how such credit ratings may change over time. In addition, it is possible that CSXT, NSR or their parent holding companies that issue debt may not continue to maintain an investment-grade credit rating. Differences in credit ratings would affect the interest rates charged on financings, as well as the amounts of indebtedness, types of financing structures and debt markets that may be available to CSXT, NSR or their parent holding companies. A downgrade, suspension or withdrawal of the rating assigned to CSXT or NSR by a rating agency could cause the liquidity or market value of the applicable New Exchange Notes to decline significantly.

  THE CREDIT RATINGS OF THE NEW CSXT NOTES AND THE NEW NSR NOTES ISSUED IN EXCHANGE FOR THE CONRAIL DEBENTURES ARE BASED UPON THE CREDIT RATINGS OF CSXT AND NSR, RESPECTIVELY, AND THEREFORE, AS A CONSEQUENCE OF BEING INDEPENDENT FROM ONE ANOTHER, THEIR RATINGS MAY DIVERGE OVER TIME.

     The Conrail Debentures are currently rated Baa2 by Moody's Investors Service, or "Moody's," and BBB by Standard & Poor's. In general terms, these current ratings are based, in part, on the obligations of CSXT and NSR to make lease payments to NYC and PRR, respectively, and the separate obligations of CSX and NSC, under certain circumstances, to provide sufficient cash to Conrail to satisfy certain obligations up to their respective economic interest in Conrail.

     Following the Conrail Spin Off Transactions, Conrail Debentures validly tendered and accepted for exchange will no longer be Conrail obligations, but will be exchanged for the New CSXT Notes and the New NSR Notes that are separate obligations of CSXT and NSR, respectively. The credit ratings of the New CSXT Notes and the New NSR Notes will be determined with regard to the credit rating of other unsecured debt of CSXT and NSR, respectively. Therefore, the credit ratings of the New CSXT Notes and the New NSR Notes may diverge in the future. We currently expect that (i) the New CSXT Notes will be rated Baa2 by Moody's and BBB by Standard & Poor's and (ii) the New NSR Notes will be rated Baa1 by Moody's and BBB by Standard & Poor's. A rating reflects only the view of a rating agency, and it is not a recommendation to buy, sell or hold securities. Any rating can be revised upward or downward at any time by a rating agency if such rating agency decides that circumstances warrant such a change.

     On March 30, 2004, Standard & Poor's revised the outlook for CSX to negative from stable after CSX's short-term corporate credit and commercial paper ratings were lowered to A-3 from A-2. As a consequence, Conrail's outlook was also revised from stable to negative since its outlook is based on its lower rated owner, which presently is CSX. NSC's outlook continues to remain stable.


     On July 6, 2004, Moody's also revised the outlook for CSX to negative from stable. Moody's outlooks for Conrail and NSC were unchanged and continue to remain stable.


  THE NEW CSXT NOTES AND THE NEW NSR NOTES WILL BE UNSECURED AND THEREFORE SUBORDINATED TO THE SECURED DEBT OF CSXT AND NSR, RESPECTIVELY, AND STRUCTURALLY SUBORDINATED TO THE INDEBTEDNESS OF THE SUBSIDIARIES OF CSXT AND NSR, RESPECTIVELY.

     The New CSXT Notes and the New NSR Notes will be unsecured and, following consummation of the Conrail Spin Off Transactions, will be subordinated to any secured indebtedness of CSXT and NSR, respectively, and will be structurally subordinated to other obligations, including trade payables, of any subsidiary of CSXT or NSR, respectively. "Structurally subordinated" means that in the event of bankruptcy, liquidation or reorganization of an obligor, the assets of each subsidiary of that obligor will be available to pay obligations of the obligor only after all of the indebtedness and other obligations of that subsidiary have been paid in full.

     As of March 26, 2004, CSXT had approximately $815 million of secured indebtedness and its subsidiaries had approximately $1 million of unsecured indebtedness, each of which would rank senior to the New CSXT Notes.

     As of March 31, 2004, NSR had approximately $850 million of secured indebtedness which would rank senior to the New NSR Notes. As of March 31, 2004, subsidiaries of NSR had no outstanding indebtedness.

     In the event that CSXT, NSR or any of their respective subsidiaries is declared bankrupt, becomes insolvent or is liquidated or reorganized, any secured debt will be entitled to be paid in full from the pledged assets before any payment may be made with respect to the New CSXT Notes or the New NSR Notes, as the case may be. Holders of the New CSXT Notes will participate ratably with all other holders of CSXT's unsecured debt, and potentially with all of CSXT's other general creditors, based on the respective amounts owed to each holder or creditor, in CSXT's remaining assets. Holders of the New NSR Notes will participate ratably with all other holders of NSR's unsecured debt, and potentially with all of NSR's other general creditors, based on the respective amounts owed to each holder or creditor, in NSR's remaining assets. In any of the foregoing events, no assurance can be given that there will be sufficient assets to pay amounts due on the New CSXT Notes or the New NSR Notes. As a result, holders of the New CSXT Notes and the New NSR Notes are likely to receive less, ratably, than holders of secured debt or holders of debt issued by subsidiaries of CSXT and NSR, respectively, if they receive any payment in respect of the New CSXT Notes and the New NSR Notes.

  NO PUBLIC TRADING MARKET EXISTS FOR THE NEW CSXT NOTES OR THE NEW NSR NOTES.

     No established public trading market exists for the New CSXT Notes or New NSR Notes and there can be no assurance that a liquid trading market for these notes will develop, that holders of these notes will be able to sell their notes, that holders can determine now the price at which the holders of these notes will be able to sell their notes or whether a public trading market, if it develops, will continue. If a public trading market were to develop, the New CSXT Notes or the New NSR Notes could trade at prices higher or lower than their principal amount, depending on many factors, including prevailing interest rates, the market for similar securities and CSXT's or NSR's respective operating results.

  YOU MAY BE SUBJECT TO U.S. FEDERAL INCOME TAXATION AS A RESULT OF TENDERING YOUR CONRAIL DEBENTURES.

     All or a portion of any gain you realize in exchanging your Conrail Debentures for New Exchange Notes and in receiving the 9 3/4% Cash Payment and/or 7 7/8% Cash Payment may be subject to U.S. federal income tax.

  THE VALUE OF THE COMBINATION OF THE NEW CSXT NOTES AND THE NEW NSR NOTES AND THE AMOUNT OF THE 9 3/4% CASH PAYMENT AND/OR THE 7 7/8% CASH PAYMENT HAS NOT BEEN ESTABLISHED.

     None of the boards of directors of CSXT, NSR or Conrail has made any determination that the combination of the New CSXT Notes and the New NSR Notes along with the amount of the 9 3/4% Cash Payment and/or the 7 7/8% Cash Payment represents an appropriate valuation of the Conrail Debentures. If you tender your Conrail Debentures, you may not receive more value than if you choose to keep them.

  THE NEW CSXT NOTES AND THE NEW NSR NOTES MAY NOT BE INCLUDED IN CERTAIN PREVALENT BOND INDICES.

     Each series of the New Exchange Notes will have a smaller aggregate principal amount than the series of Conrail 9 3/4% Debentures and the series of Conrail 7 7/8% Debentures that may be tendered in the exchange offer. Because of these smaller aggregate principal amounts, the New CSXT Notes and the New NSR Notes may not be eligible for inclusion on certain prevalent bond indices. The exclusion of the New CSXT Notes and the New NSR Notes from these bond indices could adversely affect the trading market for and market price of the New CSXT Notes and the New NSR Notes. As a result, the New CSXT Notes and the New NSR Notes may command a lower trading price than the parallel series of Conrail Debentures with a larger outstanding aggregate principal amount.

  THE PRO FORMA FINANCIAL DATA INCLUDED IN THE APPENDICES ATTACHED HERETO ARE PRELIMINARY AND THE AMOUNTS ULTIMATELY REFLECTED IN OUR FINANCIAL STATEMENTS COULD DIFFER MATERIALLY FROM THE AMOUNTS SHOWN IN SUCH PRO FORMA FINANCIAL DATA.

     The pro forma financial data included in the CSXT Appendix attached hereto have been prepared assuming that the fair value of the ownership interests in NYC being obtained by CSXT less the fair value of the New CSXT Notes being offered in this exchange offer and consent solicitation equals the carrying amount of the indirect ownership interest in PRR being foregone by CSXT.

     The pro forma financial data included in the NSR Appendix attached hereto have been prepared assuming that the fair value of the ownership interests in PRR being obtained by NSR less the fair value of the New NSR Notes being offered in this exchange offer and consent solicitation equals the carrying amount of the indirect ownership interest in NYC being foregone by NSR.


     CSX and NSC are progressing toward ascertaining the fair value effects of the Conrail Spin Off Transactions, which will be reflected in the accounting for the Conrail Spin Off Transactions once consummated and that analysis has been completed. Accordingly, the amounts ultimately reflected in CSXT's and NSR's financial statements could differ materially from the amounts shown in the unaudited pro forma financial data included in the Appendices attached hereto. Based on the preliminary results of appraisals of the NYC and PRR assets, the ultimate fair values of those assets recorded upon consummation of the Conrail Spin Off Transactions will likely exceed the amounts shown in the unaudited pro forma financial information.


RISKS RELATING TO HOLDERS OF CONRAIL DEBENTURES WHO DO NOT VALIDLY TENDER IN THIS EXCHANGE OFFER AND CONSENT SOLICITATION

  IF YOU DO NOT VALIDLY TENDER YOUR CONRAIL DEBENTURES AND THIS EXCHANGE OFFER AND CONSENT SOLICITATION IS CONSUMMATED, THE TERMS OF YOUR CONRAIL DEBENTURES WILL BE AMENDED AND YOU WILL RECEIVE NO COMPENSATION FOR THE CONRAIL SUPPLEMENTAL INDENTURE OR ANY RESULTING RISKS.

     The terms of your Conrail Debentures will be amended whether or not you tender for exchange if the holders of more than 50% in aggregate principal amount of Conrail Debentures outstanding, voting as a single class, consent to the Conrail Supplemental Indenture. This means that, if you do not validly tender your Conrail Debentures for exchange and this exchange offer and consent solicitation is consummated, you will hold Conrail Debentures that will remain obligations of Conrail, but Conrail will no longer include NYC and PRR and will consist of a smaller pool of less diversified assets. This smaller pool of less diversified assets will be limited to routes and assets in the Shared Assets Areas located in and around Newark, New Jersey, Philadelphia, Pennsylvania and Detroit, Michigan. These Shared Assets Areas currently are, and are intended to remain, owned by Conrail but used and operated by NSR and CSXT and their respective affiliates on a shared basis. Assuming the Conrail Spin Off Transactions had occurred on March 31, 2004, Conrail would have had total assets of $1,330 million at that date. Assuming the Conrail Spin Off Transactions had occurred on January 1, 2003, Conrail would have had total revenues of $88 million and income before accounting change of $10 million for the three months ended March 31, 2004. These reduced levels of total assets and revenues would be applicable even if only 51% of the Conrail Debentures were validly tendered and accepted in this exchange offer and consent solicitation; however, income before accounting change would decrease to $4 million in such an event.

     In addition, the terms of your Conrail Debentures will be amended in a manner that will materially reduce the covenants and events of default to which Conrail is subject under the Conrail Indenture. Accordingly, if the Conrail Supplemental Indenture becomes operative, the Conrail Debentures will impose no significant restrictions on Conrail's conduct of business and therefore will afford less protection to holders of Conrail Debentures than the current Conrail Indenture. As a result, consummation of this exchange offer and consent solicitation and the adoption of the proposed amendments may have adverse consequences for the holders of the Conrail Debentures who elect not to participate in this exchange offer and consent solicitation.

     You will not receive New Exchange Notes and Cash Payments or otherwise be compensated for this change in the terms of your Conrail Debentures and any risks that result if you do not validly tender your Conrail Debentures for exchange and this exchange offer and consent solicitation is consummated. We do not currently intend, nor are we required, to purchase any Conrail Debentures not exchanged in this exchange offer and consent solicitation.

     In addition, any Conrail Debentures not tendered in this exchange offer and consent solicitation will remain outstanding debt obligations of Conrail. Conrail will have approximately $392 million in aggregate principal amount of unsecured debt outstanding if only 51% of the aggregate principal amount of the Conrail Debentures are validly tendered and accepted in this exchange offer and consent solicitation.

  IF YOU DO NOT VALIDLY TENDER YOUR CONRAIL DEBENTURES AND THIS EXCHANGE OFFER AND CONSENT SOLICITATION IS CONSUMMATED, THE CONRAIL DEBENTURES YOU RETAIN ARE EXPECTED TO BECOME LESS LIQUID AS A RESULT OF THIS EXCHANGE OFFER AND CONSENT SOLICITATION.

     Because we anticipate that most holders of the Conrail Debentures will elect to exchange Conrail Debentures for New Exchange Notes and Cash Payments, we expect that the liquidity of the markets, if any, for the Conrail Debentures remaining after the consummation of this exchange offer and consent solicitation may be substantially reduced. Any Conrail Debentures tendered and exchanged in this exchange offer and consent solicitation will reduce the aggregate principal amount of the Conrail Debentures outstanding.

     Therefore, if your Conrail Debentures are not validly tendered in this exchange offer and consent solicitation, it may become more difficult for you to sell or transfer your unexchanged Conrail Debentures. This reduction in liquidity may in turn increase the volatility of the market price for the Conrail Debentures. We cannot guarantee that the Conrail Debentures will continue to be rated or maintain their existing debt ratings after the closing of this exchange offer and consent solicitation. If the Conrail Debentures cease to be rated or are rated lower than their current rating, their liquidity may be further reduced.

RISKS RELATING TO THE CONRAIL SPIN OFF TRANSACTIONS

  CSXT AND NSR WILL HAVE TO ABIDE BY RESTRICTIONS TO PRESERVE THE TAX TREATMENT OF THE CONRAIL SPIN OFF TRANSACTIONS.

     Conrail, CSXT and NSR obtained favorable rulings from the IRS to the effect that the Conrail Spin Off Transactions will be tax-free to Conrail, CSXT, NYC Newco, NSR and PRR Newco. Under the Tax Allocation Agreement described under "Description of the Conrail Spin Off Transactions--The Tax Allocation Agreement," to which Conrail, CSXT and NSR will be parties, if a party or any of its subsidiaries breaches any representations in the Tax Allocation Agreement relating to the ruling, or takes any action or fails to take any action that causes its representations in the Tax Allocation Agreement relating to the ruling to be untrue or engages in any action that causes the Conrail Spin Off Transactions to be taxable, such party will be required to make an indemnity payment for the resulting taxes. The amount of any such indemnity payment could be material.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS OF CONRAIL

OVERVIEW

     The following analysis relates to the results of operations of Conrail and its majority owned subsidiaries and should be read in conjunction with Conrail's consolidated financial statements and notes thereto for the year ended December 31, 2003. Except for the historical information contained herein, the matters discussed below are forward-looking statements that involve risks and uncertainties that may cause actual results to differ materially from those expressed in the statements.

GENERAL

  DESCRIPTION OF BUSINESS

     Conrail, a principal freight railroad in the Northeastern United States, is a wholly owned subsidiary of CRR. CSX and NSC, the major rail holding companies in the Eastern United States, jointly control CRR through their ownership interests in CRR Holdings, whose primary subsidiary is Green Corp., which owns CRR. CSX and NSC have equity interests in CRR Holdings of 42% and 58%, respectively, and voting interests of 50% each. Under operating and lease agreements, CSX and NSC operate a substantial portion of Conrail's properties through their respective railroad subsidiaries, CSXT and NSR. The major source of Conrail's revenues is from CSXT and NSR, primarily in the form of rental revenues and operating fees.

RECENT DEVELOPMENTS

  PROPOSED SPIN OFF OF CONRAIL'S SUBSIDIARIES

     In June 2003, Conrail, together with CSX and NSC, filed a joint petition with the STB to establish direct ownership and control by CSXT and NSR of certain portions of the Conrail system already operated by them in a substantially independent manner, under various agreements. These portions of the Conrail system are currently owned by Conrail's primary subsidiaries, NYC and PRR. The Conrail Spin Off Transactions involve the termination of the existing operating agreements and the transfer of the direct equity ownership of NYC and PRR to CSXT and NSR, respectively. The Conrail Spin Off Transactions do not involve the Shared Assets Areas that will continue to be owned and operated by Conrail. The consummation of the Conrail Spin Off Transactions is subject to a number of conditions, including, among other things, that the STB authorization, obtained by the parties in November 2003, remains in full force and effect, that the IRS ruling received by the parties in November 2003, favorably qualifying the Conrail Spin Off Transactions as non-taxable, remains in full force and effect and that the parties obtain required consents from Conrail's debt holders and other lessors and counterparties to certain of Conrail's equipment leases and related financing arrangements. For a description of these and other conditions, see "Description of the Conrail Spin Off Transactions--The Distribution Agreement--Conditions to the Consummation of the Conrail Spin Off Transactions."

     As a part of the Conrail Spin Off Transactions, Conrail is undertaking a restructuring of its existing unsecured and secured public indebtedness. New guaranteed debt securities of two newly formed corporate subsidiaries of CSXT and NSR would be offered in a 42%/58% ratio as well as substantially all of the equity of such new subsidiaries in exchange for the equity of NYC and PRR. Upon completion of the Conrail Spin Off Transactions, the new debt securities would become direct unsecured obligations of CSXT and NSR, respectively. Conrail's secured debt and lease obligations will remain obligations of Conrail and are expected to be supported by new leases and subleases that, upon consummation of the Conrail Spin Off Transactions, would be the direct lease and sublease obligations of CSXT and NSR, respectively.

     Conrail, NSC and CSX are working to complete all steps necessary to consummate the Conrail Spin Off Transactions in 2004. CSX and NSC are progressing toward ascertaining the fair value effects of the Conrail Spin Off Transactions, which will be reflected in the accounting for the Conrail Spin Off Transactions once consummated and that analysis has been completed. Upon consummation of the Conrail Spin Off Transactions, Conrail's primary source of revenue will be related to the operation of the Shared Assets Areas instead of the operating and equipment rental activities of NYC and PRR. Conrail's future operating expenses will reflect this change in operations. Accordingly, Conrail's prospective operating results will be significantly different from those currently reported.

RESULTS OF OPERATIONS

  OVERVIEW

Three Months Ending March 31, 2004 Compared with Three Months Ending March 31, 2003

     Conrail reported net income of $44 million for the first quarter of 2004 compared with $76 million net income in the first quarter 2003. The decrease reflects the absence of a favorable net cumulative effect of a change in accounting principle of $40 million included in net income for 2003.

  OPERATING REVENUES

     Operating revenues (primarily rental revenues and operating fees) for the first quarter of 2004 were $230 million, an increase of $4 million, or 1.8%, compared with the same 2003 period.

  OPERATING EXPENSES

     Operating expenses for the first quarter of 2004 were $162 million, a decrease of $1 million, or 0.6%, compared with the same 2003 period.

     Compensation and benefits increased $3 million, or 7.1%, primarily due to increased pension expense.

     Material, services and rents decreased $3 million, or 9.7%, due to reduced legal fees and other purchased services.

     Depreciation and amortization decreased $2 million, or 2.5%, as a result of asset retirements.

     Casualties and insurance increased $1 million, primarily due to the absence in 2004 of a favorable insurance adjustment which benefited 2003.

  OTHER INCOME, NET

     Other Income, net, increased $7 million, or 35.0%, primarily due to increased equity in earnings of affiliates and interest income.

Year Ending December 31, 2003 Compared with Year Ending December 31, 2002

  2003 VS. 2002

     Conrail reported net income of $202 million in 2003 that included a cumulative effect of accounting change benefit of $40 million related to Conrail's adoption of Financial Accounting Standard Board, or "FASB," Statement 143, "Accounting for Asset Retirement Obligations."

     Operating revenues, primarily rental revenues and operating fees, increased $25 million, or 2.8%, from $893 million in 2002 to $918 million in 2003. The increase in 2003 is primarily attributable to higher operating fees.

     Operating expenses increased $36 million, or 5.8%, from $623 million in 2002 to $659 million in 2003. The following table sets forth the operating expenses for the two years shown:

                                                                             INCREASE
                                                              2003   2002   (DECREASE)
                                                              ----   ----   ----------
                                                                  ($ IN MILLIONS)
Compensation and benefits...................................  $168   $151      $17
Fuel........................................................     7      6        1
Material, services and rents................................   119    125       (6)
Depreciation and amortization...............................   329    322        7
Casualties and insurance....................................    17      2       15
Other.......................................................    19     17        2
                                                              ----   ----      ---
                                                              $659   $623      $36
                                                              ====   ====      ===

     Compensation and benefits increased $17 million, or 11.3%, primarily due to reduced pension credits due to the decline in value of the assets in Conrail's pension plan. Material, services and rents decreased $6 million, or 4.8%, due to cost containment initiatives. Depreciation and amortization increased $7 million, or 2.2%, as a result of a depreciation study, partially offset by asset retirements. The large increase in casualties and insurance of $15 million reflects the absence in 2003 of actuarially determined favorable casualty expense adjustments that reduced casualty expense $16 million in 2002.

     Other income, net, increased $3 million, or 3.3%, primarily due to increased gains from property sales, partially offset by reduced interest income.

     Income tax expense in 2003 was $93 million, resulting in an effective tax rate of 36.5%, compared with tax expense and an effective tax rate for 2002 of $71 million and 27.5%, respectively. In 2002, the effective rate benefited from a favorable tax settlement that decreased tax expense by $23 million.

  2002 VS. 2001

     Net income was $187 million in 2002, compared with net income of $170 million in 2001.

     Operating revenues decreased $10 million, or 1.1%, from $903 million in 2001 to $893 million in 2002. The decrease in 2002 is attributable to lower rental revenues due to equipment lease expirations and lower operating expense reimbursements for the Shared Assets Areas operation.

     Operating expenses decreased $16 million, or 2.5%, from $639 million in 2001 to $623 million in 2002. The following table sets forth the operating expenses for the two years:

                                                                             INCREASE
                                                              2002   2001   (DECREASE)
                                                              ----   ----   ----------
                                                                  ($ IN MILLIONS)
Compensation and benefits...................................  $151   $158      $ (7)
Fuel........................................................     6      7        (1)
Material, services and rents................................   125    143       (18)
Depreciation and amortization...............................   322    325        (3)
Casualties and insurance....................................     2    (13)       15
Other.......................................................    17     19        (2)
                                                              ----   ----      ----
                                                              $623   $639      $(16)
                                                              ====   ====      ====

     Compensation and benefits decreased $7 million, or 4.4%, primarily due to reductions in employment levels. Material, services and rents decreased $18 million, or 12.6%, due to operating department efficiencies. Depreciation and amortization decreased $3 million, or 0.9%, due to asset retirements. Casualties and insurance increased $15 million, primarily due to a reduction in favorable insurance settlements, from $14 million recognized in 2001 to $4 million recognized in 2002.

     Other income, net, decreased $4 million, or 4.2%, primarily due to a reduction in equity in earnings of affiliates.

     Income tax expense in 2002 was $71 million, resulting in an effective tax rate of 27.5%, compared with tax expense and an effective tax rate for 2001 of $81 million and 32.3%, respectively. In 2002, the effective rate benefited from a favorable tax settlement that decreased tax expense by $23 million.

FINANCIAL CONDITION AND LIQUIDITY

Three Months Ending March 31, 2004 Compared with Three Months Ending March 31, 2003

  OPERATING ACTIVITIES

     Conrail's operating activities provided cash of $133 million in the first quarter of 2004, compared with $150 million in the first quarter of 2003. The decrease is principally attributable to timing differences related to working capital.

     Cash generated from operations is the principal source of liquidity and is primarily used for debt repayments and capital expenditures.

  INVESTING ACTIVITIES

     Net cash used in investing activities was $122 million in the first quarter of 2004 compared to $144 million in the first quarter of 2003 and primarily relate to additional investments in interest-bearing notes receivable due from NSC and CSX.

     Capital expenditures were $3 million in the first quarter of 2004 compared to $7 million for the same period in 2003.

  FINANCING ACTIVITIES

     Debt repayments totaled $10 million for both the first quarter of 2004 and the first quarter of 2003.

  WORKING CAPITAL

     Conrail had working capital deficits of $51 million and $29 million at March 31, 2004 and December 31, 2003, respectively. A working capital deficit is not unusual for Conrail and does not indicate a lack of liquidity. Conrail continues to maintain adequate current assets to satisfy current liabilities and maturing obligations when they come due and has sufficient financial capacity to manage its day-to-day cash requirements and any obligations arising from legal, tax and other regulatory rulings.

Year Ending December 31, 2003 Compared with Year Ending December 31, 2002

  OPERATING ACTIVITIES

     Conrail's operating activities provided cash of $412 million in 2003, compared with $423 million in 2002 and $502 million in 2001. The decrease in cash provided by operations in 2003 reflects the IRS tax settlement refund totaling $24 million received in 2002, partially offset by a reduction in cash used for casualty claim payments. The decline in 2002 was primarily the result of the absence of certain events that benefited 2001, most notably, $50 million received for the granting of licensing and other rights to a third party relating to signboard advertising on Conrail's property and $42 million received from several insurance carriers pertaining to favorable settlements.

     Cash generated from operations is the principal source of liquidity and is primarily used for debt repayments and capital expenditures.

  INVESTING ACTIVITIES

     Net cash used in investing activities was $360 million in 2003, compared to $375 million in 2002 and $457 million in 2001, and was primarily related to interest-bearing notes receivable due from CSX and NSR.

     Capital expenditures were $35 million, $23 million and $47 million in 2003, 2002 and 2001, respectively.

  FINANCING ACTIVITIES

     Debt repayments totaled $57 million, $59 million and $61 million in 2003, 2002 and 2001, respectively.

  WORKING CAPITAL

     Conrail had working capital deficits of $29 million and $35 million at December 31, 2003 and December 31, 2002, respectively. A working capital deficit is not unusual for Conrail and does not indicate a lack of liquidity. Conrail continues to maintain adequate current assets to satisfy current liabilities and maturing obligations when they come due and has sufficient financial capacity to manage its day-to-day cash requirements and any obligations arising from legal, tax and other regulatory rulings.

  CONTRACTUAL OBLIGATIONS

     The following table sets forth maturities of Conrail's contractual obligations as of December 31, 2003:

TYPE OF OBLIGATION                     2004   2005   2006   2007   2008   THEREAFTER   TOTAL
------------------                     ----   ----   ----   ----   ----   ----------   ------
                                                          ($ IN MILLIONS)
Long-term Debt and Capital Leases....  $ 58   $ 48   $40    $ 66   $31      $  882     $1,125
Operating Leases.....................    58     58    56      55    51         271        549
                                       ----   ----   ---    ----   ---      ------     ------
Total Contractual Obligations........  $116   $106   $96    $121   $82      $1,153     $1,674
                                       ====   ====   ===    ====   ===      ======     ======

  OTHER

     Conrail has a 50% non-controlling interest in Locomotive Management Services, or "LMS," an unconsolidated partnership established in 1994, that will be consolidated in the first quarter of 2004 pursuant to FASB Interpretation No. 46R, "Consolidation of Variable Interest Entities," or "FIN 46R." Conrail currently guarantees $27 million of principal and interest payments relating to equipment trust certificates held by LMS.

  CRITICAL ACCOUNTING ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Management reviews its estimates, including those related to the recoverability and useful lives of assets, as well as liabilities for litigation, environmental remediation, casualty claims, income taxes and pension and postretirement benefits. Changes in facts and circumstances may result in revised estimates.

  DEPRECIATION

     Property and equipment are recorded at cost. Depreciation is provided using the composite straight-line method over estimated service lives. Expenditures, including those on leased assets that extend an asset's useful life or increase its utility, are capitalized. Maintenance expense is recognized when repairs are performed. The cost (net of salvage) of depreciable property retired or replaced in the ordinary course of business is charged to accumulated depreciation and no gain or loss is recognized. Conrail recorded depreciation and amortization expense of $329 million, $322 million and $325 million for the years ended

December 31, 2003, 2002 and 2001, respectively. In 2003, the overall depreciation rate averaged 3.4% for all roadway and equipment.

     During 2003, Conrail completed a study to update the estimated useful lives of its roadway and track property and the associated accumulated depreciation reserves. This review did not have a material impact on Conrail's consolidated financial statements.

  CASUALTY CLAIMS

     Conrail is involved in various legal actions, principally relating to occupational health claims, personal injuries, casualties and property damage. The casualty claims liability is determined using the aid of an independent actuarial firm based upon claims filed and an estimate of claims incurred but not yet reported. Conrail is generally self-insured for casualty claims. Claims in excess of self-insurance levels are insured up to excess coverage limits. While the ultimate amounts of claims incurred are dependent upon future developments, in management's opinion, the recorded liability is adequate to cover expected probable payments.

     For the year ended December 31, 2003, the provision for casualty expense totaled $17 million, or 2.6%, of consolidated operating expenses. As of December 31, 2003, Conrail had a total liability recorded for casualty claims of $164 million.

  ENVIRONMENTAL

     Conrail is subject to various federal, state and local laws and regulations regarding environmental matters. Conrail is a party to various proceedings brought by both regulatory agencies and private parties under federal, state and local laws, including the Comprehensive Environmental Response, Compensation and Liability Act, or "CERCLA," and has also received inquiries from governmental agencies with respect to other potential environmental issues. As of December 31, 2003, Conrail had accrued $61 million, an amount it currently believes is sufficient to cover the probable liability and remediation costs that will be incurred at CERCLA sites and other sites based on known information and using various estimating techniques. Conrail anticipates that much of this liability will be paid out over five years, however, some costs will be paid out over a longer period. Conrail believes the ultimate liability for these matters will not materially affect its consolidated financial condition.

  PENSION AND OTHER POSTRETIREMENT BENEFITS

     Conrail and its subsidiaries sponsor several qualified and nonqualified pension plans and other postretirement employee benefits, or "OPEB," for its employees. Accounting for pensions and OPEB expenses requires management to make certain estimates and assumptions that include, among other things, expected return on plan assets, discount rate, rate of salary increases and health care cost trend rates. Conrail engages a third party actuarial firm to assist in making these estimates.

     Conrail recorded net pension income of $4 million in 2003, compared to pension income of $17 million and $20 million recorded in 2002 and 2001, respectively. The decrease in pension income for 2003 reflects the recent decline in the investment markets. Conrail had a net pension benefit obligation of $655 million and $646 million at December 31, 2003 and December 31, 2002, respectively.

     Conrail also recorded OPEB expenses of $2 million, $2 million and $1 million for the years ended December 31, 2003, 2002 and 2001, respectively. At both December 31, 2003 and December 31, 2002, Conrail reported OPEB obligations of $37 million.

  INCOME TAXES

     As required by FASB Statement No. 109, "Accounting for Income Taxes," Conrail's tax provision reflects income taxes both currently payable and deferred.

     Conrail is included in the consolidated federal income tax return of Green Corp. The provision for current income taxes in the consolidated statements of income reflects Conrail's portion of the consolidated tax portion of CRR. Tax expense or tax benefit is recorded on a separate company basis.

     Conrail's net deferred tax liability totaled $1,827 million and $1,814 million at December 31, 2003 and December 31, 2002, respectively. The liability is primarily related to temporary differences associated with property and equipment.

     As of December 31, 2003 and December 31, 2002, Conrail has not recorded a valuation allowance, as management believes that it is more likely than not that the results of future operations will generate sufficient taxable income to realize its deferred tax assets.

  ACCOUNTING PRONOUNCEMENTS

     Conrail adopted FASB Statement of Financial Accounting Standards, or "SFAS," No. 143, "Accounting for Asset Retirement Obligations," effective January 1, 2003. Pursuant to SFAS 143, companies are precluded from accruing removal cost expenses that are not legal obligations. Previously, Conrail and most other railroads had accrued removal costs as a component of depreciation expense. In the first quarter of 2003, Conrail recorded income of $40 million for the cumulative effect of this change on $65 million before taxes. Effective with this pronouncement, removal costs are expensed as incurred. This change did not have a material impact on Conrail's consolidated financial statements.

     Also in 2003, the FASB issued FIN 46R, which requires consolidation by Conrail of any variable interest entity owned by Conrail if a majority of such entity's economic risks and/or rewards would belong to Conrail. The FASB delayed the implementation of FIN 46R until 2004 for certain variable interest entities that existed prior to February 1, 2003. Conrail has a 50% non-controlling interest in LMS, an unconsolidated partnership established in 1994, that will be consolidated pursuant to FIN 46R in the first quarter of 2004. The consolidation will not have a material impact on Conrail's consolidated financial statements.

OTHER MATTERS

  LABOR

     Conrail had 1,346 employees at December 31, 2003, approximately 89% of whom are represented by 11 different labor organizations and are covered by 16 separate collective bargaining agreements. These agreements remain in effect until changed pursuant to the Railway Labor Act. Conrail was engaged in collective bargaining at December 31, 2003, with labor organizations representing approximately 6% of its labor force.

  INFLATION

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of historical costs and disregards the impact of inflation on the costs of replacing assets. The replacement cost of Conrail's property and equipment, as well as the related depreciation expense, would be substantially greater than historically reported amounts.

          DESCRIPTION OF THIS EXCHANGE OFFER AND CONSENT SOLICITATION

PURPOSE OF THIS EXCHANGE OFFER AND CONSENT SOLICITATION

     We are making this exchange offer and consent solicitation in connection with the proposed non-taxable transfer, through a series of consecutive and related transactions, of Conrail's ownership interest in NYC and PRR to CSXT and NSR, respectively. The Conrail Spin Off Transactions are described in this prospectus and consent solicitation statement under "Description of the Conrail Spin Off Transactions."

     In this exchange offer and consent solicitation, we are offering to exchange the New CSXT Notes, the New NSR Notes and Cash Payments for any and all Conrail Debentures that are validly tendered and not withdrawn on or prior to the expiration date. Simultaneously, and in connection with the exchange offer, Conrail is soliciting consents from the holders of the Conrail Debentures to the proposed amendments to the Conrail Indenture. See "--Proposed Amendments."

     The terms and conditions of this exchange offer and consent solicitation are described in this prospectus and consent solicitation statement and in the accompanying letter of consent/transmittal.

     If you hold Conrail Debentures, you may participate in this exchange offer and consent solicitation by following the procedures described in this prospectus and consent solicitation statement. In order to validly tender your Conrail Debentures and receive the New Exchange Notes and Cash Payments, you will be required to give your consent to the proposed amendments to the Conrail Indenture with respect to the Conrail Debentures you tendered by completing, signing, mailing or otherwise delivering a letter of consent/transmittal relating to the tender of your Conrail Debentures pursuant to the terms and conditions set forth in this prospectus and consent solicitation statement. By validly tendering your Conrail Debentures, you will also be consenting to the proposed amendments to the Conrail Indenture. If you validly withdraw your tender of Conrail Debentures, your consent to the amendments will also be withdrawn. If the proposed Conrail Supplemental Indenture becomes effective, each non-exchanging holder of Conrail Debentures will be bound by the proposed amendments to the Conrail Indenture even though the holder did not consent. See "--Proposed Amendments."

     This exchange offer and consent solicitation is not being made to, nor will we accept tenders for exchange or consents from, holders of Conrail Debentures in any jurisdiction in which this exchange offer and consent solicitation or the acceptance of it and consent to it would not be in compliance with the securities or blue sky laws of such jurisdiction.

     The board of directors of Conrail is not making any recommendation as to whether or not you should tender your Conrail Debentures in this exchange offer and consent solicitation because the board has not made any determination that the combination of the New CSXT Notes and the New NSR Notes, along with the 9 3/4% Cash Payment and/or the 7 7/8% Cash Payment, represents an appropriate valuation of the Conrail Debentures.

TERMS OF THIS EXCHANGE OFFER AND CONSENT SOLICITATION

     This prospectus and consent solicitation statement and the accompanying letter of consent/transmittal contain the terms and conditions of this exchange offer and consent solicitation. Upon the terms and subject to the conditions included in this prospectus and consent solicitation statement and in the accompanying letter of consent/transmittal, which together comprise this exchange offer and consent solicitation, Conrail will accept for exchange Conrail Debentures that are validly tendered and not withdrawn on or prior to the expiration date of this exchange offer and consent solicitation.

      -- When you tender to us Conrail Debentures as provided below, Conrail's acceptance of validly tendered Conrail Debentures will constitute a binding agreement among you and Conrail upon the terms and subject to the conditions in this prospectus and consent solicitation statement and in the accompanying letter of consent/transmittal.

      -- For each aggregate principal amount of Conrail 9 3/4% Debentures accepted by Conrail in the exchange offer, you will receive in return, if you validly tender your Conrail 9 3/4% Debentures on or prior to the expiration date of the exchange offer, (1) 42% of such aggregate principal amount in New CSXT 9 3/4% Notes and 58% of such aggregate principal amount in New NSR 9 3/4% Notes, subject to the treatment of fractional interests, plus (2) a cash payment of $7.00 per each $1,000 of Conrail 9 3/4% Debentures tendered, or the "9 3/4% Cash Payment."

      -- For each aggregate principal amount of Conrail 7 7/8% Debentures accepted by Conrail in the exchange offer, you will receive in return, if you validly tender your Conrail 7 7/8% Debentures on or prior to the expiration date of the exchange offer, (1) 42% of such aggregate principal amount in New CSXT 7 7/8% Notes and 58% of such aggregate principal amount in New NSR 7 7/8% Notes, subject to the treatment of fractional interests, plus (2) a cash payment of $7.50 per each $1,000 of Conrail 7 7/8% Debentures tendered, or the "7 7/8% Cash Payment."

      -- Except for the interest payable by Conrail on the Closing Date and the resulting adjustment in the amount of interest to be paid on the first interest payment date, the New Exchange Notes will have maturity dates, interest rates, and principal and interest payment dates identical to those of the related series of Conrail Debentures and together will aggregate to the same principal amounts of the Conrail Debentures accepted for exchange. The New Exchange Notes will be issued under indentures containing covenants and events of default substantially similar to those contained in the existing indentures of CSX and NSC governing their senior unsecured debt securities. Descriptions of the terms of the New CSXT Notes and the New NSR Notes are included under "Description of the New CSXT Notes" and "Description of the New NSR Notes" in the CSXT Appendix and the NSR Appendix, respectively.

      -- This exchange offer and consent solicitation for Conrail Debentures is for all outstanding Conrail Debentures and is not subject to proration.

      -- The New Exchange Notes will be issued only in denominations of $1,000 and integral multiples of $1,000. Accordingly, if you would otherwise be entitled to receive a fractional interest in a New CSXT Note and a fractional interest in a New NSR Note, you will instead receive either a $1,000 New CSXT Note or a $1,000 New NSR Note in lieu of fractional interests in the New Exchange Notes. Whether you will receive a New CSXT Note or a New NSR Note in lieu of fractional interests will be determined as follows:

       -- if your fractional interest in a New CSXT Note is equal to or less than $500 and your fractional interest in a New NSR Note is equal to or greater than $500, you will receive a $1,000 New NSR Note in lieu of any fractional interests; or

       -- if your fractional interest in a New NSR Note is less than $500 and your fractional interest in a New CSXT Note is greater than $500, you will receive a $1,000 New CSXT Note in lieu of any fractional interests.


     Under no circumstances will you receive a combination of the New CSXT Notes and the New NSR Notes with a combined aggregate principal amount different from the aggregate principal amount of Conrail Debentures that you validly tender in this exchange offer and consent solicitation. Participants in DTC are responsible for allocating the New CSXT Notes and the New NSR Notes, as well as fractional interests related thereto, to beneficial owners and none of DTC, CSXT, NSR, the exchange agent, the information agent or the dealer manager is responsible for such allocations. In the event the treatment of fractional interests causes a deviation in the allocation of New Exchange Notes from 42% to CSXT and 58% to NSR, the parties intend to true up the deviation between themselves.


      -- Our obligation to accept Conrail Debentures for exchange in this exchange offer and consent solicitation is also subject to the conditions described in this prospectus and consent solicitation statement under "--Conditions to This Exchange Offer and Consent Solicitation."

      -- We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date that we first mail notice of the exchange offer to the holders of Conrail Debentures. We are sending this prospectus and consent solicitation statement, together with the letter of consent/transmittal, on or about the date of this prospectus and consent solicitation statement.

      -- Holders of Conrail Debentures do not have any appraisal or dissenters' rights in connection with this exchange offer and consent solicitation.

      -- Except as set forth in the following two bullet points, holders of outstanding Conrail Debentures who participate in this exchange offer and consent solicitation will receive the same amount of interest payments that they would have received had they not participated in this exchange offer and consent solicitation and accepted the New Exchange Notes.

       -- Conrail will pay accrued but unpaid interest on the Conrail Debentures exchanged in this exchange offer and consent solicitation through the business day immediately prior to the Closing Date. In general, this payment will be made to the holder who tendered the Conrail Debentures. If, however, we accept for exchange any Conrail Debentures on or before an interest payment date for that security but after the record date for that interest payment date, Conrail will pay the accrued but unpaid interest to the holder of those Conrail Debentures as of that record date, if different from the holder who tenders.

       -- Interest will cease to accrue on the Conrail Debentures exchanged in this exchange offer and consent solicitation from and after the Closing Date. Conrail will make interest payments on the Conrail Debentures on each scheduled interest payment date that occurs prior to the Closing Date. Conrail will also pay all accrued and unpaid interest on the Conrail Debentures from the interest payment date immediately preceding the Closing Date through and including the calendar day immediately prior to the Closing Date. Conrail will make this interest payment on the Closing Date. In the event the Closing Date occurs on or before an interest payment date for any series of Conrail Debentures but after the record date for that interest payment date, holders of Conrail Debentures accepted in the exchange offer will be deemed to have waived their right to receive from Conrail any other amount of interest that would otherwise be payable pursuant to the Conrail Indenture after the Closing Date. Interest on the New CSXT Notes and the New NSR Notes will accrue at the applicable rate from and including their original issuance date, which will be on the Closing Date.

      -- Holders of Conrail Debentures that validly tender and do not withdraw their Conrail Debentures will have consented to the Conrail Supplemental Indenture, as described in this prospectus and consent solicitation statement under "--Proposed Amendments," to the extent their Conrail Debentures are actually exchanged. See "--Required Consent." Furthermore, in order to give your consent to the Conrail Supplemental Indenture, you must validly tender and not validly withdraw your Conrail Debentures. If you validly withdraw the tender of your Conrail Debentures, your consent to the Conrail Supplemental Indenture will be deemed withdrawn.

      -- If the proposed amendments to the Conrail Indenture become effective, each non-exchanging holder of Conrail Debentures will be bound by the proposed amendments to the Conrail Indenture even though the holder did not consent. See "--Proposed Amendments." Holders of these unexchanged Conrail Debentures will be entitled to receive the same amount of interest payments on the same interest payment dates as currently scheduled for the respective series of Conrail Debentures.

      -- We will be deemed to have accepted for exchange validly tendered Conrail Debentures when we have given written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the New Exchange Notes and delivering the New Exchange Notes and the applicable cash payment to such holders. We expressly reserve the right to terminate or amend this exchange offer and consent solicitation, and not to accept for exchange any Conrail Debentures not previously accepted for exchange, upon the occurrence of any of the conditions specified under "--Conditions to This Exchange Offer and Consent Solicitation."

      -- Holders of Conrail Debentures who tender their Conrail Debentures in this exchange offer and consent solicitation will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of consent/transmittal, transfer taxes with respect to the exchange of Conrail Debentures. We will pay all charges, expenses and only applicable taxes described below, in connection with this exchange offer and consent solicitation. You should read the sections entitled "--Fees and Expenses" and "--Transfer Taxes" for more details regarding transfer taxes, fees and expenses incurred in this exchange offer and consent solicitation.

      -- We intend to conduct this exchange offer and consent solicitation in accordance with the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended, or the "Exchange Act," and the applicable rules and regulations of the SEC.

EXPIRATION DATE, EXTENSIONS, TERMINATION AND AMENDMENTS

     This exchange offer and consent solicitation will expire at 5:00 p.m., New
York City time, on           , 2004, unless we extend it or terminate it
earlier. References in this prospectus and consent solicitation statement to the "expiration date" with respect to any series of Conrail Debentures mean 5:00
p.m., New York City time, on           , 2004 or, if extended by us, the latest
time and date to which this exchange offer and consent solicitation is extended by us. In accordance with Rule 14e-1 under the Exchange Act, if we elect to increase or decrease the percentage of the Conrail Debentures sought, the consideration offered or the dealer manager's soliciting fees, this exchange offer and consent solicitation will remain open for at least ten business days from the date that notice of such change is first published or sent or given to holders of the Conrail Debentures.

     In order to extend the expiration date, we will:

      --   notify the exchange agent of any extension by written communication;
           and

      -- issue a press release or other public announcement that will report the approximate number of Conrail Debentures deposited, no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date of this exchange offer and consent solicitation.

     During any extensions, all Conrail Debentures previously tendered will remain tendered, subject, however, to withdrawal rights as described under "--Withdrawal Rights." Any Conrail Debentures not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of this exchange offer and consent solicitation.

     We expressly reserve the right, in our sole discretion:

      -- to amend the terms of this exchange offer and consent solicitation in any manner;

      -- to waive, in whole or in part, any of the conditions to this exchange offer and consent solicitation;

      -- to extend the period of time during which this exchange offer and consent solicitation is open and thereby delay acceptance of any of the Conrail Debentures to which the extension applies, by giving written notice of any extension to the exchange agent and notice of such extension to the holders by press release or other public announcement;

      -- to extend or terminate this exchange offer and consent solicitation and to refuse to accept Conrail Debentures not previously accepted if any of the conditions set forth below under "--Conditions to This Exchange Offer and Consent Solicitation" have not been satisfied or waived by us, by giving written notice of such delay, extension or termination to the exchange agent and written notice of such extension or termination to holders by press release or other public announcement; or

      -- if, in the opinion of our counsel, the consummation of this exchange offer and consent solicitation would violate any law or interpretation of the Staff of the SEC, to terminate or amend this exchange offer and consent solicitation by giving written notice to the exchange agent.

     We cannot assure you, in case any conditions to this exchange offer and consent solicitation set forth under "--Conditions to This Exchange Offer and Consent Solicitation" are not satisfied or waived by us, that we will exercise our right to extend the expiration date for this exchange offer and consent solicitation.

     Any extension, termination or amendment will be followed as promptly as practicable by press release or other public announcement. If we make a material change in the terms of this exchange offer and consent solicitation or the information concerning this exchange offer and consent solicitation or waive any condition of this exchange offer and consent solicitation that results in a material change to the circumstances of this exchange offer and consent solicitation, we will circulate additional exchange offer and consent solicitation materials if and to the extent required by applicable law. In those circumstances, we will also extend this exchange offer and consent solicitation if and to the extent required by applicable law in order to permit holders of the Conrail Debentures subject to this exchange offer and consent solicitation adequate time to consider the additional materials.

     If we elect to provide one or more subsequent offering periods totaling between three and 20 business days after the initial offering period has expired, you will not be entitled to any withdrawal rights during the subsequent offering period. For more information regarding a subsequent offering period, see "--Withdrawal Rights."

IMPORTANT RESERVATION OF RIGHTS REGARDING THIS EXCHANGE OFFER AND CONSENT SOLICITATION

     You should note that:

      -- All questions as to the validity, form, eligibility, time of receipt, acceptance and any withdrawal of Conrail Debentures tendered for exchange will be determined by us in our sole discretion, and such determination shall be final and binding.

      -- We reserve the absolute right to reject any and all tenders of any particular Conrail Debentures not validly tendered or not to accept any particular Conrail Debentures of which acceptance might, in our sole judgment or the judgment of our counsels, be unlawful.

      -- We also reserve the absolute right to waive any conditions of this exchange offer and consent solicitation with respect to all holders before the expiration date.

      -- We further reserve the absolute right to jointly waive any defects or irregularities in connection with the tender of any particular Conrail Debentures either before or after the expiration date, whether or not similar defects or irregularities are waived in connection with other tendered Conrail Debentures. Unless we agree to waive any defect or irregularity in connection with the tender of Conrail Debentures for exchange, you must cure any defect or irregularity within any reasonable period of time as we shall determine.

      -- Our interpretation of the terms and conditions of this exchange offer and consent solicitation (including the instructions in the letter of consent/transmittal) as to any particular Conrail Debentures either before or after the expiration date shall be final and binding on all other parties.

      -- None of us, the exchange agent, or any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Conrail Debentures for exchange, nor shall any of them incur any liability for failure to give any notification.

      -- Tenders of Conrail Debentures will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Conrail Debentures received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the exchange agent to the tendering holder unless otherwise provided in the letter of consent/transmittal, promptly following the expiration date.

TERMS OF THE NEW CSXT NOTES AND THE NEW NSR NOTES

     The New CSXT Notes and the New NSR Notes will be issued under and entitled to the benefits of the New CSXT Indenture and New NSR Indenture. As a result, each of the New CSXT Notes and the New NSR Notes will be treated as separate debt obligations of each distinct obligor under their respective indentures.

     Descriptions of the terms of the New CSXT Notes are included in this prospectus and consent solicitation statement under "Description of the New CSXT Notes" in the CSXT Appendix attached hereto. Descriptions of the terms of the New NSR Notes are included in this prospectus and consent solicitation statement under "Description of the New NSR Notes" in the NSR Appendix attached hereto. A comparison of the terms of the New CSXT Notes to those of the Conrail Debentures is included in this prospectus and consent solicitation statement under "Comparison of the New CSXT Notes and the Conrail Debentures" in the CSXT Appendix attached hereto. A comparison of the terms of the New NSR Notes to those of the Conrail Debentures is included in this prospectus and consent solicitation statement under "Comparison of the New NSR Notes and the Conrail Debentures" in the NSR Appendix attached hereto.

REQUIRED CONSENT

     If you tender your Conrail Debentures, you must also consent to the proposed amendments to the Conrail Indenture to the extent your Conrail Debentures are accepted for exchange. By submitting a letter of consent/transmittal, you will have consented to the proposed amendments. See "--Proposed Amendments."

CONDITIONS TO THIS EXCHANGE OFFER AND CONSENT SOLICITATION

     No Conrail Debentures will be accepted for exchange unless holders of more than 50% of the aggregate principal amount of the Conrail Debentures, voting as a single class, have consented to the Conrail Supplemental Indenture and validly tendered and not withdrawn their Conrail Debentures on or prior to the expiration date.

     The aggregate principal amount outstanding of each series of Conrail Debentures as of the date of this prospectus and consent solicitation statement are set forth below:

9 3/4% Debentures Due June 15, 2020.........................   $550,000,000
7 7/8% Debentures Due May 15, 2043..........................    250,000,000
                                                               ------------
  TOTAL.....................................................   $800,000,000
                                                               ============

     Even if the above condition is met, notwithstanding any other term of this exchange offer and consent solicitation or any extension of this exchange offer and consent solicitation, we will not be required to accept for exchange any Conrail Debentures and, prior to the expiration date, may terminate, amend, or extend this exchange offer and consent solicitation if:

      -- Conrail has not obtained the consent, by the lessors and counterparties to Conrail's various private equipment leases and private secured loans, to the Conrail Spin Off Transactions; or

      -- Conrail does not obtain the consent by a majority of the holders of each series of Conrail's equipment trust certificates and pass through trust certificates, each voting as a separate class, as well as the consent by the related equity investors, lessors, owner trustees and owner participants, to the Conrail Spin Off Transactions, as evidenced by the execution and delivery by such holders of a letter of consent/transmittal pursuant to the consent solicitation that is occurring concurrently with this exchange offer and consent solicitation or by such other related party of another agreement or document evidencing such consent; or

      -- any action, proceeding or litigation seeking to enjoin, make illegal, delay the consummation of or challenge in any respect this exchange offer and consent solicitation or the Conrail Spin Off Transactions or otherwise relating in any manner to this exchange offer and consent solicitation or the Conrail Spin Off Transactions is pending, instituted or threatened; or

      -- any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to this exchange offer and consent solicitation, or the Conrail Spin Off Transactions, any of which could restrain, prohibit or delay consummation of this exchange offer and consent solicitation or the Conrail

           Spin Off Transactions or impair the contemplated benefits of this exchange offer and consent solicitation or the Conrail Spin Off Transactions to CSXT, NSR or Conrail, as described under "Description of the Conrail Spin Off Transactions--Benefits of the Conrail Spin Off Transactions," including a change which occurs in the current interpretations of the SEC that could materially impair our ability to proceed with the exchange offer or consent solicitation; or

      -- the trustee under the Conrail Indenture shall have objected in any respect to, or taken any action that could adversely affect the consummation of this exchange offer and consent solicitation or Conrail's ability to cause the execution of the Conrail Supplemental Indenture, or shall have taken any action that challenges the validity or effectiveness of the procedures used by Conrail in soliciting the consents (including the form thereof) or in the making of this exchange offer and consent solicitation or the acceptance of any of the Conrail Debentures or any of the consents; or

      -- all conditions in the Distribution Agreement shall not have been satisfied or waived. For a description of those conditions, see "Description of the Conrail Spin Off Transactions--The Distribution Agreement"; or

      --   there has occurred:

        -- any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

        -- the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

        -- the commencement of a war, armed hostilities or other international or national calamity (or, with regard to any existing wars or conflicts, any material escalation or expansion of such conflicts) directly or indirectly involving the United States or any of its territories;

        -- any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event, or any disruption or adverse change in the financial or capital markets generally or the market for loan syndications in particular, that could affect adversely the extension of credit by banks or other lending institutions in the United States;

        -- any event or events including, without limitation, general political, market, economic or financial conditions in the United States or abroad that have resulted or could result in an actual or threatened material adverse change in the business, condition (financial or other), income, operations, assets, liabilities, properties, or prospects of NYC or PRR, CSXT and its subsidiaries, taken as a whole, NSR and its subsidiaries, taken as a whole, or that otherwise materially affects, or could impair in any way, the contemplated future conduct of the business of any of the foregoing, or that otherwise could materially affect the expected benefits of this exchange offer and consent solicitation or the Conrail Spin Off Transactions, as described under "Description of the Conrail Spin Off Transactions--Benefits of the Conrail Spin Off Transactions"; or

        -- any termination of the Distribution Agreement. See "Description of the Conrail Spin Off Transactions--The Distribution Agreement."

     The conditions listed above are for our sole benefit and may be asserted by any of us regardless of the circumstances giving rise to any of these conditions. Prior to the expiration date, we may waive these conditions in whole or in part at any time and from time to time. The conditions may only be waived by us jointly. The failure by us at any time to exercise any of the above rights will not be considered a waiver of that right, and these rights will be considered to be ongoing rights which may be asserted, before the expiration date, at any time and from time to time. Any determination by us concerning the events described above will be final and binding upon all parties.

     In addition, we will not consummate this exchange offer and consent solicitation if at any time any stop order has been threatened or is in effect with respect to either of the registration statements of which this prospectus and consent solicitation statement constitutes a part or the qualification of the New CSXT Indenture or the New NSR Indenture under the Trust Indenture Act of 1939, or the "TIA."

FRACTIONAL NOTES

     The New Exchange Notes will be issued only in denominations of $1,000 and integral multiples of $1,000. Accordingly, if you would otherwise be entitled to receive a fractional interest in a New CSXT Note and a fractional interest in a New NSR Note, you will instead receive either a $1,000 New CSXT Note or a $1,000 New NSR Note in lieu of fractional interests in the New Exchange Notes. Whether you will receive a $1,000 New CSXT Note or a $1,000 New NSR Note in lieu of fractional interests will be determined as follows:

      -- if your fractional interest in a New CSXT Note is equal to or less than $500 and your fractional interest in a New NSR Note is equal to or greater than $500, you will receive a $1,000 New NSR Note in lieu of any fractional interests; or

      -- if your fractional interest in a New NSR Note is less than $500 and your fractional interest in a New CSXT Note is greater than $500, you will receive a $1,000 New CSXT Note in lieu of any fractional interests.


     Under no circumstances will you receive a combination of New CSXT Notes and New NSR Notes with a combined aggregate principal amount different from the aggregate principal amount of Conrail Debentures that you validly tender in this exchange offer and consent solicitation. Participants in DTC are responsible for allocating the New CSXT Notes and the New NSR Notes, as well as fractional interests related thereto, to beneficial owners and none of DTC, CSXT, NSR, the exchange agent, the information agent or the dealer manager is responsible for such allocations. In the event the treatment of fractional interests causes a deviation in the allocation of New Exchange Notes from 42% to CSXT and 58% to NSR, the parties intend to true up the deviation between themselves.


NO PRORATION

     This exchange offer and consent solicitation for Conrail Debentures is for all Conrail Debentures and is not subject to proration among holders of Conrail Debentures who validly tender.

PROPOSED AMENDMENTS

     This section sets forth a brief description of the Proposed Amendments to the Conrail Indenture for which consents are being sought pursuant to this exchange offer and consent solicitation. THE PROPOSED AMENDMENTS CONSTITUTE A SINGLE PROPOSAL. IF YOU ELECT TO TENDER YOUR CONRAIL DEBENTURES, YOU MUST CONSENT TO THE PROPOSED AMENDMENTS AS AN ENTIRETY AND MAY NOT CONSENT SELECTIVELY TO SPECIFIC PROPOSED AMENDMENTS. IF YOU VALIDLY TENDER YOUR CONRAIL DEBENTURES, YOU WILL HAVE CONSENTED TO THE PROPOSED AMENDMENTS.

     The proposed amendments will not become effective unless and until we accept for exchange all validly tendered Conrail Debentures pursuant to this exchange offer and consent solicitation and such Conrail Debentures represent more than 50% in aggregate principal amount of Conrail Debentures outstanding. The Conrail Supplemental Indenture setting forth the proposed amendments will be executed promptly following the expiration date, assuming that the requisite consents have been received. Thereafter, the proposed amendments will be effective and will be binding on all non-tendering holders of Conrail Debentures. If this exchange offer and consent solicitation is withdrawn or is otherwise not consummated, the Conrail Supplemental Indenture will become null and void, the proposed amendments will not become effective and the Conrail Indenture will remain in effect in its present form, subject to any modifications, waivers or amendments in accordance with the provisions of the Conrail Indenture, without giving effect to the proposed amendments.

     The primary purpose of the Conrail Supplemental Indenture is to eliminate substantially all of the restrictive covenants in the Conrail Indenture in order to allow the Conrail Spin Off Transactions to go forward, other than the covenants to pay interest on and principal of Conrail's Debentures when due and covenants required by the TIA, and to eliminate certain related events of default.

     The following summary of provisions of the Conrail Indenture after giving effect to proposed amendments set forth below are qualified in their entirety by reference to the full and complete terms contained in the Conrail Indenture, dated May 1, 1990, between Conrail and J.P. Morgan Trust Company, National Association, as successor to Bank One Trust Company, N.A., a national banking corporation, which was successor in interest to The First National Bank of Chicago, a national banking association, or "FNBC," and as amended by the Conrail Supplemental Indenture, dated August 25, 1998, between Conrail and FNBC. Holders may obtain copies of the Conrail Indenture and the Conrail Supplemental Indenture without charge from the information agent.

     The "proposed amendments" to the Conrail Indenture are as follows:

  DELETION OF COVENANTS

     The proposed amendments would, unless otherwise indicated, delete in their entirety from the Conrail Indenture the provisions described and listed below by their corresponding section number in the Conrail Indenture and any references thereto.

     SECTION 3.6 Corporate Existence. This provision currently requires Conrail to keep in full force and effect its corporate existence and its rights and franchises unless abandoning any right or franchise would not have a material adverse effect on Conrail or its subsidiaries taken as a whole.

     SECTION 3.7 Limitation on Liens. This provision currently restricts Conrail's ability and its subsidiaries' ability to create or permit to exist certain liens on their assets and properties and the debt or shares of stock of certain of their subsidiaries.

     SECTION 3.8 Waiver of Certain Covenants. This provision currently allows holders of the Conrail Debentures to waive Conrail's compliance with Section 3.6 (Corporate Existence) and Section 3.7 (Limitation on Liens) of the Conrail Indenture.

     SECTION 3.10 Limitation upon LLC Indebtedness. This provision currently restricts Conrail's ability to permit NYC or PRR or any successor of either to incur, create or otherwise become liable for the payment of any indebtedness.

     SECTION 5.1 Events of Default. Section 5.1 of the Conrail Indenture sets forth events that would constitute a default by Conrail under the Conrail Indenture.

     Paragraph (c) describes events of default relating to Conrail's failure to comply with its covenants or agreements under the Conrail Indenture; and

     Paragraph (f) describes events of default relating to any other event of default provided for in any supplemental indenture under which securities are issued under the indenture.

     SECTION 9.1 Issuer May Merge, Consolidate, etc., Only on Certain Terms. This provision currently restricts Conrail's ability to merge, consolidate or sell all or substantially all of its assets.

     SECTION 9.2 Successor Corporation Substituted. This provision currently provides that, following compliance with the terms of Section 9.1, the successor corporation will succeed to the rights and powers of Conrail under the Conrail Indenture, after which Conrail will be discharged from its obligations.

     SECTION 9.3 Notes to be Secured in Certain Events. This provision currently requires Conrail to secure the payment of any securities outstanding under the Conrail Indenture prior to a merger or consolidation if a certain amount of Conrail's assets or any shares of stock or debt of any of Conrail's Subsidiaries will be subject to a lien following the merger or consolidation and the securities outstanding under the Conrail Indenture will not be similarly secured.

     The Conrail Supplemental Indenture would also delete definitions from the Conrail Indenture when references to these definitions are eliminated as a result of the foregoing.

     None of the maturity dates, payment provisions, interest rates, redemption provisions or any other similar terms of the Conrail Indentures will be amended as a result of the Conrail Supplemental Indenture.

     This description is also qualified in its entirety by reference to the full provisions of the Conrail Indenture, which is filed as an exhibit to the registration statements of which this prospectus and consent solicitation statement is a part, and copies of which the information agent will provide to you upon request. Holders of Conrail Debentures should carefully review the Conrail Supplemental Indenture before consenting to the proposed amendments by validly tendering and not withdrawing their Conrail Debentures in this exchange offer and consent solicitation.

  REQUISITE CONSENTS; OUTSTANDING CONRAIL DEBENTURES

     In order for the Conrail Supplemental Indenture to be effective as to the Conrail Debentures, holders of more than 50% in aggregate principal amount of the Conrail Debentures, voting as a single class, must have validly tendered and had their Conrail Debentures accepted in this exchange offer and consent solicitation.

     In contrast, in the consent solicitation that occurred in 1998, the amendment to the Conrail Indenture required the consent of a majority in aggregate principal amount of the holders of each of the 9 3/4% Conrail Debentures and the 7 7/8% Conrail Debentures, each voting separately as a single class.

     As a consequence of the amendments approved in the 1998 consent solicitation, all amendments or waivers subsequent to the 1998 amendments that affect all series of securities outstanding under the Conrail Indenture (such as those set forth in the Conrail Supplemental Indenture) may be made with the consent of a majority in aggregate principal amount of all such series voting together as a single class rather than on a series-by-series basis.

     The principal amount outstanding of each series of Conrail Debentures as of the date of this prospectus and consent solicitation statement is set forth below:


9 3/4% Debentures Due June 15, 2020.........................  $550,000,000
7 7/8% Debentures Due May 15, 2043..........................   250,000,000
                                                              ------------
  TOTAL.....................................................  $800,000,000
                                                              ============

     The failure of a holder of Conrail Debentures to have his Conrail Debentures accepted in this exchange offer and consent solicitation, including any failures resulting from failures by brokers to validly tender or to receive instructions from their clients as to whether to tender Conrail Debentures in this exchange offer and consent solicitation, will have the same effect as if that holder had not granted a consent to the Conrail Supplemental Indenture.

     To our knowledge, no director or executive officer of CSXT, NSR, Conrail or any of their affiliates held any Conrail Debentures as of the close of business on the date hereof.

PROCEDURES FOR TENDERING

 WHAT TO SUBMIT AND HOW

     We have forwarded to you, along with this prospectus and consent solicitation statement, a letter of consent/transmittal relating to this exchange offer and consent solicitation in order for you to receive the New Exchange Notes and the respective Cash Payments. A holder need not submit a letter of consent/transmittal if the holder tenders Conrail Debentures in accordance with the ATOP procedures mandated by DTC. To tender Conrail Debentures without submitting a letter of consent/transmittal, the electronic instructions sent to DTC and transmitted to the exchange agent must contain your acknowledgements of, receipt of, and your agreement to be bound by, and to make all the representations contained in, the letter of consent/transmittal. In all other cases, you must transmit a validly completed and duly executed letter of consent/transmittal to The Bank of New York, at the address set forth below under "--Exchange Agent," on or prior to the expiration date. Your valid tender of Conrail Debentures through either method will constitute your consent to the Conrail Supplemental Indenture.

     Any beneficial holder whose Conrail Debentures are registered in the name of its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on the beneficial holder's behalf. In accordance with state securities laws, some beneficial holders will be required to make representations and warranties about themselves contained in the form of instructions to be sent to brokers, dealers, commercial banks, trust companies and other nominees. If such beneficial holder wishes to tender on its own behalf, such beneficial holder must, prior to completing and executing the letter of consent/transmittal and delivering its Conrail Debentures, either make appropriate arrangements to register ownership of the Conrail Debentures in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time and may not be capable of being completed prior to the expiration date.


     WE STRONGLY URGE EACH DTC PARTICIPANT WHO IS SUBMITTING TENDERS OF THE CONRAIL DEBENTURES, ON BEHALF OF THEIR CLIENTS WHO ARE THE BENEFICIAL HOLDERS, TO SUBMIT ONE TENDER FOR EACH BENEFICIAL HOLDER TO SIMPLIFY THE DISTRIBUTION OF THE NEW CSXT NOTES AND NEW NSR NOTES. PLEASE NOTE THAT DISTRIBUTIONS OF THE NEW CSXT NOTES AND NEW NSR NOTES WILL BE CALCULATED FOR EACH VOLUNTARY OFFERING INSTRUCTION SUBMITTED.


     In addition,

          (1) certificates for the Conrail Debentures must be received by the exchange agent along with the letter of consent/transmittal; or

          (2) a timely confirmation of a book-entry transfer of the Conrail Debentures, if such procedure is available, into the exchange agent's account at DTC using the procedure for book-entry transfer described below, must be received by the exchange agent on or prior to the expiration date; or

          (3) you must deliver a letter of consent/transmittal and, if applicable, a notice of guaranteed delivery on or prior to the expiration date. See "--Guaranteed Delivery Procedures."

     All Conrail Debentures held by a single holder and not by a nominee, trustee or other representative must all be tendered on a single letter of consent/transmittal.

     The tender by a holder that is not withdrawn on or prior to the expiration date will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and consent solicitation statement and in the letter of consent/transmittal, including, but not limited to, the agreement by such holder to deliver good and marketable title to the tendered Conrail Debentures free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

     The method of delivery of Conrail Debentures, letters of consent/transmittal and notices of guaranteed delivery is at your election and risk. If delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery. No letters of consent/transmittal or Conrail Debentures should be sent to CSXT, NSR, Conrail, NYC, PRR, the dealer manager, the information agent or any other person other than the exchange agent.

 HOW TO SIGN YOUR LETTER OF CONSENT/TRANSMITTAL AND OTHER DOCUMENTS

     Signatures on a letter of consent/transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Conrail Debentures being surrendered for exchange are tendered:

      -- by a registered holder of the Conrail Debentures who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of consent/transmittal; or

      --   for the account of an eligible institution.


     If signatures on a letter of consent/transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the signatures must be guaranteed by an "eligible guarantor institution" meeting the requirements of the exchange agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program, or "STAMP," or such other "signature guarantee program" as may be determined by the exchange agent in addition to, or in substitution for, STAMP, all in accordance with the Exchange Act.

     If the letter of consent/transmittal or any powers of attorney or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, the person should so indicate when signing and, unless waived by us, proper evidence satisfactory to us of its authority to so act must be submitted with the letter of consent/transmittal.

     By signing the letter of consent/transmittal or tendering using ATOP procedures established by DTC, each holder of Conrail Debentures will represent to us that, among other things:

      -- the holder has full power and authority to tender, assign, exchange and transfer the Conrail Debentures tendered;

      -- Conrail will acquire good title to the Conrail Debentures being tendered, free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sale agreements or other obligations relating to their sale or transfer, and not subject to any adverse claim when Conrail accepts the Conrail Debentures;

      -- neither the holder nor any other person has an arrangement or understanding with any person to participate in the distribution of the New CSXT Notes, the New NSR Notes or the Cash Payments;

      -- if the holder is a broker-dealer registered under the Exchange Act or the holder is participating in this exchange offer and consent solicitation for the purpose of distributing New CSXT Notes or New NSR Notes, such broker-dealer must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of New CSXT Notes or New NSR Notes, and such broker-dealer may not rely on the position of the SEC's staff set forth in their no-action letters;

      -- any resales of New CSXT Notes or New NSR Notes obtained by the holder in exchange for Conrail Debentures acquired by the holder directly from Conrail should be covered by an effective registration statement containing the selling security holder information required by Items 507 and 508, as applicable, of Regulation S-K of the SEC; and

      -- neither the holder nor any such other person is our "affiliate" within the meaning of Rule 405 under the Securities Act, or, if the holder is our affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

     If you are a broker-dealer and you will receive New CSXT Notes or New NSR Notes for your own account in exchange for Conrail Debentures that were acquired as a result of market-making activities or other trading activities, you will be required to acknowledge in the letter of consent/transmittal that you will deliver a prospectus in connection with any resale of such New CSXT Notes or New NSR Notes.

     Participation in this exchange offer and consent solicitation is voluntary. You are urged to consult your financial and tax advisors in making your decision as to whether to participate in this exchange offer and consent solicitation.

 CONSEQUENCES OF FAILURE TO VALIDLY TENDER CONRAIL DEBENTURES IN THIS EXCHANGE OFFER AND CONSENT SOLICITATION

     Delivery of the New Exchange Notes and the Cash Payments in exchange for the Conrail Debentures under this exchange offer and consent solicitation will be made only after timely receipt by the exchange agent of (1) such Conrail Debentures, a validly completed and duly executed letter of consent/transmittal and all other required documents, or (2) an agent's message, transmitted by DTC and received by the exchange agent and forming a part of a book-entry confirmation. Therefore, holders desiring to tender Conrail Debentures in exchange for New CSXT Notes, New NSR Notes and Cash Payments should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of Conrail Debentures for exchange.

     To the extent that any Conrail Debentures remain outstanding following consummation of the exchange offer, they will remain obligations of Conrail. If we obtain the requisite consents and execute the Conrail

Supplemental Indenture, it will be binding on each holder of Conrail Debentures, regardless of whether or not that holder consented by validly tendering such holder's Conrail Debentures. You will not be entitled to any appraisal or dissenters' rights if the Conrail Supplemental Indenture becomes effective without your consent.

BOOK-ENTRY TRANSFER


     The exchange agent will make a request to establish an account with respect to the Conrail Debentures at DTC for purposes of this exchange offer and consent solicitation promptly after the date of this prospectus and consent solicitation statement. Any financial institution that is a participant in DTC's systems or any organization which is an indirect participant in DTC's systems, including Euroclear and Clearstream, must make book-entry delivery of Conrail Debentures by causing DTC to transfer Conrail Debentures into the exchange agent's account in accordance with DTC's ATOP procedures for transfer. However, the Conrail Debentures will be deemed tendered only after timely confirmation of book-entry transfer of the Conrail Debentures into the exchange agent's account, and timely receipt by the exchange agent of an agent's message, transmitted by DTC and received by the exchange agent and forming a part of a book-entry confirmation. The agent's message must state that DTC has received an express acknowledgment from the participant tendering Conrail Debentures that are the subject of that book-entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of consent/transmittal, and that we may enforce the agreement against that participant.


     If your Conrail Debentures are held through DTC, you must instruct the participant(s) in DTC through whom you hold your Conrail Debentures of your intention to tender your Conrail Debentures and instruct such participants to deliver your Conrail Debentures utilizing DTC's ATOP procedures. Please note that delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent, and we will not be able to accept your tender of Conrail Debentures until a valid book-entry confirmation from DTC, with respect to your Conrail Debentures, has been received by the exchange agent.

     Except as described under "Description of the New CSXT Notes--Certificated Notes" and "Description of the New NSR Notes--Certificated Notes" in the CSXT Appendix and NSR Appendix, respectively, we have arranged for the New Exchange Notes to be issued in the form of global notes registered in the name of DTC or its nominee and each holder's interest in these securities will be transferable only in book-entry form through DTC.

GUARANTEED DELIVERY PROCEDURES


     If you are a registered holder of Conrail Debentures and you want to tender your Conrail Debentures but your Conrail Debentures are not immediately available, or time will not permit your Conrail Debentures to reach the exchange agent on or prior to the expiration date, or the procedure for book-entry transfer cannot be completed on or prior to the expiration date, a tender may be effected if:


          (1) the tender is made through an eligible institution;

          (2) on or prior to the expiration date, the exchange agent receives, by facsimile transmission, mail or hand delivery, from that eligible institution a validly completed and duly executed letter of consent/transmittal and notice of guaranteed delivery, in the form provided by us, stating:

         --   the name and address of the holder of Conrail Debentures;

         -- the certificate number or numbers of the Conrail Debentures and the principal amount of Conrail Debentures tendered; and

         -- that the tender is being made by delivering the notice of guaranteed delivery and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates of all physically tendered Conrail Debentures, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of consent/transmittal, will be deposited by that eligible institution with the exchange agent; and

          (3) the certificates for all physically tendered Conrail Debentures, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of consent/transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

     Unless Conrail Debentures are tendered by the above-described method and deposited with the exchange agent within the time period set forth above, we may, at our option, reject the tender. The exchange agent will send you a notice of guaranteed delivery upon your request if you want to tender your Conrail Debentures according to the guaranteed delivery procedures described above.

     UNDER NO CIRCUMSTANCES WILL INTEREST BE PAYABLE BY REASON OF ANY DELAY IN MAKING PAYMENT TO ANY PERSON USING THE GUARANTEED DELIVERY PROCEDURES, AND THE CASH PAYMENTS MADE IN CONNECTION WITH THE EXCHANGE OF CONRAIL'S DEBENTURES PURSUANT TO THE GUARANTEED DELIVERY PROCEDURES WILL BE THE SAME AS THAT FOR CONRAIL DEBENTURES DELIVERED TO THE EXCHANGE AGENT ON OR PRIOR TO THE EXPIRATION DATE.

ACCEPTANCE OF CONRAIL DEBENTURES AND DELIVERY OF NEW CSXT NOTES, NEW NSR NOTES AND CASH PAYMENTS

     Once all of the conditions to this exchange offer and consent solicitation are satisfied or waived, (a) we will accept, promptly after the expiration date, all Conrail Debentures validly tendered, (b) CSXT will cause the New CSXT Notes to be issued to Conrail for the exchange of New CSXT Notes for Conrail Debentures, (c) NSR will cause the New NSR Notes to be issued to Conrail for the exchange of the New NSR Notes for Conrail Debentures, and (d) with respect to all Conrail Debentures validly tendered and not withdrawn on or prior to the expiration date, Conrail will cause to be paid to the holders of such Conrail Debentures the 9 3/4% Cash Payment and/or the 7 7/8% Cash Payment, as the case may be. See "--Conditions to This Exchange Offer and Consent Solicitation" above.

     Conrail will make the 9 3/4% Cash Payment and/or the 7 7/8% Cash Payment by depositing the aggregate cash payments, to the extent payable, in immediately available funds with the exchange agent, which will act as agent for the holders who tender their Conrail Debentures on or prior to the expiration date for the purpose of, among other things, receiving the New Exchange Notes and Cash Payments from Conrail and transmitting such New Exchange Notes and Cash Payments to those holders. For purposes of this exchange offer and consent solicitation, the giving of written notice of our acceptance to the exchange agent will be considered our acceptance of this exchange offer and consent solicitation.

     In all cases, the New Exchange Notes and Cash Payments will be delivered in exchange for Conrail Debentures that are accepted for exchange only after timely receipt by the exchange agent of:

      -- a timely book-entry confirmation with respect to the Conrail Debentures which must contain your acknowledgements of, receipt of, and your agreement to be bound by, and to make all the representations contained in, the letter of consent/transmittal; or

      -- certificates for the Conrail Debentures and a validly completed and duly executed letter of consent/transmittal as well as any other documents required by the letter of consent/transmittal and the instructions to the letter of consent/transmittal.

     The exchange agent will make the exchange and cash payment on, or promptly after, the date it receives notice of acceptance from CSXT and NSR, and as a result of this exchange the holders in whose names the New Exchange Notes and Cash Payments will be deliverable upon exchange will be deemed to be the holders of record of the New Exchange Notes. Holders tendering pursuant to the procedures for guaranteed delivery discussed under "--Guaranteed Delivery Procedures" whose certificates for Conrail Debentures or book-entry confirmation with respect to Conrail Debentures are actually received by the exchange agent after expiration of this exchange offer and consent solicitation, may receive the New Exchange Notes and the Cash Payments later than other holders. All tendering holders, by execution of the letter of consent/transmittal, or by following the ATOP procedures for Conrail Debentures held by DTC, waive any right to receive notice of acceptance of the Conrail Debentures for exchange.

     The reasons we may not accept tendered Conrail Debentures are:

      -- the Conrail Debentures were not validly tendered pursuant to the procedures for tendering; see "--Procedures for Tendering";

      -- we determine that one or more of the conditions to this exchange offer and consent solicitation has not been satisfied; see "--Conditions to This Exchange Offer and Consent Solicitation";

      -- a holder has validly withdrawn a tender of Conrail Debentures as described under "--Withdrawal Rights"; or

      -- we have terminated or extended this exchange offer and consent solicitation. See "--Terms of This Exchange Offer and Consent Solicitation" and "--Procedures for Tendering."

     If we do not accept any tendered Conrail Debentures for any reason included in the terms and conditions of this exchange offer and consent solicitation or if you submit certificates representing Conrail Debentures in a greater principal amount than you wish to exchange, we will promptly return any unaccepted or non-exchanged Conrail Debentures without expense to the tendering holder or, in the case of Conrail Debentures tendered by book-entry transfer into the exchange agent's account at DTC using the book-entry transfer procedures described above, non-exchanged Conrail Debentures will be credited to an account maintained with DTC promptly after the expiration or termination of this exchange offer and consent solicitation.

     Conrail Debentures that are not tendered for exchange or are tendered but not accepted in connection with this exchange offer and consent solicitation will not be retired or cancelled and will remain outstanding and remain subject to the Conrail Indenture, as modified by the Conrail Supplemental Indenture in the event this exchange offer and consent solicitation is consummated.

WITHDRAWAL RIGHTS

     Subject to applicable law, you may withdraw tenders of Conrail Debentures and thereby revoke your related consents at any time on or prior to the expiration date, but not after. A valid withdrawal of tendered Conrail Debentures made on or prior to the expiration date is an automatic revocation of your related consent.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses listed below under "--Exchange Agent" on or prior to the expiration date or any extension of the withdrawal period as described above. Any notice of withdrawal must specify:

      -- the name of the person having tendered the Conrail Debentures to be withdrawn;

      --   the Conrail Debentures to be withdrawn;

      -- the principal amount of the Conrail Debentures to be withdrawn (including the principal amount of such Conrail Debentures and the CUSIP numbers, if held by DTC);

      -- if certificates for Conrail Debentures have been delivered to the exchange agent, the name in which the Conrail Debentures are registered, if different from that of the withdrawing holder;

      -- if certificates for Conrail Debentures have been delivered or otherwise identified to the exchange agent, in which case, prior to the release of those certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible institution; and

      -- if Conrail Debentures have been tendered using the procedure for book-entry transfer described above, in which case, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Conrail Debentures and otherwise comply with the procedures of that facility.

     If a revocation is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person must so indicate when signing and must submit with the revocation appropriate evidence of authority to execute the revocation.

     Please note that all questions as to the validity, form, eligibility and time of receipt of notices of withdrawal will be determined by us, and our determination shall be final and binding on all parties. Any Conrail Debentures so withdrawn will be considered not to have been validly tendered for exchange for purposes of this exchange offer and consent solicitation and you will not be eligible to receive the New Exchange Notes or the Cash Payments. In addition, the holders of any Conrail Debentures so withdrawn will be considered not to have consented to the Conrail Supplemental Indenture described under "--Proposed Amendments." You may not revoke your consent without withdrawing your tender of the Conrail Debentures relating to such consent.

     If you have validly withdrawn Conrail Debentures and wish to re-tender them, you may do so by following one of the procedures described under "--Procedures for Tendering" above at any time on or prior to the expiration date.

 SUBSEQUENT OFFERING PERIOD

     We may elect, in our sole discretion, to provide a subsequent offering period of not less than three business days nor more than 20 business days. A subsequent offering period is not an extension of the initial (or extended) offering period. A subsequent offering period would be an additional period of time, following the expiration of the initial (or extended) offering period, in which holders of Conrail Debentures may tender their Conrail Debentures not tendered during the initial (or extended) offering period. You will not have the right to withdraw any Conrail Debentures that you tender during a subsequent offering period and you will not have the right to withdraw any Conrail Debentures tendered prior to the expiration of the initial (or extended) offering period during a subsequent offering period.

     If we elect to have a subsequent offering period, we will issue a press release or other public announcement. In addition, if we elect to have a subsequent offering period, we intend to comply with the provisions of Rule 14d-11 under the Exchange Act.

THE DEALER MANAGER

     Conrail, CSX and NSC have engaged Morgan Stanley & Co. Incorporated to act as sole dealer manager and sole solicitation agent in connection with this exchange offer and consent solicitation and to provide financial advisory services to Conrail, CSX and NSC in connection with this exchange offer and consent solicitation.

     The principal solicitation in connection with this exchange offer and consent solicitation is being made by mail. However, additional solicitation may be made by telephone, facsimile, electronic media or in person by the dealer manager and its officers, regular employees and affiliates. In addition, additional solicitation may be made by telephone, facsimile, electronic media or in person by our officers, regular employees and affiliates. We will not pay any additional compensation to any of our officers and employees who engage in soliciting tenders or consents. In any jurisdiction in which the securities laws or blue sky laws require solicitations to be made by a licensed broker or dealer, any solicitations in connection with this exchange offer and consent solicitation will be deemed to be made on behalf of us and the other registrants by the dealer manager or its affiliates that are licensed under the laws of the applicable jurisdictions.

     The dealer manager has provided, and we expect will provide, investment banking and financial advisory services to CSX, CSXT, NSC, NSR and Conrail, as the case may be, for which it received, and we expect will receive, customary fees. In particular, Conrail, CSX and NSC have engaged Morgan Stanley & Co. Incorporated to act as sole solicitation agent in connection with the solicitation of consents from holders of Conrail's equipment trust and pass through trust certificates. Conrail is seeking, among other things, the consent of these secured debt holders to effectuate the Conrail Spin Off Transactions.

     CSXT, NSR and Conrail will enter into a dealer manager agreement with the dealer manager. In that agreement, Conrail, CSX and NSC will agree to pay the dealer manager customary fees for its services, including reasonable out-of-pocket expenses and fees and expenses of legal counsel. Conrail, CSX and NSC have also agreed to indemnify the dealer manager against specified liabilities, including specified liabilities under the federal securities laws.

     At any given time, the dealer manager may trade the Conrail Debentures and, upon their issuance, the New Exchange Notes, for its own account or for the accounts of its customers, and, accordingly, may hold a long or a short position in these securities or such other securities.

     The dealer manager does not assume any responsibility for the accuracy or completeness of the information concerning this exchange offer and consent solicitation, the Conrail Spin Off Transactions, CSX, CSXT, NSC, NSR or Conrail contained in this prospectus and consent solicitation statement or any documents incorporated herein by reference or for any failure by us to disclose events that may have occurred and may affect the significance or accuracy of such information.

     Questions regarding the terms of this exchange offer and consent solicitation should be directed to the dealer manager at the address and telephone numbers set forth on the back cover of this prospectus and consent solicitation statement.

INFORMATION AGENT

     We have engaged Innisfree M&A Incorporated as the information agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus and consent solicitation statement or of the letter of consent/transmittal and requests for notices of guaranteed delivery should be directed to the information agent. The information agent may be contacted as follows:

                           Innisfree M&A Incorporated
                         501 Madison Avenue, 20th Floor
                            New York, New York 10022

                        Banks and Brokers Call Collect:
                                 (212) 750-5833
                           All Others Call Toll Free:
                                 (877) 456-3507

EXCHANGE AGENT

     We have engaged The Bank of New York as the exchange agent for this exchange offer and consent solicitation. All executed letters of consent/transmittal should be directed to the exchange agent at the address set forth below:

                                  Deliver to:
                              The Bank of New York
                              Reorganization Unit
                             101 Barclay Street, 7E
                            New York, New York 10286
                    Attn: William Buckley/Carolle Montreuil

                            Facsimile Transmissions:
                                 (212) 298-1915

                            To Confirm by Telephone:

                              (212) 815-5788/5920

     Delivery to an address other than as listed above or transmission of instructions via facsimile other than as listed above does not constitute a valid delivery.

     You and your broker, dealer, commercial bank, trust company or other nominee should send letters of consent/transmittal and all correspondence in connection with this exchange offer and consent solicitation to the exchange agent at the address and telephone number listed above.

FEES AND EXPENSES

     The information agent and exchange agent will receive reasonable and customary compensation for their services, and will be reimbursed by Conrail for various reasonable out-of-pocket expenses.

     The dealer manager, information agent and exchange agent will be indemnified against various liabilities in connection with this exchange offer and consent solicitation, including liabilities under the federal securities laws.

     No fees or commissions (other than fees to the dealer manager, information agent and exchange agent) will be payable by us to brokers, dealers or other persons for soliciting tenders of Conrail Debentures pursuant to this exchange offer and consent solicitation. We, however, upon request, will reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding this prospectus and consent solicitation statement and related materials to the beneficial owners of Conrail Debentures held by them as a nominee or in a fiduciary capacity. Other than the dealer manager, no broker, dealer, commercial bank or trust company has been authorized to act as our agent for purposes of this exchange offer and consent solicitation.

TRANSFER TAXES

     Conrail will pay all transfer taxes, if any, applicable to the exchange of Conrail Debentures under this exchange offer and consent solicitation. If, however, certificates representing New CSXT Notes or New NSR Notes or Conrail Debentures for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Conrail Debentures tendered, or if tendered Conrail Debentures are registered in the name of any person other than the person signing the letter of consent/transmittal, or if a transfer tax is imposed for any reason other than the exchange of Conrail Debentures pursuant to this exchange offer and consent solicitation, then the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of consent/transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

     We are not aware of any state or local jurisdiction where the consummation of this exchange offer and consent solicitation is prohibited by administrative or judicial action pursuant to a state or local statute. If we become aware of any state or local jurisdiction where the consummation of this exchange offer and consent solicitation is so prohibited, we will make a good faith effort to comply with any such statute. If, after that effort, we cannot comply with that statute, this exchange offer and consent solicitation will not be consummated (nor will consents or letters of consent/transmittal be accepted from or on behalf of the holders of Conrail's Debentures) in that state or local jurisdiction.

ACCOUNTING TREATMENT

     CSX and NSC through their indirect ownership of Conrail each have ownership interests in both NYC and PRR. Presently, their indirect ownership interests in these entities mirror their ownership interest in Conrail (42% for CSX and 58% for NSC). As a result of the Conrail Spin Off Transactions, CSX (and ultimately
CSXT) will obtain direct ownership of all of NYC and NSC (and ultimately NSR) will obtain direct ownership of all of PRR. Thus, CSX will in effect receive NSC's 58% indirect ownership interest in NYC and NSC will in effect receive CSX's 42% indirect ownership interest in PRR. Accordingly, after the Conrail Spin Off Transactions, CSX will no longer have an indirect ownership interest in PRR and NSC will no longer have an indirect ownership interest in NYC. The receipt of the interests not already indirectly owned by CSX and NSC will be accounted for at fair value using the principles of purchase accounting. The receipt of the interests already indirectly owned by CSX and NSC will be accounted for using CSX's and NSC's bases in amounts already included within their respective investments in Conrail. The pro forma financial information included in the Appendices attached hereto has been prepared assuming that the fair value of the direct ownership interests being obtained equals the carrying amount of the indirect ownership interests being foregone. CSX and NSC are progressing toward ascertaining the fair value effects of the Conrail Spin Off

Transactions, which will be reflected in the accounting for the Conrail Spin Off Transactions once consummated and that analysis has been completed. Accordingly, the amounts ultimately reflected in CSXT's and NSR's financial statements could differ materially from the amounts shown in the unaudited pro forma financial information included in the Appendices attached hereto. Based on the preliminary results of appraisals of the NYC and PRR assets, the ultimate fair values recorded upon consummation of the Conrail Spin Off Transactions will likely exceed the amounts shown in the unaudited pro forma financial information. CSXT and NSR will recognize capital contributions from CSX and NSC, respectively, and accordingly will not recognize any gain or loss related to the Conrail Spin Off Transactions, notwithstanding any gain or loss that may be recognized by CSX and NSC.


     Conrail will recognize a gain or loss on any difference between the fair value and carrying value of NYC and PRR, including the effect of the extinguishment of the Conrail Debentures upon consummation of this exchange offer and consent solicitation, and then concurrently will record the distribution of NYC and PRR to its parent, CRR, as a dividend.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THIS EXCHANGE OFFER AND CONSENT SOLICITATION

     The following is a summary of the material United States federal income tax consequences (i) to holders of Conrail Debentures who exchange their Conrail Debentures for New Exchange Notes and the receipt by such holders of the Cash Payment paid in the exchange and (ii) to holders who do not participate in the exchange. Except where otherwise noted, this summary is based on the Internal Revenue Code of 1986, as amended, or the "Code," administrative pronouncements, judicial decisions and existing and proposed U.S. Treasury Regulations, all as in effect on the date of this prospectus and consent solicitation statement and all of which are subject to change, possibly with retroactive effect. This summary assumes that the Conrail Debentures and the New Exchange Notes are held as capital assets (as defined in the Code) and does not address the tax consequences that may be relevant to a holder subject to special U.S. tax rules, including, but not limited to, non-U.S. holders, certain expatriates, dealers in securities or foreign currency, banks, trusts, insurance companies, tax-exempt organizations and persons that hold the New Exchange Notes as part of a straddle, hedge against currency risk or constructive sale or conversion transaction. Moreover, this discussion does not address any aspect of state, local or foreign tax considerations and does not address U.S. federal income tax consequences that may be relevant to a particular holder in light of his or her personal circumstances.

     As used herein, a "holder" means a beneficial owner of a Conrail Debenture, New CSXT Note or New NSR Note that is, for U.S. federal income tax purposes:

      -- an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the "substantial presence" test under
           Section 7701 of the Code;

      -- a corporation (or any other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or of any political subdivision thereof;

      -- an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

      -- a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (y) the trust has a valid election in effect under the applicable U.S. Treasury Regulations to be treated as a United States person.

     THE FOLLOWING SUMMARY IS NOT TAX ADVICE. ACCORDINGLY, HOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS AS TO THE SPECIFIC CONSEQUENCES TO THEM OF THIS EXCHANGE OFFER AND CONSENT SOLICITATION AND THE PAYMENT OF CASH, INCLUDING THE APPLICABILITY OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

  THE EXCHANGE OF CONRAIL DEBENTURES FOR NEW CSXT NOTES AND NEW NSR NOTES

     We have received a ruling from the IRS concerning certain aspects of the exchange of Conrail Debentures for New CSXT Notes, New NSR Notes and Cash Payments. Consistent with the ruling, the following discussion (except as otherwise specifically noted) assumes that the Conrail Debentures, the New CSXT Notes and the New NSR Notes are "securities" for U.S. federal income tax purposes under the relevant provisions of the Code. Based on the foregoing, and subject to the discussion below under "-- Cash Payment Received in Connection with the Exchange by Holders of Conrail Debentures," the material U.S. federal income tax consequences of the exchange should be as follows:

      -- holders of Conrail Debentures who exchange Conrail Debentures for New Exchange Notes and Cash Payments should recognize any gain (but not loss) realized on each Conrail Debenture in an amount equal to the lesser of:

         --   the amount of the Cash Payment received; or

         -- the amount equal to the excess, if any, of (a) the sum of (i) the Cash Payment received and (ii) the aggregate issue price (described hereafter) of the New CSXT Note and the New NSR Note received in the exchange over (b) the holder's adjusted tax basis in the Conrail Debenture exchanged therefor.

     The issue price of the New CSXT Note and the New NSR Note depends on whether a substantial amount of such New Exchange Notes is considered to be "traded on an established market" within the meaning of the applicable U.S. Treasury Regulations. If, as Conrail expects, a substantial amount of the New CSXT Notes and the New NSR Notes is considered to be traded on an established market, the issue price of such Notes will be their trading price on the issue date. If it is not the case that a substantial amount of the New CSXT Notes and the New NSR Notes is considered to be traded on an established market, but a substantial amount of the Conrail Debentures is considered to be so traded, the fair market value of the Conrail Debenture on the date of the exchange will be allocated between the New CSXT Note and the New NSR Note based on such New Exchange Notes' relative fair market values, and the issue price of the New CSXT Note and the New NSR Note will equal the portion of the Conrail Debenture fair market value allocated to such New Exchange Notes. If the New CSXT Notes, the New NSR Notes and the Conrail Debentures are considered not to be traded on an established market, the issue price of the New CSXT Notes and New NSR Notes will be equal to their stated principal amounts. HOLDERS OF NEW CSXT NOTES AND NEW NSR NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE DETERMINATION OF THE ISSUE PRICE OF SUCH NEW EXCHANGE NOTES.

     Except as discussed below, gain recognized by an exchanging holder will be treated as capital gain and will be long-term capital gain if, at the time of the exchange, the Conrail Debenture has been held for more than one year. Gain recognized by an exchanging holder will be treated as ordinary income to the extent of any market discount on the Conrail Debenture exchanged therefor that has accrued during the period that the exchanging holder held the Conrail Debenture and that has not previously been included in income by the holder. A Conrail Debenture generally will be considered to have been acquired with market discount if the adjusted issue price of the Conrail Debenture at the time of acquisition exceeded the initial tax basis of the Conrail Debenture in the hands of the holder by more than a specified de minimis amount. Market discount accrues on a ratable basis, unless the holder elects to accrue the market discount using a constant-yield method.

     The gain calculation must be made separately for each Conrail Debenture exchanged, and a loss realized on one Conrail Debenture will not be recognized and therefore may not be used to offset a gain recognized on another Conrail Debenture.

      -- the holding period of the New CSXT Note and the New NSR Note will include the holding period of the Conrail Debenture exchanged for the New CSXT Note and the New NSR Note;

      -- the aggregate adjusted tax basis of the New CSXT Note and the New NSR Note received will be equal to the tax basis in the Conrail Debenture exchanged (a) reduced by the amount of the Cash

           Payment received that is attributable to such Conrail Debenture and
           (b) increased by the amount of gain, if any, recognized by such holder on the exchange with respect to such Conrail Debenture and such basis will be allocated between the New CSXT Note and the New NSR Note based on their relative fair market values; and

      -- any accrued market discount on the Conrail Debenture not previously treated as ordinary income will carry over to and be allocated between the New CSXT Note and the New NSR Note.

  CASH PAYMENT RECEIVED IN CONNECTION WITH THE EXCHANGE BY HOLDERS OF CONRAIL DEBENTURES

     We intend to treat the Conrail Debentures, the New CSXT Notes and the New NSR Notes as securities for federal income tax purposes and, consistent with a ruling we have received from the IRS, we intend to treat the Cash Payment to holders as additional consideration received by holders as part of the exchange. In the event that the Cash Payment is not treated as additional consideration received by holders as part of the exchange, such payments will likely be treated as a separate payment in the nature of a fee paid for holders' consent, and holders would likely recognize ordinary income in the amount of the cash received as opposed to capital gain as described above.

  NONPARTICIPATION IN THE EXCHANGE

     Some holders of Conrail Debentures may not participate in the exchange. Whether such holders are treated as constructively exchanging their "old" Conrail Debentures for "new" Conrail Debentures for U.S. federal income tax purposes as a result of the adoption of the Conrail Supplemental Indenture depends on whether the adoption of the Conrail Supplemental Indenture constitutes a "significant modification" of the existing Conrail Debentures (within the meaning of the applicable U.S. Treasury Regulations). The adoption of the Conrail Supplemental Indenture should not constitute a significant modification of the terms of the Conrail Debentures. Accordingly, holders of Conrail Debentures who do not participate in this exchange offer and consent solicitation should not be deemed to have exchanged their Conrail Debentures and otherwise should not recognize income, gain or loss solely as a result of the adoption of the Conrail Supplemental Indenture. Similarly, there should be no U.S. federal income tax consequences of this exchange offer and consent solicitation to a participating holder with respect to any portion of the holder's Conrail Debentures that are not tendered or are withdrawn on or prior to the expiration of this exchange offer and consent solicitation.

  CONSEQUENCES OF HOLDING NEW EXCHANGE NOTES

     The following is a summary of the principal U.S. federal income tax consequences resulting from the ownership and disposition of the New CSXT Notes and the New NSR Notes:

     Payments of Interest and Original Issue Discount. Interest paid on a New CSXT Note and a New NSR Note will be taxable to a holder as ordinary interest income at the time it accrues or is received in accordance with the holder's method of accounting for U.S. federal income tax purposes. In the event that the "stated redemption price at maturity" of the New CSXT Note or the New NSR Note exceeds its "issue price" (as described above), provided such excess is greater than a specified de minimis amount, each New CSXT Note or New NSR Note will be considered to have been issued with original issue discount, or "OID." Each holder of a New Exchange Note issued with OID will be required to include in income each year, without regard to whether any cash payments of interest are made with respect to such New Exchange Note and without regard to the holder's method of accounting for U.S. federal income tax purposes, a portion of the OID on the New CSXT Notes or the New NSR Notes or both, as the case may be, so as to provide a constant yield to maturity, subject to reductions in respect of acquisition premium (as defined hereafter). The amount required to be so included will be treated as ordinary income. In compliance with U.S. Treasury Regulations, if the New Exchange Notes are issued with OID, the issuers will provide certain information to the IRS and holders that is relevant to determining the amount of OID in each accrual period. The New Exchange Notes are not expected to be issued with OID.

     Acquisition Premium and Amortizable Bond Premium. If a holder's adjusted tax basis in a New CSXT Note or a New NSR Note immediately after the exchange of a Conrail Debenture for such New Exchange Note (i) is less than or equal to the sum of all amounts payable on the New CSXT Note or the New NSR Note (other than payments of qualified stated interest), but (ii) exceeds the adjusted issue price of such New Exchange Note, such excess will be considered "acquisition premium." In such case, a holder may reduce its OID inclusions with respect to the New CSXT Note or the New NSR Note by an amount equal to the amount of OID such holder would otherwise include in its gross income multiplied by a fraction, the numerator of which is the amount of acquisition premium and the denominator of which is the excess of the sum of all amounts (other than qualified stated interest) payable on the New CSXT Note or the New NSR Note after the date of the exchange over the adjusted issue price of the New CSXT Note or the New NSR Note. Alternatively, a holder may elect to amortize acquisition premium on a constant-yield basis.

     If a holder's adjusted tax basis in a New CSXT Note or a New NSR Note immediately after the exchange exceeds the amount that is payable at maturity, the holder will be considered to have amortizable bond premium equal to such excess and will not be required to accrue any OID into income. In addition, the holder may elect to amortize this premium using a constant yield method, over the remaining term of the New Exchange Note. A holder who elects to amortize bond premium may offset each interest payment on such New Exchange Note by the portion of the bond premium allocable to such payment and must reduce its tax basis in the New Exchange Note by the amount of the premium amortized in any year.

     Market Discount. Accrued market discount on a Conrail Debenture not previously treated as ordinary income by a holder will carry over to and be allocated between the New CSXT Note and the New NSR Note. A holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a New CSXT Note or a New NSR Note as ordinary income to the extent of the market discount on the New Exchange Note at the time of the payment or disposition unless the market discount has been previously included in income by the holder pursuant to an election by the holder to include the market discount in income as it accrues, or pursuant to a constant yield election by the holder.

     Sale, Exchange, Redemption or Other Taxable Disposition of the New CSXT Notes and the New NSR Notes. Upon the sale, exchange, redemption or other taxable disposition of a New CSXT Note or a New NSR Note, a holder will recognize gain or loss, if any, for U.S. federal income tax purposes equal to the difference between (i) the amount realized upon the sale, exchange, redemption or other taxable disposition (except to the extent such amount is attributable to accrued but unpaid interest that has not previously been included in income and that is taxable as ordinary interest income upon the sale, exchange, redemption or other taxable disposition) and (ii) such holder's adjusted tax basis in such New CSXT Note or New NSR Note.

     Except as provided below, any gain or loss recognized on the sale, exchange or redemption of a New CSXT Note or a New NSR Note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or redemption the holder's holding period of the New CSXT Note or the New NSR Note for U.S. federal income tax purposes is more than one year. A holder who has market discount with respect to a New CSXT Note or a New NSR Note will generally be required to treat gain realized on the sale, exchange, redemption or other disposition of the New CSXT Notes or the New NSR Notes (including certain dispositions that are non-recognition transactions under the Code) as ordinary income to the extent of the market discount accrued to the date of the disposition, less any accrued market discount previously reported as ordinary income.

  INFORMATION REPORTING AND BACKUP WITHHOLDING

     Information reporting requirements will generally apply to certain payments made and any OID with respect to the New CSXT Notes and the New NSR Notes. To prevent backup withholding at the then applicable rate with respect to such payments and with respect to the exchange, U.S. federal income tax law requires that each exchanging holder must provide the exchange agent with such holder's correct taxpayer identification number that, in the case of an individual, is his or her social security number, and certain other information, or otherwise establish a basis for exemption from backup withholding. Exempt holders

(including, among others, all corporations, and certain foreign individuals) are not subject to these backup withholding and information reporting requirements.

     Backup withholding tax is not an additional U.S. federal income tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding tax will be offset by the amount of tax withheld. If backup withholding tax results in an overpayment of U.S. federal income tax, a refund or credit may be obtained from the IRS, provided the required information is timely furnished to the IRS.

     THE FOREGOING DISCUSSION IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL FEDERAL INCOME TAX CONSIDERATIONS OR ANY OTHER CONSIDERATIONS RELATING TO THIS EXCHANGE OFFER AND CONSENT SOLICITATION. THUS, HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THIS EXCHANGE OFFER AND CONSENT SOLICITATION TO THEM, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

USE OF PROCEEDS

     None of CSXT, NSR, Conrail or any other party will receive any cash proceeds from the delivery or issuance of the New CSXT Notes, the New NSR Notes or the Cash Payments in this exchange offer and consent solicitation.

                DESCRIPTION OF THE CONRAIL SPIN OFF TRANSACTIONS

     We are proposing, through a series of consecutive and concurrent transactions, to merge NYC with CSXT and to merge PRR with NSR in order to further effectuate the joint acquisition of Conrail accomplished by CSX and NSR during the second quarter of 1997. The Conrail Spin Off Transactions are not expected to affect our rail operations, service or competition generally, and are not expected to have any adverse impact on shippers, other rail carriers or our employees. We do not believe that any of our employees will be dismissed or displaced as a result of the Conrail Spin Off Transactions, or that any changes are required to be made to existing labor agreements or to the compensation, benefits or working conditions of our employees. The employees now working on the railroad assets owned by NYC and PRR are expected to continue to work for the same employers, and the labor agreements that now apply to these employees, and that are expected to continue to apply, are the CSXT and NSR labor agreements.

     The Conrail Spin Off Transactions have been structured to permit CSX and NSC to acquire full ownership and exclusive control of Conrail properties that they already own indirectly, through their joint ownership of Conrail, and that they are already authorized by the STB to operate and manage separately and independently as part of their respective rail systems. In practical effect, we are seeking to extend and make more effective the already existing division of Conrail's assets between NYC for use and operation by CSXT and PRR for use and operation by NSR that has been previously approved by the STB. The result of such permanent division will allow CSXT and NSR to become the direct owners of NYC and PRR, thereby allowing CSX and NSC to enjoy the full management control and independence over the assets of NYC and PRR, respectively, without any control or responsibility with respect to those assets by one another.

     The Conrail Spin Off Transactions have been structured to preserve the existing rail operating structure in the Conrail Shared Assets Areas separately designated as North Jersey, South Jersey/Philadelphia and Detroit, and is intended to preserve the balanced competitive rail service in the eastern United States that resulted from the creation of the Shared Assets Areas and otherwise from the original joint acquisition of Conrail. The present situation, however, in which CSX and NSC pay operating fees on the former Conrail properties they each operate to an entity partially owned by the other, will be eliminated, and with this elimination, numerous other entangling arrangements will be removed, thereby enhancing the ability of CSX and NSC to manage their respective rail properties independently and minimizing the potential conflicts associated with their indirect joint ownership of Conrail.

BACKGROUND TO THE CONRAIL SPIN OFF TRANSACTIONS

     CSX and NSC originally acquired all the outstanding shares of CRR, a Pennsylvania corporation of which Conrail is the principal subsidiary, not already owned by them for $115 per share in cash through CRR Holdings, an entity jointly owned by CSX and NSC. The total cost of acquiring the outstanding shares of CRR was approximately $9.8 billion, of which CSX paid 42%, or approximately $4.1 billion, and NSC paid 58%, or approximately $5.7 billion. To reflect this apportionment of CRR's acquisition cost, CSX and NSC each held, and continue to hold 42% and 58%, respectively, of the economic interests in CRR Holdings, with CRR Holdings' voting interests apportioned 50% to CSX and 50% to NSC. CSX and NSC recognized that upon consummation of the joint acquisition of CRR's stock, a workable arrangement was needed whereby their respective railroad systems would benefit from and bear the costs of Conrail's routes, businesses and assets under a structure acceptable to the STB and Conrail's various other constituencies. With these goals in mind, on June 10, 1997, CSX, CSXT, NSC, NSR, CRR, Conrail, and CRR Holdings, entered into the Transaction Agreement, by which CSX and NSC provided for the joint governance and operation of CRR and its affiliates, including Conrail.

     Pursuant to the Transaction Agreement, and by a process of mutual designation, CSX and NSC divided Conrail's railroad operating properties and related assets, generally, into three groups: (1) the "NYC Allocated Assets," consisting of properties reserved for exclusive operation by CSXT (consisting principally of former New York Central rail lines, including lines running from New York/New Jersey through Albany and Buffalo to St. Louis, and from Albany to Boston, and certain owned and unencumbered rolling stock of Conrail); (2) the "PRR Allocated Assets," consisting of properties reserved for exclusive operation by NSR

(consisting principally of former Pennsylvania Railroad lines, including lines running from New York/New Jersey and Philadelphia through Pittsburgh and Cleveland to Chicago, and certain owned and unencumbered rolling stock of Conrail); and (3) the "Retained Assets," consisting primarily of the Shared Assets Areas, operated by Conrail for the benefit of both CSXT and NSR, providing rail service in North Jersey, South Jersey/Philadelphia and Detroit.


     To effectuate this allocation of assets, Conrail formed two separate, wholly owned Delaware limited liability companies, NYC and PRR (collectively, the "LLCs"). Conrail transferred to NYC ownership of the NYC Allocated Assets and transferred to PRR ownership of the PRR Allocated Assets. NYC entered into an allocated assets operating agreement with CSXT, granting CSXT the exclusive right to operate and use the NYC Allocated Assets, and PRR entered into a similar agreement with NSR, granting NSR the exclusive right to operate and use the PRR Allocated Assets. The Retained Assets continued to be directly operated by Conrail for the benefit of both CSX and NSC. With respect to liabilities, NYC was allocated liabilities arising on or after June 1, 1999 that related predominantly to the NYC Allocated Assets and PRR was allocated liabilities arising on or after June 1, 1999 that related predominantly to the PRR Allocated Assets. Conrail remained responsible for all retained liabilities that did not relate predominantly to the NYC Allocated Assets or PRR Allocated Assets; and Conrail continued to be responsible for certain liabilities that arose prior to June 1, 1999. Conrail has generally satisfied such retained liabilities, including its debt obligations, out of payments received, either directly or through NYC and PRR, from CSXT and NSR in connection with the Allocated Assets and the Shared Assets Areas. Following receipt by CRR Holdings of written notice from Conrail's board of directors (that is composed solely of representatives of CSX and NSC) that Conrail requires additional cash to satisfy its retained liabilities that include, but are not limited to, the Conrail Debentures, CRR Holdings will, pursuant to agreement, provide such cash to Conrail. In addition, pursuant to the Transaction Agreement, CSX and NSC committed to one another that they shall ensure that CRR, Conrail and their affiliates have sufficient cash to satisfy the retained liabilities as they become due and any operating and other expenses. CSX and NSC intend that the economic burden of Conrail's retained liabilities will continue to be borne without change, directly or indirectly, 42% by CSX and 58% by NSC.



     Under the terms of the Transaction Agreement and the LLC operating agreements of NYC and PRR, CSX has the right to manage NYC and to designate its officers and directors, and NSC has the right to manage PRR and to designate its officers and directors. Certain major decisions of NYC and PRR, however, were reserved to Conrail, which can act in that respect only with the indirect approval of both CSX and NSC pursuant to their respective 50% voting interests in Conrail's ultimate parent, CRR Holdings.


     The current terms of the NYC and PRR allocated assets operating agreements have fixed terms of 25 years (with options for two subsequent renewal periods), and require return of the subject rail assets by CSXT to NYC and by NSR to PRR upon termination or expiration of the agreements. The agreements also provide that an operating fee (analogous to rent) is to be paid by each operating railroad (CSXT and NSR) to its respective counterparty (NYC and PRR) quarterly. Every six years after June 1, 1999, the date upon which the asset allocations and operating agreements set forth in the Transaction Agreement became effective, the respective operating fees are to be revalued and reset to then current "fair market rental value," defined as the rent that would be negotiated at arm's-length between parties under no compulsion to lease.

     As a result of the original transactions consummated pursuant to the Transaction Agreement, ownership of the NYC Allocated Assets and PRR Allocated Assets remained within the corporate structure of Conrail, while their operation and general day-to-day management was conducted, as of June 1, 1999, separately by CSXT and NSR.

REGULATORY APPROVALS

 SURFACE TRANSPORTATION BOARD


     Railroad mergers and acquisitions are subject to the exclusive jurisdiction of the STB, successor to the Interstate Commerce Commission.

     On July 23, 1998, the STB issued a written order, effective August 22, 1998, authorizing the acquisition of control of CRR by CSX and NSC and specifically authorizing the actions contemplated by the Transaction Agreement.


     In its 1998 order, the STB found that CSXT and NSR "shall have the right to use, operate, perform, and enjoy" the assets of Conrail "notwithstanding any provision in any law, agreement, order, document or otherwise purporting to limit or prohibit Conrail's assignment of its right to use, operate, perform and enjoy such assets to another person or persons, or purporting to affect those rights in the case of a change in control." However, because CSX and NSC did not seek the STB's approval during the original Conrail acquisition for the proposed transfer of direct ownership and exclusive control of NYC to CSX and of PRR to NSC, it was also necessary for us to petition the STB for such authorization, which the STB granted on November 7, 2003 on the basis of the June 4, 2003 petition described below.



     On June 4, 2003, in connection with the Conrail Spin Off Transactions, Conrail, CSX and NSC filed a Petition for Supplemental Order seeking the STB's authorization of the consolidation of NYC within CSXT, the consolidation of PRR within NSR and specific authorization of the Conrail Spin Off Transactions, subject to a condition requiring Conrail, CSX and NSC either: (i) to resolve through negotiations any issues pertaining to the required consents of holders of the Conrail Debentures; or (ii) to propose further proceedings to determine whether the treatment of holders of the Conrail Debentures under the terms of the Conrail Spin Off Transactions is fair, just, and reasonable. With the Petition for Supplemental Order, Conrail, CSX and NSC provided the STB with letters from the credit rating agencies, Moody's and Standard & Poor's, in which the rating agencies determined, subject to certain assumptions and qualifications, that as of the consummation of this exchange offer and consent solicitation: (y) the ratings assigned to the debt securities to be issued in this exchange offer and consent solicitation will be at least equal to the ratings assigned to Conrail's unsecured debentures; and (z) the ratings of Conrail's secured debt obligations will not be reduced as a consequence of the Conrail Spin Off Transactions. On November 7, 2003, the STB issued a supplemental order, effective that date, specifically authorizing the Conrail Spin Off Transactions. Rejecting a condition requested by certain Conrail bondholders that would have made authorization of the Conrail Spin Off Transactions subject to completion of the consent solicitation process on terms agreed to by the parties, the STB confirmed that it has the authority to make a determination that the treatment of the holders of the Conrail Debentures under the terms of this exchange offer and consent solicitation is fair, just and reasonable (hereafter referred to as a "fairness determination"). The STB therefore imposed the condition proposed by Conrail, CSX and NSC as set forth above on its grant of the authorization for Conrail, CSX and NSC to carry out the Conrail Spin Off Transactions. Since the receipt of the November 2003 STB supplemental order, we have had preliminary discussions with members of a committee which purports to represent certain holders of Conrail Debentures.



     In the event that the STB is asked to make a fairness determination, interested parties would be free to appear before the STB and, through their own counsel and at their own expense, offer evidence and legal arguments to support their position with respect to the fairness issue. In that event, the STB would determine what is fair, just and reasonable to the holders of Conrail's debt obligations, which could include, among other possibilities, the implementation of the Proposed Amendments or other conditions on such terms as the STB may prescribe, which could be effectuated as a matter of law without the requirement of the consent of the holders of the Conrail Debentures. Unless the STB determines otherwise, Conrail, CSX and NSC may elect, following the filing of a request for a fairness determination, to consummate the Conrail Spin Off Transactions; provided that following such consummation, the terms of the Conrail Spin Off Transactions would be subject to the STB's subsequent fairness determination, including without limitation such terms as the STB may prescribe with respect to Conrail's debt obligations, which would be binding as to all parties. However, because the STB's authorization for the Conrail Spin Off Transactions is permissive and not mandatory with respect to the carriers, Conrail, CSX and NSC may instead defer consummation of the Conrail Spin Off Transactions until the STB's fairness determination has been issued, at which time Conrail, CSX and NSC could decide, based exclusively on their business judgment, not to consummate the Conrail Spin Off Transactions. Final STB decisions, including any fairness determinations, are subject to judicial review in the United States Court of Appeals.

 INTERNAL REVENUE SERVICE


     In November 2003, we received a private letter ruling from the IRS confirming that no gain (except to the extent of cash received) or loss will be recognized by Conrail, its shareholders or certain of its securityholders with respect to the Conrail Spin Off Transactions. Although the rulings contained in the private letter ruling relating to the Conrail Spin Off Transactions are generally binding on the IRS, the continuing validity of such rulings is subject to factual representations and assumptions. We are not aware of any facts or circumstances that would adversely impact the continuing validity of such rulings.


BENEFITS OF THE CONRAIL SPIN OFF TRANSACTIONS

     The proposed transfer of NYC to CSXT and PRR to NSR would simplify the existing management structure of Conrail assets. Under the current corporate structure, CSXT and NSR directly operate and manage on a day-to-day basis the Conrail assets allocated to them pursuant to operating agreements, but their ownership of these properties is joint and indirect, through their joint ownership of Conrail. After the consummation of the Conrail Spin Off Transactions, the Conrail assets allocated to and currently operated by CSXT will be brought under CSX's direct ownership and control, and the Conrail assets allocated to and currently operated by NSR will be brought under NSC's direct ownership and control. As a result, both CSX and NSC will benefit from:

      -- increased independence over the management of the assets of NYC and PRR;

      -- improved transparency of the financial reporting of CSX and NSC by consolidation of the financial results of NYC and PRR into those of CSX and NSC, respectively, thereby enhancing access to the capital markets;

      -- elimination of the dependence of CSXT on NSR's consent and NSR on CSXT's consent for many decisions relating to CSXT's and NSR's respective management of the underlying assets of NYC and PRR;

      -- improved incentives for new business innovations, long-term capital improvements and strategic dispositions and acquisitions of NYC and PRR properties and assets; and

      -- reductions in potential conflicts associated with the indirect joint ownership of NYC's and PRR's assets, which arise because CSX and NSC, though joint owners of NYC and PRR, do not share a joint economic agenda regarding NYC and PRR due to their status as competitors.

TRANSACTION STEPS

     The Conrail Spin Off Transactions will occur in several immediately consecutive steps, each on the Closing Date, as follows:

          (1) Conrail will transfer (a) its membership interest in NYC to NYC Newco in exchange for (i) NYC Newco's issuance to Conrail of common stock sufficient to provide Conrail 99.9% of the then-outstanding common stock of NYC Newco and (ii) New CSXT Notes, and (b) its membership interest in PRR to PRR Newco in exchange for (i) PRR Newco's issuance to Conrail of common stock sufficient to provide Conrail 99.9% of the then-outstanding common stock of PRR Newco and (ii) New NSR Notes, these transactions to be collectively referred to as the "Contributions." As a result of the Contributions, Conrail will own 99.9% of the common stock of, and therefore will control, NYC Newco (which will wholly own and control NYC), and Conrail will own 99.9% of the common stock of, and therefore will control, PRR Newco (which will wholly own and control PRR).


          (2) The stock of NYC Newco will then be transferred successively from Conrail to CRR, from CRR to Green Corp. and from Green Corp. to CRR Holdings. (These transactions comprise the "Spin Offs.") CRR Holdings will then transfer the NYC Newco stock to CSX Rail Holding Corporation, or "CSX Rail," and CSX Northeast Holding Corporation, or "CSX Northeast," both of which are wholly owned subsidiaries of CSX. CSX Rail and CSX Northeast will transfer the NYC Newco stock to CSX, which will then transfer it to CSXT. Similarly, the stock of PRR Newco will be transferred successively from Conrail to CRR to Green Corp. to CRR Holdings and then, successively, to NSC and NSR. As a result of these transfers, CSXT will wholly own and control NYC Newco (which will wholly own and control NYC) and NSR will wholly own and control PRR Newco (which will wholly own and control PRR).

          (3) NYC will then be merged with and into NYC Newco, with NYC Newco as the surviving company, and PRR will then be merged with and into PRR Newco, with PRR Newco as the surviving company.

          (4) As a final step, NYC Newco will be merged with and into CSXT, with CSXT as the surviving company, and PRR Newco will be merged with and into NSR, with NSR as the surviving company, thereby consummating the consolidation of NYC's business, assets and operations within CSXT and of PRR's business, assets and operations within NSR.

TIMING OF CLOSING

     The Closing Date for the Conrail Spin Off Transactions will occur as soon as practicable after the expiration date and satisfaction or waiver of all conditions to the Conrail Spin Off Transactions as set forth in the Distribution Agreement. The Conrail Spin Off Transactions will become effective upon consummation of the various interrelated transaction steps.

THE DISTRIBUTION AGREEMENT

     The following summary of the Distribution Agreement is qualified in its entirety by reference to the complete text of the Distribution Agreement which is an exhibit to the registration statement of which this prospectus and consent solicitation statement is a part. Capitalized terms used in this subsection without definition shall have the meaning ascribed to them in the Distribution Agreement.

  THE DISTRIBUTION


     In connection with the Conrail Spin Off Transactions, CRR, Conrail, CSX, CSXT, NSC, NSR, CRR Holdings, NYC Newco, PRR Newco and certain other parties thereto will have entered into a distribution agreement, or the "Distribution Agreement." The Distribution Agreement may be amended by the parties without the consent of the holders of the Conrail Debentures.


     After a series of consecutive steps, occurring on the Closing Date, as set forth above, NYC and PRR will be transferred to CSXT and NSR, respectively.

  TIMING OF THE CONRAIL SPIN OFF TRANSACTIONS

     The consummations of all the consecutive transactions to the Conrail Spin Off Transactions, including the consummation of this exchange offer and consent solicitation, are scheduled to occur on the Closing Date. See "--Timing of Closing."

  CONDITIONS TO THE CONSUMMATION OF THE CONRAIL SPIN OFF TRANSACTIONS

     The conditions that must be met, or waived, to consummate the Conrail Spin Off Transactions include, among other things, that

          (a) no preliminary or permanent injunction or other order or decree issued by a court of competent jurisdiction or any other legal restraint or prohibition that prevents the consummation of the Conrail Spin Off Transactions shall be in effect and no statute, rule or regulation shall have been enacted by any governmental entity prohibiting the consummation of the transactions to occur on the Closing Date;

          (b) since the date of execution of the Distribution Agreement, there shall not have been any condition, circumstance, event or occurrence occurring or existing that, individually or in the aggregate, has resulted or could result in a change in the percentage allocation to NYC of 42% and to PRR of 58%, respectively, of the fair values of NYC and PRR taken together;

          (c) Conrail shall have obtained the consent of holders of a majority in principal amount of each series of equipment trust certificates and pass through trust certificates set forth in the Distribution Agreement on the terms set forth in the solicitation thereof, collectively referred to as the "Secured Debt Consent Solicitation," and the consent of the lessor and other counterparties to Conrail's equipment leases identified in the Distribution Agreement on terms no less favorable than those currently applicable to such equipment leases, or shall have received a decision of the STB, on terms no less favorable than those set forth in the Secured Debt Consent Solicitation or those currently applicable to such equipment leases, respectively, establishing that such consents are not necessary to effectuate the Conrail Spin Off Transactions;

          (d) CSXT, NYC Newco, NSR, PRR Newco and Conrail shall have obtained the consent of the holders of more than 50% of the aggregate principal amount of Conrail Debentures, voting as a single class, to the adoption of the Conrail Supplemental Indenture on the terms set forth in this prospectus and consent solicitation statement, or shall have received a decision of the STB, on terms no less favorable than those set forth in this prospectus and consent solicitation statement, establishing that such consents are not necessary to effectuate the Conrail Spin Off Transactions;

          (e) the parties shall have entered into the instruments of transfer and distribution and the other agreements contemplated herein;

          (f) since the date of the filing made to the IRS, there shall not have been any condition, circumstance, event or occurrence occurring or existing that, individually or in the aggregate, has resulted or could reasonably be expected to result in a material adverse effect on any of the parties to the Distribution Agreement, involving or relating to the transactions set forth in the Transaction Agreement;

          (g) each of the parties to the Distribution Agreement shall have delivered an officer's certificate to the other parties thereto to the effect that (1) the representations and warranties of such party contained in the Distribution Agreement are true and correct in all material respects on and as of the Closing Date as if made on and as of the date of the Distribution Agreement and on and as of the Closing Date, (2) the conditions set forth in subparts (e) and (f) above are satisfied with respect to such party and (3) such party has satisfied in all material respects all covenants to be performed by such party under the Distribution Agreement at or prior to the Closing Date;

          (h) the approvals obtained from the STB and the favorable rulings received from the IRS relating to the Conrail Spin Off Transactions shall remain in full force and effect and there shall not have occurred any change in, or interpretation of, any law, IRS policy, IRS procedure, or facts that formed the basis of such rulings that affects adversely or could affect adversely any significant aspect of the rulings or the ability of NSC or CSX to rely on such rulings; and

          (i) the conditions to this exchange offer and consent solicitation set forth under "Description of This Exchange Offer and Consent
     Solicitation--Conditions to This Exchange Offer and Consent Solicitation" have been satisfied or jointly waived by Conrail, CSX and NSC.

     The conditions listed above (other than the conditions described in (i)) may be asserted by either CSX or NSC regardless of the circumstances giving rise to any of these conditions and such conditions may only be waived by CSX and NSC acting jointly.

  INDEMNIFICATION

     Conrail, CSX and NSC have each agreed in the Distribution Agreement to indemnify each other and their respective affiliates and subsidiaries against certain liabilities in connection with the Conrail Spin Off Transactions, including liabilities under the Securities Act, and to contribute to payments that any indemnified party may be required to make in respect thereof.

     Indemnification by CSX/CSXT. CSX and CSXT will jointly and severally indemnify CRR Holdings, NSC and their respective affiliates and subsidiaries and any director, officer, employee or agent of any of them from any and all liabilities relating to, arising out of or resulting from any of the following:

      -- the untruth or inaccuracy of any representation or warranty of CSX, CSXT or any of their respective affiliates or subsidiaries contained in or made pursuant to the Distribution Agreement or any related agreements;

      -- the breach or non-performance of any agreement of CSX, CSXT or any of their respective affiliates or subsidiaries contained in or made pursuant to the Distribution Agreement or any related agreements;

      -- the NYC Allocated Liabilities (as defined in the Distribution Agreement); and

      -- any untrue statement or alleged untrue statement of a material fact contained in or incorporated by reference into the registration statement filed by CSXT and NYC Newco (of which this prospectus and consent solicitation statement forms a part) or any amendment thereof, the Secured Debt Consent Solicitation or in connection with this exchange offer and consent solicitation (in each case as amended or supplemented), or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that CSX and CSXT shall not be liable in respect of the foregoing indemnity to the extent that any indemnifiable losses are caused by any untrue statement or omission or alleged untrue statement or omission made in any such document in reliance upon and in conformity with information furnished in writing on behalf of CRR Holdings or any of its subsidiaries or NSC or any of its affiliates (other than CRR Holdings and its subsidiaries) or subsidiaries expressly for use therein.

     Indemnification by NSC and NSR. NSC and NSR will jointly and severally indemnify CRR Holdings, CSX and their respective affiliates and subsidiaries and any director, officer, employee or agent of any of them from any and all liabilities relating to, arising out of or resulting from any of the following:

      -- the untruth or inaccuracy of any representation or warranty of NSC, NSR or any of their respective affiliates or subsidiaries contained in or made pursuant to the Distribution Agreement or any related agreements;

      -- the breach or non-performance of any agreement of NSC, NSR or any of their respective affiliates or subsidiaries contained in or made pursuant to the Distribution Agreement or any of the Related Agreements;

      -- the PRR Allocated Liabilities (as defined in the Distribution Agreement); and

      -- any untrue statement or alleged untrue statement of a material fact contained in or incorporated by reference into the registration statement filed by NSR and PRR Newco (of which this prospectus and consent solicitation statement forms a part) or any amendment thereof, the Secured Debt Consent Solicitation or in connection with this exchange offer and consent solicitation (in each case as amended or supplemented), or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that NSC and NSR shall not be liable in respect of the foregoing indemnity to the extent that any indemnifiable losses are caused by any untrue statement or omission or alleged untrue statement or omission made in any such document in reliance upon and in conformity with information furnished in writing on behalf of CRR Holdings or any of its subsidiaries or CSX or any of its affiliates (other than CRR Holdings and its subsidiaries) or subsidiaries expressly for use therein.

     Indemnification by CRR Holdings, Green Corp., CRR and Conrail. CRR Holdings, Green Corp., CRR and Conrail will jointly and severally indemnify CSX and NSC and any of their respective affiliates and subsidiaries (other than CRR Holdings, Green Corp., CRR and Conrail) and any director, officer, employee or agent of any of them from any and all liabilities relating to, arising out of or resulting from any of the following:

      -- the untruth or inaccuracy of any representation or warranty of CRR Holdings, Green Corp., CRR, Conrail or any of their respective affiliates or subsidiaries contained in or made pursuant to the Distribution Agreement or any of the agreements related thereto;

      -- the breach or non-performance of any agreement of CRR Holdings, Green Corp., CRR, Conrail or any of their respective affiliates or subsidiaries contained in or made pursuant to the Distribution Agreement or any of the agreements related thereto; and

      -- any untrue statement or alleged untrue statement of a material fact contained in or incorporated by reference into the registration statements (of which this prospectus and consent solicitation statement forms a part) or any amendment thereof, the Secured Debt Consent Solicitation or in connection with this exchange offer and consent solicitation (in each case as amended or supplemented), or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that CRR Holdings, Green Corp., CRR and Conrail and any of their respective subsidiaries shall not be liable in respect of the foregoing indemnity to the extent that any indemnifiable losses are caused by any untrue statement or omission or alleged untrue statement or omission made in any such document in reliance upon and in conformity with information furnished in writing on behalf of CSX or NSC or any of their affiliates (other than CRR Holdings and its subsidiaries) and subsidiaries expressly for use therein.

  TERMINATION RIGHTS

     The Distribution Agreement may be terminated, upon written notice by the terminating party, at any time on or prior to the expiration date:

      -- by Conrail, CSX or NSC at any time after September 30, 2004 if the consummation of the Conrail Spin Off Transactions shall not have occurred by such date;

      -- by any of the parties thereto if another party shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in the Distribution Agreement, which breach or failure to perform (1) would give rise to the failure of a closing condition and (2) cannot be or has not been cured within 30 days after such defaulting party has received written notice from the other parties;

      -- by any of the parties if any "Governmental Entity" (as defined in the Distribution Agreement) shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the transactions contemplated by the Distribution Agreement and such order, decree, ruling or other action shall have become final and non-appealable; or

      -- prior to the expiration date of this exchange offer and consent solicitation, by any of the parties upon any condition for such party's benefit becoming incapable of satisfaction on or before that expiration date.

  AMENDMENTS AND WAIVERS

     Any provision of the Distribution Agreement may be amended or waived prior to the consummation of the Conrail Spin Off Transactions if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the Distribution Agreement or, in the case of a waiver, by the party to the Distribution Agreement against whom the waiver is to be effective.

  COVENANTS

     The parties to the Distribution Agreement have agreed to use their reasonable best efforts to take all actions necessary or advisable to consummate the Conrail Spin Off Transactions including cooperating in good faith.

THE TRANSACTION AGREEMENT AMENDMENT


     In connection with the Conrail Spin Off Transactions, CRR, Conrail, CSX, CSXT, NSC, NSR, CRR Holdings and certain other parties thereto will enter into an amendment to the Transaction Agreement, or the "Transaction Agreement Amendment." The Transaction Agreement may be amended by the parties without the consent of the holders of the Conrail Debentures.


     The following is a summary of, and is qualified in its entirety by reference to, the full text of the Transaction Agreement Amendment, including attachments and exhibits, which is an exhibit to the registration statements of which this prospectus and consent solicitation statement is a part.

     The Transaction Agreement Amendment clarifies certain of the parties' understandings and agreements with respect to the impact of the Conrail Spin Off Transactions on the "Retained Assets" that consist primarily of the Shared Assets Areas, operated by Conrail for the benefit of both CSXT and NSR, providing rail service in North Jersey, South Jersey/Philadelphia and Detroit.

     In general, the Transaction Agreement Amendment provides:


      -- that notwithstanding the Transaction Agreement Amendment or any action taken in connection with the Conrail Spin Off Transactions or the Transaction Agreement, no changes, modifications or amendments to the North Jersey, South Jersey/Philadelphia or Detroit Shared Assets Area Operating Agreements by and among Conrail, NYC, CSXT, PRR or NSR, or to those Shared Assets Areas are being made by the Transaction Agreement Amendment or the Conrail Spin Off Transactions, and none will be implied;


      -- that except as specifically set forth in the Transaction Agreement Amendment, all other terms and provisions of the Transaction Agreement and certain related ancillary agreements will continue in full force and effect and unchanged and are confirmed in all respects;

      -- that in order to consummate the transactions contemplated in the Distribution Agreement, the parties will cooperate to modify the Transaction Agreement and the related schedules and the other agreements contemplated thereby so as to permit the transfer of properties and other actions contemplated by the Distribution Agreement in order to reflect changes to rentals and funds flows resulting from the restructuring of debt obligations in accordance with the terms and subject to the conditions of the Distribution Agreement, all in accordance with the economic allocation of the parties' interests in the Transaction Agreement;

      -- for the amendment or termination of certain agreements that are ancillary to the Transaction Agreement;

      -- for the reallocation of certain operating fees, interest rentals and base rent; and

      -- for agreements among CSX, CSXT, NSC and NSR relating to certain lines of railroad within the State of New Jersey or New York or the area within 25 miles of the City of Philadelphia, Pennsylvania.

THE TAX ALLOCATION AGREEMENT

     As contemplated by the Distribution Agreement, Green Corp., CRR, CSX, NSC, Conrail, NYC and PRR will enter into a tax sharing agreement, or the "Tax Allocation Agreement," at the Closing Date. The Tax Allocation Agreement governs the respective rights, responsibilities, and obligations of NYC and its subsidiaries, or collectively, the "NYC Group," PRR and its subsidiaries, or collectively, the "PRR Group,"

Green Corp., CSX and NSC after the Conrail Spin Off Transactions with respect to tax liabilities, refunds, tax proceedings and other tax matters regarding income taxes, other taxes and related returns.

     In general, under the Tax Allocation Agreement, the NYC Group and the PRR Group will each prepare pro forma consolidated federal income tax returns for each tax period ending after the date of the Transaction Agreement and beginning on or before the Closing Date of the Conrail Spin Off Transactions during which either Group or any of its members was included in the Green Corp. consolidated group, or collectively, the "Green Group," for federal income tax purposes. Each applicable Group and Green Corp. will then make payments between each other so that, generally, with respect to any such tax period, the amount of taxes in excess of an amount determined pursuant to a formula will be paid by either applicable group and will be determined as if each applicable group filed its own respective consolidated, combined or unitary tax returns and as if NYC and PRR were the common parent filing such returns. The NYC Group and PRR Group are each generally responsible for any taxes in excess of an amount determined pursuant to a formula with respect to any tax returns that include only its respective group or members.

     In the case of a refund with respect to U.S. federal income tax paid to the Green Group with respect to certain tax periods in which either applicable group or any of its respective members were members of the Green Group, Green Corp. shall pay to each applicable group its allocable share, if any, of the refund that it receives. In the case of an increase in U.S. federal income tax paid by the Green Group with respect to certain tax periods in which either applicable group or any of its respective members were members of the Green Group, each applicable group shall pay to Green Corp. its allocable share, if any, of the tax increase.

     The Tax Allocation Agreement also provides restrictions on CSX and NSC and any of their respective subsidiaries (including restrictions on share issuance, business combinations, and sales of assets and similar transactions) that are designed to preserve the tax-free nature of the Conrail Spin Off Transactions. CSX or NSC may also request that Green Corp. seek an additional ruling from the IRS that certain actions the requesting party wishes to take will not result in any aspect of the Conrail Spin Off Transactions becoming taxable.

     The Tax Allocation Agreement contains provisions regarding tax audits and other proceedings, each such tax audit or proceeding, a "Tax Contest." Green Corp. has the right under the agreement, with certain exceptions, to represent the interests of the Green Group in any Tax Contest relating to a tax period beginning on or before the Conrail Spin Off Transactions. Regarding Tax Contests related to tax periods beginning after Conrail Spin Off Transactions, Green Corp. has the right to represent the interests of the Green Group and its members (other than the NYC Group, PRR Group or any of their respective members) and the NYC Group and PRR Group have the right to represent the interests of their respective members with respect to such Tax Contests.

     All applicable parties under the Tax Allocation Agreement agree to cooperate, and take all actions reasonably requested by any other member of another Group in connection with the preparation and filing of tax returns and in any Tax Contest.

     The Tax Allocation Agreement also assigns responsibilities for administrative matters related to taxes (i.e., retention of records).

THE EQUIPMENT OBLIGATION AGREEMENTS

     Concurrently with this exchange offer and consent solicitation, Conrail is also soliciting consents to certain proposed amendments pursuant to which certain outstanding equipment trust certificates and pass through certificates of Conrail were issued. Conrail is seeking, among other things, the consent of the holders of these certificates, as well as the consent of the related equity investors, lessors, owner trustees and owner participants, to these proposed amendments which, if adopted, will permit the consummation of the Conrail Spin Off Transactions. In addition, Conrail is separately seeking consent to the Conrail Spin Off Transactions from the various lessors and counter parties to Conrail's various private equipment leases and private secured loans.

     Pursuant to a separate consent solicitation statement, Conrail intends to offer holders of pass through trust certificates and equipment trust certificates a consent fee according to the following table:




               AGGREGATE                                                        CONSENT FEE
           PRINCIPAL AMOUNT                                                      PER $1,000
           OUTSTANDING AS OF                                                  PRINCIPAL AMOUNT
CUSIP NO.    JULY 22, 2004                    TITLE OF SERIES                   OUTSTANDING
---------  -----------------   ---------------------------------------------  ----------------
209864AP2     $ 3,654,000      9.80% 1988 ETC, Series A due October 15, 2004       $5.50
209864AR8     $ 3,056,403      9.82% 1990 ETC, Series A due, April 1, 2005         $5.00
209864AV9     $35,814,739      8.65% 1991 ETC, Series A due October 1, 2008        $5.50
209864BH9     $10,796,715      7.07% 1992 ETC, Series A due April 1, 2005          $5.50
209864BJ5     $ 2,380,480      7.22% 1992 ETC, Series A due April 1, 2007          $6.00
209864BK2     $ 9,429,120      7.28% 1992 ETC, Series A due April 1, 2008          $6.00
209864BL0     $ 9,772,136      7.35% 1992 ETC, Series A due April 1, 2009          $6.00
209864BM8     $ 2,523,918      7.42% 1992 ETC, Series A due April 1, 2010          $6.50
209864BN6     $34,247,375      5.98% 1993 ETC, Series A due July 1, 2013           $5.50
209866AA0     $ 8,376,700      8.59% PTC, Series 1991-1 due May 29, 2005           $5.00
                               6.86% PTC, Series 1993-A2 due December 31,
209937AB7     $42,395,442      2007                                                $6.00
20986TAA0     $22,404,712      8.45% PTC, Series 1994-A due July 2, 2014           $6.00
20986NAA3     $64,180,217      6.76% PTC, Series 1995-A due May 25, 2015           $6.00
20986NAB1     $24,426,948      6.96% PTC, Series 1996-A due March 25, 2010         $5.50


     This prospectus and consent solicitation statement does not constitute an offer for or a solicitation of consents with respect to holders of Conrail's pass through trust certificates and equipment trust certificates. The solicitation of these consents will be made only by means of that certain consent solicitation statement distributed to the holders of Conrail's equipment trust certificates and pass through trust certificates by Conrail. Conrail expects to solicit the consent of these holders on or after the date of effectiveness of the registration statements to which this prospectus and consent solicitation statement forms a part.

     The consent of the holders of Conrail Debentures is not required for the proposed amendments. In addition to these proposed amendments, CSXT, NSR and Conrail will enter into various other commercial agreements in connection with the Conrail Spin Off Transactions. A brief summary of these agreements follows:

     The pass through trust agreements, equipment trust agreements, trust indentures and related lease agreements, security agreements, participation agreements and other agreements, or collectively, the "Existing Agreements," for equipment trust certificates, pass through certificates and other equipment obligations that are part of the Secured Debt Consent Solicitation or, collectively, the "Certificates," will remain in effect (subject to certain amendments), and the equipment covered thereby will be subleased, directly or indirectly, to CSXT and NSR, in the approximate 42%/58% proportion by which the equipment was originally allocated to each of them, in one of two structures designed to support the obligations of Conrail for the benefit of the holders of Certificates. We refer to all of the transactions described in this paragraph, collectively, as the "Secured Debt Restructuring."


     In the case of all of Conrail's equipment obligations that support Certificates (which include obligations to the related lessors, owner trustees and owner participants), except the 1991 and 1993 issues of pass through trust certificates, Conrail will lease or sublease approximately 42% of the covered equipment to NYC Newco and the remainder to PRR Newco, in leases or subleases reflecting the pro rata portion of the payment and other terms of the Existing Agreements constituting the senior equipment obligations. Upon consummation of the Conrail Spin Off Transactions and as a result of the mergers of NYC Newco into CSXT and PRR Newco into NSR, the NYC Newco sublease obligations will be assumed by CSXT and the PRR Newco sublease obligations will be assumed by NSR. Conrail will then assign its rights to receive rents under each such lease or sublease to the applicable lessor under each Existing Agreement, as security for the due and punctual payments of Conrail's obligations under such Existing Agreement. Each lessor will further assign such rights to the applicable pass through trustee, equipment trust trustee or indenture trustee for the holders of the Certificates issued in connection with such Existing Agreement. This leasing and subleasing structure also applies to each of the private equipment leases and private secured loans for which Conrail is soliciting consents, other than consents to be sought from lessors and lenders in certain private Japanese leveraged lease transactions entered into by Conrail in 1990.


     In the case of the equipment obligations supporting the pass through trust certificates issued in 1991 and 1993, in which certain modifications require the consents of the related equity investors, lessors, owner trustees and owner participants, as well as the 1990 Japanese leveraged lease transactions and the Philadelphia Plan equipment trust certificates issued in 1993 and 1994, respectively, Conrail will also sublease the covered equipment to NYC Newco and PRR Newco in the manner described in the immediately preceding paragraph. However, NYC Newco and PRR Newco have created bankruptcy-remote Delaware trusts and will assign all of their rights under the Conrail subleases to these trusts, which trusts would assume the respective obligations of NYC Newco and PRR Newco under these subleases. The bankruptcy-remote Delaware trusts will then sublease the equipment to CSXT and NSR, as the case may be, and assign payments under these subleases to Conrail.



     Conrail will assign its rights to receive rents under each such lease or sublease to the applicable lessor under each Existing Agreement, as security for the due and punctual payments of Conrail's obligations under such Existing Agreement. Each lessor will further assign such rights to the applicable pass through trustee, equipment trust trustee or indenture trustee for the holders of Certificates issued in connection with such Existing Agreement. After NYC Newco and PRR Newco are distributed to CSXT and NSR, respectively, but before being merged into CSXT and NSR, NYC Newco and PRR Newco each will transfer, if applicable, the beneficial interest in its bankruptcy-remote Delaware trusts to a newly formed, bankruptcy-remote limited liability company, wholly owned by NYC Newco and PRR Newco, respectively. The newly-formed limited liability companies will be preserved as separate subsidiaries of CSXT and NSR.


     In the case of both subleasing structures used in the Secured Debt Restructuring, the scheduled rent obligations of CSXT and NSR under the subleases related to an Existing Agreement, as assigned to the senior lessors and reassigned to the various trustees for the benefit of the holders of Certificates, will be at least equal to Conrail's obligations under that Existing Agreement when due, for the full term of the Existing Agreement. The expiration dates of the various subleases of equipment subject to leases in Existing Agreements will not extend beyond the term applicable thereto set forth in the Existing Agreement, except in certain cases of Conrail's Existing Agreements that are secured debt transactions. In each such case, CSXT and NSR will be obligated to prepay the rents for such extended term so that CSXT's and NSR's payments under their subleases will be sufficient to permit Conrail to discharge its obligations under the applicable Existing Agreement.


     CSXT and NSR, as sublessees, are subject to the risk that the other party may default on its subleases of Conrail's equipment subject to the same Existing Agreement, which would subject all of the equipment covered by the Existing Agreement to foreclosure by the relevant group of Holders. For example, if NSR is in default under a particular financing, Holders relating to such financing would have the right to foreclose on CSXT's as well as NSR's equipment to satisfy the outstanding debt. Conversely, if CSXT is in default under a particular financing, Holders relating to such financing would have the right to foreclose on NSR's as well as CSXT's equipment to satisfy the outstanding debt. Therefore, in conjunction with the sublease obligations, Conrail, CSXT and NSR will enter into a cross-assignment of subleasehold interests agreement, or the "Cross Assignment Agreement," whereby CSXT will be permitted to cure defaults by NSR and NSR will be permitted to cure defaults by CSXT under the respective sublease with Conrail for a limited period of time and, should the defaulting party not reimburse the curing party for the costs and expenses incurred to effect any such cure, assume the rights and obligations of the defaulting party's subleasehold agreement with Conrail. In the event that CSXT assumes the sublease obligation of NSR and takes delivery of the equipment subject to such sublease obligation pursuant to the Cross Assignment Agreement, NSR will be relieved of any further liability covered in the subleases assumed by CSXT. Conversely, in the event that NSR assumes the sublease obligation of CSXT and takes delivery of the equipment subject to such sublease obligation pursuant to the Cross Assignment Agreement, CSXT will be relieved of any further liability covered in the subleases assumed by NSR. Under either of these circumstances, CSXT and NSR would no longer be supporting Conrail's lease obligations in the initial ratio, but in a ratio adjusted for the amount of obligations covered in the assumed subleases. In addition, default under a sublease would not, ipso facto, result in a default under the relevant Existing Agreement, and Conrail remains obligated to service the Existing Agreement and may do so to prevent default by it. Accordingly, the rights of the applicable curing party under the Cross Assignment Agreement will be subject to and subordinate to the rights of the parties to the related Existing Agreement, and in the case of default by Conrail, such parties could exercise remedies against the equipment and the curing party, as sublessee.



     In all of Conrail's equipment financings securing the Certificates, holders of Conrail's secured debt instruments are entitled to the benefit of section 1168 of the Bankruptcy Code (11 U.S.C. sec. 1168), or "section 1168," which provides certain protection to creditors of railroad companies under equipment leasing and financing arrangements in the event of a bankruptcy of a railroad. In order to preserve the existing protection that holders of each series of Conrail's Certificates enjoy under section 1168, the agreements pursuant to which equipment subject to the Existing Agreements is subleased will provide, among other things, that: (1) any such sublease, and the rights and interests of the sublessee in the leased or subleased equipment, will be junior and subordinate in all respects to the applicable Existing Agreement and the rights and interests of the holders of Certificates issued in connection therewith; (2) the sublessee, upon default by Conrail under an Existing Agreement, will surrender possession of the related equipment in accordance with the terms of the applicable Existing Agreement; and (3) each sublessee in possession will be a railroad against which section 1168 protection would be available.



     Subject to limited exceptions, the sublease agreements (by incorporating the terms, conditions and provisions of the Existing Agreements) will prohibit CSXT and NSR, or any bankruptcy-remote Delaware trust formed by NYC Newco or PRR Newco, from creating, incurring, assuming or suffering to exist any claim, lien, pledge, mortgage, charge, security interest or other encumbrance on the leased equipment. None of CSXT and NSR, or any bankruptcy-remote Delaware trust formed by NYC Newco or PRR Newco, will be permitted, pursuant to the terms of the relevant Existing Agreement, to sublease the leased equipment, except to each other, and except to other railroad companies and users for brief terms in the ordinary course of business, without the prior written consent of Conrail and, in some instances, the applicable lessor.



     All of the subleases to be entered into or assumed by CSXT and NSR will provide generally that CSXT and NSR, as the case may be, may not consolidate with or merge into any other corporation or convey, lease or transfer its properties and assets substantially as an entirety to any person unless, among other things, the corporation formed by such consolidation or into which CSXT or NSR, as the case may be, is merged or the person that acquires by conveyance, lease or transfer the properties and assets of CSXT and NSR substantially as an entirety assumes the obligations of CSXT or NSR, as the case may be, under its subleases with Conrail or the bankruptcy-remote Delaware trusts.


MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE CONRAIL SPIN OFF TRANSACTIONS


     We have received a private letter ruling from the IRS confirming that no gain (except to the extent of cash received) or loss will be recognized by Conrail, its shareholders or its security holders with respect to the Conrail Spin Off Transactions. Although the rulings contained in the private letter ruling relating to the Conrail Spin Off Transactions are generally binding on the IRS, the continuing validity of such rulings are subject to factual representations and assumptions. We are not aware of any facts or circumstances that would adversely impact the continuing validity of such rulings.

                                 LEGAL MATTERS

     For legal matters pertaining to CSXT and NYC Newco, please refer to the CSXT Appendix attached hereto. For legal matters pertaining to NSR and PRR Newco, please refer to the NSR Appendix attached hereto. Certain legal matters will be passed upon for the dealer manager by Shearman & Sterling LLP.

                                    EXPERTS

CSXT

     Please refer to the CSXT Appendix attached hereto for information relating to certain experts retained by CSXT.

NSR

     Please refer to the NSR Appendix attached hereto for information relating to certain experts retained by NSR.

CONRAIL


     The consolidated financial statements of Conrail as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 included in this prospectus and consent solicitation statement have been audited by Ernst & Young LLP and KPMG LLP, independent registered public accounting firms, as set forth in their report, which is also included in this prospectus and consent solicitation statement in reliance upon such report given on the authority of said firms as experts in accounting and auditing. The audit report covering the December 31, 2003 consolidated financial statements refers to the adoption of FASB Statement No. 143, "Accounting for Asset Retirement Obligations," effective January 1, 2003.


                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and consent solicitation statement contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, or the "PSLRA." The safe harbor protections of the PSLRA do not apply to the forward-looking statements made in connection with this exchange offer and consent solicitation. These statements may be made directly in this prospectus and consent solicitation statement referring to CSXT, NSR and Conrail, and they may also be made a part of this prospectus and consent solicitation statement by reference to other documents filed with the SEC, which is known as "incorporation by reference." These statements may include statements regarding the period leading up to and following consummation of the Conrail Spin Off Transactions.

     Words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and words and terms of similar substance used in connection with any discussion of future operating or financial performance, or the Conrail Spin Off Transactions, identify forward-looking statements. All forward-looking statements are management's present estimates of future events and are subject to a number of factors and uncertainties, including without limitation the risks associated with the lack of complete data and the potential inaccuracy of data relied upon in making such forward-looking statements, that could cause actual results to differ materially from those described in the forward-looking statements. In addition, the risks related to the businesses of CSXT, NSR and Conrail and the factors relating to the Conrail Spin Off Transaction discussed under "RISK FACTORS," among others, could cause actual results to differ materially from those described in the forward-looking statements. Holders of Conrail Debentures are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus and consent solicitation statement or as of the date of any document incorporated by reference in this prospectus and consent solicitation statement, as applicable. None of CSXT, NSR and Conrail is under any obligation, and each expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

     For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the CSXT Appendix attached hereto and the NSR Appendix attached hereto for more information regarding the annual reports on Form 10-K and the quarterly reports on Form 10-Q that CSXT and NSR have filed with the SEC.

     All subsequent forward-looking statements attributable to CSXT, NSR and Conrail or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section of this prospectus and consent solicitation statement.

                                                                         ANNEX A

                    [FORM OF CONRAIL SUPPLEMENTAL INDENTURE]

     SUPPLEMENTAL INDENTURE (this "Supplemental Indenture") dated as of
          , 2004 between CONSOLIDATED RAIL CORPORATION, a Pennsylvania corporation (the "Issuer"), having its principal executive office at 2001 Market Street, Philadelphia, PA 19101, and J.P. MORGAN TRUST COMPANY, National Association, as successor to Bank One Trust Company, N.A., a national banking corporation, which was the successor in interest to The First National Bank of Chicago, a national banking association, as trustee (the "Trustee"), having its principal corporate trust office in the City of New York.

                            RECITALS OF THE COMPANY

     WHEREAS, the Issuer and the Trustee have entered into an Indenture, dated as of May 1, 1990, as amended and supplemented by indentures supplemental thereto and that certain Supplemental Indenture, dated August 25, 1998 (such Indenture, as so supplemented and amended, hereinafter referred to as the "Indenture"), providing for the issuance from time to time of unsecured debentures, notes or other evidences of indebtedness of the Issuer (the "Securities"), to be issued in one or more series as provided for in the Indenture;

     WHEREAS, $250,000,000 in aggregate principal amount of 7 7/8% Debentures due May 15, 2043 and $550,000,000 in aggregate principal amount of 9 3/4% Debentures due June 15, 2020 have each been issued as a series of Securities pursuant to the Indenture and are Outstanding (collectively, the "Securities Outstanding");

     WHEREAS, pursuant to Section 8.2 of the Indenture, the Issuer has requested the Trustee to enter into this Supplemental Indenture; and

     WHEREAS, the Holders of not less than a majority of the aggregate principal amount of the Securities Outstanding voting as a single class have consented to the execution and delivery of this Supplemental Indenture by the Trustee.

     NOW, THEREFORE, for consideration, the adequacy and sufficiency of which are hereby acknowledged by the parties hereto, each party agrees, for the benefit of the other parties and for the equal and proportionate benefit of all Holders of the Securities, as follows:

                                   ARTICLE 1

                                   AMENDMENTS

     SECTION 1.1. Article One of the Indenture is hereby amended by deleting the following definitions from Section 1.1:

          "Debt," "Excluded Conveyance," "Indebtedness" and "LLC."

     SECTION 1.2.  Article Three of the Indenture is hereby amended by deleting
Section 3.6, Section 3.7, Section 3.8 and Section 3.10 in their entirety and replacing each with the following, respectively:

          "Section 3.6 [Intentionally Omitted]."

          "Section 3.7 [Intentionally Omitted]."

          "Section 3.8 [Intentionally Omitted]."

          "Section 3.10 [Intentionally Omitted]."

     SECTION 1.3.  Article Five of the Indenture is hereby amended by deleting
Section 5.1 thereof in its entirety and replacing it with the following:

          "Section 5.1 Event of Default Defined; Acceleration of Maturity; Waiver of Default. "Event of Default," with respect to Securities of any series wherever used herein, means each one of the following events which shall have occurred and be continuing (whatever the reason for such Event of Default):

             (a) default in the payment of any installment of interest upon any of the Securities of such series, as and when the same shall become due and payable, and continuance of such default for a period of 30 days; or

             (b) default in the payment of all or any part of the principal on any of the Securities of such series, as and when the same shall become due and payable, either at maturity, upon any redemption, by declaration or otherwise; or

             (c) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Issuer in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Issuer or for any substantial part of its property or ordering the winding up or liquidation of its affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

             (d) the Issuer shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Issuer or for any substantial part of its property, or make any general assignment for the benefit of creditors.

          If an Event of Default described in clause (a) or (b) occurs and is continuing, then, and in each and every such case, except for any series of Securities the principal of which shall have already become due and payable, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Securities of each such affected series then Outstanding hereunder (voting as a single class) by notice in writing to the Issuer (and to the Trustee if given by Securityholders), may declare the entire principal (or, if the Securities of any such affected series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of such series) of all Securities of all such affected series, and the interest accrued thereon, if any, to be due and payable immediately, and upon any such declaration, the same shall become immediately due and payable. If an Event of Default described in clause (c) or (d) occurs and is continuing, then and in each and every such case, unless the principal of all the Securities shall have already become due and payable, either the Trustee or the Holders of not less than 25% in aggregate principal amount of all the Securities then Outstanding hereunder (treated as one class), by notice in writing to the Issuer (and to the Trustee if given by Securityholders), may declare the entire principal (or, if any Securities are Original Issue Discount Securities, such portion of the principal as may be specified in the terms thereof) of all the Securities then Outstanding, and interest accrued thereon, if any, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable.

          The foregoing provisions, however, are subject to the condition that if, at any time after the principal (or, if the Securities are Original Issue Discount Securities, such portion of the principal as may be specified in the terms thereof) of the Securities of any series (or of all the Securities, as the case may be) shall have been so declared due and payable, and before any judgment or decree for the payment of the moneys due shall have been obtained or entered as hereinafter provided, the Issuer shall pay or shall deposit with the Trustee a sum sufficient to pay all matured installments of interest upon all the Securities of such series (or of all the Securities, as the case may be) and the principal of any and all Securities of each such series (or of all the Securities, as the case may be) which shall have become due otherwise than by acceleration (with interest upon such principal and, to the extent that payment of such interest is enforceable under applicable law, on overdue installments of interest, at the same rate as the rate of interest or Yield to Maturity (in the case of Original Issue Discount Securities) specified in the Securities of each such series (or at the respective rates of interest or Yields to Maturity of all the Securities, as the case may be) to the date of such payment or deposit) and such amount as shall be sufficient to cover reasonable compensation to the Trustee and each predecessor Trustee, its agents, attorneys and counsel, and all other expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee except as a result of negligence or bad faith, and if any and all Events of Default under the Indenture, other than the non-payment of the principal of Securities which shall have become due by acceleration, shall have been cured, waived or otherwise remedied as provided herein--then and in every such case the Holders of a majority in aggregate principal amount of all Securities of each such series, or of all the Securities, in each case voting as a single class, then Outstanding, by written notice to the Issuer and to the Trustee, may waive all defaults with respect to each such series (or with respect to all the Securities, as the case may be) and rescind and annul such declaration and its consequences, but no waiver or rescission and annulment shall extend to or shall affect any subsequent default or shall impair any right consequent thereon.

          For all purposes under this Indenture, if a portion of the principal of any Original Issue Discount Securities shall have been accelerated and declared due and payable pursuant to the provisions hereof, then, from and after such declaration, unless such declaration has been rescinded and annulled, the principal amount of such Original Issue Discount Securities shall be deemed, for all purposes hereunder, to be such portion of the principal thereof as shall be due and payable as a result of such acceleration, and payment of such portion of the principal thereof as shall be due and payable as a result of such acceleration, together with interest, if any, thereon and all other amounts owing thereunder, shall constitute payment in full of such Original Issue Discount Securities."

     SECTION 1.4. Article Nine of the Indenture is hereby amended by deleting such article in its entirety and replacing it with the following:

                                 "ARTICLE NINE

                           [Intentionally Omitted]."

                                   ARTICLE 2

                                 MISCELLANEOUS

     SECTION 2.1. This Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture with respect to the Securities and, as provided in the Indenture, this Supplemental Indenture forms a part thereof with respect to the Securities. Except as herein modified, the Indenture is in all respects ratified and confirmed with respect to the Securities and all the terms, provisions and conditions thereof shall be and remain in full force and effect with respect to the Securities and every Holder of Securities shall be bound hereby. Except as expressly otherwise defined, the use of the terms and expressions herein is in accordance with the definitions, uses and constructions contained in the Indenture.

     SECTION 2.2. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any other provision hereof or of the Indenture that is required to be included in the Indenture by any of the provisions of the TIA, such required provision shall control.

     SECTION 2.3. Unless otherwise indicated, capitalized terms used herein without definition shall have the meanings specified therefor in Section 1.1 of the Indenture as amended hereby.

     SECTION 2.4. If any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     SECTION 2.5. This Supplemental Indenture shall be construed in accordance with and governed by the laws of the State of New York.

     SECTION 2.6. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original but such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be executed as of the day and year first above written.

                                          CONSOLIDATED RAIL CORPORATION

                                          By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                          J.P. MORGAN TRUST COMPANY, N.A.
                                              as Trustee

                                          By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                                                    NSR APPENDIX

                               TABLE OF CONTENTS


Forward-Looking Statements..................................   NSR-1
NSR and PRR Newco Information...............................   NSR-1
Norfolk Southern Railway Company............................   NSR-1
PRR Newco, Inc. ............................................   NSR-4
Selected Historical Financial Data..........................   NSR-5
Unaudited Pro Forma Financial Information...................   NSR-7
Capitalization..............................................  NSR-11
Ratio of Earnings to Fixed Charges..........................  NSR-12
Market for the Registrant's Common Equity and Related
  Stockholder Matters.......................................  NSR-13
Directors and Executive Officers............................  NSR-13
Board of Directors and Committees...........................  NSR-13
Compensation of Directors...................................  NSR-14
NSC Compensation Committees Interlocks and Insider
  Participation.............................................  NSR-14
Material Contacts with Conrail..............................  NSR-14
Certain Relationships and Related Transactions..............  NSR-15
Executive Compensation......................................  NSR-15
Security Ownership of Management............................  NSR-21
NSC Joint Committee Report Concerning the 2003 Compensation
  of Certain Executive Officers.............................  NSR-23
Performance Graph...........................................  NSR-27
Description of the New NSR Notes............................  NSR-28
  Basic Terms of the New NSR Notes..........................  NSR-28
  Guarantees................................................  NSR-29
  Ranking...................................................  NSR-29
  Further Issues............................................  NSR-30
  Certain Covenants.........................................  NSR-30
  Limitations on Liens on Stock or Indebtedness of Principal
     Subsidiaries...........................................  NSR-30
  Limitatations on Funded Debt..............................  NSR-31
  Consolidation, Merger, Conveyance, Lease or Transfer......  NSR-34
  No Redemption or Sinking Fund.............................  NSR-34
  No Conversion or Exchange.................................  NSR-34
  No Repayment at Option of the Holders.....................  NSR-35
  Events of Default.........................................  NSR-35
  Satisfaction and Discharge of Indenture...................  NSR-36
  Modification and Waiver...................................  NSR-36
  Concerning the Trustee....................................  NSR-37
  Book-Entry Procedures.....................................  NSR-37
  The Depositary............................................  NSR-38
  Certificated Notes........................................  NSR-39
  Governing Law.............................................  NSR-39
  Notices...................................................  NSR-40
  Same-Day Settlement and Payment...........................  NSR-40
Comparison of the New NSR Notes and the Conrail
  Debentures................................................  NSR-41
  Comparison of Basic Terms.................................  NSR-41


                                      NSR-i

  No Redemption or Sinking Fund.............................  NSR-42
  No Conversion or Exchange.................................  NSR-42
  No Repayment at Option of the Holders.....................  NSR-42
  Covenants.................................................  NSR-42
  Limitation upon Liens and Limitation on Funded Debt.......  NSR-42
  Limitation upon LLC Indebtedness..........................  NSR-43
  Consolidation, Merger, Conveyance, Lease or Transfer......  NSR-44
  Conrail Supplemental Indenture; Elimination of Restrictive
     Covenants..............................................  NSR-44
  Satisfaction and Discharge of Indenture...................  NSR-44
  Modification and Waiver...................................  NSR-46
  Events of Default.........................................  NSR-47
  Control by Holders of Securities..........................  NSR-49
  Compliance Statements.....................................  NSR-49
  Expenses..................................................  NSR-49
  Defaulted Interest........................................  NSR-50
Legal Matters...............................................  NSR-51
Experts.....................................................  NSR-51
Where You Can Find More Information.........................  NSR-51


                                      NSR-ii

                                                                    NSR APPENDIX

                           FORWARD-LOOKING STATEMENTS

     The prospectus and consent solicitation statement, of which this Appendix forms a part (including the documents incorporated by reference herein) contains forward-looking statements that may be identified by the use of words like "believe," "expect," "anticipate" and "project." Forward-looking statements reflect good-faith evaluations of information currently available by the management of NSR and PRR Newco. However, such statements are dependent on and, therefore, can be influenced by, a number of external variables over which the management of NSR and PRR Newco have little or no control, including: domestic and international economic conditions; the business environment in industries that produce and consume rail freight; competition and consolidation within the transportation industry; fluctuation in prices of key materials, in particular diesel fuel; labor difficulties, including strikes and work stoppages; legislative and regulatory developments; changes in securities and capital markets; and natural events such as severe weather, floods and earthquakes. Forward-looking statements are not, and should not be relied upon as, a guaranty of future performance or results. Nor will they necessarily prove to be accurate indications of the times at or by which any such performance or results will be achieved. As a result, actual outcomes and results may differ materially from those expressed in forward-looking statements. Neither NSR nor PRR Newco undertake any obligation to update or revise forward-looking statements.

                         NSR AND PRR NEWCO INFORMATION

     You should read the information regarding NSR and PRR Newco contained in the prospectus and consent solicitation statement, of which this Appendix forms a part, together with the rest of the prospectus and consent solicitation statement, including the financial information and reports included herein and therein and incorporated by reference, as well as the registration statement on Form S-4 filed by NSR and PRR Newco of which this Appendix forms a part, and the exhibits thereto before making an investment decision.

                        NORFOLK SOUTHERN RAILWAY COMPANY

Norfolk Southern Railway Company
Three Commercial Place
Norfolk, Virginia 23510-2191
(757) 629-2680

     NSR, together with its consolidated subsidiaries, is primarily engaged in the transportation of freight by rail. All of the common stock of NSR is owned directly by NSC. NSC common stock is publicly held and listed on the New York Stock Exchange.

     Since June 1, 1999, NSR and CSXT have each operated separate portions of Conrail's rail routes and assets. Substantially all such assets are currently owned by two wholly owned subsidiaries of Conrail. One of those subsidiaries, PRR, is operated and managed by NSR pursuant to an operating agreement between PRR and NSR and the other subsidiary, NYC, is operated and managed by CSXT pursuant to an operating agreement between NYC and CSXT. Certain rail assets (Shared Assets Areas) still are owned by CRC, which operates them for joint and exclusive use by NSR and CSXT. Consummation of the Conrail Spin Off Transactions would replace the operating agreements described above and allow NSR and CSXT to directly own and operate their respective assets of PRR and NYC. The Conrail Spin Off Transactions would not involve the Shared Assets Areas, and are not expected to have any effect on the competitive rail service provided in the Shared Assets Areas. Conrail would continue to own, manage and operate the Shared Assets Areas as previously approved by the STB.

     Operation of the PRR routes and assets increased the size of the system over which NSR provides service by nearly 50% and afforded access to the New York metropolitan area, to much of the Northeast and to most of the major East Coast ports north of Norfolk, Virginia. Also, leasing arrangements with PRR augmented

                                      NSR-1

NSR's locomotive, freight car and intermodal fleet. As of December 31, 2003, NSR operated approximately 21,500 miles of road in the states of Alabama, Delaware, Florida, Georgia, Illinois, Indiana, Iowa, Kentucky, Louisiana, Maryland, Michigan, Mississippi, Missouri, New Jersey, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Virginia, West Virginia, the District of Columbia and in the Province of Ontario, Canada.

     In addition to the lines currently leased from Conrail, NSR has major leased lines between Cincinnati, Ohio and Chattanooga, Tennessee, and operates over trackage owned by North Carolina Railway Company, or NCRR. The Cincinnati-Chattanooga lease, covering about 335 miles of road, expires in 2026, and is subject to an option to extend the lease for an additional 25 years, at terms to be agreed upon. The trackage rights over NCRR cover approximately 315 miles of road under an agreement through 2014 with the right to renew for two additional 15-year periods.

     NSR's lines carry raw materials, intermediate products and finished goods primarily in the Southeast, East and Midwest, and via interchange with other rail carriers, to and from the rest of the United States and parts of Canada. These lines also transport overseas freight through several Atlantic and Gulf Coast ports. Atlantic ports served by NSR include: Norfolk, Virginia; Morehead City, North Carolina; Charleston, South Carolina; Savannah and Brunswick, Georgia; Jacksonville, Florida; Baltimore, Maryland; Philadelphia, Pennsylvania/Camden, New Jersey; Wilmington, Delaware; and the Ports of New York/New Jersey. Gulf Coast ports served include Mobile, Alabama, and New Orleans, Louisiana.

     NSR's lines reach most of the larger industrial and trading centers of the Southeast, Northeast, Mid-Atlantic region and Midwest. Chicago, Norfolk, Detroit, Atlanta, Metropolitan New York City, Jacksonville, Kansas City (Missouri), Baltimore, Buffalo, Charleston, Cleveland, Columbus, Philadelphia, Pittsburgh, Toledo, Greensboro, Charlotte and Savannah are among the leading centers originating and terminating freight traffic on the system. In addition, haulage arrangements with connecting carriers allow NSR to provide single-line service to and from additional markets, including haulage provided by Florida East Coast Railway Company to serve southern and eastern Florida, including the port cities of Miami, West Palm Beach and Fort Lauderdale; and haulage provided by The Kansas City Southern Railway Company to provide transcontinental intermodal service via a connection with the Burlington Northern and Santa Fe Railway Company. Service is provided to New England, including the Port of Boston, via haulage, trackage rights and interline arrangements with Canadian Pacific Railway Company and Guilford Transportation Industries. The NSR system's lines also reach many individual industries, electric generating facilities, mines (in western Virginia, eastern Kentucky, southern and northern West Virginia and western Pennsylvania), distribution centers, transload facilities and other businesses located in smaller communities in its service area. The traffic corridors carrying the heaviest volumes of freight include those from the New York City area to Chicago (via Allentown and Pittsburgh); Chicago to Jacksonville (via Cincinnati, Chattanooga and Atlanta); Appalachian coal fields of Virginia, West Virginia and Kentucky, to Norfolk, Virginia and Sandusky, Ohio; Cleveland to Kansas City; and Knoxville to Chattanooga. Chicago, Memphis, Sidney/Salem, New Orleans, Kansas City, Buffalo, St. Louis and Meridian are major gateways for interterritorial system traffic.

RAILWAY OPERATING REVENUES

     NSR's total railway operating revenues were $6.3 billion in 2003.

     Coal Traffic. Coal, coke and iron ore, most of which is bituminous coal, is NSR's largest commodity group as measured by revenues. NSR handled a total of 172 million tons in 2003, most of which originated on NSR's lines in West Virginia, Virginia, Pennsylvania and Kentucky. Revenues from coal, coke and iron ore accounted for about 24% of NSR's total railway operating revenues in 2003.

     General Merchandise Traffic. General merchandise traffic is composed of five major commodity groupings: automotive; chemicals; metals and construction; agriculture, consumer products and government; and paper, clay and forest products. The automotive group includes finished vehicles for BMW, DaimlerChrysler, Ford Motor Company, General Motors, Honda, Isuzu, Jaguar, Land Rover, Mazda, Mercedes-Benz, Mitsubishi, Nissan, Saab, Subaru, Suzuki, Toyota and Volkswagen, and auto parts for Ford Motor Company, General Motors, Mercedes-Benz and Toyota. The chemicals group includes sulfur and related

                                      NSR-2
chemicals, petroleum products, chlorine and bleaching compounds, plastics, rubber, industrial chemicals, chemical wastes and municipal wastes. The metals and construction group includes steel, aluminum products, machinery, scrap metals, cement, aggregates, bricks and minerals. The agriculture, consumer products and government group includes soybeans, wheat, corn, fertilizer, animal and poultry feed, food oils, flour, beverages, canned goods, sweeteners, consumer products, ethanol and items for the military. The paper, clay and forest products group includes lumber and wood products, pulpboard and paper products, woodfibers, woodpulp, scrap paper and clay. General merchandise carloads handled in 2003 were 2.78 million, compared with 2.76 million handled in 2002, an increase of 1%.

     In 2003, 134 million tons of general merchandise freight, or approximately 66% of total general merchandise tonnage handled by NSR, originated online. The balance of general merchandise traffic was received from connecting carriers at interterritorial gateways. The principal interchange points for NSR-received traffic included Chicago, Memphis, New Orleans, Cincinnati, Kansas City, Detroit, Hagerstown, St. Louis/East St. Louis and Louisville.

     Intermodal Traffic. The intermodal market consists of shipments moving in trailers, domestic and international containers, and Roadrailer(R) equipment. These shipments are handled on behalf of intermodal marketing companies, international steamship lines, truckers and other shippers. Intermodal units handled in 2003 were 2.47 million, compared with 2.35 million handled in 2002, an increase of 5%.

     Freight Rates. In 2003, NSR continued its reliance on private contracts and exempt price quotes as the predominant pricing mechanism. Thus, a major portion of NSR's freight business is not currently economically regulated by the government. In general, market forces have been substituted for government regulation and now are the primary determinant of rail service prices. However, in 2003 there were significant coal movements moving under common carrier (tariff) rates that had previously moved under rates contained in transportation contracts. Beginning January 1, 2002, coal moving to Duke Energy's (Duke) Belew's Creek, Allen, Buck and Dan River generating stations moved under common carrier rates and beginning April 1, 2002, coal moving to Carolina Power and Light's (CP&L) Hyco and Mayo plants moved under common carrier rates. In 2002, Duke and CP&L filed rate reasonableness complaints at the STB alleging that NSR's tariff rates for the transportation of coal were unreasonable. In the Duke proceeding the STB initially found NSR's rates to be reasonable in November 2003, but subsequently issued technical corrections in February 2004 finding that in certain years some portion of the rates were unreasonable.

     In the CP&L proceeding, the STB found NSR's rates to be unreasonable in December 2003, but upheld a significant portion of NSR's tariff increase. Both of the STB's rate decisions remain subject to petitions for rehearing and appeals. Future developments in the two cases could have a significant impact on results of operations in a particular quarter.

     In 2003, NSR was found by the STB not to be "revenue adequate" based on results for the year 2002. A railroad is "revenue adequate" under the applicable law when its return on net investment exceeds the rail industry's composite cost of capital. This determination is made pursuant to statutory requirement and does not adversely impact NSR's liquidity or capital resources.

     Passenger Operations. Regularly scheduled passenger trains are operated by Amtrak on NSR's lines between Alexandria and New Orleans, and between Greensboro and Selma, North Carolina. Commuter trains are operated on the NSR line between Manassas and Alexandria in accordance with contracts with two transportation commissions of the Commonwealth of Virginia. NSR also leases the Chicago to Manhattan, Illinois line to the Commuter Rail Division of the Regional Transportation Authority of Northeast Illinois. Since June 1, 1999, NSR has operated former Conrail lines on which Amtrak conducts regularly scheduled passenger operations between Chicago, Illinois, and Detroit, Michigan, and between Chicago and Harrisburg, Pennsylvania.

     Also since June 1, 1999, through its operation of PRR's routes, NSR has been providing freight service over former Conrail lines with significant ongoing Amtrak and commuter passenger operations, and is conducting freight operations over some trackage owned by Amtrak or by New Jersey Transit, the Southeastern Pennsylvania Transportation Authority, Metro-North Commuter Railroad Company and

                                      NSR-3

Maryland DOT. Finally, passenger operations are conducted either by Amtrak or by the commuter agencies over trackage owned by PRR, or by Conrail in the Shared Assets Areas.

                                PRR NEWCO, INC.
PRR Newco, Inc.
Three Commercial Place
Norfolk, Virginia 23510-2191
(757) 629-2680

     PRR Newco, Inc., or PRR Newco, is a newly formed corporation organized under the laws of the Commonwealth of Virginia that, to date, has not conducted any independent operations or activities, has no meaningful financial information and shares the same officers and directors as NSR. In connection with the Conrail Spin Off Transactions, PRR Newco will be the initial primary obligor under the New NSR Indenture and will immediately thereafter be merged into NSR, with NSR as the surviving corporation.

                                      NSR-4

                       SELECTED HISTORICAL FINANCIAL DATA


     The following table sets forth selected historical financial data of NSR. The consolidated statements of operations data for the three months ended
March 31, 2004 and 2003 and the consolidated balance sheet data as of March 31, 2004 have been derived from our consolidated financial statements, that are included in NSR's Quarterly Report on Form 10-Q for the three months ended March 31, 2004 which is incorporated by reference in the prospectus and consent solicitation statement, of which this Appendix forms a part. The consolidated statements of operations data for the years ended December 31, 2003, 2002 and 2001, and the consolidated balance sheet data as of December 31, 2003 and 2002, have been derived from our audited consolidated financial statements, which are incorporated by reference in the prospectus and consent solicitation statement, of which this Appendix forms a part, and which have been audited by KPMG LLP, independent registered public accounting firm. The consolidated statements of operations data for the years ended December 31, 2000 and 1999, and the consolidated balance sheet data as of December 31, 2001, 2000 and 1999, are derived from our audited consolidated financial statements not included or incorporated by reference in the prospectus and consent solicitation statement. The consolidated balance sheet data as of March 31, 2003 is derived from our consolidated financial statements not included or incorporated by reference in the prospectus and consent solicitation statement, of which this Appendix forms a part. This data should be read in conjunction with the unaudited pro forma financial information, related notes, and other financial information incorporated by reference in the prospectus and consent solicitation statement, of which this Appendix forms a part.


                                     (UNAUDITED)
                                    THREE MONTHS
                                   ENDED MARCH 31,                YEAR ENDED DECEMBER 31,
                                  -----------------   -----------------------------------------------
                                   2004      2003     2003(a)    2002      2001     2000(b)   1999(c)
                                  -------   -------   -------   -------   -------   -------   -------
                                                            ($ IN MILLIONS)
RESULTS OF OPERATIONS
Railway operating revenues......  $ 1,645   $ 1,519   $ 6,290   $ 6,095   $ 6,009   $ 6,012   $ 5,161
Railway operating expenses......    1,343     1,330     5,434     5,124     5,178     5,521     4,658
                                  -------   -------   -------   -------   -------   -------   -------
Income from railway
  operations....................      302       189       856       971       831       491       503
Other income (expense)--net.....      (65)      (51)     (220)     (221)     (243)     (169)       42
Interest expense on debt........       (5)       (7)      (24)      (30)      (37)      (37)      (39)
                                  -------   -------   -------   -------   -------   -------   -------
Income before income taxes and
  accounting changes............      232       131       612       720       551       285       506
Provision for income taxes......       89        51       229       278       202        99       174
                                  -------   -------   -------   -------   -------   -------   -------
Income before accounting
  changes.......................      143        80       383       442       349       186       332
Cumulative effect of changes in
  accounting principles, net of
  taxes(d)......................       --       104       104        --        --        --        --
                                  -------   -------   -------   -------   -------   -------   -------
     Net Income.................  $   143   $   184   $   487   $   442   $   349   $   186   $   332
                                  =======   =======   =======   =======   =======   =======   =======
FINANCIAL POSITION (AS OF PERIOD
  END)
Total Assets....................  $13,504   $13,083   $13,612   $12,853   $12,541   $12,017   $12,632
Total long-term debt including
  current maturities(e).........  $   885   $   981   $   915   $   857   $   868   $   771   $   866
Stockholders' equity............  $ 4,381   $ 4,976   $ 4,544   $ 4,813   $ 4,821   $ 5,106   $ 5,385
OTHER
Capital expenditures............  $   171   $   104   $   705   $   667   $   725   $   628   $   915
Average number of
  employees(f)..................   27,770    28,260    28,363    28,587    30,510    33,344    30,897

                                      NSR-5

------------

(a) 2003 operating expenses include a $107 million charge for a voluntary separation program that reduced net income by $66 million.
(b) 2000 operating expenses include $165 million in work-force reduction costs for early retirement and separations programs, which reduced net income by $101 million.
(c) On June 1, 1999, NSR began operating a substantial portion of Conrail's properties. As a result, both its railroad miles and the number of its employees increased by approximately 50% on that date.
(d) Net income in 2003 reflects two accounting changes, the cumulative effect of which increased net income by $104 million: a change in the accounting for the cost to remove railroad crossties, which increased net income by $100 million, and a change in accounting related to a special-purpose entity that leases certain locomotives to NSR, which increased net income by $4 million. This entity's assets and liabilities, principally the locomotives and debt related to their purchase, are now reflected in the NSR Consolidated Balance Sheet.
(e) Excludes notes payable to a subsidiary of PRR of $785 million as of March 31, 2004, $594 million as of March 31, 2003, $716 million in 2003, $513 million in 2002, $301 million in 2001, $51 million in 2000 and $123 million in 1999.
(f) Includes NSC employees who provide management services to NSR.

                                      NSR-6

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The unaudited pro forma financial information set forth below gives effect to the Conrail Spin Off Transactions and the assumptions described in the accompanying notes. This unaudited pro forma financial information is not necessarily indicative of the results of future operations and should be read in conjunction with the discussion under the heading "Management's Narrative Analysis of the Results of Operations" in NSR's Annual Report on Form 10-K for the year ended December 31, 2003, and in NSR's Quarterly Report on Form 10-Q for the three months ended March 31, 2004 which are incorporated by reference into the prospectus and consent solicitation statement, of which this Appendix forms a part, and the "Capitalization" and the selected financial data and related notes included elsewhere in this Appendix.

     The unaudited pro forma consolidated balance sheet presented below adjusts the historical consolidated balance sheet of NSR, giving effect to the merger of PRR with and into NSR as contemplated by the Conrail Spin Off Transactions as if such merger had occurred on March 31, 2004. The unaudited pro forma consolidated income statements presented below adjust the historical consolidated income statement of NSR as if the merger of PRR with and into NSR as contemplated by the Conrail Spin Off Transactions had occurred on January 1, 2003. NSR has adjusted the historical consolidated financial information to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the income statement, expected to have a continuing impact on the combined results. You should read this information in conjunction with the:

      --   Accompanying notes to the Unaudited Pro Forma Financial Information;
           and

      -- Separate historical consolidated financial statements of NSR as of and for the three months ended March 31, 2004 and for the year ended December 31, 2003 incorporated by reference into the prospectus and consent solicitation statement, of which this Appendix forms a part. See "Where You Can Find More Information."

     The unaudited pro forma financial information is presented for informational purposes only. The unaudited pro forma financial information is not necessarily indicative of what the financial position or results of operations actually would have been had the merger of PRR with and into NSR as contemplated by the Conrail Spin Off Transactions been completed at the dates indicated. In addition, the unaudited pro forma financial information does not purport to project the future financial position or operating results of the combined company.


     The following unaudited pro forma financial information has been prepared assuming that the fair value of the direct ownership interest in PRR being obtained by NSC (and ultimately NSR) equals the carrying amount of the indirect ownership interests in NYC being forgone by NSC as a result of the Conrail Spin Off Transactions. NSC and CSX are progressing toward ascertaining the fair value effects of the Conrail Spin Off Transactions, which will be reflected in the accounting for the Conrail Spin Off Transactions once consummated and that analysis has been completed. Accordingly, the amounts ultimately reflected in NSR's financial statements could differ materially from the amounts shown in the following unaudited pro forma information. Based on the preliminary results of an appraisal of the PRR assets, the ultimate fair value recorded upon consummation of the Conrail Spin Off Transactions will likely exceed the amounts shown in the following unaudited pro forma financial information.


     We have excluded pro forma per share information from the tables below because all of the outstanding shares of NSR are held by NSC and therefore, such per share information would not be meaningful.

                                      NSR-7

               NSR UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                                                                      AS OF MARCH 31, 2004
                                                            -----------------------------------------
                                                            ACTUAL    ADJUSTMENTS           PRO FORMA
                                                            -------   -----------           ---------
                                                                         ($ IN MILLIONS)
ASSETS
Current assets:
  Cash and cash equivalents...............................  $    82     $   --               $    82
  Accounts receivable--net................................      121         --                   121
  Materials and supplies..................................       96         --                    96
  Deferred income taxes...................................      182         --                   182
  Other current assets....................................      151         22(a)                173
                                                            -------     ------               -------
     Total current assets.................................      632         22                   654
Investments...............................................      769        234(b)              1,003
Properties less accumulated depreciation..................   11,397      7,879(c)             19,276
Other assets..............................................      706         --                   706
                                                            -------     ------               -------
     Total assets.........................................  $13,504     $8,135               $21,639
                                                            =======     ======               =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable........................................  $   827     $   --               $   827
  Income and other taxes..................................      212          9(d)                221
  Due to NSC--net.........................................      765         --                   765
  Due to Conrail..........................................       89        (29)(e)                60
  Other current liabilities...............................      119         --                   119
  Current maturities of long-term debt....................      102         32(f)                134
                                                            -------     ------               -------
     Total current liabilities............................    2,114         12                 2,126
Long-term debt............................................      783        779(f),(g)          1,562
Other liabilities.........................................    1,035         45(h)              1,080
Due to Conrail............................................      785       (785)(e)                --
Deferred income taxes.....................................    4,406      2,674(i)              7,080
                                                            -------     ------               -------
     Total liabilities....................................    9,123      2,725                11,848
Stockholders' equity:
  Common stock............................................      167         --                   167
  Additional paid-in capital..............................      721      5,410(j)              6,131
  Accumulated other comprehensive income..................      308         --                   308
  Retained income.........................................    3,185         --                 3,185
                                                            -------     ------               -------
     Total stockholders' equity...........................    4,381      5,410                 9,791
                                                            -------     ------               -------
     Total liabilities and stockholders' equity...........  $13,504     $8,135               $21,639
                                                            =======     ======               =======

------------

    The following adjustments record various assets and liabilities of PRR that will be received by NSR as a result of the Conrail Spin Off Transactions and the effects of the exchange offer and consent solicitation. The amounts related to the assets and liabilities of PRR are estimated based on the current carrying amounts of NSC's investment in Conrail. The amounts recorded upon consummation of the Conrail Spin Off Transactions will reflect the fair value of the assets and liabilities received, and as a result, could differ from these estimates.

(a) To record the other current assets of PRR received by NSR, which are primarily a receivable from CRC for advances made by PRR.
(b) To record investments of PRR received by NSR, principally a partial ownership interest in an equipment leasing company.
(c) To record the properties of PRR received by NSR. This amount is estimated based on NSC's basis of its investment in Conrail, but will ultimately be recorded based on: (1) NSC's basis for the 58% indirect interest currently held by NSC and (2) the fair value for

                                      NSR-8
the 42% interest being received through the Conrail Spin Off Transactions. Accordingly, the amount recorded upon consummation of the Conrail Spin Off Transactions could be different. Based on the preliminary results of an appraisal of the PRR assets, the ultimate fair value recorded upon consummation of the Conrail Spin Off Transactions will likely exceed this amount.

(d) To record miscellaneous tax liabilities, primarily franchise taxes, assumed by NSR.
(e) To record the extinguishment of amounts due from NSR to PRR as a result of the Conrail Spin Off Transactions.
(f) To record $32 million of current maturities and $160 million of long-term debt for liabilities incurred through the Conrail Spin Off Transactions related to the restructuring of Conrail's secured debt.
(g) To record the issuance of the New NSR Notes in exchange for existing Conrail Debentures as contemplated by the Conrail Spin Off Transactions assuming all holders of Conrail Debentures validly tender, and do not withdraw, their Conrail Debentures. The amount of this adjustment, $619 million, reflects the estimated fair value of the $464 million aggregate principal amount of the New NSR Notes.
(h) To record other liabilities of PRR, principally environmental remediation liabilities, assumed by NSR.
(i) To record the estimated deferred tax effects of the Conrail Spin Off Transactions and the deferred taxes assumed by NSR as a result of the Conrail Spin Off Transactions.
(j) To record the net impact of the Conrail Spin Off Transactions as a capital contribution from NSC.

    Certain of the above adjustments would be different if less than all holders of Conrail Debentures validly tender, and do not withdraw, their Conrail Debentures. If 51% of holders validly tender, and do not withdraw, their Conrail Debentures, the amount for adjustment (g) would be reduced to $316 million, the amount for adjustment (i) would be increased to $2,704 million, and the amount for adjustment (j) would be increased to $5,683 million. If 75% of holders validly tender, and do not withdraw, their Conrail Debentures, the amount for adjustment (g) would be reduced to $464 million, the amount for adjustment
(i) would be increased to $2,689 million, and the amount for adjustment
(j) would be increased to $5,550 million.

                                      NSR-9

             NSR UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT

                                THREE MONTHS ENDED MARCH 31, 2004         YEAR ENDED DECEMBER 31, 2003
                               ------------------------------------   ------------------------------------
                                 ACTUAL     ADJUSTMENTS   PRO FORMA     ACTUAL     ADJUSTMENTS   PRO FORMA
                               ----------   -----------   ---------   ----------   -----------   ---------
                                         ($ IN MILLIONS)                        ($ IN MILLIONS)
Railway operating revenues...    $1,645        $ --        $1,645       $6,290        $  --       $6,290
Railway operating expenses:
  Compensation and
     benefits................       420          --           420        1,636           --        1,636
  Materials, services and
     rents...................       454           4(a)        458        1,970           13(a)     1,983
  Conrail rents and
     services................       116         (88)(b)        28          477         (348)(b)      129
  Depreciation...............       126          61(c)        187          498          245(c)       743
  Diesel fuel................       107          --           107          380           --          380
  Casualties and other
     claims..................        40          --            40          183           --          183
  Other......................        80          --            80          290           --          290
                                 ------        ----        ------       ------        -----       ------
     Total railway operating
       expenses..............     1,343         (23)        1,320        5,434          (90)       5,344
                                 ------        ----        ------       ------        -----       ------
     Income from railway
       operations............       302          23           325          856           90          946
Other income
  (expenses)--net............       (65)         --           (65)        (220)          --         (220)
Interest expense on debt.....        (5)         (8)(d)       (13)         (24)         (38)(d)      (62)
                                 ------        ----        ------       ------        -----       ------
Income before income taxes
  and accounting changes.....       232          15           247          612           52          664
Provision for income taxes...        89           5(e)         94          229           17(e)       246
                                 ------        ----        ------       ------        -----       ------
     Income before accounting
       changes...............    $  143        $ 10        $  153       $  383        $  35       $  418
                                 ======        ====        ======       ======        =====       ======

------------

The following adjustments record the various income and expense effects of the Conrail Spin Off Transactions. These amounts are estimated based on the current carrying amounts of NSC's investment in Conrail except for the interest expense on debt which is at estimated fair value. The amounts recorded upon consummation of the Conrail Spin Off Transactions will reflect the fair value of the assets and liabilities received, and as a result, could differ from these estimates.

(a) To record expenses for various operating leases entered into as a result of the Conrail Spin Off Transactions, and to record the equity earnings from a partial ownership interest in an equipment leasing company received by NSR as a result of the Conrail Spin Off Transactions.
(b) To eliminate expenses related to the operating and lease agreements between NSR and PRR which will be extinguished as a result of the Conrail Spin Off Transactions.

(c) To record additional depreciation expense related to the PRR assets received by NSR as a result of the Conrail Spin Off Transactions. This amount is estimated based on the current carrying amount and related depreciation of NSC's investment in Conrail. The actual amount will reflect the fair value of the related assets upon consummation of the Conrail Spin Off Transactions. Based on the preliminary results of an appraisal of the PRR assets, the ultimate amount for depreciation upon consummation of the Conrail Spin Off Transactions will likely exceed this amount.

(d) To record additional interest expense related to liabilities assumed by NSR and the debt exchange contemplated by the Conrail Spin Off Transactions, assuming all holders of Conrail Debentures validly tender, and do not withdraw, their Conrail Debentures. This amount is based on the estimated fair value of these liabilities and debt. The actual amount will reflect the fair value of these liabilities and debt upon consummation of the Conrail Spin Off Transactions.
(e) To record the tax effects of the above adjustments at NSR's statutory rate of 39.3% (including 20% of the equity earnings included in adjustment (a) above).

Certain of the above adjustments would be different if less than all holders of Conrail Debentures validly tender, and do not withdraw, their Conrail Debentures in this exchange offer and consent solicitation. If 51% of holders validly tender, and do not withdraw, their Conrail Debentures in this exchange offer and consent solicitation, the amount for adjustment (d) would be reduced to $4 million for the three months ended March 31, 2004, and to $21 million for the year ended December 31, 2003, and the amount for adjustment (e) would be increased to $7 million for the three months ended March 31, 2004, and to $24 million for the year ended December 31, 2003. If 75% of holders validly tender, and do not withdraw, their Conrail Debentures in this exchange offer and consent solicitation, the amount for adjustment (d) would be reduced to $6 million for the three months ended March 31, 2004, and to $29 million for the year ended December 31, 2003, and the amount for adjustment (e) would be increased to $6 million for the three months ended March 31, 2004, and to $20 million for the year ended December 31, 2003.

                                      NSR-10

                                 CAPITALIZATION

     The following table sets forth NSR's debt and total capitalization as of March 31, 2004, and as adjusted to give effect to the Conrail Spin Off Transactions; including but not limited to the exchange offer and consent solicitation assuming holders of all Conrail Debentures validly tender, and do not withdraw, their Conrail Debentures. You should read this and the historical consolidated financial statements and accompanying notes that are included in NSR's 2003 Annual Report on Form 10-K for the year ended December 31, 2003, and in NSR's Quarterly Report on Form 10-Q for the three months ended March 31, 2004, which are incorporated by reference into the prospectus and consent solicitation statement, of which this Appendix forms a part.

                                                                     AS OF MARCH 31, 2004
                                                            ---------------------------------------
                                                             ACTUAL      ADJUSTMENTS      PRO FORMA
                                                            --------   ----------------   ---------
                                                                        ($ IN MILLIONS)
LIABILITIES
Due to NSC--net...........................................   $  765         $   --         $   765
Due to Conrail............................................       89            (29)(a)          60
Current maturities of long-term debt......................      102             32(b)          134
Long-term debt............................................      783            779(b),(c)    1,562
Due to Conrail (long-term)................................      785           (785)(a)          --
                                                             ------         ------         -------
     Total debt (including current portion of long-term
       debt and related party balances)...................    2,524             (3)          2,521
STOCKHOLDERS' EQUITY
  Common stock............................................      167                            167
  Additional paid-in capital..............................      721          5,410(d)        6,131
  Accumulated other comprehensive income..................      308             --             308
  Retained income.........................................    3,185             --           3,185
                                                             ------         ------         -------
     Total stockholders' equity...........................    4,381          5,410           9,791
                                                             ------         ------         -------
     Total Capitalization (including current portion of
       long-term debt and related party balances).........   $6,905         $5,407         $12,312
                                                             ======         ======         =======

------------

The following adjustments record various assets and liabilities of PRR that will be received by NSR as a result of the Conrail Spin Off Transactions and the effects of the exchange offer and consent solicitation. The amounts related to the assets and liabilities of PRR are estimated based on the current carrying amounts of NSC's investment in Conrail. The amounts recorded upon consummation of the Conrail Spin Off Transactions will reflect the fair value of the assets and liabilities received, and as a result, could differ from these estimates.

(a) To record the extinguishment of amounts due from NSR to PRR as a result of the Conrail Spin Off Transactions.
(b) To record $32 million of current maturities and $160 million of long-term debt for liabilities incurred through the Conrail Spin Off Transactions related to the restructuring of Conrail's secured debt.
(c) To record the issuance of the New NSR Notes in exchange for existing Conrail Debentures as contemplated by the Conrail Spin Off Transactions assuming all holders of Conrail Debentures validly tender, and do not withdraw, their Conrail Debentures. The amount of this adjustment, $619 million, reflects the estimated fair value of the $464 million aggregate principal amount of the New NSR Notes.
(d) To record the net impact of the Conrail Spin Off Transactions as a capital contribution from NSC.

    Certain of the above adjustments would be different if less than all holders of Conrail Debentures validly tender, and do not withdraw, their Conrail Debentures in this exchange offer and consent solicitation. If 51% of holders validly tender, and do not withdraw, their Conrail Debentures in this exchange offer and consent solicitation, the amount for adjustment (c) would be reduced to $316 million and the amount for adjustment (d) would be increased to $5,683 million. If 75% of holders validly tender, and do not withdraw, their Conrail Debentures in this exchange offer and consent solicitation, the amount for adjustment (c) would be reduced to $464 million and the amount for adjustment
(d) would be increased to $5,550 million.

                                      NSR-11

                       RATIO OF EARNINGS TO FIXED CHARGES

     For purposes of computing each ratio of earnings to fixed charges, "earnings" represents income before income taxes, plus interest expenses (including a portion of rental expenses representing an interest factor) and subsidiaries' preferred dividend requirements, less the equity in undistributed earnings of 20%-49% owned companies, net of dividends. "Fixed charges" represents interest expenses (including a portion of rental expense representing an interest factor) plus capitalized interest and preferred dividend requirements on a pretax basis.

     The following table sets forth the ratio of earnings to fixed charges for NSR for the periods indicated:

                                      THREE MONTHS ENDED       YEAR ENDED DECEMBER 31,
                                      ------------------   --------------------------------
                                        MARCH 31, 2004     2003   2002   2001   2000   1999
                                      ------------------   ----   ----   ----   ----   ----
Ratio of earnings to fixed
  charges...........................        9.77x          7.37x  6.46x  5.88x  2.36x  4.31x

                                      NSR-12

                       MARKET FOR THE REGISTRANT'S COMMON
                     EQUITY AND RELATED STOCKHOLDER MATTERS

COMMON STOCK

     Since June 1, 1982, NSC has owned all the common stock of NSR. The common stock is not publicly traded.

PREFERRED STOCK INFORMATION

     There are 10,000,000 shares of no par value serial preferred stock authorized. This stock may be issued in series from time to time at the discretion of the Board of Directors of NSR with any series having such voting and other powers, designations, dividends and other preferences as deemed appropriate at the time of issuance.

     In 2003, NSC redeemed all publicly held shares of NSR's $2.60 Cumulative Preferred Stock, Series A, for a redemption price of $50 per share plus accrued and unpaid dividends, for an aggregate redemption price of $50.2066 per share.

                        DIRECTORS AND EXECUTIVE OFFICERS

     The following persons served as directors and officers of NSR and as officers of NSC.

     DAVID R. GOODE, 63, Norfolk, Va.; he has served as Chairman, President and Chief Executive Officer of Norfolk Southern Corporation and President and Chief Executive Officer of Norfolk Southern Railway Company since September 1, 1992. He is a director of Norfolk Southern Corporation and several Norfolk Southern Corporation and Norfolk Southern Railway Company subsidiaries. He is also a director of Caterpillar, Inc., Delta Air Lines, Inc., Georgia-Pacific Corporation and Texas Instruments Incorporated. Mr. Goode has been a director since 1992 and his term expires in 2004.

     L. I. PRILLAMAN, 60, Norfolk, Va.; he has served as Vice Chairman and Chief Marketing Officer of Norfolk Southern Corporation since August 1, 1998, and Vice President of Norfolk Southern Railway Company since May 30, 2000, having served prior thereto as Executive Vice President-Marketing of Norfolk Southern Corporation and Vice President and Chief Marketing Officer of Norfolk Southern Railway Company. He is a director of several Norfolk Southern Corporation and Norfolk Southern Railway Company subsidiaries. Mr. Prillaman has been a director since 1996 and his term expires in 2006.

     STEPHEN C. TOBIAS, 59, Norfolk, Va.; he has served as Vice Chairman and Chief Operating Officer of Norfolk Southern Corporation since August 1, 1998, and Vice President of Norfolk Southern Railway Company since May 30, 2000, having served prior thereto as Executive Vice President-Operations of Norfolk Southern Corporation and Vice President and Chief Operating Officer of Norfolk Southern Railway Company. He is a director of several Norfolk Southern Corporation and Norfolk Southern Railway Company subsidiaries. He is also a director of Plum Creek Timber Company. Mr. Tobias has been a director since 1994 and his term expires in 2004.

     HENRY C. WOLF, 61, Norfolk, Va.; he has served as Vice Chairman and Chief Financial Officer of Norfolk Southern Corporation since August 1, 1998, and Vice President of Norfolk Southern Railway Company since May 30, 2000, having served prior thereto as Executive Vice President-Finance of Norfolk Southern Corporation and Vice President and Chief Financial Officer of Norfolk Southern Railway Company. He is a director of several Norfolk Southern Corporation and Norfolk Southern Railway Company subsidiaries. Mr. Wolf has been a director since 1994 and his term expires in 2005.

                       BOARD OF DIRECTORS AND COMMITTEES

     On December 31, 2003, the Board of Directors of NSR consisted of four members. The Board is divided into three classes; the members of each class are elected for a term of three years, and each class contains as nearly as possible one third of the total number of directors. The Board of Directors has no audit, nominating

                                      NSR-13
or compensation committees. In 2003, the Board of Directors acted by unanimous written consent on twenty separate occasions.

     The Executive Committee took no action in 2003; its members were David R. Goode, Chair, and Henry C. Wolf. This Committee is empowered to exercise, to the extent permitted by Virginia law, all the authority of the Board of Directors when the Board is not in session. All actions taken by the Committee are to be reported to the Board at its meeting next succeeding such action and are subject to revision or alteration by the Board.

                           COMPENSATION OF DIRECTORS

     NSR is a wholly-owned subsidiary of NSC. In 2003, each of the NSR directors was also an officer of both NSR and NSC. The NSR directors were not paid a retainer, meeting fees or other compensation for their service as directors. Instead, their compensation was based solely on their position as NSC officers and was determined in accordance with the NSC Joint Committee Report Concerning the 2003 Compensation of Certain Executive Officers which is included in this Appendix beginning on page NSR-24.

        NSC COMPENSATION COMMITTEES INTERLOCKS AND INSIDER PARTICIPATION

     In 2003, the NSR directors were not paid any retainer, meeting fees or other compensation for their service as directors. Additionally, the NSR officers were not paid any compensation for their service as NSR officers. Instead, the compensation paid to the NSR directors and officers was based solely on their respective positions as NSC officers in accordance with the compensation policies of NSC as determined by the NSC Compensation and Nominating Committee.

     The members of the NSC Compensation and Nominating Committee during 2003 were Gene R. Carter, who served as chairman, Landon Hilliard, Jane Margaret O'Brien and Harold W. Pote. The members of the NSC Performance-Based Compensation Committee during 2003 were Mr. Carter, who served as chairman, Ms. O'Brien and Mr. Pote. Other than Mr. Hilliard's relationship with Brown Brothers Harriman & Co., which is described below, there were no reportable business relationships between NSC and such individuals.

                         MATERIAL CONTACTS WITH CONRAIL

     NSR operates as a part of its rail system the routes and assets of PRR pursuant to operating and lease agreements. The June 1999 Operating Agreement between NSR and PRR governs substantially all track assets operated by NSR and has an initial 25-year term, renewable at the option of NSR for two five-year terms. Payments under the Operating Agreement are subject to adjustment every six years to reflect changes in values. NSR also has leased or subleased equipment for varying terms from PRR. Costs necessary to operate and maintain the PRR assets, including leasehold improvements are borne by NSR. CSXT operates the routes and assets of another CRC subsidiary, NYC under comparable terms. Upon consummation of the Conrail Spin Off Transactions, these agreements will be extinguished and NSR will have direct ownership of the PRR routes and assets and CSXT will have direct ownership of the NYC routes and assets.

     NSR and CSXT also have entered into agreements with Conrail governing other properties that continue to be owned operated by Conrail (the Shared Assets Areas). NSR and CSXT pay Conrail a fee for joint and exclusive access to the Shared Assets Areas. In addition, NSR and CSXT pay, based on usage, the costs incurred by Conrail to operate the Shared Assets Areas. The Conrail Spin Off Transactions will not affect these agreements.

     Operating lease expense related to PRR and Shared Assets Areas agreements, which is included in the line item "Conrail Rents and Services" on NSR's income statement, amounted to $478 million in 2003, $468 million in 2002 and $467 million in 2001.

     NSR's balance sheet includes two "Due to Conrail" line items. The current liability is composed of amounts related to expenses included in "Conrail Rents and Services," as discussed above. The noncurrent

                                      NSR-14
liability represents borrowings from a PRR subsidiary of amounts previously paid to PRR under the operating and lease agreements discussed above. The interest rate for these loans is variable and was 1.7% at December 31, 2003. Upon consummation of the Conrail Spin Off Transactions, these loans and a portion of the current liability "Due to Conrail" will be extinguished.

     NSR also provides certain general and administrative support functions to Conrail, the fees for which are billed in accordance with several service-provider arrangements and totaled $7 million in each of 2003 and 2002. The Conrail Spin Off Transactions will not affect amounts billed to Conrail under such agreements.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     NSC maintains various banking relationships with Brown Brothers Harriman & Co. ("Brown Brothers"), in which Mr. Hilliard is a partner, on bases that are consistent with normal financial and banking practices. All transactions are entered into in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with other banks. Brown Brothers was paid fees for managing a portion of the assets of NSC's pension fund and fees for brokerage and custodial services rendered to the Norfolk Southern Foundation in 2003. The total fees paid by NSC to Brown Brothers in 2003 were less than 1% of the gross revenues of Brown Brothers for fiscal year 2003.

                             EXECUTIVE COMPENSATION

     NSR is a wholly-owned subsidiary of NSC. In 2003, each of the NSR officers was also an officer of NSC and was not paid any compensation for their service as an NSR officer. Instead, their compensation was based solely on their position as NSC officers and was determined in accordance with the NSC Joint Committee Report Concerning the 2003 Compensation of Certain Executive Officers which is included in this Appendix beginning on page NSR-24. Accordingly, we have included information regarding executive compensation paid by NSC to NSC's Chief Executive Officer and its other four most highly compensated executive officers. Four of these executive officers, including NSC's Chief Executive Officer, comprise the only executive officers of NSR.

                                      NSR-15

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table sets forth the cash compensation paid, as well as certain other compensation accrued or paid, to the Chief Executive Officer and to each of the other four most highly compensated executive officers of NSC in 2003 (together, the "Named Executive Officers"), for service in all capacities to NSC and its subsidiaries, including NSR, by the Named Executive Officers in the fiscal years ending December 31, 2003, 2002 and 2001.

                           SUMMARY COMPENSATION TABLE

                                          ANNUAL COMPENSATION                    LONG-TERM COMPENSATION
                                ---------------------------------------   ------------------------------------
                                                                                         AWARDS      PAYOUTS
                                                                          RESTRICTED   ----------   ----------
                                                         OTHER ANNUAL       STOCK      SECURITIES      LTIP         ALL OTHER
NAME AND PRINCIPAL              SALARY(1)   BONUS(1)    COMPENSATION(2)   AWARDS(3)    UNDERLYING   PAYOUTS(5)   COMPENSATION(6)
POSITION                 YEAR      ($)         ($)            ($)            ($)       OPTIONS(4)      ($)             ($)
------------------       ----   ---------   ---------   ---------------   ----------   ----------   ----------   ---------------
David R. Goode.........  2003   1,000,000   1,672,000       493,484(7)    3,142,400     310,000     1,458,605        159,528
 Chairman, President
 and                     2002     970,833     883,944       932,322(7)            0     650,000     1,069,170         47,030
 Chief Executive
 Officer                 2001     950,000     959,025       526,034(7)            0     525,000       426,410         49,545

L. I. Prillaman........  2003     525,000     548,625        75,366         982,000      80,000       364,651         48,882
 Vice Chairman and       2002     481,250     292,119       287,313               0     200,000       267,293         28,027
 Chief Marketing
 Officer                 2001     406,250     273,406        66,163               0     150,000       106,603         17,413

Stephen C. Tobias......  2003     575,000     600,875       191,804         982,000      80,000       364,651         65,031
 Vice Chairman and       2002     545,833     331,321       376,761               0     200,000       267,293         32,135
 Chief Operating
 Officer                 2001     510,417     343,510       150,400               0     150,000       106,603         28,049

Henry C. Wolf..........  2003     575,000     600,875       228,895         982,000      80,000       364,651         84,680
 Vice Chairman and       2002     545,833     331,321       407,412               0     200,000       267,293         35,631
 Chief Financial
 Officer                 2001     510,417     343,510       156,140               0     150,000       106,603         30,785

James A. Hixon.........  2003     310,000     259,160        22,023         392,800      40,000       182,326         19,892
 Senior Vice
 President--             2002     292,500     150,930       154,205               0     100,000       133,646         16,205
 Legal and Government    2001     270,000     154,454        33,768               0      60,000        35,534         12,307
 Affairs

------------

(1) Includes portion of any salary or bonus award elected to be received on a deferred basis.
(2) Includes amounts reimbursed for the payment of taxes on personal benefits. Also includes the amount by which the interest accrued on salary and bonuses deferred under the NSC Officers' Deferred Compensation Plan exceeds 120% of the applicable Federal long-term rate provided under Section 1274(d) of the Code; for 2003, these amounts were: for Mr. Goode, $182,916; Mr. Prillaman, $28,535; Mr. Tobias, $130,079; Mr. Wolf, $147,923; and Mr. Hixon, $4,146.
    Includes tax absorption payments in 2001 for gains realized upon exercise of certain stock options and tax absorption payments in 2003 for payments made on behalf of the listed individuals for executive life insurance policies. Includes awards paid in 2002 under the NSC Stock Unit Plan.
(3) Includes the value of Restricted Shares awarded pursuant to the Long-Term Incentive Plan based on the closing price of Common Stock on the date of grant, February 3, 2003. During the three-year restriction period, the holder of Restricted Shares receives any dividends paid on Common Stock. Also includes the value of Restricted Stock Units awarded pursuant to the Restricted Stock Unit Plan based on the closing price of Common Stock on the date of grant, February 3, 2003. During the three-year restriction period, the holder of a Restricted Stock Unit will receive a cash payment equivalent to any dividend paid on Common Stock. As of December 31, 2003, the aggregate value of all Restricted Shares held was: for Mr. Goode, $2,270,400; Mr. Prillaman, $709,500; Mr. Tobias, $709,500; Mr. Wolf, $709,500; and Mr.
    Hixon, $283,800. As of December 31, 2003, the aggregate value of all Restricted Stock Units held was: for Mr. Goode, $1,513,600; Mr. Prillaman, $473,000; Mr. Tobias, $473,000; Mr. Wolf, $473,000; and Mr. Hixon, $189,200.
(4) Options were granted without tandem Stock Appreciation Rights.
(5) Represents the value of the "earn out" pursuant to the performance share feature of the NSC Long-Term Incentive Plan for periods ended December 31, 2003, 2002 and 2001 (for 2003, performance shares were earned for achievements in the three-year period 2001-2003; for 2002, for achievements in the three-year period 2000-2002; and for 2001, for achievements in the three-year period 1999-2001).
(6) Includes for 2003 (i) contributions of $6,000 to NSC's 401(k) plan on behalf of each of the Named Executive Officers and (ii) total premiums paid on behalf of each of the Named Executive Officers on individually-owned executive life insurance policies (converted from former "split dollar" life insurance policies): for Mr. Goode, $153,528; Mr. Prillaman, $42,882; Mr. Tobias, $59,031; Mr. Wolf, $78,680; and Mr. Hixon, $13,892.
(7) Includes personal use, as directed by resolution of the Board of Directors, of NSC's aircraft valued at $108,532 for 2003; $143,456 for 2002; and $164,683 for 2001--calculated on the basis of the aggregate incremental cost of such use to NSC.

                                      NSR-16

LONG-TERM INCENTIVE PLAN

     The NSC Long-Term Incentive Plan, as last approved by stockholders in 2001, provides for the award of Incentive Stock Options, Non-qualified Stock Options, Stock Appreciation Rights, Restricted Shares and Performance Share Units to officers and other key employees of NSC and certain of its subsidiaries (including NSR). The Performance-Based Compensation Committee of the NSC Board of Directors ("Committee") administers the Plan and has the sole discretion, subject to certain limitations, to interpret the Plan; to select Plan participants; to determine the type, size, terms and conditions of awards under the Plan; to authorize the grant of such awards; and to adopt, amend and rescind rules relating to the Plan. Except for capital adjustments, such as stock splits, the option price may not be decreased after the option is granted, nor may any outstanding option be modified or replaced through cancellation if the effect would be to reduce the price of the option, unless such repricing, modification or replacement is approved by NSC's stockholders.

STOCK OPTIONS

     The following table sets forth certain information concerning the grant in 2003 of stock options under the Long-Term Incentive Plan to each Named Executive
Officer:

                     OPTION/SAR* GRANTS IN LAST FISCAL YEAR

                                                                                   GRANT DATE
                              INDIVIDUAL GRANTS                                      VALUE
-----------------------------------------------------------------------------   ----------------
                       NUMBER OF
                       SECURITIES    % OF TOTAL
                       UNDERLYING     OPTIONS
                        OPTIONS      GRANTED TO     EXERCISE OR                    GRANT DATE
                       GRANTED(1)   EMPLOYEES IN   BASE PRICE(2)   EXPIRATION   PRESENT VALUE(3)
NAME                      (#)       FISCAL YEAR    ($ PER SHARE)      DATE            ($)
----                   ----------   ------------   -------------   ----------   ----------------
D. R. Goode..........   310,000         5.44%         19.625       2/02/2013       2,740,400
L. I. Prillaman......    80,000         1.40%         19.625       2/02/2013         707,200
S.C. Tobias..........    80,000         1.40%         19.625       2/02/2013         707,200
H.C. Wolf............    80,000         1.40%         19.625       2/02/2013         707,200
J.A. Hixon...........    40,000         0.70%         19.625       2/02/2013         353,600

 *  No SARs were granted in 2003.

------------

(1) These options (of which the first 5,095 granted to each Named Executive Officer are Incentive Stock Options and the remainder are Non-qualified Stock Options) were granted as of February 3, 2003, and are exercisable one year after the date of grant. Dividend equivalents are paid in cash on these options for five years in an amount equal to, and commensurate with, dividends paid on NSC Common Stock.

(2) The exercise price (Fair Market Value on the date of grant) may be paid in cash or in shares of NSC Common Stock (previously owned by the optionee for at least one year next preceding the date of exercise) valued at Fair Market Value on the date of exercise.

(3) In accordance with regulations of the SEC, the present value of the option grant on the date of grant was determined using the Black-Scholes statistical model. The actual amount, if any, a Named Executive Officer may realize upon exercise depends on the stock price on the exercise date; consequently, there is no assurance the amount realized by a Named Executive Officer will be at or near the monetary value determined by using this statistical model.

                                      NSR-17

     The Black-Scholes model used the following measures and assumptions to calculate the present value of an option grant on the date of grant:

          (a) a stock volatility factor of 0.3975: volatility was determined by an independent compensation consultant using monthly data averaged over the 36-month period February 1, 2000 through January 31, 2003;

          (b) a dividend yield of 1.79%: yield was determined using monthly data averaged over the 36-month period February 1, 2000 through January 31, 2003;

          (c) a risk-free rate of return of 4.43% equal to the 10-year Treasury strip rate on January 31, 2003; and

          (d) that the option will be exercised during its ten-year term.

     The foregoing produces a Black-Scholes factor of 0.4502 and a resulting present value of $8.84 for each share of NSC Common Stock subject to the 2003 option grant; the factor and resulting present value have not been adjusted to reflect (i) that options cannot be exercised during the first year of their 10-year term and (ii) the payment of dividend equivalents on unexercised options.

     The following table sets forth certain information concerning the exercise of options by each Named Executive Officer during 2003 and the number of unexercised options held by each as of December 31, 2003:

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                 NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                        SHARES                  UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS/SARS
                       ACQUIRED                 OPTIONS/SARS AT FY-END               AT FY-END(1)
                          ON       VALUE                 (#)                             ($)
                       EXERCISE   REALIZED   ----------------------------   ------------------------------
NAME                     (#)        ($)      EXERCISABLE*   UNEXERCISABLE   EXERCISABLE(2)   UNEXERCISABLE
----                   --------   --------   ------------   -------------   --------------   -------------
D. R. Goode..........     0          0        2,825,000        310,000        9,094,193        1,264,800
L. I. Prillaman......     0          0          752,000         80,000        2,535,701          326,400
S.C. Tobias..........     0          0          774,500         80,000        2,600,314          326,400
H.C. Wolf............     0          0          797,000         80,000        2,600,314          326,400
J.A. Hixon...........     0          0          335,000         40,000        1,064,426          163,200

 * Reports, for each Named Executive Officer, the total number of unexercised options that have passed the first anniversary of their grant date.

------------

(1) Equal to the mean of the high and low trading prices on the New York Stock Exchange-Composite Transactions of the NSC Common Stock on December 31, 2003 ($23.705), less the exercise prices of in-the-money options, multiplied by the number of such options.
(2) Because the market price of the NSC Common Stock on December 31, 2003, ($23.705) was below the exercise price of options granted in 1994 and 1996 through 1999, they are "out-of-the-money" and have no reportable value. The numbers shown are for the options granted in 1995, 2000, 2001 and 2002, which are in-the-money.

                                      NSR-18

PERFORMANCE SHARE UNITS ("PSUS")

     The following table sets forth certain information concerning the grant in 2003 of PSUs under the NSC Long-Term Incentive Plan to each Named Executive Officer. These PSU grants entitle a recipient to "earn out" or receive performance compensation at the end of a three-year performance cycle (2003-2005) based on the NSC performance during that three-year period. Under the 2003 award, corporate performance will be measured using three predetermined and equally weighted standards; that is, each of the following performance areas will serve as the basis for "earning out" up to one third of the total number of PSUs granted: (1) three-year average return on average capital invested ("ROACI"), (2) three-year average NSC operating ratio and (3) three-year total return to NSC stockholders. A more detailed discussion of these performance criteria can be found in the NSC Joint Committee Report Concerning the 2003 Compensation of Certain Executive Officers under the caption, "Long-Term Incentive Compensation," beginning on page NSR-25.

              LONG-TERM INCENTIVE PLAN--AWARDS IN LAST FISCAL YEAR
                           (PERFORMANCE SHARE UNITS)

                                                                            ESTIMATED FUTURE
                                                                              PAYOUTS UNDER
                         NUMBER OF                                              NON-STOCK
                       SHARES, UNITS                                        PRICE-BASED PLANS
                          OR OTHER      PERFORMANCE OR OTHER               -------------------
                         RIGHTS(1)          PERIOD UNTIL       THRESHOLD   TARGET(2)   MAXIMUM
NAME                        (#)         MATURATION OR PAYOUT      (#)         (#)        (#)
----                   --------------   --------------------   ---------   ---------   -------
D. R. Goode..........     160,000        01/01/03-12/31/05         0        72,640     160,000
L. I. Prillaman......      50,000        01/01/03-12/31/05         0        22,700      50,000
S. C. Tobias.........      50,000        01/01/03-12/31/05         0        22,700      50,000
H. C. Wolf...........      50,000        01/01/03-12/31/05         0        22,700      50,000
J. A. Hixon..........      20,000        01/01/03-12/31/05         0         9,080      20,000

------------

(1) "Earn outs" may be satisfied in cash or in shares of NSC's Common Stock (or in some combination of the two).
(2) The Long-Term Incentive Plan does not provide a performance target for an "earn out" under this feature of the Plan; consequently, this column represents 45.4% of the maximum potential "earn out," which, in accordance with applicable rules of the SEC, is the percentage actually "earned out" under the Plan at the end of the performance cycle which ended on December 31, 2002

RESTRICTED SHARES

     The Summary Compensation Table includes the value of Restricted Shares granted in February 2003 pursuant to the Long-Term Incentive Plan. Under the terms of the grant, the shares are subject to a three-year restriction period, during which the executive has voting power but not investment power over the shares. During the restriction period, the holder of the Restricted Shares receives dividends as paid on all shares of Common Stock.

                                      NSR-19

PENSION PLANS

     The following table sets forth the estimated annual retirement benefits payable on a qualified joint-and-survivor-annuity basis in specified remuneration and years of creditable service classifications under NSC's qualified defined benefit pension plans, as well as nonqualified supplemental pension plans that provide benefits otherwise denied participants because of certain Internal Revenue Code limitations on qualified plan benefits. It is assumed, for purposes of the table, that an individual retired in 2003 at age 65 (normal retirement age) with the maximum allowable Railroad Retirement Act annuity. The benefits shown are in addition to amounts payable under the Railroad Retirement Act.

                               PENSION PLAN TABLE
                      ESTIMATED ANNUAL RETIREMENT BENEFITS
                         FOR YEARS OF SERVICE INDICATED

                                                 YEARS OF CREDITABLE SERVICE
                             -------------------------------------------------------------------
REMUNERATION                    15         20         25         30          35           40
------------                 --------   --------   --------   --------   ----------   ----------
$ 300,000..................  $ 51,209   $ 71,071   $ 91,037   $111,250   $  131,647   $  154,147
   400,000.................    73,709    101,071    128,537    156,250      184,147      214,147
   500,000.................    96,209    131,071    166,037    201,250      236,647      274,147
   600,000.................   118,709    161,071    203,537    246,250      289,147      334,147
   700,000.................   141,209    191,071    241,037    291,250      341,647      394,147
   800,000.................   163,709    221,071    278,537    336,250      394,147      454,147
   900,000.................   186,209    251,071    316,037    381,250      446,647      514,147
 1,000,000.................   208,709    281,071    353,537    426,250      499,147      574,147
 1,100,000.................   231,209    311,071    391,037    471,250      551,647      634,147
 1,200,000.................   253,709    341,071    428,537    516,250      604,147      694,147
 1,300,000.................   276,209    371,071    466,037    561,250      656,647      754,147
 1,400,000.................   298,709    401,071    503,537    606,250      709,147      814,147
 1,500,000.................   321,209    431,071    541,037    651,250      761,647      874,147
 1,600,000.................   343,709    461,071    578,537    696,250      814,147      934,147
 1,700,000.................   366,209    491,071    616,037    741,250      866,647      994,147
 1,800,000.................   388,709    521,071    653,537    786,250      919,147    1,054,147
 1,900,000.................   411,209    551,071    691,037    831,250      971,647    1,114,147
 2,000,000.................   433,709    581,071    728,537    876,250    1,024,147    1,174,147
 2,100,000.................   456,209    611,071    766,037    921,250    1,076,647    1,234,147
 2,200,000.................   478,709    641,071    803,537    966,250    1,129,147    1,294,147
 2,300,000.................   501,209    671,071    841,037   1,011,250   1,181,647    1,354,147

     Under the pension plans, covered compensation includes salary and bonus; each officer can expect to receive an annual retirement benefit equal to average annual compensation for the five most highly compensated years out of the last ten years of creditable service multiplied by the number that is equal to 1.5% times total years of creditable service, but not in excess of 60% of such average compensation, less an offset for the annual Railroad Retirement Act annuity.

     The Board of Directors approved on September 25, 2001, NSC's entering into agreements with each of Messrs. Prillaman, Tobias and Wolf, providing enhanced pension benefits in exchange for each individual's continued employment with NSC for an additional two years. These agreements were filed as an exhibit to NSC's Report on Form 10-Q for the period ended September 30, 2001. Because Messrs. Prillaman, Tobias and Wolf remained employed with NSC through September 30, 2003, each has received an additional three years of creditable service and his benefit is based on average annual compensation for the three most highly compensated years, instead of the five most highly compensated years, out of the last ten years of creditable service.

                                      NSR-20

     The respective five-year average compensation and approximate years of creditable service, as of January 1, 2004, for Mr. Goode and Mr. Hixon were: Mr. Goode, $1,912,041 and 38 years; Mr. Hixon, $421,663 and 19 years. The respective three-year average compensation and approximate years of creditable service (including the additional three years of service pursuant to the enhanced pension benefit agreements), as of January 1, 2004, for the other Named Executive Officers were: Mr. Prillaman, $719,899 and 37 years; Mr. Tobias, $880,410 and 37 years; Mr. Wolf, $880,410 and 34 years.


                        SECURITY OWNERSHIP OF MANAGEMENT


     Rail Investment Company, a wholly-owned subsidiary of NSR, held 90,342 shares, or 100%, of NSR's outstanding Preferred Stock on January 31, 2004 and NSC held 16,668,997 shares, or 100%, of NSR's outstanding Common Stock on January 31, 2004.

     The following table sets forth as of February 2, 2004, the beneficial ownership of Norfolk Southern Corporation Common Stock for:

      --   each director (including the Chief Executive Officer);

      -- each of the other four most highly compensated officers, based on the sum of salary and incentive pay for 2003, (three of whom are also directors), from the group of officers designated by the Board of Directors as executive officers for purposes of Section 16 of the Securities Exchange Act of 1934 ("Executive Officers"); and

      --   all directors and Executive Officers of the Company as a group.

     Unless otherwise indicated by footnote to the data in the table, all such shares are held with sole voting and investment powers, and no director or Executive Officer beneficially owns any equity securities of NSC or its subsidiaries other than NSC Common Stock. No one director or Executive Officer owns as much as 1% of the total outstanding shares of NSC Common Stock. All of NSR's directors and Executive Officers as a group own 2.1% of the total outstanding shares of NSC Common Stock. No director or Executive Officer owns any shares of NSR's Preferred Stock.

                                                                     SHARES OF
                                                                  NSC COMMON STOCK
                                                              BENEFICIALLY OWNED AS OF
NAME                                                              FEBRUARY 2, 2004
----                                                          ------------------------
David R. Goode..............................................         3,635,035(1)
L. I. Prillaman.............................................         1,024,748(2)
Stephen C. Tobias...........................................         1,032,068(3)
Henry C. Wolf...............................................         1,005,587(4)
James A. Hixon..............................................           423,499(5)
12 Directors and Executive Officers as a group
  (including the persons named above).......................         9,049,009(6)

------------

(1) Includes 12,766 shares credited to Mr. Goode's account in NSC's Thrift and Investment Plan; 77,429 performance shares and option exercise gain shares held by NSC under share retention agreements pursuant to NSC's Long-Term Incentive Plan over which Mr. Goode possesses voting power but has no investment power until the shares are distributed; 3,015,000 shares subject to stock options granted pursuant to NSC's Long-Term Incentive Plan with respect to which Mr. Goode has the right to acquire beneficial ownership within 60 days; 192,000 restricted shares awarded to Mr. Goode pursuant to NSC's Long-Term Incentive Plan over which Mr. Goode possesses voting power but has no investment power until the restriction period lapses; and 942 shares over which Mr. Goode shares voting power and investment power.
(2) Includes 26,172 shares credited to Mr. Prillaman's account in NSC's Thrift and Investment Plan; 31,124 performance shares and option exercise gain shares held by NSC under share retention agreements pursuant to NSC's Long-Term Incentive Plan over which Mr. Prillaman possesses voting power but has no investment power until the shares are distributed; 817,000 shares subject to stock options granted pursuant to NSC's Long-Term Incentive Plan with respect to which Mr. Prillaman has the right to acquire beneficial

                                                        (footnotes on next page)
                                      NSR-21
    ownership within 60 days; and 60,000 restricted shares awarded to Mr. Prillaman pursuant to NSC's Long-Term Incentive Plan over which Mr. Prillaman possesses voting power but has no investment power until the restriction period lapses.
(3) Includes 16,571 shares credited to Mr. Tobias' account in NSC's Thrift and Investment Plan; 30,271 performance shares and option exercise gain shares held by NSC under share retention agreements pursuant to NSC's Long-Term Incentive Plan over which Mr. Tobias possesses voting power but has no investment power until the shares are distributed; 839,500 shares subject to stock options granted pursuant to NSC's Long-Term Incentive Plan with respect to which Mr. Tobias has the right to acquire beneficial ownership within 60 days; 60,000 restricted shares awarded to Mr. Tobias pursuant to NSC's Long-Term Incentive Plan over which Mr. Tobias possesses voting power but has no investment power until the restriction period lapses; and 10,326 shares over which Mr. Tobias shares voting and investment power.
(4) Includes 12,505 shares credited to Mr. Wolf's account in NSC's Thrift and Investment Plan; 21,812 performance shares and option exercise gain shares held by NSC under share retention agreements pursuant to NSC's Long-Term Incentive Plan over which Mr. Wolf possesses voting power but has no investment power until the shares are distributed; 839,500 shares subject to stock options granted pursuant to NSC's Long-Term Incentive Plan with respect to which Mr. Wolf has the right to acquire beneficial ownership within 60 days; and 60,000 restricted shares awarded to Mr. Wolf pursuant to NSC's Long-Term Incentive Plan over which Mr. Wolf possesses voting power but has no investment power until the restriction period lapses.
(5) Includes 6,354 shares credited to Mr. Hixon's account in NSC's Thrift and Investment Plan; 9,668 performance shares and option exercise gain shares held by NSC under share retention agreements pursuant to NSC's Long-Term Incentive Plan over which Mr. Hixon possesses voting power but has no investment power until the shares are distributed; 360,000 shares subject to stock options granted pursuant to NSC's Long-Term Incentive Plan with respect to which Mr. Hixon has the right to acquire beneficial ownership within 60 days; and 21,000 restricted shares awarded to Mr. Hixon pursuant to NSC's Long-Term Incentive Plan over which Mr. Hixon possesses voting power but has no investment power until the restriction period lapses.
(6) Includes 110,366 shares credited to Executive Officers' individual accounts under NSC's Thrift and Investment Plan. Also includes: 206,738 performance shares and option exercise gain shares held by NSC for such officers under share retention agreements pursuant to NSC's Long-Term Incentive Plan over which the officer possesses voting power but has no investment power until the shares are distributed; 7,530,546 shares subject to stock options granted to Executive Officers pursuant to NSC's Long-Term Incentive Plan with respect to which the optionee has the right to acquire beneficial ownership within 60 days; 512,100 restricted shares awarded to Executive Officers pursuant to NSC's Long-Term Incentive Plan over which they possess voting power but no investment power until the restriction period lapses; and 11,418 shares over which Executive Officers share voting and investment power. Also includes 1,006 shares in which Executive Officers disclaim beneficial ownership.

                                      NSR-22

                     NSC JOINT COMMITTEE REPORT CONCERNING
              THE 2003 COMPENSATION OF CERTAIN EXECUTIVE OFFICERS

     This Report describes NSC's Executive Officer compensation philosophy, the components of its compensation program and the manner in which 2003 compensation determinations were made for NSC's Chairman, President and Chief Executive Officer, David R. Goode, and for the four other officers (collectively, including Mr. Goode, referred to in this report as the "Named Executive Officers") whose 2003 compensation is reported in the Summary Compensation Table beginning on page NSR-17 of this Appendix.

     The Board's Compensation and Nominating Committee ("C&N Committee") and its Performance-Based Compensation Committee ("PBC Committee") were composed entirely of directors who were not also officers of NSC and met, respectively, six times and three times during 2003. Among other things, the C&N Committee was responsible in 2003 for recommending to the Board the salaries of Executive Officers and administering NSC's annual cash incentive plans (the Executive Management Incentive Plan and the Management Incentive Plan). The PBC Committee was responsible for administering the Long-Term Incentive Plan, as amended and last approved by stockholders at their May 2001 Annual Meeting, which authorizes awards of stock options and performance share units and certain other equity-based incentive awards, and the Restricted Stock Unit Plan. Effective January 27, 2004, the Board reconstituted the Compensation and Nominating Committee as the Compensation Committee.

     BASE SALARY: While the Board believes that a substantial portion of each Executive Officer's total compensation should be "performance-based," both it and the C&N Committee seek to assure that the base salaries of the Executive Officers are competitive with those earned by individuals in comparable positions.

     Specifically, the C&N Committee compared Mr. Goode's base salary with salaries paid to chief executive officers of other holding companies of Class I railroads (the same companies comprising the S&P Railroad Index included in the Performance Graph) and of other U.S. corporations of comparable size. The base salaries of the other Named Executive Officers--as well as all other Executive Officers of NSC--were evaluated, principally by Mr. Goode, relative to survey data of base salaries for comparable positions at a large number of U.S. corporations of comparable size, including but not limited to those included in the S&P 500 Index and S&P 500 Railroad Index; both of these indices are included in the Performance Graph. These data were compiled by NSC's Human Resources Department and by an outside compensation consultant. The Committee's general intention is to set the base salaries of the Executive Officers around the 50th percentile of their peers in the respective groups with which they are compared.

     Mr. Goode discussed with the Committee the specific contributions and performance of each of the Executive Officers, including each of the other Named Executive Officers. Based on such evaluations, comparative salary data and each such Executive Officer's performance in light of the length of service in his current position, Mr. Goode made base salary recommendations which were submitted for Committee and Board approval.

     Mr. Goode made no recommendation concerning, nor does he play any role in determining, his base salary (or other compensation), which was set by the independent members of the Board at a session without Mr. Goode present. The independent members of the Board determined Mr. Goode's salary based on their assessment of NSC's performance, including its total operating revenues and net income, and market considerations, and did not base its determination on the application of any specific formula. As noted, the C&N Committee customarily seeks to set the NSC Chairman, President and CEO's base salary between the 25th and 50th percentile of the base salaries paid to CEOs of other U.S. corporations of comparable size and competitively (within the mid-range of compensation practice) with those of the chairmen of the other holding companies of Class I railroads. Mr. Goode's base salary in 2003 remained between the 25th and the 50th percentile.

     For 2003, Mr. Goode did not receive a salary increase. This decision was made considering his salary increase in August 2002, which maintained his base salary within the targeted range, and his annual and long-

                                      NSR-23
term incentive compensation. The base salaries of each of the other Named Executive Officers remained unchanged in 2003.

     ANNUAL INCENTIVE COMPENSATION: NSC provides annual incentive compensation through the Executive Management Incentive Plan (EMIP) which is designed and administered to ensure that a significant portion of each Executive Officer's total annual cash compensation is based on NSC's annual financial performance. Awards to Executive Officers including Named Executive Officers, and to participants in NSC's Management Incentive Plan (MIP) are paid, if at all, based on NSC's performance relative to two pre-determined criteria: operating ratio for the year and pre-tax net income; the performance standards relative to these two criteria are established by the C&N Committee not later than the end of the first month of each incentive year.

     It is the C&N Committee's philosophy that, to the extent NSC achieves EMIP goals, the total of each Executive Officer's base salary and EMIP award should become increasingly competitive with the total annual cash compensation paid by comparable organizations. In years in which those goals are not realized, the Executive Officers will receive less or no incentive pay.

     Specifically, incentive pay opportunities for Mr. Goode were determined by the C&N Committee by comparing Mr. Goode's total annual cash compensation with that paid to the chief executive officers of all other holding companies of Class I railroads (the same companies comprising the S&P Railroad Index included in the Stock Performance Graph) and of other U.S. corporations of comparable size. Incentive pay opportunities for the other Executive Officers are determined annually by the C&N Committee based on its review of the annual cash compensation of comparable positions at companies of comparable size, including but not limited to those identified in the Stock Performance Graph.

     Using those criteria, in November of 2002 the C&N Committee set Mr. Goode's target 2003 incentive opportunity at 200% of his 2003 base salary, Mr. Prillaman's, Mr. Tobias' and Mr. Wolf's at 125% of their 2003 base salary and Mr. Hixon's at 100% of his 2003 base salary. Actual payments, if any, are based on the extent to which established performance standards are achieved.

     For 2003, Mr. Goode and all other Executive Officers earned EMIP awards and each of the other officers and key employees earned EMIP or MIP awards, as applicable, equal in the case of each such individual to 83.6% of that individual's target incentive opportunity.

     As a result, total 2003 cash compensation--2003 base salary and 2003 EMIP awards paid in 2004--earned by Mr. Goode was positioned at approximately the 80th percentile.

     LONG-TERM INCENTIVE COMPENSATION: The Board and the PBC Committee believe that a substantial component of each Executive Officer's total direct compensation should be based on and reflect NSC's efficient use of assets, its profitability and the total returns (stock price appreciation and dividends) to its stockholders. This objective is supported through the making of annual grants of stock options, performance share units, and restricted shares under the Long-Term Incentive Plan (LTIP) and restricted stock units under the Restricted Stock Unit Plan (RSUP) to each of NSC's Executive Officers, including each of the Named Executive Officers.

     These LTIP and RSUP arrangements are intended to ensure that the longer-term financial interests of the Executive Officers are directly aligned with those of NSC's stockholders. Specifically, LTIP is intended to provide Executive Officers with the opportunity to acquire a meaningful beneficial stock ownership in NSC and RSUP is intended to reflect the total returns to stockholders without providing actual stock ownership. The Board adopted RSUP in January 2003 to provide for the grant of restricted stock units whose value is measured by the fair market value of NSC's common stock and which are payable in cash upon satisfaction of applicable restrictions.

     In determining LTIP and RSUP awards, the size of prior grants was analyzed within a framework of current total direct compensation predicated on a review of both the long-term awards and the total compensation (base salary, short- and long-term awards) of comparable positions in U.S. companies of comparable size. The mix of long-term awards varies from year to year to reflect the relative expected value of each type of award and certain other considerations. For 2003, the PBC Committee changed the mix of such

                                      NSR-24
awards to include restricted shares and restricted stock units, along with options and performance share units, while striving to maintain a total value for such awards comparable to the long-term awards granted in 2002. The number of stock options, performance share units, restricted shares and restricted stock units granted in 2003 was determined so as to place the total compensation of Mr. Goode and the Executive Officers, when corporate performance warranted, around the 75th percentile of total direct compensation for their respective peer groups.

     At its January 2003 meeting, the PBC Committee granted stock options under LTIP to each of the Executive Officers, including each of the Named Executive Officers, and to other officers and key employees at an exercise price equal to the fair market value of the shares on the date of grant. These options are exercisable during a ten-year period following the date of grant, after a one-year vesting period has elapsed.

     For all stock options granted in 2003 to the Executive Officers, for the first five (5) years following the date stock options are granted, NSC pays in cash to each Executive Officer dividend equivalents on unexercised options equal to the dividend paid on NSC's Common Stock.

     At the same January 2003 meeting, the PBC Committee granted performance share units under LTIP which provide the Executive Officers, including each of the Named Executive Officers and other recipients, the opportunity to earn awards (that will be paid either in cash or in shares of NSC's Common Stock, or in some combination thereof) during the first quarter of 2006. The number of performance share units actually payable to recipients is based on criteria specified in LTIP, last approved by stockholders at their May 2001 Annual Meeting--specifically, NSC's three-year (i.e., 2003-2005) average Return on Average Capital Invested, three-year average Operating Ratio and three-year Total Stockholder Return, evaluated relative to performance measures established by the PBC Committee and set out in the schedules below. One-third of the performance share units granted in 2003 are available to be earned based on each of the three performance criteria.

                                      NSR-25

                  2003-2005 CYCLE                                           2003-2005 CYCLE
              TOTAL STOCKHOLDER RETURN                                 RETURN ON AVERAGE CAPITAL
                ("TSR") VS. S&P 500                                       INVESTED ("ROACI")
----------------------------------------------------       -------------------------------------------------
                                       PERCENTAGE OF                                           PERCENTAGE OF
                                        PERFORMANCE                                             PERFORMANCE
     THREE-YEAR AVERAGE TSR             SHARE UNITS             THREE-YEAR AVERAGE              SHARE UNITS
          VS. S&P 500                   EARNED OUT                     ROACI                    EARNED OUT
--------------------------------       -------------       -----------------------------       -------------
90th percentile and above.......           100%            17 and above %...............           100%
80th............................            90%            16%..........................            90%
70th............................            85%            15%..........................            80%
60th............................            80%            14%..........................            70%
50th............................            75%            13%..........................            60%
40th............................            50%            12%..........................            50%
30th............................            30%            11%..........................            40%
25th and below..................             0%            10%..........................            30%
                                                           9%...........................            20%
                                                           8%...........................            10%
                                                           Below 8%.....................             0%

            2003-2005 CYCLE
        OPERATING RATIO ("OpR")
---------------------------------------
                          PERCENTAGE OF
                           PERFORMANCE
    THREE-YEAR             SHARE UNITS
  NSC AVERAGE OPR          EARNED OUT
-------------------       -------------
75% or below.....             100%
80%..............              75%
85%..............              50%
90%..............              25%
Above 90%........               0%

     Also at the January 2003 meeting, the PBC Committee granted restricted shares under LTIP to the Executive Officers, including each of the Named Executive Officers, and other recipients as designated by the Committee. The restricted shares are subject to a three-year restriction period, during which the holder has voting power but not investment power over the shares and receives dividends on the shares as declared on NSC's Common Stock.

     At the January 2003 meeting, the PBC Committee granted restricted stock units under RSUP to Mr. Goode and each of the other Executive Officers. The restricted stock unit awards were subject to a three-year restriction period, during which NSC pays in cash to each Executive Officer dividend equivalents on the restricted stock units equal to the dividend paid on NSC's Common Stock.

     For 2003, Mr. Goode was granted options (including 5,095 incentive stock options that may receive capital gains treatment) on 310,000 shares of common stock, 96,000 restricted shares, 64,000 restricted stock units and the opportunity to earn up to 160,000 performance shares; the other four Named Executive Officers as a group were awarded options (including in the case of each such officer, 5,095 incentive stock options that may receive capital gains treatment) on a total of 280,000 shares of common stock, 102,000 restricted shares, 68,000 restricted stock units and the opportunity to earn up to 170,000 performance shares.

     In summary, the C&N Committee and the PBC Committee believe that the compensation program for Executive Officers, including the Named Executive Officers, is designed to offer opportunities competitive with those of similar positions at comparable American corporations. More importantly, these Committees believe each Executive Officer's compensation has been appropriately structured and administered so that a

                                      NSR-26
substantial component of total compensation is dependent upon, and directly related to, NSC's efficient use of assets, its profitability and the total returns to its stockholders.

     Section 162(m) of the Internal Revenue Code limits to $1 million the corporate federal income tax deduction for certain "non-performance based" compensation paid in a year to any of NSC's Executive Officers. Each Committee has carefully considered NSC's executive compensation program in light of the applicable tax rules. Accordingly, NSC amended the Long-Term Incentive Plan in 1995 with stockholder approval to permit the grant of stock options that meet the requirements of Section 162(m), and stockholders last approved the Plan in 2001. However, each Committee believes that tax-deductibility is but one factor to be considered in fashioning an appropriate compensation package for executives. As a result, each Committee reserves and will exercise its discretion in this area so as to serve the best interests of NSC and its stockholders.


NSC Compensation and                       NSC Performance-Based
Nominating Committee                       Compensation Committee

Gene R. Carter, Chair                      Gene R. Carter, Chair
Landon Hilliard, Member                    Burton M. Joyce, Member*
Burton M. Joyce, Member*                   Jane Margaret O'Brien, Member
Jane Margaret O'Brien, Member              Harold W. Pote, Member
Harold W. Pote, Member


------------

*  Mr. Joyce became a member of each committee effective January 26, 2004.

                               PERFORMANCE GRAPH

     The performance graph comparing the yearly percentage change in the cumulative total stockholder return on NSR's common stock with the cumulative total return of the S&P Composite 500 Stock Index and a published industry index has been omitted because NSR's common stock is owned entirely by NSC and is not publicly traded.

                                      NSR-27

                        DESCRIPTION OF THE NEW NSR NOTES

     The following is a summary of the terms of the New NSR Notes. For a description of the New CSXT Notes, see "Description of the New CSXT Notes" in the CSXT Appendix attached hereto. The New NSR Notes will be issued under the New NSR Indenture to be entered into among PRR Newco, as initial issuer, NSR, as guarantor, and The Bank of New York, as trustee. The terms of the New NSR Notes include those terms stated in the New NSR Indenture and those terms made part of the New NSR Indenture by reference to the TIA. The New NSR Notes issued by PRR Newco will be fully and unconditionally guaranteed by NSR. In connection with the consummation of the Conrail Spin Off Transactions, PRR Newco will be merged with and into NSR, who will thereby assume the obligations of PRR Newco with respect to the New NSR Notes and will become the primary obligor of the New NSR Notes, and the guarantee will thereafter automatically terminate. As hereafter used, the term "NSR Obligor" means PRR Newco, until such time as PRR Newco is merged with and into NSR, and thereafter shall mean NSR or any successor of NSR permitted pursuant to the terms of the New NSR Notes and the New NSR Indenture.

     This section of this NSR Appendix is only a summary of the material provisions of the New NSR Indenture. This section does not purport to be complete and does not restate the New NSR Indenture in its entirety. Copies of each of the base indenture and the first supplemental indenture, which together constitute the New NSR Indenture, have been filed with the SEC as exhibits to the NSR registration statement of which this NSR Appendix is a part. We urge you to read the New NSR Indenture because the New NSR Indenture and not this description defines your rights as holders of the New NSR Notes. You may obtain copies of the New NSR Indenture from NSR. See "Where You Can Find More Information."

BASIC TERMS OF THE NEW NSR NOTES

     THE NEW NSR 9 3/4% NOTES

     The economic terms of the New NSR 9 3/4% Notes are substantially identical to the economic terms of the current Conrail 9 3/4% Debentures. Therefore, holders of outstanding Conrail Debentures who participate in this exchange offer and consent solicitation, to the extent they receive New NSR 9 3/4% Notes in exchange for their current Conrail 9 3/4% Debentures, will receive the same amount in the aggregate of interest payments that they would have received had they not participated in this exchange offer and consent solicitation with respect to the New NSR Notes. Specifically, the New NSR 9 3/4% Notes:

      -- will have a maximum aggregate principal amount of $319 million, subject to the treatment of fractional interests (58% of the $550 million aggregate principal amount of the Conrail 9 3/4% Debentures);

      --   will mature on June 15, 2020;

      --   will be dated as of the Closing Date;

      -- will accrue interest at 9 3/4% per year, payable semi-annually in arrears on each of June 15 and December 15 of each year, beginning December 15, 2004. Except as set forth below, the NSR Obligor will make interest payments to the holders of record on the immediately preceding June 1 and December 1, respectively. The initial interest payment on December 15, 2004 will include interest accrued from the Closing Date; and

      --   will be senior unsecured obligations of the NSR Obligor.

     THE NEW NSR 7 7/8% NOTES:

     The economic terms of the New NSR 7 7/8% Notes are substantially identical to the economic terms of the Conrail 7 7/8% Debentures. Therefore, holders of outstanding Conrail Debentures who participate in this exchange offer and consent solicitation, to the extent they receive New NSR 7 7/8% Notes in exchange for their current Conrail 9 3/4% Debentures, will receive the same amount in the aggregate of interest payments that they

                                      NSR-28
would have received had they not participated in this exchange offer and consent solicitation with respect to the New NSR Notes. Specifically, the New NSR 7 7/8%
Notes:

      -- will have a maximum aggregate principal amount of $145 million, subject to the treatment of fractional interests (58% of the $250 million aggregate principal amount of the Conrail 7 7/8% Debentures);

      --   will mature on May 15, 2043;

      --   will be dated as of the Closing Date;

      -- will accrue interest at 7 7/8% per year, payable semi-annually in arrears on each of May 15 and November 15 of each year, beginning November 15, 2004. Except as set forth below, the NSR Obligor will make interest payments to the holders of record on the immediately preceding May 1 and November 1, respectively. The initial interest payment on November 15, 2004 will include interest accrued from the Closing Date; and

      --   will be senior unsecured obligations of the NSR Obligor.

     The NSR Obligor will pay interest on the New NSR Notes semi-annually in arrears on the interest payment dates. Interest on the New NSR Notes will be computed on the basis of a 360-day year of twelve 30-day months. If any interest payment date or a maturity date falls on a day that is not a business day, the required payment shall be made on the next business day as if it were made the date such payment was due, and no interest shall accrue on the amount so payable for the period from and after such interest payment date or such maturity date, as the case may be, to such business day. The principal of and interest on the New NSR Notes will be payable at the office or agency of the trustee, acting as paying agent, maintained for those purposes. However, at the NSR Obligor's option, it may pay interest by check mailed to the address of the registered holders as such address appears in the security register maintained by the trustee, who will initially act as the paying agent and registrar for the New NSR Notes, or by transfer to an account maintained by the payee with a bank located in the United States.

     The New NSR Notes will initially be issued in global form. See "Description of This Exchange Offer and Consent Solicitation--Book-Entry Transfer." The NSR Obligor will not charge a service fee for any registration of transfer or exchange of New NSR Notes, but payment of a sum sufficient to cover any transfer tax or other similar governmental charge and any other expenses (including fees and expenses of the trustee) that may be payable in connection therewith may be required.

     For more information on payment and transfer procedures for the New NSR Notes, see "--Book-Entry Procedures" and "--Same-Day Settlement and Payment."

GUARANTEES

     The obligations of PRR Newco under the New NSR Notes will be fully and unconditionally guaranteed on a senior, unsecured basis by NSR. Immediately following the consummation of this exchange offer and consent solicitation and in connection with the consummation of the Conrail Spin Off Transactions, PRR Newco will be merged with and into NSR and the obligations of PRR Newco with respect to the New NSR Notes will be assumed by, and become the primary obligations of, NSR, and the guarantee will thereafter automatically terminate.

RANKING

     The indebtedness evidenced by the New NSR Notes ranks equally with all existing and future senior unsecured indebtedness, if any, of PRR Newco, and, while in effect, the NSR guarantee ranks equally with all then existing and future senior unsecured indebtedness, if any, of NSR. In addition, following the assumption by NSR of the New NSR Notes, the New NSR Notes will rank equally with all then existing and future senior unsecured indebtedness, if any, of NSR.

                                      NSR-29

     As of March 31, 2004, NSR would have had approximately $1,696 million of total indebtedness outstanding if holders of 100% of the Conrail Debentures had validly tendered and not withdrawn their Conrail Debentures in connection with this exchange offer and consent solicitation and the Conrail Spin Off Transactions were consummated as of that date. Following the assumption by NSR of PRR Newco's obligations under the New NSR Notes, the New NSR Notes will be subordinated to any secured indebtedness of NSR, to the extent of the assets securing that indebtedness, and structurally subordinated to all existing and future obligations of subsidiaries of NSR, including claims with respect to trade payables. As of March 31, 2004, NSR had approximately $850 million of secured indebtedness on a consolidated basis which would rank senior to the New NSR Notes. As of March 31, 2004, subsidiaries of NSR had no outstanding indebtedness. In addition, as of March 31, 2004 NSR had $765 million of intercompany liabilities due to NSC which would rank equally with or be junior to the New NSR Notes.

     The New NSR Notes rank senior to all subordinated indebtedness of PRR Newco, and following the assumption of the obligations of PRR Newco with respect thereto by NSR, the New NSR Notes will rank senior to all subordinated indebtedness of NSR then outstanding, including $8 million aggregate principal amount of guarantees of NSR outstanding as of March 31, 2004. If the NSR Obligor defaults in connection with any series of the New NSR Notes, the holders of such series are entitled to be paid in full before any of the NSR Obligor's subordinated debt.

FURTHER ISSUES

     The NSR Obligor may, without the consent of the holders of the New NSR Notes, create and issue additional notes having the same ranking and the same interest rate, maturity and other terms as the New NSR Notes. Any such additional notes would be consolidated with and form a single series with the New NSR Notes under the New NSR Indenture.

CERTAIN COVENANTS

     PRR Newco and NSR have agreed to some restrictions on their activities for the benefit of holders of debt securities issued under the New NSR Indenture, including among other things, the covenants set forth below. The restrictive covenants summarized below will apply, unless the covenants are waived or amended, so long as any of the New NSR Notes are outstanding. Certain capitalized terms used in describing the covenants will be defined within the section describing the applicable covenant.

LIMITATIONS ON LIENS ON STOCK OR INDEBTEDNESS OF PRINCIPAL SUBSIDIARIES

     For so long as any debt securities issued under the New NSR Indenture, including the New NSR Notes, are outstanding, other than in connection with the Conrail Spin Off Transactions (that, for purposes of this subsection, has the meaning ascribed to such term in the NSR Indenture), neither PRR Newco nor NSR may, nor will either of them permit any Subsidiary to, create, assume, incur or suffer to exist any mortgage, pledge, lien, encumbrance, charge or security interest of any kind (other than a Purchase Money Lien), upon any stock or indebtedness, whether owned on the effective date of the New NSR Indenture or thereafter acquired, of any Principal Subsidiary, to secure any Obligation (other than the debt securities issued under the New NSR Indenture, including the New NSR Notes) of PRR Newco or NSR, any of their respective Subsidiaries or any other person, without making effective provision for all of the outstanding debt securities issued under the New NSR Indenture, including the New NSR Notes, to be directly secured equally and ratably with the Obligation so secured. This restriction does not apply to any mortgage, pledge, lien, encumbrance, charge or security interest on any stock or indebtedness of a corporation existing at the time such corporation becomes a Subsidiary. This provision does not restrict any other property of PRR Newco, NSR or their respective Subsidiaries. This provision does not restrict the sale by PRR Newco, NSR or their respective Subsidiaries of any stock or indebtedness of any Subsidiary.

                                      NSR-30

     The following definitions apply only to the foregoing limitations on liens on stock or indebtedness of Principal Subsidiaries:

     "Obligation" means any indebtedness for money borrowed or indebtedness evidenced by a bond, note, debenture or other evidence of indebtedness.

     "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Principal Subsidiary" means AGS.

     "Purchase Money Lien" means any mortgage, pledge, lien, encumbrance, charge or security interest of any kind upon any indebtedness of any Principal Subsidiary acquired after the date any debt securities under the New NSR Indenture are first issued if such Purchase Money Lien is for the purpose of financing, and does not exceed, the cost to the NSR Obligor or any Subsidiary of acquiring the indebtedness of such Principal Subsidiary and such financing is effected concurrently with, or within 180 days after, the date of such acquisition.

     "Subsidiary" means a Person a majority of the outstanding voting stock of which is owned, directly or indirectly, by the NSR Obligor or by one or more other Subsidiaries, or by the NSR Obligor and one or more other Subsidiaries, but does not include CRR Holdings or its Subsidiaries. For the purposes of this definition, "voting stock" means stock that ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

LIMITATIONS ON FUNDED DEBT

     For so long as any debt securities issued under the New NSR Indenture, including the New NSR Notes, are outstanding, other than in connection with the Conrail Spin Off Transactions (that, for purposes of this subsection, has the meaning ascribed to such term in the NSR, Indenture), neither PRR Newco nor NSR may, nor will either of them permit any Restricted Subsidiary to, incur, issue, guarantee or create any Funded Debt (as defined hereafter) unless, after giving effect thereto, the sum of the aggregate amount of all outstanding Funded Debt of the NSR Obligor and the Restricted Subsidiaries would not exceed an amount equal to 15% of Consolidated Net Tangible Assets (as defined hereafter).

     The limitation on Funded Debt will not apply to, and there will be excluded from Funded Debt in any computation under such restriction, Funded Debt secured by:

          (1) Liens (as defined hereafter) on real or physical property of any corporation existing at the time such corporation becomes a Subsidiary;

          (2) Liens on real or physical property existing at the time of acquisition thereof incurred within 180 days of the time of acquisition thereof (including, without limitation, acquisition through merger or consolidation) by PRR Newco, NSR or any Restricted Subsidiary;

          (3) Liens on real or physical property thereafter acquired (or constructed) by PRR Newco, NSR or any Restricted Subsidiary and created prior to, at the time of, or within 270 days after such acquisition (including, without limitation, acquisition through merger or consolidation) (or the completion of such construction or commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of all or any part of the purchase price (or the construction price) thereof;

          (4)  Liens in favor of PRR Newco, NSR or any Restricted Subsidiary;

          (5) Liens in favor of the United States of America, any State thereof or the District of Columbia, or any agency, department or other instrumentality thereof, to secure partial, progress, advance or other payments pursuant to any contract or provisions of any statute;

                                      NSR-31

          (6) Liens incurred or assumed in connection with the issuance of revenue bonds the interest on which is exempt from Federal Income taxation pursuant to Section 103(b) of the Internal Revenue Code of 1954, as amended;

          (7) Liens securing the performance of any contract or undertaking not directly or indirectly in connection with the borrowing of money, the obtaining of advances or credit or the securing of Funded Debt if made and continuing in the ordinary course of business;

          (8) Liens incurred (no matter when created) in connection with PRR Newco's, NSR's or a Restricted Subsidiary's engaging in leveraged or single-investor lease transactions; provided, however, that the instrument creating or evidencing any borrowings secured by such Lien will provide that such borrowings are payable solely out of the income and proceeds of the property subject to such Lien and are not a general obligation of PRR Newco, NSR or such Restricted Subsidiary as the case may be;

          (9) Liens under workers' compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts or deposits to secure public or statutory obligations of PRR Newco, NSR or any Restricted Subsidiary, or deposits of cash or obligations of the United States of America to secure surety, repletion and appeal bonds to which PRR Newco, NSR or any Restricted Subsidiary is a party or in lieu of such bonds, or pledges or deposits for similar purposes in the ordinary course of business, or Liens imposed by law, such as laborers' or other employees', carriers', warehousemen's, mechanics', materialmen's and vendors' Liens and Liens arising out of judgments or awards against PRR Newco, NSR or any Restricted Subsidiary with respect to which PRR Newco, NSR or such Restricted Subsidiary at the time shall be prosecuting an appeal or proceedings for review and with respect to which it shall have secured a stay of execution pending such appeal or proceedings for review, or Liens for taxes not yet subject to penalties for nonpayment or the amount or validity of which is being in good faith contested by appropriate proceedings by PRR Newco, NSR or any Restricted Subsidiary, as the case may be, or minor survey exceptions, minor encumbrances, easement or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions or Liens as the use of real properties, which Liens, exceptions, encumbrances easements, reservations, rights and restrictions do not, in the opinion of the NSR Obligor, in the aggregate materially detract from the value of said properties or materially impair their use in the operation of the business of the NSR Obligor and its Restricted Subsidiaries;

          (10) Liens incurred to finance construction, alteration or repair of any real or physical property and improvements thereto prior to or within 270 days after completion of such construction, alteration or repair;

          (11) Liens incurred (no matter when created) in connection with a Securitization Transaction (as defined hereafter);

          (12) Liens on property (or any Receivable arising in connection with the lease thereof) acquired by the NSR Obligor or a Restricted Subsidiary through repossession, foreclosure or like proceeding and existing at the time of the repossession, foreclosure, or like proceeding;

          (13) Liens on deposits of the NSR Obligor or a Restricted Subsidiary with banks (in the aggregate, not exceeding $50 million), in accordance with customary banking practice, in connection with the provision by the NSR Obligor or a Restricted Subsidiary of financial accommodations to any Person in the ordinary course of business; or

          (14) any extension, renewal, refunding or replacement of the foregoing.

     The following definitions apply only to the foregoing limitations on Funded
Debt:

     "Capital Lease Obligation" means any obligation arising out of any lease of property which is required to be classified and accounted for by the lessee as a capitalized lease on a balance sheet of such lessee under generally accepted accounting principles.

                                      NSR-32

     "Consolidated Net Tangible Assets" means, at any date, the total assets appearing on the most recent consolidated balance sheet of the NSR Obligor and its Restricted Subsidiaries as at the end of the fiscal quarter of the NSR Obligor ending not more than 135 days prior to such date, prepared in accordance with generally accepted accounting principles, less (i) all current liabilities (due within one year) as shown on such balance sheet, (ii) applicable reserves,
(iii) investments in and advances to Securitization Subsidiaries and Subsidiaries of Securitization Subsidiaries that are consolidated on the consolidated balance sheet of the NSR Obligor and its Subsidiaries, and (iv) Intangible Assets (as defined hereafter) and liabilities relating thereto.

     "Funded Debt" means (i) any indebtedness of the NSR Obligor or a Restricted Subsidiary maturing more than twelve months after the time of computation thereof, (ii) guarantees by the NSR Obligor or a Restricted Subsidiary of Funded Debt or of dividends of others (except guarantees in connection with the sale or discount of accounts receivable, trade acceptances and other paper arising in the ordinary course of business), (iii) all preferred stock of the NSR Obligor or such Restricted Subsidiaries, and (iv) all Capital Lease Obligations of the NSR Obligor or a Restricted Subsidiary.

     "Indebtedness" means, at any date, without duplication, (i) all obligations for borrowed money of the NSR Obligor or a Restricted Subsidiary or any other indebtedness of a Restricted Subsidiary, evidenced by bonds, debentures, notes or other similar instruments, and (ii) Funded Debt, except such obligations and other indebtedness of the NSR Obligor or a Restricted Subsidiary and Funded Debt, if any, incurred as part of a Securitization Transaction.

     "Intangible Assets" means at any date, the value (net of any applicable reserves) as shown on or reflected in the most recent consolidated balance sheet of the NSR Obligor and the Restricted Subsidiaries as at the end of the fiscal quarter of the NSR Obligor ending not more than 135 days prior to such date, prepared in accordance with generally accepted accounting principles, of: (i) all trade names, trademarks, licenses, patents, copyrights, service marks, goodwill and other like intangibles; (ii) organizational and development costs;
(iii) deferred charges (other than prepaid items, such as insurance, taxes, interest, commissions, rents, deferred interest waiver, compensation and similar items and tangible assets being amortized); and (iv) unamortized debt discount and expense, less unamortized premium.

     "Liens" means such pledges, mortgages, security interests and other liens, including purchase money liens, on property of the NSR Obligor or any Restricted Subsidiary that secure Funded Debt.

     "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Receivables" mean any right of payment from or on behalf of any obligor, whether constituting an account, chattel paper, instrument, general intangible or otherwise, arising, either directly or indirectly, from the financing by the NSR Obligor or any Subsidiary of property or services, monies due thereunder, security interests in the property and services financed thereby and any and all other related rights.

     "Restricted Subsidiary" means each Subsidiary of the NSR Obligor other than Securitization Subsidiaries and Subsidiaries of Securitization Subsidiaries.

     "Securitization Subsidiary" means a Subsidiary of the NSR Obligor (i) that is formed for the purpose of effecting one or more Securitization Transactions and engaging in other activities reasonably related thereto and (ii) as to which no portion of the Indebtedness or any other obligations of which (a) is guaranteed by any Restricted Subsidiary, or (b) subjects any property or assets of any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to any lien, other than pursuant to representations, warranties and covenants (including those related to servicing) entered into in the ordinary course of business in connection with a Securitization Transaction and intercompany notes and other forms of capital or credit support relating to the transfer or sale of Receivables or asset-backed securities to such Securitization Subsidiary and customarily necessary or desirable in connection with such transactions.

     "Securitization Transaction" means any transaction or series of transactions that have been or may be entered into by the NSR Obligor or any of its Subsidiaries in connection with or reasonably related to a

                                      NSR-33
transaction or series of transactions in which the NSR Obligor or any of its Subsidiaries may sell, convey or otherwise transfer to (i) a Securitization Subsidiary or (ii) any other Person, or may grant a security interest in, any Receivables or asset-backed securities or interest therein (whether such Receivables or securities are then existing or arising in the future) of the NSR Obligor or any of its Subsidiaries, and any assets related thereto, including, without limitation, all security interests in the property or services financed thereby, the proceeds of such Receivables or asset-backed securities and any other assets that are sold in respect of which security interests are granted in connection with securitization transactions involving such assets.

     "Subsidiary" means a Person a majority of the outstanding voting stock of which is owned, directly or indirectly, by the NSR Obligor or by one or more other Subsidiaries, or by the NSR Obligor and one or more other Subsidiaries, but does not include CRR Holdings or its Subsidiaries. For the purposes of this definition, "voting stock" means stock that ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

CONSOLIDATION, MERGER, CONVEYANCE, LEASE OR TRANSFER

     Other than in connection with the Conrail Spin Off Transactions (that, for purposes of this subsection, has the meaning ascribed to such term in the NSR Indenture), the New NSR Indenture will restrict the ability of the NSR Obligor, and so long as the guarantee is in effect, the ability of the guarantor, to consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person unless:

          (1) in the case of a merger or consolidation, or a conveyance, transfer or lease of substantially all of its assets, the Person formed by the consolidation or into which the NSR Obligor or the guarantor, as the case may be, is merged or the Person acquiring the property and assets substantially as an entirety, as the case may be, shall be an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall assume substantially all of the obligations of the NSR Obligor or the guarantor, as the case may be, under the New NSR Indenture;

          (2) immediately after giving effect to any transaction described in clause (1) of this sentence, no Event of Default, and no event that, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and

          (3) the NSR Obligor or the guarantor, as the case may be, shall deliver an officer's certificate and an opinion of counsel stating that the merger, consolidation, conveyance, transfer or lease comply with the New NSR Indenture.

     Upon any express assumption of the obligations of the NSR Obligor or the guarantor, as the case may be, as described above, the NSR Obligor or the guarantor, as the case may be, shall be released and discharged from all obligations and covenants under the New NSR Indenture and all New NSR Notes. The merger of PRR Newco with and into NSR, and the assumption by NSR of the obligations of PRR Newco under the New NSR Indenture are expressly contemplated by the New NSR Indenture.

     For purposes of the covenant restricting consolidation, merger, conveyance, lease or transfer, "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

NO REDEMPTION OR SINKING FUND

     There will be no redemption prior to maturity or any sinking fund.

NO CONVERSION OR EXCHANGE

     The New NSR Notes will not be convertible into or exchangeable for any other debt or equity securities of the NSR Obligor.

                                      NSR-34

NO REPAYMENT AT OPTION OF THE HOLDERS

     The New NSR Notes will not be repayable at the option of the holders of the New NSR Notes before their stated maturity.

EVENTS OF DEFAULT

     The New NSR Indenture defines an "Event of Default" as any of the following events with respect to debt securities of any series, including the New NSR
Notes:

          (a) failure to pay principal of or any premium on any debt security of that series when due;

          (b) failure to pay any interest on any debt security of that series when due, continued for 30 days;

          (c) failure to perform, or breach of, any other covenant of the NSR Obligor in the New NSR Indenture (other than a covenant included in the New NSR Indenture solely for the benefit of a series of debt securities other than that series), continued for 90 days after written notice as provided in the New NSR Indenture;

          (d) acceleration of debt securities or any other indebtedness for borrowed money, in an aggregate principal amount exceeding $45 million of the NSR Obligor or any Significant Subsidiary (within the meaning of the federal securities laws) under the terms of the instrument or instruments under which the indebtedness is issued or secured, if the acceleration is not annulled, or the indebtedness is not discharged, or a sum of money sufficient to discharge in full the indebtedness is not deposited in trust, within ten days after written notice as provided in the New NSR Indenture;

          (e) certain events of bankruptcy, insolvency or reorganization of the NSR Obligor;

          (f) subject to the termination of the guarantee, failure of the guarantee to be in full force and effect, or any action taken by the guarantor to discontinue or to assert the invalidity or unenforceability of the guarantee, or the failure of the guarantor to comply with any of the terms or provisions of the guarantee, or the denial by the guarantor that it has any further liability under the guarantee or the guarantor giving notice to such effect; or

          (g) any other Event of Default provided with respect to debt securities of that series.

     If an Event of Default with respect to any outstanding series of debt securities, including either series of the New NSR Notes, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare, by notice as provided in the New NSR Indenture, the principal amount of all the outstanding debt securities of that series to be due and payable immediately, and upon any such declaration such principal amount will become immediately due and payable. At any time after a declaration of acceleration with respect to debt securities of any series, including the New NSR Notes, has been made, but before a judgment or decree for payment of money has been obtained by the trustee, the holders of a majority in aggregate principal amount of those debt securities may rescind and annul such acceleration if all payments due (other than as a result of acceleration) have been made and all Events of Default have been cured or waived.

     The New NSR Indenture provides that the trustee will not be under any obligation to exercise any of its rights or powers under the New NSR Indenture at the request or direction of any of the debt security holders, unless such holders shall have offered to the trustee reasonable security or indemnity satisfactory to the trustee. Subject to providing for indemnification of the trustee and compliance with all laws and the terms of the New NSR Indenture or the debt securities of such series, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, in each case, with respect to such series of debt securities, including as to the New NSR Notes; provided that the trustee may take any other action it deems proper that is not inconsistent with such direction and provided that such direction shall not subject the trustee to any personal liability.

                                      NSR-35

     The New NSR Indenture requires the NSR Obligor to furnish to the trustee annually a statement as to the performance by the NSR Obligor of its obligations under the New NSR Indenture and as to any default in such performance.

SATISFACTION AND DISCHARGE OF INDENTURE

     The New NSR Indenture provides generally that the NSR Obligor may terminate its obligations under the New NSR Indenture with respect to debt securities of any series (subject to the survival of certain provisions of the New NSR Indenture as described below) if all the debt securities of such series previously authenticated and delivered (other than lost, destroyed or stolen debt securities of such series that have been replaced or paid) and debt securities for whose payment money has been deposited in trust, or segregated and held in trust by the NSR Obligor, and thereafter repaid to the NSR Obligor, or discharged from such trust as provided in the New NSR Indenture, have been delivered to the trustee for cancellation and the NSR Obligor has paid all sums payable by it thereunder, or if the NSR Obligor irrevocably deposits with the trustee (i) sufficient funds to pay the principal, premium, if any, and interest to stated maturity on the debt securities of such series and/or (ii) such amount of direct obligations of, or obligations the principal of and interest on which are fully guaranteed by, the government that issued the currency in which the debt securities are denominated, and that are not subject to prepayment, redemption or call, as will, through the payment of principal and interest thereon in accordance with their terms, be sufficient to pay when due, the principal of, premium, if any, and interest to stated maturity on, the debt securities of such series. As a condition to discharge, the NSR Obligor must deliver to the trustee (A) an opinion of counsel to the effect that the holders of the debt securities will not recognize gain or loss for federal income tax purposes solely as a result of such discharge and will be subject to federal income tax in the same amounts and at the same times as would have been the case if such discharge had not occurred and (B) an officer's certificate and an opinion of counsel, each stating that all conditions precedent to discharge with respect to the debt securities have been complied with. In the event of any such discharge, holders of debt securities, including the New NSR Notes, must look to the deposited money for payment.

     The New NSR Indenture provides for the survival of certain obligations with respect to debt securities of any discharged series, including, (i) the NSR Obligor's obligations to compensate and indemnify the trustee, (ii) the obligations of the trustee to any authenticating agent and (iii) if money, U.S. Government Obligations and/or Foreign Government Securities (as defined hereafter) shall have been deposited with the trustee in connection with such discharge, the obligations of the trustee under the New NSR Indenture to (1) pay in accordance with the terms of such New NSR Notes and the New NSR Indenture the amounts held for payment in trust and (2) subject to the satisfaction of certain conditions, repay to the NSR Obligor any excess money remaining unclaimed for two years after having become due and payable held by the trustee (or in certain instances, any paying agent or the Company, in trust).

MODIFICATION AND WAIVER

     The NSR Obligor and the trustee, without the consent of any holders of debt securities issued under the NSR Indenture including the New NSR Notes, may enter into one or more indentures supplemental to the New NSR Indenture for any of the following purposes: (i) to evidence the succession of another corporation to the NSR Obligor and the assumption by any such successor corporation of the covenants of the NSR Obligor under the New NSR Notes and the New NSR Indenture;
(ii) to add to the covenants of the NSR Obligor for the benefit of the holders of all or any series of debt securities issued under the New NSR Indenture or to surrender any right or power conferred upon the NSR Obligor in the New NSR Indenture; (iii) to add any additional Events of Default; (iv) to add to or to change any provisions of the New NSR Indenture to the extent necessary to permit or facilitate the issuance of debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons; (v) to change or eliminate any of the provisions of the New NSR Indenture, provided that any such change or elimination will become effective only when there is no series of debt securities issued under the New NSR Indenture outstanding that would be entitled to the benefit of such provision; (vi) to secure any series of debt securities issued under the New NSR Indenture; (vii) to evidence and provide for the acceptance of appointment under the New NSR

                                      NSR-36

Indenture of a successor trustee with respect to any series of securities issued under the New NSR Indenture and, if applicable, to add to or change any of the provisions of the New NSR Indenture as necessary to provide for or facilitate the administration of the trusts by more than one trustee; (viii) to cure any ambiguity, to correct or supplement any provision of the New NSR Indenture that may be inconsistent with any other provision therein, or to make any other provisions that do not adversely affect the interests of the holders of any series of debt securities issued under the New NSR Indenture in any material respect; or (ix) to establish the form and terms of the debt securities of any series as permitted under the New NSR Indenture, or to authorize the issuance of additional debt securities of a series previously authorized or to add to the conditions, limitations or restrictions on the authorized amount, terms or purposes of issue, authentication or delivery of the debt securities of any series, as set forth in the New NSR Indenture, or other conditions, limitations or restrictions thereafter to be observed.

     The NSR Obligor and the trustee, with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities issued under the New NSR Indenture, may enter into one or more indentures supplemental to the New NSR Indenture for any purpose, subject to some exceptions. No such supplemental indenture may be entered into without the consent of the holder of each outstanding debt security affected thereby if the supplemental indenture would, among other things: (i) change the stated maturity date of the principal of, or any installment of principal of or interest, if any, on any debt security, including the New NSR Notes; (ii) reduce the principal amount of, or premium or interest, if any, on any debt security, including the New NSR Notes;
(iii) change the place or currency of payment of principal of, or premium or interest, if any, on any debt security, including the New NSR Notes; (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any debt security, including the New NSR Notes; or (v) reduce the percentage in principal amount of outstanding debt securities of any series, if consent of the holders of such series is required for a supplemental indenture, or for waiver of compliance with certain provisions of the New NSR Indenture or for waiver of certain defaults and their consequences.

     The holders of a majority in aggregate principal amount of outstanding debt securities of each series may, on behalf of all holders of debt securities of that series: (i) waive, insofar as that series is concerned, compliance by the NSR Obligor with certain restrictive provisions of the New NSR Indenture; and
(ii) waive any past default under the New NSR Indenture with respect to debt securities of that series except (A) a default in the payment of principal of, or of premium or interest, if any, on any debt security of such series, including the New NSR Notes or (B) in respect of a covenant or provision of the New NSR Indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security of such series affected.

CONCERNING THE TRUSTEE

     The TIA contains limitations on the rights of a trustee, should it become a creditor of the NSR Obligor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of those claims, as security or otherwise. The trustee is, however, permitted to engage in other transactions with PRR Newco, NSR and/or their respective subsidiaries or affiliates from time to time, provided that if the trustee acquires any conflicting interest it must eliminate the conflict upon the occurrence of an Event of Default under the New NSR Indenture, or else resign.

     Each of PRR Newco and NSR and certain of their respective subsidiaries or affiliates may from time to time maintain lines of credit, and have other customary banking and commercial relationships, with The Bank of New York and its affiliates. For example, The Bank of New York serves as exchange agent for certain NSC equity securities and serves as the trustee for certain NSC debt securities.

BOOK-ENTRY PROCEDURES

     The NSR Obligor will initially issue the New NSR Notes in the form of one or more global notes, or the "NSR Global Notes," in definitive, fully registered form without interest coupons. Each beneficial interest in a NSR Global Note is referred to herein as a "NSR Book-Entry Note." Each NSR Global Note representing

                                      NSR-37

NSR Book-Entry Notes will be deposited with the trustee, as custodian for, and registered in the name of, a nominee of DTC, as depositary, located in the Borough of Manhattan, The City of New York.

     The NSR Global Notes representing NSR Book-Entry Notes may not be transferred except as a whole by a nominee of the depositary to the depositary or to another nominee of the depositary, or by the depositary or the nominee to a successor of the depositary or a nominee of the successor.

THE DEPOSITARY

     The following operations and procedures are solely within the control of the depositary and are subject to change by the depositary from time to time. None of the trustee, the NSR Obligor, NSR, as guarantor, or any of their respective agents take any responsibility for these operations or procedures, and investors are urged to contact the depositary or the persons who have accounts with the depositary (referred to herein as "Participants") directly to discuss these matters.

     The depositary has advised the NSR Obligor as follows: the depositary is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The depositary was created to hold securities of its Participants and to facilitate the clearance and settlement of securities transactions among its Participants in such securities through electronic book-entry changes in accounts of its Participants and certain other organizations, thereby eliminating the need for physical movement of securities certificates. The depositary's Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of which (and/or their representatives) own interests in the depositary. Indirect access to the depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies (collectively referred to herein as, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly.

     The NSR Obligor has been advised by the depositary that upon the issuance of NSR Global Notes representing NSR Book-Entry Notes, and the deposit of those NSR Global Notes with the depositary, the depositary will immediately credit, on its book-entry registration and transfer system, the respective principal amounts of the NSR Book-Entry Notes represented by those NSR Global Notes to the accounts of Participants. Ownership of beneficial interests in NSR Book-Entry Notes will be limited to Participants or Indirect Participants. Ownership of beneficial interests in NSR Book-Entry Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee (with respect to interests of Participants) and the records of Participants (with respect to Indirect Participants).

     The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Those laws may impair the ability to transfer or pledge NSR Book-Entry Notes.

     So long as the depositary, or its nominee, is the registered owner or holder of a NSR Global Note, the depositary or the nominee, as the case may be, will be considered the sole legal owner or holder of the New NSR Notes represented by that NSR Global Note for all purposes under the New NSR Indenture and the New NSR Notes. Except as set forth below under "--Certificated Notes," owners of NSR Book-Entry Notes will not be entitled to receive physical delivery of Notes in definitive form and will not be considered the holders of those notes for any purpose under the New NSR Indenture, and no NSR Global Note representing NSR Book-Entry Notes will be exchangeable, except for another NSR Global Note of like denomination and tenor to be registered in the name of the depositary or its nominee. Accordingly, each person owning a NSR Book-Entry Note must rely on the procedures of the depositary and, if that person is not a Participant, on the procedures of the Participant through which that person owns its interest, to exercise any rights of a holder under that NSR Global Note or the New NSR Indenture. The New NSR Indenture provides that the depositary, as a holder, may appoint agents and otherwise authorize Participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action that a holder is entitled to give or take

                                      NSR-38
under the New NSR Indenture. The NSR Obligor understands that under existing industry practices, if the NSR Obligor requests any action of holders or an owner of a NSR Book-Entry Note desires to give or take any action a holder is entitled to give or take under the New NSR Indenture, the depositary would authorize the Participants owning the relevant NSR Book-Entry Notes to give or take that action, and those Participants would authorize beneficial owners owning through those Participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

     The NSR Obligor expects that the depositary or its nominee, upon receipt of any payment of principal of or interest in respect of a NSR Global Note, will immediately credit, on its book-entry registration and transfer system, accounts of Participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of the applicable NSR Global Note as shown on the records of the depositary or its nominee. The NSR Obligor also expects that payments by Participants or Indirect Participants or account holders, as applicable, to owners of beneficial interests in NSR Book-Entry Notes held through those Participants or Indirect Participants or account holders will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of such Participants or Indirect Participants or account holders, as applicable. None of the NSR Obligor, NSR, as guarantor, the trustee or any agent of the NSR Obligor, NSR, as guarantor, or the trustee will have any responsibility or liability for any aspect of the depositary's records or any Participant's records relating to or payments made on account of NSR Book-Entry Notes or for maintaining, supervising or reviewing any of the depositary's records or any Participant's records relating to NSR Book-Entry Notes, or for any other aspect of the relationship between the depositary and its Participants or Indirect Participants, or the relationship between such Participants or Indirect Participants and the owners of beneficial interests in the NSR Global Notes owning through such Participants or Indirect Participants.

CERTIFICATED NOTES

     Subject to certain conditions, the NSR Global Notes representing NSR Book-Entry Notes are exchangeable for certificated notes in definitive registered form, of like tenor and of an equal aggregate principal amount, only if:

          (1) the depositary notifies the NSR Obligor that it is unwilling, unable or ineligible to continue as depositary for the NSR Global Note and a successor depositary is not appointed by the NSR Obligor within 90 days;

          (2) the NSR Obligor in its sole discretion determines that the NSR Book-Entry Notes will be exchangeable for certificated notes in definitive registered form; or

          (3) an event of default entitling the holders of the applicable New NSR Notes to accelerate the maturity thereof has occurred and is continuing.

     Any NSR Global Note representing NSR Book-Entry Notes that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for certificated notes in definitive registered form, of like tenor and of an equal aggregate principal amount, in denominations of U.S. $1,000 and integral multiples of U.S. $1,000. Upon the exchange of a NSR Global Note for certificated notes, the NSR Global Note will be canceled by the trustee and the certificated notes will be registered in the names and in the authorized denominations as the depositary, pursuant to instructions from its Participants, any Indirect Participants or otherwise, instruct the trustee. The trustee will deliver those certificated notes to the persons in whose names those notes are registered and will recognize those persons as the holders of those notes.

GOVERNING LAW

     The New NSR Indenture (including the guarantee) and the New NSR Notes issued under the New NSR Indenture will be governed by, and construed in accordance with, the internal laws of the State of New York.

                                      NSR-39

NOTICES

     The New NSR Indenture provides that, in all cases where the New NSR Indenture provides for notice to holders of debt securities of any event, notices to holders of registered securities will be given by mail to each such holder affected by the event, at the holder's address as it appears in the security register.

SAME-DAY SETTLEMENT AND PAYMENT


     The New NSR Indenture requires payments of principal of and interest on NSR Book-Entry Notes will be made to the depositary or its nominee, as the case may be, as the registered owner of the NSR Global Notes. Those payments to the depositary or its nominee, as the case may be, will be made in immediately available funds at the offices of The Bank of New York, as paying agent, in the Borough of Manhattan, The City of New York. In addition, transfers between Participants in the depositary will be effected in the ordinary way in accordance with the depositary's rules and will be settled in same-day funds.



     Payments (including principal and interest) and transfers with respect to the New NSR Notes in certificated form may be executed at the office or agency maintained for such purpose within the City and State of New York (initially the office of the paying agent maintained for such purpose) or, with respect to payment of interest, at the NSR Obligor's option, by check mailed to the holders thereof at the respective addresses set forth in the register of holders of the applicable New NSR Notes, provided that all payments (including principal and interest) on New NSR Notes in certificated form, for which the holders thereof have given wire transfer instructions, will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. No service charge will be made for any registration of transfer or exchange, but payment of a sum sufficient to cover any tax or other governmental charge and any other expenses (including fees and expenses of the trustee) that may be payable in connection therewith (other than in certain circumstances) may be required.


     Secondary trading in long-term notes and notes of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, the NSR Global Notes are expected to trade in depositary's same-day funds settlement system until maturity, and secondary market trading activity in the NSR Global Notes will therefore be required by the depositary to settle in immediately available funds. Secondary trading in certificated New NSR Notes will also be required to be settled in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the New NSR Notes.

                                      NSR-40

                        COMPARISON OF THE NEW NSR NOTES
                           AND THE CONRAIL DEBENTURES

     The following comparison of the New NSR Notes and the Conrail Debentures summarizes the material differences between the New NSR Notes and the Conrail Debentures. See "Description of the New NSR Notes" for a more complete discussion of the material terms of the New NSR Indenture and the New NSR Notes. Because this is a summary, it may not contain all the information that is important to you. You should therefore read the New NSR Indenture, that has been filed as an exhibit to the registration statement of which this NSR Appendix is a part, in its entirety. The Conrail Debentures compared below reflect the Conrail Debentures as they exist today without taking into account any changes discussed and described in the prospectus and consent solicitation statement under "Description of This Exchange Offer and Consent Solicitation--Proposed Amendments."

COMPARISON OF BASIC TERMS

     CHANGES IN OBLIGORS


     The Conrail Debentures are and will continue to be the obligation of Conrail and, upon consummation of the Conrail Spin Off Transactions, will be governed by the Conrail Indenture as amended by the Conrail Supplemental Indenture. See "Description of This Exchange Offer and Consent Solicitation-- Proposed Amendments" in the prospectus and consent solicitation statement of which this NSR Appendix forms a part. The New NSR Notes will initially be the primary obligation of PRR Newco and will be fully and unconditionally guaranteed by NSR. In connection with the consummation of the Conrail Spin Off Transactions, PRR Newco will be merged with and into NSR, who will thereby assume the obligations of PRR Newco with respect to the New NSR Notes will be assumed in their entirety by NSR and the guarantee will thereafter automatically terminate.


     NO CHANGES TO INTEREST RATE, MATURITY DATE, INTEREST PAYMENT DATES OR REGULAR RECORD DATES

     The economic terms of each series of the New NSR Notes are substantially identical to the current economic terms of the parallel series of Conrail Debentures, other than as to the aggregate principal amount, since each series of New NSR Notes will only represent approximately 58% of each parallel series of Conrail Debentures. Except as set forth in the next paragraph, none of the maturity dates, interest payment dates, regular record dates, interest rates or any other similar terms of the New NSR Notes will be different from the respective terms of the Conrail Debentures for which they will be exchanged. Therefore, holders of outstanding Conrail Debentures who participate in this exchange offer and consent solicitation, to the extent they receive New NSR Notes in exchange for their current Conrail Debentures, will receive the same amount in the aggregate of interest payments that they would have received had they not participated in this exchange offer and consent solicitation with respect to the New NSR Notes. For a detailed description of the economic terms of the New NSR Notes, see "Description of the New NSR Notes--Basic Terms of the New NSR Notes."

     Interest on the New NSR Notes will accrue from the Closing Date. Interest accrued and unpaid on any Conrail Debentures accepted in this exchange offer and consent solicitation will be paid by Conrail on each scheduled interest payment date that occurs prior to the Closing Date. Conrail will also pay all accrued and unpaid interest on the Conrail Debentures from the interest payment date immediately preceding the Closing Date through and including the date immediately prior to the Closing Date. Conrail will make this interest payment on the Closing Date. In the event the Closing Date occurs on or before an interest payment date for any series of Conrail Debentures but after the record date for that interest payment date, holders of Conrail Debentures accepted in this exchange offer and consent solicitation will be deemed to have waived their right to receive from Conrail any other amount of interest that would otherwise be payable after the Closing Date.

     Conrail Debentures that are not tendered or are tendered but not accepted in this exchange offer and consent solicitation will remain outstanding debt obligations of Conrail. Holders of these unexchanged Conrail Debentures will be entitled to receive the same amount of interest payments on the same interest payment dates as currently scheduled for such Conrail Debentures.

                                      NSR-41

NO REDEMPTION OR SINKING FUND

     Neither the New NSR Notes nor the Conrail Debentures are subject to redemption prior to maturity or to any sinking fund.

NO CONVERSION OR EXCHANGE

     Neither the New NSR Notes nor the Conrail Debentures are convertible into or exchangeable for the common stock, preferred stock, depositary shares or other debt securities of their respective primary obligors.

NO REPAYMENT AT OPTION OF THE HOLDERS

     Neither the New NSR Notes nor the Conrail Debentures are repayable at the option of the holders of such notes before their stated maturity.

COVENANTS

     For a description of some of the restrictive covenants contained in the New NSR Indenture, see "Description of the New NSR Notes--Certain Covenants."

LIMITATION UPON LIENS AND LIMITATION ON FUNDED DEBT


     The Conrail Indenture provides that (i) Conrail will not itself, and will not permit any Subsidiary to, create, incur, issue or assume any notes, bonds, debentures or other evidences of indebtedness for money borrowed (such notes, bonds, debentures or other similar evidences of indebtedness for money borrowed referred to herein as "Debt") secured by any pledge of, or mortgage, lien, encumbrance and security interest (such pledges, mortgages, liens, encumbrances and security interests referred to herein as "Liens") on any Principal Property owned by Conrail or any Subsidiary (as defined herein) and (ii) Conrail will not itself, and will not permit any Subsidiary to, create, incur, issue or assume any Debt secured by any Lien on any shares of stock or Debt of any Subsidiary, without, in any event described in the foregoing clause (i) or (ii), equally and ratably securing the Conrail Debentures, unless after giving effect thereto the aggregate principal amount of such secured Debt then outstanding would not exceed an amount equal to 20% of Consolidated Net Tangible Assets (as defined herein). This restriction does not apply to, and there will be excluded in computing secured Debt for purposes of this restriction, Debt secured by certain permitted Liens, including:


      --   Liens existing on May 1, 1990;

      -- Liens existing on any property or assets of, or shares of stock or Debt of, any corporation at the time it becomes a Subsidiary, or arising thereafter (1) otherwise than in connection with the borrowing of money arranged thereafter and (2) pursuant to contractual commitments entered into prior to, and not in contemplation of, such corporation becoming a Subsidiary;

      -- Liens on property or assets (including shares of stock or Debt of a Subsidiary existing at the time of acquisition thereof) and certain purchase money or similar liens incurred at the time of acquisition or within twelve months thereafter;

      -- Liens securing Debt owing by a Subsidiary to Conrail or to another Subsidiary;

      -- Liens in connection with government contracts, including the assignment of moneys due or to become due thereon;

      -- materialmen's, carriers', mechanics', workmen's, repairmen's or other like liens arising in the ordinary course of business that are not overdue or that are being contested in good faith in appropriate proceedings;

      -- certain deposits or pledges as security for performance of certain contracts or undertakings not directly or indirectly in connection with the securing of Debt;

      --   certain Liens in connection with legal proceedings; and

      --   extensions, substitutions, replacements or renewals of the foregoing.

                                      NSR-42

     The "Limitation upon Liens" covenant in the Conrail Indenture described above differs from the covenants in the New NSR Indenture that are described in this prospectus and consent solicitation statement under "Description of the New NSR Notes--Certain Covenants," "--Limitations on Liens on Stock or Indebtedness of Principal Subsidiaries" and "--Limitations on Funded Debt." The "Limitations on Liens" covenant in the New NSR Indenture restricts the creation of any liens on the stock or indebtedness of any Principal Subsidiary without effectively providing for the equal and ratable (or if applicable, prior) treatment of the New NSR Notes with the new obligation, except for specified categories of liens; whereas the equivalent provision of the Conrail Indenture restricts the creation of any liens on the shares of stock or debt of all Conrail Subsidiaries without effectively providing for the equal and ratable (or if applicable, prior) treatment of the Conrail Debentures. In addition, the "Limitations on Liens" provision of the New NSR Indenture does not restrict any other property of the NSR Obligor or its respective Subsidiaries, while the Conrail Indenture restricts the creation of any liens on certain Principal Property of Conrail and its Subsidiaries. Moreover, the restriction on the creation of liens in the Conrail Indenture and the requirement to provide for equal and ratable (or if applicable, prior) treatment does not apply unless the aggregate principal amount of the new debt obligations incurred and secured exceeds an amount equal to 20% of Consolidated Net Tangible Assets. By contrast, the New NSR Indenture contains a restriction limiting the ability of the NSR Obligor or any Restricted Subsidiary of the NSR Obligor to incur, issue, guarantee or create any Funded Debt unless, after giving effect thereto, the sum of the aggregate amount of all outstanding Funded Debt of the NSR Obligor and its Restricted Subsidiaries would not exceed an amount equal to 15% of Consolidated Net Tangible Assets. See "Description of the New NSR Notes--Limitation on Liens on Stock or Indebtedness of Principal Subsidiaries" and "--Limitations on Funded Debt."

     The following definitions apply only to the foregoing description of the limitation upon liens contained in the Conrail Indenture:

     "Consolidated Net Tangible Assets" means the total amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (i) all current liabilities (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than twelve months after the time as of which the amount thereof is being computed), (ii) all good will, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles and (iii) appropriate adjustments on account of minority interests of other persons holding stock in Conrail's Subsidiaries, all as set forth on the most recent balance sheet of Conrail and its consolidated Subsidiaries and computed in accordance with generally accepted accounting principles.

     "Principal Property" means any line or segment of track, together with signaling or communication systems appurtenant thereto, owned by Conrail or any Subsidiary over which at least ten million gross tons of revenue freight moved in the calendar year next preceding the date on which the relevant determination is made; all locomotives and freight cars then owned by Conrail or any Subsidiary and all freight yards and repair facilities then owned by Conrail or any Subsidiary.

     "Subsidiary" means any corporation of which, at the time of determination, Conrail, directly and/or indirectly through one or more Subsidiaries, owns more than 50% of the shares of voting stock.

     Each of the New NSR Indenture and the Conrail Indenture explicitly permit the waiver of the "Limitation upon Liens" covenant, in similar circumstances. The primary difference between the two is that the waiver provision under the New NSR Indenture requires the waiver by the holders of at least a majority in aggregate principal amount of the debt securities on a series-by-series basis, whereas the Conrail Indenture requires the waiver by the holders of at least a majority in aggregate principal amount of all Conrail Debentures. The NSR Indenture also explicitly permits the waiver of the Funded Debt covenant.

LIMITATION UPON LLC INDEBTEDNESS

     The Conrail Indenture contains a provision prohibiting Conrail from permitting either NYC or PRR, or any successor of either of them from incurring, creating, issuing, assuming, guaranteeing or otherwise becoming liable for or with respect to, or becoming responsible for, the payment of, contingently or otherwise, any Indebtedness. In connection with the Conrail Spin Off Transactions, NYC and PRR will be merged with

                                      NSR-43
and into NYC Newco and PRR Newco, respectively, and NYC Newco and PRR Newco will be merged with and into CSXT and NSR, respectively.

     Because Conrail would no longer own or control NYC and PRR upon consummation of the Conrail Spin Off Transactions, the prohibition on NYC and PRR indebtedness contained in the Conrail Indenture would cease to be in effect at the time of such consummation. Although the New NSR Indenture does not contain a "Limitation upon LLC Indebtedness" covenant, the Limitations on Funded Debt covenant of the New NSR Indenture does limit the ability of NSR and its Restricted Subsidiaries to incur certain types of indebtedness. For a detailed description of the restrictions imposed by the Limitations on Funded Debt covenant see "Description of the New NSR Notes--Limitations on Funded Debt."

CONSOLIDATION, MERGER, CONVEYANCE, LEASE OR TRANSFER

     Under the Conrail Indenture, upon any consolidation of Conrail with, or merger of Conrail into, any other corporation, or upon any conveyance, lease or transfer of Conrail's property as an entirety or substantially as an entirety to any other corporation, if any Principal Property of Conrail or of any Subsidiary, or any shares of stock or Debt of any Subsidiary would thereupon become subject to any Lien, then unless such Lien could be created without triggering the requirements described in "Limitation upon Liens" above to equally and ratably secure the Conrail Debentures, Conrail, prior to the consolidation, merger, conveyance, lease or transfer, must secure the outstanding Conrail Debentures equally and ratably with the Debt secured by such Lien, or must cause the Conrail Debentures to be so secured. The New NSR Indenture does not contain such a provision, or any provision similar to the provision described in this paragraph.

     In addition, the Conrail Indenture provides that the restrictions relating to consolidation, merger, conveyance, lease or transfer do not apply to mergers or consolidations in which Conrail is the surviving corporation or is the transferee or lessee and do not apply to any conveyance, lease, transfer, or sublease described or contemplated in the Transaction Agreement. By contrast, the provision in the New NSR Indenture relating to consolidation, merger, conveyance, lease or transfer applies whether the NSR Obligor or, so long as the guarantee is in effect, the guarantor, is or is not the surviving corporation or the transferor or lessor. The provision in the New NSR Indenture relating to consolidation, merger, conveyance or transfer is otherwise substantially identical to the applicable provision in the Conrail Indenture. For a detailed description of the relevant provision in the New NSR Indenture, see "Description of the New NSR Notes--Certain Covenants," "--Consolidation, Merger, Conveyance, Lease or Transfer."

CONRAIL SUPPLEMENTAL INDENTURE; ELIMINATION OF RESTRICTIVE COVENANTS

     It is important to note that a condition of acceptance of the exchange of Conrail Debentures tendered in the exchange offer and consent solicitation is the grant by the exchanging holder of Conrail Debentures of a consent that allows the Conrail Spin Off Transactions to go forward and that eliminates substantially all of the restrictive covenants contained in the Conrail Indenture. The termination of these covenants will be effectuated, prior to the closing of the Conrail Spin Off Transactions, by Conrail entering into a supplemental indenture with respect to the Conrail Indenture that will bind the holders of Conrail Debentures who do not exchange their Conrail Debentures for New Exchange Notes and the Cash Payments. The Conrail Supplemental Indenture would eliminate substantially all of the protective covenants and other provisions set forth in the original Conrail Indenture. Holders of Conrail Debentures who do not participate in this exchange offer and consent solicitation will continue to hold Conrail Debentures without the benefit of such covenants and other provisions currently contained in the Conrail Indenture. For more information on the proposed changes see "Description of This Exchange Offer and Consent Solicitation--Proposed Amendments" in the prospectus and consent solicitation statement of which this NSR Appendix forms a part.

SATISFACTION AND DISCHARGE OF INDENTURE

     Under the Conrail Indenture, Conrail may discharge certain obligations to holders of any series of Conrail Debentures that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms due and payable within one year and where the exact amount (including

                                      NSR-44
the currency of payment) of principal and interest due is determinable at the time of making the deposit described in (i), (i) by irrevocably depositing with the trustee cash or, in the case of any series of Conrail Debentures payable only in United States dollars, direct obligations of the United States backed by its full faith and credit, or a combination thereof, as trust funds in an amount certified by a nationally recognized firm of independent public accountants to be sufficient to pay when due the principal of and interest on such debt securities and (ii) by delivering to the trustee an officer's certificate and an opinion of counsel acknowledging that all conditions precedent to the discharge have been complied with.

     The New NSR Indenture provides a similar mechanism for discharge of the obligations of the New NSR Obligor with respect to outstanding debt securities, on a series-by-series basis, but does not require (1) the debt securities with respect to which the obligations under the New NSR Indenture are to be discharged to be due and payable, or by their terms, to become due and payable within one year; or (2) that the exact amount (including the currency of payment) of principal and interest due be determinable at the time of making the deposit described in (i) above. In addition, the New NSR Indenture (1) allows the NSR Obligor, in connection with the deposit described in (i) above and in the case of debt securities denominated in a currency other than United States dollars, to deposit money in such other currency or Foreign Government Securities (as defined hereafter) and (2) requires the NSR Obligor, in connection with the discharge of debt securities, on a series-by-series basis, to deliver to the trustee an opinion of counsel to the effect that the holders of the debt securities of such series will not recognize gain or loss for federal income tax purposes solely as a result of such discharge and will be subject to federal income tax in the same amounts and at the same times as would have been the case if such discharge had not occurred.

     With respect to all Conrail Debentures of the discharged series, the obligations of Conrail and/or the trustee to, among other things: (i) register the transfer or exchange of debt securities of such series, (ii) subject to the satisfaction of certain conditions, substitute for mutilated, defaced, destroyed, lost or stolen debt securities, (iii) pay in accordance with the terms of such series of Conrail Debentures the moneys held for payment in trust, and (iv) the obligations of Conrail to maintain an office or agency, shall survive such discharge. In addition, the Conrail Indenture provides that the rights, obligations, duties and immunities of the trustee under the Conrail Indenture, and the rights of the holders of debt securities of such series as beneficiaries with respect to the property deposited with the trustee payable to all or any of them, shall survive. By contrast, the New NSR Indenture provides that with respect to all New NSR Notes of the discharged series, only (i) the NSR Obligor's obligations to compensate and indemnify the trustee, (ii) the obligations of the trustee to any authenticating agent and (iii) if money, U.S. Government Obligations and/or Foreign Government Securities (as defined hereafter) shall have been deposited with the trustee in connection with such discharge, the obligations of the trustee under the New NSR Indenture to among other things: (1) pay in accordance with the terms of such New NSR Notes and the New NSR Indenture the amounts held for payment in trust and (2) subject to the satisfaction of certain conditions, repay to the NSR Obligor any excess money remaining unclaimed for two years after having become due and payable held by the trustee (or in certain instances, any paying agent or the NSR Obligor, in trust) under the New NSR Indenture, shall survive the discharge.

     For purposes of the foregoing description of the provisions of the New NSR Indenture relating to satisfaction and discharge, the term "Foreign Government Securities" means, with respect to debt securities of any series that are denominated in a currency other than United States dollars, debt securities that are (i) direct obligations of the government that issued such currency for the payment of which obligations its full faith and credit is pledged; or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of such government (the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of such government) which, in either case under clauses (i) or (ii), are not callable or redeemable at the option of the issuer thereof.


     Separate and apart from the provisions relating to the discharge of obligations described above and in "Description of the New NSR Notes-- Satisfaction and Discharge of Indenture," the New NSR Indenture does not provide specifically for the defeasance of any specific obligations or covenant defeasance with respect to any outstanding series of debt securities issued under the New NSR Indenture. The Conrail Indenture, by contrast, specifically provides for (1) the defeasance of any and all of Conrail's obligations to holders of any

                                      NSR-45
one or more series of debt securities issued under the Conrail Indenture at any time, and (2) the covenant defeasance with respect to any outstanding series of debt securities issued under the Conrail Indenture from certain obligations imposed by the Conrail Indenture.

MODIFICATION AND WAIVER

     Each of the Conrail Indenture and the New NSR Indenture permit Conrail, in the case of the Conrail Indenture, and the NSR Obligor, in the case of the New NSR Indenture, and the applicable trustees thereunder to enter into indentures supplemental to the Conrail Indenture and the New NSR Indenture, as the case may be, without the consent of the holders of any securities at the time outstanding under the applicable indenture to achieve one or more purposes specified in the indentures. In addition to the kinds of amendments, modifications or waivers that may be made under the Conrail Indenture without the consent of any holder, the New NSR Indenture further provides that the NSR Obligor and the trustee may amend or supplement the New NSR Indenture or the New NSR Notes without notice to or the consent of any holder, among other things: (i) to add to or to change any provisions of the New NSR Indenture to the extent necessary to permit or facilitate the issuance of debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons; and (ii) to change or eliminate any of the provisions of the New NSR Indenture, provided that any such change or elimination will become effective only when there is no debt security outstanding that would be entitled to the benefit of such provision. With the exception of the additional rights provided by the New NSR Indenture detailed above, or the difference detailed in the next succeeding paragraph, the ability of the NSR Obligor and the trustee to enter into one or more indentures supplemental to the New NSR Indenture without the consent of the holders of the debt securities issued under the New NSR Indenture is substantially similar to the ability of Conrail and the trustee to enter into one or more indentures supplemental to the Conrail Indenture without the consent of the holders of Conrail Debentures. For a detailed description of the rights of the NSR Obligor and the trustee to enter into one or more indentures supplemental to the New NSR Indenture, see "Description of the New NSR Notes-- Modification and Waiver."

     In addition, whereas the Conrail Indenture permits Conrail and the trustee to amend or supplement the Conrail Indenture or the Conrail Debentures without notice to or the consent of any holder to cure any ambiguity, defect, or inconsistency in the Conrail Indenture provided that such amendments or supplements shall not adversely affect the interests of the holders, the New NSR Indenture permits these amendments or supplements provided that the amendment or supplement shall not adversely affect the interests of the holders in any material respect.

     Each of the New NSR Indenture and the Conrail Indenture permit the obligors and the trustees thereunder to enter into supplemental indentures with the consent of certain holders of debt securities. These provisions differ, however, in that the New NSR Indenture permits the NSR Obligor and the trustee to enter into one or more supplemental indentures with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series issued under the New NSR Indenture affected by such supplemental indenture (subject to certain exceptions), whereas, the Conrail Indenture requires Conrail and the trustee to obtain the consent of a majority in aggregate principal amount of the outstanding debt securities of all series affected by any supplemental indenture, voting as a single class, to enter into one or more supplemental indentures. In addition to the exceptions provided in the Conrail Indenture with respect to supplemental indentures that may be entered into with the consent of certain holders, the New NSR Indenture provides that the NSR Obligor and the trustee may not enter into supplemental indentures without the consent of the holder of each outstanding security affected thereby if such supplemental indenture would (i) reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for any waiver (of compliance with certain provisions of the New NSR Indenture or certain defaults under the New NSR Indenture and their consequences) provided for in the New NSR Indenture; or (ii) modify any of the provisions of the New NSR Indenture relating to entering into supplemental indentures with the consent of the holders, or the sections dealing with waiver of past default or waiver of certain covenants, except to increase any stated percentage or to provide that certain other provisions of the New NSR Indenture cannot be modified or waived without the consent of the holder of each

                                      NSR-46
outstanding security affected thereby. With the exception of the differences described above, the ability of the New NSR Obligor and the trustee to enter into indentures supplemental to the New NSR Indenture with the consent of certain holders of the debt securities issued thereunder is substantially similar to the ability of Conrail and the trustee to enter into indentures supplemental to the Conrail Indenture with the consent of certain holders of the debt securities issued thereunder. For a detailed description of the rights of the NSR Obligor and the trustee to enter into one or more indentures supplemental to the New NSR Indenture, see "Description of the New NSR Notes--Modification and Waiver."

EVENTS OF DEFAULT

     The New NSR Indenture defines an "Event of Default" with respect to debt securities of any series as any of the following events: (a) failure to pay interest when due and payable, continued for 30 days; (b) failure to pay principal of, or any premium on, the New NSR Notes at maturity (whether at stated maturity or by declaration of acceleration, call for redemption, request for repayment or otherwise); (c) failure to pay any sinking fund installment when due; (d) failure to perform any other covenant of PRR Newco or NSR, as the case may be, in the New NSR Indenture, continued for 90 days after written notice as provided in the New NSR Indenture; (e) acceleration of debt securities or any other indebtedness for borrowed money, in an aggregate principal amount exceeding $45 million, of the NSR Obligor or any Significant Subsidiary (within the meaning of the federal securities laws) under the terms of the instrument or instruments under which the indebtedness is issued or secured, if the acceleration is not annulled, or the indebtedness is not discharged, or a sum of money sufficient to discharge in full the indebtedness is not deposited in trust, within ten days after written notice as provided in the New NSR Indenture; (f) events relating to bankruptcy, insolvency or reorganization; and
(g) subject to the termination of the guarantee as described in the New NSR Indenture, failure of the guarantee to be (or a claim by the Guarantor that the guarantee is not) in full force and effect.

     The events constituting an Event of Default are substantially similar under the Conrail Indenture as the events described above as constituting an Event of Default under the New NSR Indenture. There are, however, some differences, that should be noted. With respect to the Conrail Indenture, it does not provide for an Event of Default upon a cross-default or acceleration of any other indebtedness of Conrail as is provided in the New NSR Indenture. In addition, each of the Conrail Indenture and the New NSR Indenture provides for an Event of Default upon the failure of Conrail or the NSR Obligor, as the case may be, to observe or perform any covenants or agreements contained in their respective indentures continued for a period of 90 days after receipt of written notice (in each case, the "Notice of Default"). However, the Conrail Indenture provides that the Notice of Default may be delivered either by the trustee to Conrail, or by the holders of at least 25% in aggregate principal amount of all Conrail Debentures affected thereby, voting as a single class, to Conrail and the trustee. By contrast, the New NSR Indenture provides that the Notice of Default may be delivered either by the trustee to the NSR Obligor, or by the holders of only 10% in aggregate principal amount of the outstanding debt securities of the applicable series of New NSR Notes to the NSR Obligor and the trustee. In addition, the Events of Default relating to bankruptcy, insolvency or reorganization, while largely similar, are generally more stringent in the case of the New NSR Indenture, affording increased protection to debt security holders, than the equivalent provisions of the Conrail Indenture.

     Under the Conrail Indenture, an Event of Default relating to bankruptcy, insolvency or reorganization would occur if:

           (a) a court having jurisdiction enters a decree or order for:

      -- relief in respect of Conrail in an involuntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect;

      -- appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official of Conrail for all or for any substantial part of Conrail's property; or

      --   the winding-up or liquidation of Conrail's affairs;

                                      NSR-47
     and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

             (b) Conrail:

      -- commences a voluntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law;

      -- consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official of Conrail or for any substantial part of its property; or

      --   effects any general assignment for the benefit of creditors.

     The New NSR Indenture's provisions relating to bankruptcy related Events of Defaults are substantially similar to the provisions in the Conrail Indenture described above. However, the New NSR Indenture includes as an Event of Default, in addition to the events listed in clause (a) above, the entry by a court having jurisdiction in the premises of a decree or order adjudging the NSR Obligor a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the NSR Obligor under any applicable federal or state law. Further, the New NSR Indenture includes as an Event of Default, in addition to the events listed in clause (b) above:

      -- the consent by the NSR Obligor to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal or state law;

      -- the admission by the NSR Obligor in writing of its inability to pay its debts generally as they become due; and

      -- the taking of any corporate action by the NSR Obligor in furtherance of any of the foregoing.

     With respect to the Conrail Indenture, if an Event of Default relating to bankruptcy, insolvency or reorganization, or relating to a failure to perform or breach of covenants (other than with respect to payments to be made on any debt securities) or other events of default by Conrail specifically provided for in a supplemental indenture for such series, that affects all of the series of Conrail Debentures occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of all outstanding Conrail Debentures, voting as a single class, may declare, by notice as provided in the Conrail Indenture, the entire principal amount of all Conrail Debentures and interest accrued thereon, if any, to be due and payable immediately. The Conrail Indenture also provides that, if any other Event of Default occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding Conrail Debentures of each particular series affected by such Event of Default, voting as a single class, may declare, by notice as provided in the Conrail Indenture, the principal amount of all Conrail Debentures of the affected series and interest accrued thereon, if any, to be due and payable immediately. By contrast, the New NSR Indenture does not distinguish between the type of Events of Default in determining the requisite number of holders necessary to accelerate, but specifies in all instances that holders of at least 25% in principal amount of the outstanding securities of an affected series, voting as a single class, may declare the principal of such series to be due and payable immediately.

     A similar difference exists with respect to the ability of the holders of debt securities to rescind and annul a declaration of acceleration. Under the Conrail Indenture, if at any time after a declaration of acceleration with respect to any series of the Conrail Debentures has been made, but before a judgment or decree for payment of money has been obtained by the trustee, Conrail shall pay or deposit with the trustee a sum sufficient to pay all matured installments of interest upon all the debt securities of the applicable series and the principal which has become due and payable (other than due to the acceleration), an amount to cover interest on overdue principal, and, if allowed by law, overdue interest, and an amount sufficient to cover reasonable administrative expenses of the trustee, its agents, attorneys and counsel related to the Event of Default, and if any and all Events of Default other than the non-payment of the principal of securities which have become due by acceleration, have been cured, waived or otherwise remedied as provided under the Conrail Indenture,
                                      NSR-48
then the holders of a majority in aggregate principal amount of the outstanding debt securities of each affected series, or of all series of debt securities of the Conrail Debentures in certain instances similar to those described in the immediately preceding paragraph, in each case, voting as a single class, by written notice may waive all defaults with respect to each such affected series (or with respect to all series of debt securities) and rescind and annul such acceleration and its consequences, but no such rescission or annulment shall extend to or affect any subsequent default or shall impair any right with respect to such subsequent default. By contrast, the New NSR Indenture provides that holders of at least a majority in principal amount of the outstanding debt securities of an affected series (without regard to voting of any other series of debt securities in all cases) may by written notice waive all defaults with respect only to such affected series of debt securities and rescind and annul such acceleration and its consequences, but no such rescission or annulment shall extend to or affect any subsequent default or shall impair any right with respect to such subsequent default.

CONTROL BY HOLDERS OF SECURITIES

     Each of the New NSR Indenture and the Conrail Indenture contain substantially similar provisions entitling the trustee to be indemnified by the holders of the applicable debt securities before proceeding to exercise any right or power under the applicable indenture at the request of such holders. The provisions differ in that, subject to this indemnification protection of the trustee, the Conrail Indenture provides that the holders of a majority in aggregate principal amount of the outstanding Conrail Debentures of each series affected, with all such series voting as a single class, have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred on the trustee, with respect to the debt securities of such series by the Conrail Indenture. The New NSR Indenture, by contrast, provides that, subject to the indemnification protection described in the first sentence of this paragraph and compliance with all laws and the terms of the New NSR Indenture or the debt securities of the applicable series, the holders of a majority in principal amount of the outstanding debt securities of each series affected (voting on a series-by-series basis) have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee, with respect to the debt securities of such series by the New NSR Indenture provided that such direction shall not subject the trustee to any personal liability.

COMPLIANCE STATEMENTS

     Both the New NSR Indenture and the Conrail Indenture require that the NSR Obligor or Conrail, as the case may be, deliver to the relevant trustee, a statement of compliance. The two indentures differ, however, in the level of specificity required. The New NSR Indenture requires NSR to furnish to the trustee by May 1 of each year an officer's certificate stating as to each signer that to the best of such officer's knowledge, (A) the NSR Obligor has fulfilled all its obligations under the New NSR Indenture throughout the year, or, if there has been a default in the fulfillment of any obligation, specifying each such default known to such officer and the nature and status thereof, and (B) no event has occurred and is continuing that is, or after notice or lapse of time or both would become, an Event of Default, or, if such an event has occurred and is continuing, specifying each such event known to such officer and the nature and status thereof. By contrast, the statement of compliance required by the Conrail Indenture, while similar in substance, simply requires Conrail to deliver to the trustee within 120 days after the end of each fiscal year an officer's certificate stating (i) that in the course of the performance by a signatory of his or her duties as an officer of Conrail such an officer would normally have knowledge of any default by Conrail under the Conrail Indenture,
(ii) whether or not they have knowledge of any such default and (iii) if so, specifying each such default.

EXPENSES

     Each of the Conrail Indenture and the New NSR Indenture provide that although no service charge shall be made for registration of transfer or exchange of the Conrail Debentures or the New NSR Notes, as the case may be, Conrail and the New NSR Obligor, as the case may be, can require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration. The New NSR Indenture limits the ability of the NSR Obligor to impose such expenses in

                                      NSR-49
connection with exchanges related to: (i) the authentication and delivery of temporary securities; (ii) debt securities of any series authenticated and delivered after the execution of any supplemental indenture; or (iii) debt securities authenticated and delivered in connection with a partial redemption. The Conrail Indenture does not contain such limitations in respect of expenses related to any exchange of debt securities.

DEFAULTED INTEREST

     Under each of the Conrail Indenture and the New NSR Indenture the person in whose name any registered security of any series at the close of business on the record date is generally entitled to payment of such interest, notwithstanding any transfer or exchange following the record date. This, however, is not the case if there is a default in the payment of such interest. In such case, the Conrail Indenture provides that the defaulted interest will be paid to the persons in whose names debt securities for such series are registered at the close of business on a special record date (that shall not be less than five business days before the date of payment of such defaulted interest) established by notice given to the holders of the debt securities not less than 15 days prior to the special record date. The New NSR Indenture also provides that the defaulted interest will be paid to the persons in whose names debt securities for such series are registered at the close of business on a special record date (that shall not be more than 15 days and not less than ten days prior to the date of the proposed payment and not less than ten days after receipt by the trustee of the notice of proposed payment from the NSR Obligor) established by notice given to the holders of the debt securities not less than ten days prior to such special record date. The New NSR Indenture also specifically provides that the trustee should have received a deposit of the defaulted interest or obtained satisfactory assurance of such deposit before it is required to fix a special record date. The NSR Obligor may also make payment of any defaulted interest in any other lawful manner.

                                      NSR-50

                                 LEGAL MATTERS

     James A. Squires, Esq., Vice President-Law of NSC, having acted as counsel to NSR and PRR Newco in connection with the Conrail Spin Off Transactions, will pass upon the validity of the New NSR Notes to be issued in connection with the Conrail Spin Off Transactions. As of April 19, 2004, Mr. Squires owned directly or indirectly 8,100 shares of common stock of NSC and options to purchase 80,500 additional shares of common stock of NSC (including 13,000 option shares which will not vest until January 30, 2005). Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York will pass upon customary legal matters in connection with the Conrail Spin Off Transactions. Customary legal matters will be passed upon for the dealer manager by Shearman & Sterling LLP, New York, New York.

                                    EXPERTS


     The consolidated financial statements of NSR as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003 and the related financial statement schedule have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2003 consolidated financial statements refers to the adoption of FASB Statement No. 143, "Accounting for Asset Retirement Obligations," and FASB Interpretation No. 46, "Consolidation of Variable Interest Entities," effective January 1, 2003.



     With respect to the unaudited consolidated interim financial information for the periods ended March 31, 2004 and 2003, incorporated by reference herein, the independent registered public accounting firm has reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in NSR's quarterly report on Form 10-Q for the quarter ended March 31, 2004, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that consolidated interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review of procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited consolidated interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act of 1933.


                      WHERE YOU CAN FIND MORE INFORMATION

     NSR files annual, quarterly and special reports, prospectuses and other information with the SEC. NSR makes available free of charge through the website www.nscorp.com, its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. In addition, you may read and copy any reports, statements or other information NSR files at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings of NSR are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

     The SEC allows NSR to "incorporate by reference" information into the prospectus and consent solicitation statement, of which this Appendix forms a part, which means that we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of the prospectus and consent solicitation statement, except for any information superseded by information contained directly in the prospectus and consent solicitation statement, of which this Appendix forms a part.

                                      NSR-51

     The documents filed by NSR with the Commission listed below are incorporated in the prospectus by reference and constitute an important part of the prospectus:

      -- Annual Report on Form 10-K for the year ended December 31, 2003, filed on February 13, 2004; and

      -- Quarterly Report on Form 10-Q for the three months ended March 31, 2004, filed on April 28, 2004;

      -- All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2003.

     We also incorporate by reference into the prospectus and consent solicitation statement additional documents that may be filed by NSR with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of the prospectus and consent solicitation statement before the termination of this offering. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as prospectuses. Any statements contained in a previously filed document incorporated by reference into the prospectus and consent solicitation statement is deemed to be modified or superseded for purposes of the prospectus and consent solicitation statement to the extent that a statement contained in the prospectus and consent solicitation statement, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.


     You may obtain copies of any documents incorporated by reference in the prospectus and consent solicitation statement through us, the SEC or the SEC's website as described above. Documents incorporated by reference are available from us without charge, excluding exhibits thereto unless we have specifically incorporated by reference such exhibits in the prospectus and consent solicitation statement. Any person to whom the prospectus and consent solicitation statement is delivered may obtain documents incorporated by reference in, but not delivered with, the prospectus and consent solicitation statement by requesting them from the information agent in writing or by telephone at the address set forth on the back cover of the prospectus and consent solicitation statement. ANY REQUEST SHOULD BE MADE NOT LATER THAN FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER AND CONSENT SOLICITATION, AS EXTENDED.


     The prospectus and consent solicitation statement, of which this NSR Appendix forms a part, is part of a registration statement on Form S-4 filed by us under the Securities Act with the SEC with respect to the exchange offer and consent solicitation. The prospectus and consent solicitation statement does not contain all of the information included in the registration statement and the exhibits thereto. You will find additional information about the New NSR Notes and the companies involved in the exchange offer and consent solicitation in the registration statement and the exhibits thereto. You should be aware that statements contained in the prospectus and consent solicitation statement concerning the provisions of any documents filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference. Certain items are omitted in accordance with the rules and regulations of the SEC.

                                      NSR-52

                         CONSOLIDATED RAIL CORPORATION
                  (A WHOLLY-OWNED SUBSIDIARY OF CONRAIL INC.)

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
UNAUDITED FINANCIAL STATEMENTS
Consolidated Statements of Income for the Three Months Ended
  March 31, 2004 and 2003...................................   F-2
Consolidated Balance Sheets as of March 31, 2004 and
  December 31, 2003.........................................   F-3
Consolidated Statements of Cash Flows for the Three Months
  Ended March 31, 2004 and 2003.............................   F-4
Notes to Consolidated Financial Statements..................   F-5
AUDITED FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firms....   F-8
Consolidated Statements of Income for the Years Ended
  December 31, 2003, 2002 and 2001..........................   F-9
Consolidated Balance Sheets for the Years Ended December 31,
  2003 and 2002.............................................  F-10
Consolidated Statements of Stockholders' Equity for the
  Years Ended December 31, 2003, 2002 and 2001..............  F-11
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 2003, 2002 and 2001..........................  F-12
Notes to Consolidated Financial Statements..................  F-13

                         CONSOLIDATED RAIL CORPORATION
                  (A WHOLLY-OWNED SUBSIDIARY OF CONRAIL INC.)

                       CONSOLIDATED STATEMENTS OF INCOME

                                                               THREE MONTHS
                                                                   ENDED
                                                                 MARCH 31,
                                                              ---------------
                                                              2004      2003
                                                              -----     -----
                                                                (UNAUDITED)
                                                              ($ IN MILLIONS)
OPERATING REVENUES
NSC/CSX (Note 2)............................................  $207      $205
Third parties...............................................    23        21
                                                              ----      ----
     Total operating revenues...............................   230       226
OPERATING EXPENSES
  Compensation and benefits.................................    45        42
  Fuel......................................................     2         2
  Material, services and rents..............................    28        31
  Depreciation and amortization.............................    79        81
  Casualties and insurance..................................     3         2
  Other.....................................................     5         5
                                                              ----      ----
     Total operating expenses...............................   162       163
                                                              ----      ----
Income from operations......................................    68        63
Interest expense............................................   (24)      (25)
Other income, net...........................................    27        20
                                                              ----      ----
Income from continuing operations before income taxes and
  accounting changes........................................    71        58
Provision for income taxes..................................    26        22
                                                              ----      ----
Income from continuing operations before accounting
  changes...................................................    45        36
Cumulative effect of changes in accounting principles, net
  of taxes (Note 4).........................................    (1)       40
                                                              ----      ----
NET INCOME..................................................  $ 44      $ 76
                                                              ====      ====

See accompanying notes to the consolidated financial statements.

                         CONSOLIDATED RAIL CORPORATION
                  (A WHOLLY-OWNED SUBSIDIARY OF CONRAIL INC.)

                          CONSOLIDATED BALANCE SHEETS

                                                              MARCH 31,   DECEMBER 31,
                                                                2004          2003
                                                              ---------   ------------
                                                                    (UNAUDITED)
                                                                  ($ IN MILLIONS)
                                        ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................   $   10        $    9
  Accounts receivable, net..................................       33            34
  Due from NSR/CSXT.........................................      154           136
  Deferred tax assets.......................................       45            45
  Material and supplies.....................................        8             8
  Other current assets......................................       14            16
                                                               ------        ------
     Total current assets...................................      264           248
PROPERTY AND EQUIPMENT, NET.................................    6,077         6,119
NOTES RECEIVABLE FROM NSC/CSX...............................    1,348         1,231
OTHER ASSETS................................................      510           503
                                                               ------        ------
     Total assets...........................................   $8,199        $8,101
                                                               ======        ======

                         LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES
  Accounts payable..........................................       70            37
  Current maturities of long-term debt......................       56            58
  Due to NSC/CSX............................................        6             5
  Wages and employee benefits...............................       25            31
  Casualty reserves.........................................       38            39
  Accrued and other current liabilities.....................      120           107
                                                               ------        ------
     Total current liabilities..............................      315           277
LONG-TERM DEBT..............................................    1,094         1,067
CASUALTY RESERVES...........................................      121           125
DEFERRED INCOME TAXES.......................................    1,820         1,827
OTHER LIABILITIES...........................................      455           455
                                                               ------        ------
     Total liabilities......................................    3,805         3,751
                                                               ------        ------
STOCKHOLDER'S EQUITY
  Common stock ($1 par value; 100 shares authorized, issued
     and outstanding).......................................       --            --
  Additional paid-in capital................................    2,268         2,268
  Retained earnings.........................................    2,230         2,186
  Accumulated other comprehensive loss......................     (104)         (104)
                                                               ------        ------
     Total stockholder's equity.............................    4,394         4,350
                                                               ------        ------
     Total liabilities and stockholder's equity.............   $8,199        $8,101
                                                               ======        ======

See accompanying notes to the consolidated financial statements.

                         CONSOLIDATED RAIL CORPORATION
                  (A WHOLLY-OWNED SUBSIDIARY OF CONRAIL INC.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              THREE MONTHS ENDED
                                                                  MARCH 31,
                                                              ------------------
                                                              2004         2003
                                                              -----        -----
                                                               ($ IN MILLIONS)
                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income................................................  $  44        $  76
  Adjustments to reconcile net income to net cash provided
     by operating activities:
  Net cumulative effect of changes in accounting
     principles.............................................      1          (40)
  Depreciation and amortization.............................     79           81
  Deferred income taxes.....................................    (10)          (6)
  Equity in earnings of affiliates..........................     (7)          (3)
  Gains from sales of property..............................     (1)          --
  Pension expense (credit)..................................      3           (1)
  Changes in:
     Accounts receivable....................................      1           (1)
     Accounts and wages payable.............................     27           32
     Due from NSR/CSXT......................................    (18)          18
     Due to NSC/CSX.........................................      1           (2)
  Other.....................................................     13           (4)
                                                              -----        -----
     Net cash provided by operating activities..............    133          150
                                                              -----        -----
CASH FLOWS FROM INVESTING ACTIVITIES
  Property and equipment acquisitions.......................     (3)          (7)
  Notes receivable from NSC/CSX.............................   (117)        (139)
  Proceeds from disposal of property and equipment..........      2            2
  Other.....................................................     (4)          --
                                                              -----        -----
     Net cash used in investing activities..................   (122)        (144)
                                                              -----        -----
CASH FLOWS FROM FINANCING ACTIVITIES
  Payment of long-term debt.................................    (10)         (10)
                                                              -----        -----
     Net cash used in financing activities..................    (10)         (10)
                                                              -----        -----
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........      1           (4)
CASH AND CASH EQUIVALENTS
  At beginning of year......................................      9           14
                                                              -----        -----
  At end of period..........................................  $  10        $  10
                                                              =====        =====

See accompanying notes to consolidated financial statements.

                         CONSOLIDATED RAIL CORPORATION
                  (A WHOLLY-OWNED SUBSIDIARY OF CONRAIL INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.  BASIS OF PRESENTATION

     The unaudited financial statements contained herein present the consolidated financial position of Consolidated Rail Corporation ("Conrail" or the "Company") as of March 31, 2004 and December 31, 2003, and the consolidated results of operations and cash flows for the three-month periods ended March 31, 2004 and 2003. In the opinion of management, these financial statements include all adjustments, consisting of normal recurring adjustments necessary to present fairly the results for the interim periods included.

2.  DESCRIPTION OF BUSINESS

     Conrail, a principal freight railroad in the Northeastern United States, is a wholly-owned subsidiary of Conrail Inc. CSX Corporation ("CSX") and Norfolk Southern Corporation ("NSC"), the major rail holding companies in the Eastern United States, jointly control Conrail Inc. through their ownership interests in CRR Holdings LLC ("CRR"), whose primary subsidiary is Green Acquisition Corporation, which owns Conrail Inc. CSX and NSC have equity interests in CRR of 42% and 58%, respectively, and voting interests of 50% each. Under operating and lease agreements, CSX and NSC operate a substantial portion of Conrail's properties through their respective railroad subsidiaries, CSX Transportation, Inc ("CSXT") and Norfolk Southern Railway Company ("NSR").

     The major source of Conrail's revenues is from CSXT and NSR, primarily in the form of rental revenues and operating fees.

3.  RECENT DEVELOPMENTS

  PROPOSED SPIN OFF OF CONRAIL'S SUBSIDIARIES

     In June 2003, Conrail, together with CSX and NSC, filed a joint petition with the Surface Transportation Board ("STB") to establish direct ownership and control by CSXT and NSR of certain portions of the Conrail system already operated by them in a substantially independent manner, under various agreements. These portions of the Conrail system are currently owned by Conrail's primary subsidiaries, New York Central Lines LLC ("NYC") and Pennsylvania Lines LLC ("PRR"). The proposed transactions involve the termination of the existing operating agreements and the transfer of the direct equity ownership of NYC and PRR to CSXT and NSR, respectively. The proposed transactions do not involve the Company's other properties ("Shared Assets Areas") that will continue to be owned and operated by Conrail. The consummation of the proposed transactions is subject to a number of conditions, including, among other things, that the STB authorization, obtained by the parties in November 2003, remains in full force and effect, that the Internal Revenue Service ruling received by the parties in November 2003, favorably qualifying the proposed transactions as non-taxable, remains in full force and effect and that the parties obtain required consents from Conrail's debt holders and other lessors and counterparties to certain of Conrail's equipment leases and related financing arrangements.

     As a part of the proposed transactions, Conrail is undertaking a restructuring of its existing unsecured and secured public indebtedness. New guaranteed debt securities of two newly formed corporate subsidiaries of CSXT and NSR would be offered in an approximately 42%/58% ratio as well as substantially all of the equity of such new subsidiaries in exchange for the equity of NYC and PRR. Upon completion of the proposed transactions, the new debt securities would become direct unsecured obligations of CSXT and NSR, respectively. Conrail's secured debt and lease obligations will remain obligations of Conrail and are expected to be supported by new leases and subleases that, upon consummation of the proposed transactions, would be the direct lease and sublease obligations of CSXT and NSR, respectively.

                         CONSOLIDATED RAIL CORPORATION
                  (A WHOLLY-OWNED SUBSIDIARY OF CONRAIL INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

     Conrail, NSC and CSX are working to complete all steps necessary to consummate the proposed transactions in 2004. CSX and NSC are progressing toward ascertaining the fair value effects of the proposed transactions, which will be reflected in the accounting for the proposed transactions once consummated and that analysis has been completed. Upon consummation of the proposed transactions, Conrail's primary source of revenue will be related to the operation of the Shared Assets Areas instead of the operating and equipment rental activities of NYC and PRR. Conrail's future operating expenses will also reflect this change in operations. Accordingly, Conrail's prospective operating results will be significantly different from those currently reported.

4.  NEW ACCOUNTING PRONOUNCEMENTS

     In 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 46R, "Consolidation of Variable Interest Entities"("FIN 46R") which requires that a variable interest entity be consolidated by the company that is subject to a majority of the economic risks and/or rewards of that entity. As of March 31, 2004, pursuant to FIN 46R, Conrail consolidated a locomotive leasing entity, Locomotive Management Services ("LMS") and recorded a $1 million net adjustment for the cumulative effect of this accounting change. LMS had total assets, primarily depreciable equipment, of $37 million as of March 31, 2004. Total liabilities as of March 31, 2004, totaled $40 million, including $4 million and $30 million of current and long-term debt, respectively. The consolidation of LMS will not have an impact on net income in future periods as Conrail previously accounted for its investment in LMS under the equity method of accounting.

     The Company adopted FASB Statement of Financial Accounting Standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations", effective January 1, 2003. Pursuant to SFAS 143, companies are precluded from accruing removal cost expenses that are not legal obligations. Previously, the Company and most other railroads had accrued removal costs as a component of depreciation expense. In the first quarter of 2003, the Company recorded income of $40 million for the cumulative effect of this change ($65 million before taxes). Effective with this pronouncement, removal costs are expensed as incurred. This change did not have a material impact on the Company's consolidated financial statements.

5.  PENSION AND POSTRETIREMENT BENEFITS

     The Company and its subsidiaries sponsor several qualified and nonqualified pension plans and other postretirement benefit plans for its employees. Components of the net periodic cost (benefit) for the three months ended March 31 were as follows (in millions):

                                                                PENSION
                                                               BENEFITS
                                                              -----------
                                                              2004   2003
                                                              ----   ----
Service cost................................................  $ --   $ --
Interest cost...............................................    10     11
Expected return on assets...................................   (11)   (13)
Amortization of unrecognized net actuarial (gain) loss......     4      1
                                                              ----   ----
Net cost (benefit)..........................................  $  3   $ (1)
                                                              ====   ====

     The net periodic cost for other postretirement benefits was less than $1 million for the three-month period ending March 31, 2004 and 2003, respectively.

                         CONSOLIDATED RAIL CORPORATION
                  (A WHOLLY-OWNED SUBSIDIARY OF CONRAIL INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  CONTRIBUTIONS FOR PENSIONS AND OTHER POSTRETIREMENT BENEFITS

     Conrail previously disclosed in its consolidated financial statements for the year ended December 31, 2003, that it expected to contribute $2 million to the pension plans and $3 million to the other postretirement benefit plans in 2004. For the three months ended March 31, 2004, contributions of less than $1 million have been made for each of the plans. Conrail presently anticipates contributing in 2004 a total of $2 million and $3 million for its pension and other postretirement benefits plans, respectively.

  MEDICARE CHANGES

     The Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) was signed into law in December 2003. The Act introduces a prescription drug benefit under Medicare Part D as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. Because significant uncertainties exist regarding the measurement and disclosure requirements of the Act, the FASB has issued staff position No. FAS 106-1, which allows a plan sponsor to recognize or defer accounting for the effects of the Act in their 2003 financial statements. The Company has elected the deferral option and is currently evaluating how the Act may impact its postretirement benefit obligations. Specific authoritative guidance on the accounting for the Act's subsidy is pending, and that guidance, when issued, could require the Company to change previously reported information.

6.  COMMITMENTS AND CONTINGENCIES

  ENVIRONMENTAL

     The Company is subject to various federal, state and local laws and regulations regarding environmental matters. The Company is a party to various proceedings brought by both regulatory agencies and private parties under federal, state and local laws, including Superfund laws, and has also received inquiries from governmental agencies with respect to other potential environmental issues. The Company has received, together with other companies, notices of its involvement as a potentially responsible party or requests for information under the Superfund laws with respect to cleanup and/or removal costs due to its status as an alleged transporter, generator or property owner at 37 locations. Conrail regularly participates in monitoring the status of the known sites and assessing the adequacy of the liability estimates.

     At both March 31, 2004 and December 31, 2003, the Company had accrued $61 million for estimated environmental exposures. The Company anticipates that much of this liability will be paid out over five years; however, some costs will be paid out over a longer period. The Company believes the ultimate liability for these matters will not materially affect its consolidated financial condition.

  CASUALTY

     The casualty claim liability is determined using the aid of an independent actuarial firm based upon claims filed and an estimate of claims incurred but not yet reported. The Company is generally self-insured for casualty claims. Claims in excess of self-insurance levels are insured up to excess coverage limits. While the ultimate amounts of claims incurred are dependent upon future developments, in management's opinion, the recorded liability is adequate to cover expected probable payments.

  OTHER

     The Company is involved in other various legal actions and claims arising from the ordinary course of railroad operations. The Company believes it has recorded liabilities sufficient to cover the future payments for such claims.

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS


THE STOCKHOLDERS AND BOARD OF DIRECTORS
CONSOLIDATED RAIL CORPORATION:

     We have audited the accompanying consolidated balance sheets of Consolidated Rail Corporation and subsidiaries (a wholly-owned subsidiary of Conrail Inc.) as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Consolidated Rail Corporation and subsidiaries (a wholly-owned subsidiary of Conrail Inc.) as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.


     As discussed in Note 1 to the consolidated financial statements, effective January 1, 2003 the Company adopted Financial Accounting Standards Board Statement No. 143, "Accounting for Asset Retirement Obligations."

/s/ KPMG LLP                                   /s/ ERNST & YOUNG LLP
KPMG LLP                                       Ernst & Young LLP
Norfolk, Virginia                              Jacksonville, Florida

January 27, 2004

                         CONSOLIDATED RAIL CORPORATION
                  (A WHOLLY-OWNED SUBSIDIARY OF CONRAIL INC.)

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                   YEARS ENDED
                                                                  DECEMBER 31,
                                                              ---------------------
                                                              2003    2002    2001
                                                              -----   -----   -----
                                                                 ($ in millions)
REVENUES -- NSC/CSX (NOTE 2)................................  $ 836   $ 813   $ 823
REVENUES -- THIRD PARTIES...................................     82      80      80
                                                              -----   -----   -----
     Total operating revenues...............................    918     893     903
                                                              -----   -----   -----
OPERATING EXPENSES (NOTE 3)
  Compensation and benefits.................................    168     151     158
  Fuel......................................................      7       6       7
  Material, services and rents..............................    119     125     143
  Depreciation and amortization.............................    329     322     325
  Casualties and insurance..................................     17       2     (13)
  Other.....................................................     19      17      19
                                                              -----   -----   -----
     Total operating expenses...............................    659     623     639
                                                              -----   -----   -----
Income from operations......................................    259     270     264
Interest expense............................................    (99)   (104)   (109)
Other income, net (Note 10).................................     95      92      96
                                                              -----   -----   -----
Income from continuing operations before income taxes and
  accounting change.........................................    255     258     251
Provision for income taxes (Note 7).........................     93      71      81
                                                              -----   -----   -----
Income from continuing operations before accounting
  change....................................................    162     187     170
Cumulative effect of change in accounting principle, net of
  taxes (Note 1)............................................     40      --      --
                                                              -----   -----   -----
NET INCOME..................................................  $ 202   $ 187   $ 170
                                                              =====   =====   =====

See accompanying notes to the consolidated financial statements.

                         CONSOLIDATED RAIL CORPORATION
                  (A WHOLLY-OWNED SUBSIDIARY OF CONRAIL INC.)

                          CONSOLIDATED BALANCE SHEETS

                                                               DECEMBER 31,
                                                              ---------------
                                                               2003     2002
                                                              ------   ------
                                                              ($ in millions)
                                   ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................  $    9   $   14
  Accounts receivable, net..................................      34       35
  Due from NSR/CSXT (Note 2)................................     136      158
  Material and supplies.....................................       8        8
  Deferred tax assets (Note 7)..............................      45       65
  Other current assets......................................      16       11
                                                              ------   ------
     Total current assets...................................     248      291
PROPERTY AND EQUIPMENT, NET (NOTE 4)........................   6,119    6,382
NOTES RECEIVABLE FROM NSC/CSX (NOTE 2)......................   1,231      892
OTHER ASSETS................................................     503      475
                                                              ------   ------
     Total assets...........................................  $8,101   $8,040
                                                              ======   ======

                    LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable..........................................      37       33
  Current maturities of long-term debt (Note 6).............      58       57
  Due to NSC/CSX (Note 2)...................................       5        9
  Wages and employee benefits...............................      31       31
  Casualty reserves.........................................      39       69
  Accrued and other current liabilities (Note 5)............     107      127
                                                              ------   ------
     Total current liabilities..............................     277      326
LONG-TERM DEBT (NOTE 6).....................................   1,067    1,123
Casualty reserves...........................................     125      119
DEFERRED INCOME TAXES (NOTE 7)..............................   1,827    1,814
OTHER LIABILITIES...........................................     455      538
                                                              ------   ------
     Total liabilities......................................   3,751    3,920
                                                              ------   ------
COMMITMENTS AND CONTINGENCIES (NOTE 11)
STOCKHOLDERS' EQUITY (NOTES 2 AND 9)
  Common stock ($1 par value; 100 shares authorized, issued
     and outstanding).......................................    --       --
  Additional paid-in capital................................   2,268    2,265
  Retained earnings.........................................   2,186    1,984
Accumulated other comprehensive loss........................    (104)    (129)
                                                              ------   ------
     Total stockholders' equity.............................   4,350    4,120
                                                              ------   ------
     Total liabilities and stockholders' equity.............  $8,101   $8,040
                                                              ======   ======

See accompanying notes to the consolidated financial statements.

                         CONSOLIDATED RAIL CORPORATION
                  (A WHOLLY-OWNED SUBSIDIARY OF CONRAIL INC.)

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                           ACCUMULATED
                                                  ADDITIONAL                  OTHER
                                                   PAID-IN     RETAINED   COMPREHENSIVE
                                                   CAPITAL     EARNINGS       LOSS        TOTAL
                                                  ----------   --------   -------------   ------
                                                                 ($ in millions)
BALANCE, JANUARY 1, 2001.........................   $2,260      $1,627        $  --       $3,887
Comprehensive income -- 2001
  Net Income.....................................    --            170           --          170
  Minimum pension liability, net of
     $45 million income taxes (Note 8)...........    --          --             (70)         (70)
                                                                                          ------
  Total comprehensive income.....................                                            100
                                                                                          ------
  Capital contributions from Conrail (Note 2)....        3       --              --            3
                                                    ------      ------        -----       ------
BALANCE, DECEMBER 31, 2001.......................    2,263       1,797          (70)       3,990
Comprehensive income -- 2002
  Net Income.....................................    --            187           --          187
  Minimum pension liability, net of
     $39 million income taxes (Note 8)...........    --             --          (59)         (59)
                                                                                          ------
  Total comprehensive income.....................                                            128
                                                                                          ------
  Capital contributions from Conrail (Note 2)....        2       --              --            2
                                                    ------      ------        -----       ------
BALANCE, DECEMBER 31, 2002.......................    2,265       1,984         (129)       4,120
Comprehensive income -- 2003
  Net Income.....................................    --            202           --          202
  Minimum pension liability, net of
     $16 million income taxes (Note 8)...........    --          --              25           25
                                                                                          ------
  Total comprehensive income.....................                                            227
                                                                                          ------
  Capital contributions from Conrail
     (Note 2)....................................        3       --              --            3
                                                    ------      ------        -----       ------
BALANCE, DECEMBER 31, 2003.......................   $2,268      $2,186        ($104)      $4,350
                                                    ======      ======        =====       ======


See accompanying notes to the consolidated financial statements.

                         CONSOLIDATED RAIL CORPORATION
                  (A WHOLLY-OWNED SUBSIDIARY OF CONRAIL INC.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   YEARS ENDED
                                                                  DECEMBER 31,
                                                              ---------------------
                                                              2003    2002    2001
                                                              -----   -----   -----
                                                                 ($ in millions)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income................................................  $ 202   $ 187   $ 170
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Net cumulative effect of change in accounting
      principle.............................................    (40)   --      --
     Depreciation and amortization..........................    329     322     325
     Deferred income taxes..................................    (12)    (18)    (18)
     Equity in earnings of affiliates.......................    (19)    (19)    (24)
     Gains from sales of property...........................     (7)     (3)     (2)
     Pension credit.........................................     (4)    (17)    (19)
     Changes in:
       Accounts receivable..................................      1      (3)      1
       Accounts and wages payable...........................      4     (14)    (32)
       Due from NSR/CSXT....................................     22      14      60
       Due to NSC/CSX.......................................     (4)     (3)    (19)
     Other..................................................    (60)    (23)     60
                                                              -----   -----   -----
       Net cash provided by operating activities............    412     423     502
                                                              -----   -----   -----
CASH FLOWS FROM INVESTING ACTIVITIES
  Property and equipment acquisitions.......................    (35)    (23)    (47)
  Notes receivable from NSC/CSX.............................   (339)   (377)   (424)
  Proceeds from disposal of property and equipment..........     12      14      14
  Other.....................................................      2      11    --
                                                              -----   -----   -----
       Net cash used in investing activities................   (360)   (375)   (457)
                                                              -----   -----   -----
CASH FLOWS FROM FINANCING ACTIVITIES
  Payment of long-term debt.................................    (57)    (59)    (61)
                                                              -----   -----   -----
       Net cash used in financing activities................    (57)    (59)    (61)
                                                              -----   -----   -----
NET DECREASE IN CASH AND CASH EQUIVALENTS...................     (5)    (11)    (16)
CASH AND CASH EQUIVALENTS
  At beginning of year......................................     14      25      41
                                                              -----   -----   -----
  At end of year............................................  $   9   $  14   $  25
                                                              =====   =====   =====

See accompanying notes to the consolidated financial statements.

                         CONSOLIDATED RAIL CORPORATION
                  (A WHOLLY-OWNED SUBSIDIARY OF CONRAIL INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  DESCRIPTION OF BUSINESS

     Consolidated Rail Corporation ("CRC" or the "Company"), the major freight railroad in the Northeast, is a wholly owned subsidiary of Conrail Inc.("Conrail"). Norfolk Southern Corporation ("NSC") and CSX Corporation ("CSX"), the major railroads in the Southeast, jointly control Conrail through their ownership interests in CRR Holdings LLC ("CRR"), whose primary subsidiary is Green Acquisition Corporation ("Green Acquisition"), which owns Conrail. NSC and CSX have equity interests in CRR of 58% and 42%, respectively, and voting interests of 50% each. Under operating and lease agreements, NSC and CSX operate a substantial portion of the Conrail properties through their railroad subsidiaries, Norfolk Southern Railway Company ("NSR") and CSX Transportation, Inc. ("CSXT")(Note 2).

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the Company and majority-owned subsidiaries. Investments in 20% to 50% owned companies are accounted for by the equity method. All significant intercompany accounts and transactions have been eliminated.

  CASH EQUIVALENTS

     Cash equivalents consist of highly liquid securities purchased with a maturity of three months or less, and are stated at cost which approximates market value.

  MATERIAL AND SUPPLIES

     Material and supplies consist of maintenance material valued at the lower of cost or market.

  PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Depreciation is provided using the composite straight-line method over estimated service lives. Expenditures, including those on leased assets that extend an asset's useful life or increase its utility, are capitalized. Maintenance expense is recognized when repairs are performed. The cost (net of salvage) of depreciable property retired or replaced in the ordinary course of business is charged to accumulated depreciation and no gain or loss is recognized. In 2003, the overall depreciation rate averaged 3.4% for all roadway and equipment.

     During 2003, the Company completed a study to update the estimated useful lives of its roadway and track property and the associated accumulated depreciation reserves. This review did not have a material impact on the Company's consolidated financial statements.

  ASSET IMPAIRMENT

     Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Expected future cash flows from the use and disposition of long-lived assets are compared to the current carrying amounts to determine the potential impairment loss.

  NEW ACCOUNTING PRONOUNCEMENTS

     The Company adopted Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 143, "Accounting for Asset Retirement Obligations", effective January 1, 2003. Pursuant to SFAS 143, companies are precluded from accruing removal cost expenses that are not legal

                         CONSOLIDATED RAIL CORPORATION
                  (A WHOLLY-OWNED SUBSIDIARY OF CONRAIL INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

obligations. Previously, the Company and most other railroads had accrued removal costs as a component of depreciation expense. In the first quarter of 2003, the Company recorded income of $40 million for the cumulative effect of this change ($65 million before taxes). Effective with this pronouncement, removal costs are expensed as incurred. This change did not have a material impact on the Company's consolidated financial statements.

     Also in 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN 46) which requires that a variable interest entity be consolidated by the company that is subject to a majority of the economic risks and/or rewards of that entity. The FASB delayed until 2004, the implementation of FIN 46 for certain variable entities that existed prior to February 1, 2003. The Company has a fifty percent non-controlling interest in Locomotive Management Services (LMS), an unconsolidated partnership established in 1994, which will likely be consolidated pursuant to FIN 46. LMS, a locomotive leasing venture, had assets totaling $37 million as of December 31, 2003, consisting primarily of depreciable equipment property. Total liabilities as of December 31, 2003 totaled $40 million, including $30 million in long-term debt installments maturing in 2012. If consolidation is required, the impact on the consolidated financial statements will be immaterial (Note 11).

  REVENUE RECOGNITION

     CRC's major sources of revenues are from NSC and CSX, primarily in the form of rental revenues and operating fees, which are recognized when earned (Note
2). The Company also has third party revenues, which are recognized when earned, related to the operations of Indiana Harbor Belt Railroad Company, a 51% owned terminal railroad subsidiary.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Management reviews its estimates, including those related to the recoverability and useful lives of assets as well as liabilities for litigation, environmental remediation, casualty claims, income taxes and pension and postretirement benefits. Changes in facts and circumstances may result in revised estimates.

  RECLASSIFICATIONS

     Certain amounts in the consolidated financial statements and notes thereto have been reclassified to conform to the 2003 presentation.

2.  RELATED PARTIES TRANSACTIONS

  BACKGROUND

     On May 23, 1997, NSC and CSX completed their joint acquisition of Conrail stock. On June 17, 1997, NSC and CSX executed an agreement that generally outlines the methods of governing and operating Conrail and its subsidiaries ("Transaction Agreement"). On July 23, 1998, the Surface Transportation Board ("STB") issued a written opinion that permitted NSC and CSX to exercise operating control of Conrail beginning August 22, 1998. On June 1, 1999, NSC and CSX began to operate over certain CRC lines.

                         CONSOLIDATED RAIL CORPORATION
                  (A WHOLLY-OWNED SUBSIDIARY OF CONRAIL INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  OPERATIONS BY NSR AND CSXT

     The majority of CRC's routes and assets are segregated into separate subsidiaries of CRC, Pennsylvania Lines LLC ("PRR") and New York Central Lines LLC ("NYC"). PRR and NYC have separate but identical operating and lease agreements with NSR and CSXT, respectively, (the "Operating Agreements") which govern substantially all nonequipment assets to be used by NSR and CSXT and have initial 25-year terms, renewable at the options of NSR and CSXT for two 5-year terms. Payments made under the Operating Agreements are based on appraised values that are subject to adjustment every six years. NSR and CSXT have also leased or subleased certain equipment assets at rentals based on appraised values for varying term lengths from PRR and NYC, respectively, as well as from CRC.

     NSC and CSX also have agreements with the Company governing other properties that continue to be owned and operated by Conrail ("the Shared Assets Areas"). NSR and CSXT pay CRC a fee for joint and exclusive access to the Shared Assets Areas. In addition, NSR and CSXT pay, based on usage, the costs incurred by CRC to operate the Shared Assets Areas plus a profit factor.

     Payments made by NSR to CRC under the Shared Assets agreements were $135 million and $115 million during 2003 and 2002, respectively, of which $31 million and $23 million, were minimum rents. Payments made by CSXT to CRC under the Shared Assets agreements were $124 million and $92 million during 2003 and 2002, respectively, of which $24 million and $17 million, were minimum rents.

     Payments from NSR under the Operating Agreements to PRR amounted to $348 million and $339 million during 2003 and 2002, respectively. Payments from CSXT under the Operating Agreements to NYC amounted to $253 million and $248 million during 2003 and 2002, respectively. In addition, costs necessary to operate and maintain the related assets under these agreements, including leasehold improvements, are borne by NSR and CSXT.

     Future minimum lease payments to be received from NSR/CSXT are as follows:

                                   NSR      NSR      CSXT     CSXT
                                  TO PRR   TO CRC   TO NYC   TO CRC    TOTAL
                                  ------   ------   ------   ------   -------
                                                ($ in millions)
2004............................  $ 342     $ 32    $ 237     $ 23    $   634
2005............................    321       33      223       24        601
2006............................    307       34      212       24        577
2007............................    295       34      205       24        558
2008............................    290       34      200       24        548
2009 and Beyond.................  4,128      551    2,740      378      7,797
                                  ------    ----    ------    ----    -------
  TOTAL.........................  $5,683    $718    $3,817    $497    $10,715
                                  ------    ----    ------    ----    -------

  RELATED PARTY BALANCES AND TRANSACTIONS

     "Due from NSR/CSXT" at December 31, 2003 and 2002, is primarily comprised of amounts due for the above-described operating and rental activities.

     PRR and NYC have interest-bearing notes receivable due from NSC and CSX. As of December 31, 2003, the notes receivable due from NSC and CSX included in noncurrent assets were $716 million and $515 million, respectively. At December 31, 2002, the notes receivable balances from NSC and CSX included in noncurrent assets were $513 million and $379 million, respectively. The interest rates on the notes receivable from NSC and CSX are variable and were both 1.66% at December 31, 2003. Interest income related to the PRR and NYC notes receivable was $16 million in 2003, $18 million in 2002 and $13 million in 2001.

                         CONSOLIDATED RAIL CORPORATION
                  (A WHOLLY-OWNED SUBSIDIARY OF CONRAIL INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

     "Due to NSC/CSX" includes amounts payable for property and equipment rentals, as well as amounts related to service provider agreements with both NSC and CSX to provide certain general and administrative support to CRC.

     A summary of the "Due to NSC and CSX" activity for the services described above follows:

                                                           PAYMENTS TO    PAYMENTS TO
                                                               NSC            CSX
                                                           -----------   -------------
                                                           2003   2002   2003    2002
                                                           ----   ----   -----   -----
                                                                 ($ in millions)
Service Provider Agreements..............................  $ 7    $ 5    $  3    $  --
Material purchases.......................................   18     20      --       --
Rental of locomotives, equipment and facilities..........    5      5       4        4
Capital Project activities...............................    6      5      --       --
                                                           ---    ---    -----   -----
  TOTAL PAYMENTS.........................................  $36    $35    $  7    $   4
                                                           ---    ---    -----   -----

                                                           2003   2002   2003   2002
                                                           ----   ----   ----   ----
Due to "NSC and CSX" at December 31......................  $ 3    $ 7    $ 2    $ 2

     From time to time, NSC and CSX, as the indirect owners of CRC, may need to provide some of the Company's cash requirements through capital contributions, loans or advances. Through December 31, 2003 there have been no transactions under these arrangements.

     The Company also engages in various transactions with Conrail. The Company received capital contributions from Conrail of $3 million in 2003, $2 million in 2002 and $3 million in 2001. There are no intercompany receivables or payables with Conrail at December 31, 2003 or December 31, 2002.

  PROPOSED SPIN-OFF OF PRR AND NYC

     In June 2003, Conrail together with NSC and CSX, filed a joint petition with the STB to establish direct ownership and control by NSR and CSXT of PRR and NYC, respectively. The proposed transaction would replace the existing operating agreements and allow NSR and CSXT to operate PRR and NYC, respectively, via direct ownership. The proposed transaction does not involve the Shared Assets Areas. The proposed transaction is subject to a number of conditions, including STB approval, an Internal Revenue Service (IRS) ruling qualifying it as a nontaxable distribution and obtaining consents from the Company's debt holders. (In 2003, the IRS issued a ruling that the reorganization would qualify as a tax-free distribution. Also in 2003, the STB granted its authorization to carry out the proposed transaction, subject to certain conditions.)

     As a part of the proposed transaction, CRC would undertake a restructuring of its existing unsecured and secured public indebtedness. Currently the Company has two series of unsecured public debentures with an outstanding principal amount of $800 million at December 31, 2003 and 13 series of secured debt with an outstanding principal amount of approximately $321 million at December 31, 2003. It is currently contemplated that guaranteed debt securities of two newly formed corporate subsidiaries of NSR and CSXT would be offered in a 58%/42% ratio in exchange for the Company's unsecured debentures. Upon completion of the proposed transaction, the new debt securities would become direct unsecured obligations of NSR and CSXT, respectively.

     CRC's secured debt and lease obligations will remain obligations of the Company and are expected to be supported by new leases and subleases which, upon completion of the proposed transaction, would be the direct lease and sublease obligations of NSR or CSXT.

                         CONSOLIDATED RAIL CORPORATION
                  (A WHOLLY-OWNED SUBSIDIARY OF CONRAIL INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

     Conrail, NS and CSX are working to complete all steps necessary to consummate the spin-off in 2004. A valuation of NYC and PRR will be performed prior to effecting the spin-off transaction. The results of the valuation could impact the carrying value of the assets of NYC and PRR. Upon consummation of the proposed transaction, the Company's primary source of revenue will be related to the operation of the Shared Assets Areas instead of the operating and equipment rental activities of PRR and NYC. The Company's future operating expenses will also reflect this change in operations. Accordingly, the Company's prospective operating results will be significantly different than those currently reported.

3.  TRANSITION, ACQUISITION-RELATED AND OTHER ITEMS

     During the first quarter of 2002 and the fourth quarter of 2001, the Company received cash proceeds totaling $4 million and $42 million respectively, from several London-based insurance carriers as settlement for current and future exposures related to personal injury, occupational, environmental and other claims. The Company recognized pretax gains of $4 million and $14 million, respectively, which is included in the "Casualties and insurance" line item of the income statement for 2002 and 2001.

     During 2002, accrued termination payments totaling $1 million were made to 6 non-union employees whose non-executive positions were eliminated as a result of the joint acquisition of Conrail. During 2001 accrued termination payments of $15 million were made. Most of these termination payments have been made in the form of supplemental retirement benefits from the Company's pension plan. As of December 31, 2003, the remaining amount of this liability is less than $1 million.

     During the second quarter of 2001, the Company received a $50 million cash payment for transferring to a third party certain of its rights to license, manage and market signboard advertising on the Company's property for 25 years. The payment is being recognized into other income on a straight-line basis over the 25 year contract period.

     The Company has a long-term liability in connection with employment "change in control" agreements with certain current and former executives, which became operative as a result of the joint acquisition of Conrail. Payments were $4 million in 2003, $1 million in 2002 and $9 million in 2001 and were made primarily from the Company's pension plan. The remaining amount, approximately $24 million at December 31, 2003, will be paid out at the discretion of the participants in the program.

4.  PROPERTY AND EQUIPMENT

                                                                DECEMBER 31,
                                                              -----------------
                                                               2003      2002
                                                              -------   -------
                                                                (in millions)
Roadway.....................................................  $ 7,400   $ 7,476
Equipment...................................................    1,544     1,511
  Less: Accumulated depreciation............................   (3,029)   (2,828)
                                                              -------   -------
                                                                5,915     6,159
                                                              -------   -------
Capital leases (primarily equipment)........................      416       496
Accumulated amortization....................................     (212)     (273)
                                                              -------   -------
                                                                  204       223
                                                              -------   -------
                                                              $ 6,119   $ 6,382
                                                              =======   =======

     Substantially all assets are leased to NSR or CSXT (Note 2).

                         CONSOLIDATED RAIL CORPORATION
                  (A WHOLLY-OWNED SUBSIDIARY OF CONRAIL INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

5.  ACCRUED AND OTHER CURRENT LIABILITIES

                                                               DECEMBER 31,
                                                              --------------
                                                              2003     2002
                                                              -----    -----
                                                              (in millions)
Operating leases............................................  $ 47     $ 47
Income and other taxes......................................    34       44
Other.......................................................    26       36
                                                              ----     ----
                                                              $107     $127
                                                              ====     ====

6.  LONG-TERM DEBT AND LEASES

  LONG-TERM DEBT

     Long-term debt outstanding, including the weighted average interest rates at December 31, 2003, is composed of the following:

                                                               DECEMBER 31,
                                                              ---------------
                                                               2003     2002
                                                              ------   ------
                                                               (in millions)
Capital leases..............................................  $  157   $  192
Debentures payable, 7.88%, due 2043.........................     250      250
Debentures payable, 9.75%, due 2020.........................     550      550
Equipment and other obligations, 6.97%......................     168      188
                                                              ------   ------
                                                               1,125    1,180
Less current portion........................................     (58)     (57)
                                                              ------   ------
                                                              $1,067   $1,123
                                                              ======   ======

     Interest payments were $100 million in 2003, $105 million in 2002 and $113 million in 2001.

     Equipment and other obligations mature in 2004 through 2043 and are collateralized by assets with a net book value of $208 million at December 31, 2003. Maturities of long-term debt other than capital leases are $21 million in 2004, $20 million in 2005, $21 million in 2006, $43 million in 2007, $18 million in 2008 and $845 million in total from 2009 through 2043.

  LEASES

     The Company's noncancelable long-term leases generally include options to purchase at fair value and to extend the terms. Certain lease obligations are payable in Japanese yen, which require the maintenance of yen-denominated deposits sufficient to satisfy the yen-denominated obligation. These deposits are included in the "Other assets" line item of the balance sheet and totaled $43 million and $45 million at December 31, 2003 and December 31, 2002, respectively. Capital leases have been discounted at rates ranging from 3.09% to 14.26% and are collateralized by assets with a net book value of $204 million at December 31, 2003.

                         CONSOLIDATED RAIL CORPORATION
                  (A WHOLLY-OWNED SUBSIDIARY OF CONRAIL INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

     Minimum commitments, exclusive of executory costs borne by the Company, are:

                                                              CAPITAL   OPERATING
                                                              LEASES     LEASES
                                                              -------   ---------
                                                                 (in millions)
2004........................................................   $ 54       $ 58
2005........................................................     38         58
2006........................................................     25         56
2007........................................................     27         55
2008........................................................     15         51
2009 - 2025.................................................     39        271
                                                               ----       ----
Total.......................................................    198       $549
                                                                          ====
Less interest portion.......................................    (41)
                                                               ----
Present value...............................................   $157
                                                               ====

     Operating lease rent expense was $60 million in 2003, $62 million in 2002 and $70 million in 2001.

7.  INCOME TAXES

     The provisions for income taxes are composed of the following:

                                                              2003   2002   2001
                                                              ----   ----   ----
                                                                (in millions)
Current
  Federal...................................................  $ 94   $ 81   $ 75
  State.....................................................    11      8     24
                                                              ----   ----   ----
                                                               105     89     99
                                                              ----   ----   ----
Deferred
  Federal...................................................   (21)   (29)   (22)
  State.....................................................     9     11      4
                                                              ----   ----   ----
                                                               (12)   (18)   (18)
                                                              ----   ----   ----
                                                              $ 93   $ 71   $ 81
                                                              ====   ====   ====

     Reconciliation of the U.S. statutory tax rates with the effective tax rates is as follows:

                                                              2003   2002   2001
                                                              ----   ----   ----
Statutory tax rate..........................................  35.0%  35.0%  35.0%
State income taxes, net of federal benefit..................  4.2    4.2     4.2
Settlement of IRS audit.....................................  --     (8.8)   --
Settlement of state tax issues..............................  --     --     (3.7)
Other.......................................................  (2.7)  (2.9)  (3.2)
                                                              ----   ----   ----
Effective tax rate..........................................  36.5%  27.5%  32.3%
                                                              ====   ====   ====

     CRC is included in the consolidated federal income tax return of Green Acquisition. The provision for current income taxes in the Consolidated Statements of Income reflects CRC's portion of Conrail Inc.'s consolidated tax provision. Tax expense or tax benefit is recorded on a separate company basis.

                         CONSOLIDATED RAIL CORPORATION
                  (A WHOLLY-OWNED SUBSIDIARY OF CONRAIL INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

     The Company has reached final settlements with the Internal Revenue Service ("IRS") related to all of the audits of the Company's consolidated federal income tax returns through the fiscal year May 23, 1997. As a result of the settlement Conrail received tax refunds of $24 million and reduced tax expense by $23 million during 2002. The Company's consolidated income tax returns for the short tax year period May 24, 1997-December 31, 1997 and calender year periods 1998 through 2001 are currently being examined by the IRS. Federal and state income tax payments were $129 million in 2003, $113 million in 2002 and $86 million in 2001.

     Significant components of the Company's deferred income tax assets (liabilities) are as follows:

                                                                DECEMBER 31,
                                                              -----------------
                                                               2003      2002
                                                              -------   -------
                                                                (in millions)
Current assets..............................................  $     1   $     5
Current liabilities.........................................       44        60
                                                              -------   -------
CURRENT DEFERRED TAX ASSET, NET.............................  $    45   $    65
                                                              =======   =======
Noncurrent liabilities:
  Property and equipment....................................   (1,970)   (2,000)
  Other.....................................................     (108)     (104)
                                                              -------   -------
                                                               (2,078)   (2,104)
                                                              -------   -------
Noncurrent assets:
  Nondeductible reserves and other liabilities..............      251       290
                                                              -------   -------
DEFERRED INCOME TAX LIABILITIES, NET........................  $(1,827)  $(1,814)
                                                              =======   =======

     The Company has not recorded a valuation allowance, as management believes that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax assets.

8.  PENSION AND POSTRETIREMENT BENEFITS

     The Company and its subsidiaries sponsor several qualified and nonqualified pension plans and other postretirement benefit plans for its employees.

  PENSION PLAN ASSET MANAGEMENT

     Six investment firms manage the Company's defined benefit pension plan's assets under investment guidelines approved by a pension fund investment committee. Investments are allocated among domestic fixed income investments, and domestic and international equity investments. Limitations restrict investment concentration and use of certain derivative instruments. Fixed income investments must have an average rating of 'AA' or better. Equity investments must be in liquid securities listed on national exchanges. However no direct investment is permitted in the securities of either NSC or CSX. Equity investment managers have specific equity strategies and their returns are expected to exceed selected market indices by prescribed margins.

     The target asset allocation range is for equity allocations to be between 44% and 56% of the fund's assets with approximately 10% of the assets allocated to international equity investments. The asset allocation on December 31, 2003, was 45% in fixed income investments and 55% in equity investments including 13% in

                         CONSOLIDATED RAIL CORPORATION
                  (A WHOLLY-OWNED SUBSIDIARY OF CONRAIL INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

international equities. This compared to 54% fixed income and 46% equity including 9% international equity as of December 31, 2002.

     The plan's assumed future returns are based principally on the asset allocation and the historic returns for the plan's asset classes determined from both the actual plan returns and, over longer time periods, the market returns for those asset classes.

  MEDICARE CHANGES

     The Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) was signed into law in December 2003. The Act introduces a prescription drug benefit under Medicare Part D as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. Because significant uncertainties exist regarding the measurement and disclosure requirements of the Act, the FASB has issued staff position No. FAS 106-1, which allows a plan sponsor to recognize or defer accounting for the effects of the Act in their 2003 financial statements. The Company has elected the deferral option and is currently evaluating how the Act may impact its postretirement benefit obligations. Specific authoritative guidance on the accounting for the Act's subsidy is pending, and that guidance, when issued, could require the Company to change previously reported information.

     The following tables provide a reconciliation of the changes in the plans' benefit obligations and fair value of assets over the two-year period ended December 31, 2003, and a statement of the funded status as of December 31 of both years:

                                                                            OTHER
                                                                        POSTRETIREMENT
                                                 PENSION BENEFITS          BENEFITS
                                                 -----------------      --------------
                                                 2003        2002       2003      2002
                                                 -----      ------      ----      ----
                                                             (in millions)
CHANGE IN BENEFIT OBLIGATION
Net benefit obligation at beginning of year....  $646       $ 662       $ 37      $ 36
Service cost...................................     1           1         --        --
Interest cost..................................    41          44          2         3
Plan participants' contributions...............    --          --          4         6
Actuarial losses...............................    32           5          4         2
Benefits paid..................................   (65)        (66)       (10)      (10)
                                                 ----       -----       ----      ----
Net benefit obligation at end of year..........  $655       $ 646       $ 37      $ 37

CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of
  year.........................................  $522       $ 613       $  7      $  8
Actual return on plan assets...................   117         (28)        --         1
Employer contributions.........................     2           3          5         2
Plan participants' contributions...............    --          --          4         6
Benefits paid..................................   (65)        (66)       (10)      (10)
                                                 ----       -----       ----      ----
Fair value of plan assets at end of year.......  $576       $ 522       $  6      $  7
Funded status at end of year...................  $(79)      $(124)      $(31)     $(30)
Unrecognized prior service cost................     7           8         (1)       (1)
Unrecognized actuarial (gains) losses..........   168         206         (5)       (9)
                                                 ----       -----       ----      ----
Net amount recognized at year end..............  $ 96       $  90       $(37)     $(40)
                                                 ====       =====       ====      ====

                         CONSOLIDATED RAIL CORPORATION
                  (A WHOLLY-OWNED SUBSIDIARY OF CONRAIL INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

     The following amounts have been recognized in the balance sheets as of December 31:

                                                                            OTHER
                                                          PENSION      POSTRETIREMENT
                                                         BENEFITS         BENEFITS
                                                       -------------   ---------------
                                                       2003    2002    2003      2002
                                                       -----   -----   -----     -----
                                                                (in millions)
Prepaid pension cost.................................  $ 131   $ 126     --        --
Accrued benefit cost.................................   (214)   (257)  $(37)     $(40)
Intangible asset.....................................      7       8     --        --
Accumulated other comprehensive loss.................    172     213     --        --
                                                       -----   -----   ----      ----
                                                       $  96   $  90   $(37)     $(40)
                                                       =====   =====   ====      ====

     All of the Company's plans for postretirement benefits other than pensions have no plan assets except for the retiree life insurance plan, which has $6 million and $7 million of assets in 2003 and 2002, respectively. The aggregate benefit obligation for the postretirement plans other than pensions was $37 million at, both December 31, 2003 and 2002, respectively.

     The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $648 million, $641 million and $566 million, respectively, as of December 31, 2003 and $639 million, $635 million and $514 million, respectively as of December 31, 2002. As required by Statement of Financial Accounting Standard No. 87 "Employers' Accounting for Pensions", the Company has recorded a minimum liability of $179 million and $220 million at December 31, 2003 and December 31, 2002, respectively. The minimum liability was partially offset by an intangible asset to the extent of previously unrecognized prior service costs of $7 million at both December 31, 2003 and December 31, 2002. The remaining amounts, $104 million as of December 31, 2003 and $129 million as of December 31, 2002, are recorded as a component of stockholders' equity, net of related tax benefits as "Accumulated Other Comprehensive Loss."

     The assumptions used in the measurement of the Company's benefit obligation are as follows:

                                                                            OTHER
                                                          PENSION       POSTRETIREMENT
                                                          BENEFITS         BENEFITS
                                                        ------------    --------------
                                                        2003    2002    2003     2002
                                                        ----    ----    -----    -----
FUNDED STATUS:
Discount rate.........................................  6.25%   6.75%   6.25%    6.75%
Rate of compensation increase.........................  5.00%   5.00%   5.00%    5.00%

PENSION COST:
Discount rate.........................................  6.75%   7.25%   6.75%    7.25%
Expected return on plan assets........................  9.00%   9.00%   8.00%    8.00%
Rate of compensation increase.........................  5.00%   5.00%   5.00%    5.00%

     A 10% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2003, gradually decreasing to 5% by the year 2006.

     Assumed health care cost trend rates affect amounts reported for the health care plans. The effect of a one percentage point increase and (decrease) in the assumed health care cost trend rate on the accumulated postretirement benefit obligation is $1 million and $(1) million, respectively.

                         CONSOLIDATED RAIL CORPORATION
                  (A WHOLLY-OWNED SUBSIDIARY OF CONRAIL INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

     The components of the Company's net periodic benefit cost (income) for the plans are as follows:

                                                                         OTHER
                                                                     POSTRETIREMENT
                                              PENSION BENEFITS          BENEFITS
                                             ------------------   --------------------
                                             2003   2002   2001   2003   2002    2001
                                             ----   ----   ----   ----   -----   -----
                                                           (in millions)
Service cost...............................  $  1   $  1   $  2   $--    $ --    $  --
Interest cost..............................    41     44     45     2       3        3
Expected return on assets..................   (52)   (62)   (66)   --      (1)      (1)
Amortization of:
  Transition asset.........................    --     --     (1)   --      --       --
  Prior service cost.......................     1      1      1    --      --       --
  Actuarial (gain) loss....................     5     (1)    (1)   --      --       (1)
                                             ----   ----   ----   ---    -----   -----
                                             $ (4)  $(17)  $(20)  $ 2    $  2    $   1
                                             ====   ====   ====   ===    =====   =====

  CONTRIBUTIONS FOR PENSION AND OTHER POSTRETIREMENT BENEFITS

     The Company expects to contribute approximately $2 million to the pension plans and $3 million to the other postretirement benefit plans in 2004.

  SAVINGS PLANS

     The Company and certain subsidiaries provide 401(k) savings plans for union and non-union employees. For the non-union savings plan, the Company matches a portion of employee contributions, subject to the applicable limitations. Savings plan expense related to the non-union savings plan was $1 million in each of the years 2003, 2002 and 2001. There is no Company match provision under the union employee plan except for certain unions, which negotiated a Company match as part of their contract provisions.

  INCENTIVE COMPENSATION PLANS

     The Company has an incentive compensation plan for all non-union employees in which employees receive targeted cash awards upon attainment of certain performance criteria established by the Company's Board of Directors. Compensation expense under this plan was $3 million in 2003 and 2002 and $2 million in 2001.

     The Company also has a long-term incentive plan under which phantom stock options are granted to officers and other key non-union employees. The option price for the phantom shares is equal to the blended fair market value of NSC and CSX common stock at the date of grant. Options will vest one year after grant date and the option term may not exceed ten years. Upon exercise, eligible participants will receive cash payments equal to the appreciation on the composite NSC and CSX common stock fair values. Compensation expense for this plan was $2 million in 2003, less than $1 million in 2002 and $2 million in 2001.

9.  STOCKHOLDERS' EQUITY

  COMMON STOCK

     The Company has 100 shares of common stock outstanding, all held by Conrail.

                         CONSOLIDATED RAIL CORPORATION
                  (A WHOLLY-OWNED SUBSIDIARY OF CONRAIL INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  UNDISTRIBUTED EARNINGS OF EQUITY INVESTEES

     "Retained earnings" includes undistributed earnings of equity investees of $218 million, $199 million and $180 million at December 31, 2003, 2002 and 2001, respectively.

10.  OTHER INCOME, NET

                                                              2003   2002   2001
                                                              ----   ----   ----
                                                                (in millions)
Interest income.............................................  $19    $21    $16
Rental income...............................................   46     45     47
Property sales..............................................    7      3      2
Equity in earnings of affiliates............................   19     19     24
Other, net..................................................    4      4      7
                                                              ---    ---    ---
                                                              $95    $92    $96
                                                              ===    ===    ===

11.  COMMITMENTS AND CONTINGENCIES

  ENVIRONMENTAL

     The Company is subject to various federal, state and local laws and regulations regarding environmental matters. The Company is a party to various proceedings brought by both regulatory agencies and private parties under federal, state and local laws, including Superfund laws, and has also received inquiries from governmental agencies with respect to other potential environmental issues. At December 31, 2003, the Company has received, together with other companies, notices of its involvement as a potentially responsible party or requests for information under the Superfund laws with respect to cleanup and/or removal costs due to its status as an alleged transporter, generator or property owner at 37 locations. Due to the number of parties involved at many of these sites, the wide range of costs of possible remediation alternatives, the changing technology and the length of time over which these matters develop, it is often not possible to estimate the Company's liability for the costs associated with the assessment and remediation of contaminated sites.

     Although the Company's operating results and liquidity could be significantly affected in any quarterly or annual reporting period if CRC were held principally liable in certain of these actions, at December 31, 2003, the Company had accrued $61 million, an amount it believes is sufficient to cover the probable liability and remediation costs that will be incurred at Superfund sites and other sites based on known information and using various estimating techniques. The Company anticipates that much of this liability will be paid out over five years; however some costs will be paid out over a longer period. The Company believes the ultimate liability for these matters will not materially affect its consolidated financial condition.

     The Company spent $5 million in 2003, $6 million in 2002 and $10 million in 2001 for environmental remediation and related costs. In addition, the Company's capital expenditures for environmental control and abatement projects were less than $1 million in each of the years 2001 thru 2003.

  CASUALTY

     The Company is involved in various legal actions, principally relating to occupational health claims, personal injuries, casualties and property damage. The casualty claim liability is determined using the aid of an independent actuarial firm based upon claims filed and an estimate of claims incurred but not yet reported. The Company is generally self-insured for casualty claims. Claims in excess of self-insurance levels are insured up to excess coverage limits. While the ultimate amounts of claims incurred are dependent upon

                         CONSOLIDATED RAIL CORPORATION
                  (A WHOLLY-OWNED SUBSIDIARY OF CONRAIL INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

future developments, in management's opinion, the recorded liability is adequate to cover expected probable payments.

     Expense recognized for casualty claims is included in the "Casualties and insurance" line item of the income statement. For 2003, the expense recognized was consistent with actuarial estimates. During both 2002 and 2001, the Company, based on favorable claims development, recognized actuarial determined gains of $16 million and $12 million respectively.

  LABOR

     The Company had 1,346 employees at December 31, 2003; approximately 89% of whom are represented by 11 different labor organizations and are covered by 16 separate collective bargaining agreements. These agreements remain in effect until changed pursuant to the Railway Labor Act. The Company was engaged in collective bargaining at December 31, 2003 with labor organizations representing approximately 6% of its labor force.

  GUARANTEES

     The Company currently guarantees the principal and interest payments in the amount of $27 million on Equipment Trust Certificates for LMS. In addition, the Company is also contingently liable as guarantor with respect to $3 million of indebtedness for an affiliate company, Triple Crown Services. No liability has been recorded related to these guarantees.

     Also the Company is contingently liable under indemnification provisions related to the sale of tax benefits. This liability is recorded in the "Other liability" line item of the balance sheet and totaled $13 million at both December 31, 2003 and December 31, 2002.

12.  FAIR VALUES OF FINANCIAL INSTRUMENTS

     The fair values of "Cash and cash equivalents," "Accounts receivable," "Notes receivable from NSC/ CSX" and "Accounts payable" approximate the carrying values of these financial instruments at December 31, 2003 and 2002.

     Using current market prices when available, or a valuation based on the yield to maturity of comparable debt instruments having similar characteristics, credit rating and maturity, the total fair value of the Company's long-term debt, including the current portion, but excluding capital leases, is $1,260 million and $1,254 million at December 31, 2003 and 2002, respectively, compared with carrying values of $968 million and $988 million at December 31, 2003 and 2002.

                                 EXCHANGE AGENT
                              THE BANK OF NEW YORK


       BY REGISTERED OR CERTIFIED MAIL:                BY HAND OR OVERNIGHT COURIER:

             The Bank of New York                           The Bank of New York
             Reorganization Unit                            Reorganization Unit
            101 Barclay Street, 7E                           101 Barclay Street
           New York, New York 10286                   Corporate Trust Services Window
 Attention: William Buckley/Carolle Montreuil             New York, New York 10286
                                                Attention: William Buckley/Carolle Montreuil

                BY FACSIMILE:                              CONFIRM BY TELEPHONE:
                (212) 298-1915                              (212) 815-5788/5920


     Questions and requests for assistance or for additional copies of this prospectus and consent solicitation statement and the letter of consent/transmittal may be directed to the information agent at the telephone number and address listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning this exchange offer and consent solicitation.

                               INFORMATION AGENT

   THE INFORMATION AGENT FOR THIS EXCHANGE OFFER AND CONSENT SOLICITATION IS:

                           INNISFREE M&A INCORPORATED
                         501 Madison Avenue, 20th Floor
                            New York, New York 10022
                        Banks and Brokers Call Collect:
                                 (212) 750-5833
                           All Others Call Toll Free:
                                 (877) 456-3507

                                 DEALER MANAGER

   THE DEALER MANAGER FOR THIS EXCHANGE OFFER AND CONSENT SOLICITATION IS AS
                                    FOLLOWS:

                                 MORGAN STANLEY
                                 1585 Broadway
                            New York, New York 10036
                        Attn: Liability Management Group
                     Telephone: (800) 624-1808 (Toll Free)
                            Collect: (212) 761-1864
                             Contact: Patrick Sieb



                                          , 2004

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

NORFOLK SOUTHERN RAILWAY COMPANY

     NSR is a Virginia corporation. The Virginia Stock Corporation Act (the "Virginia Act") provides, in general, for the indemnification of the directors and officers of a Virginia corporation in a variety of circumstances, which may include indemnification for liabilities under the Securities Act. Under Sections 13.1-697 and 13.1-702 of the Virginia Act, a Virginia corporation generally is authorized to indemnify its directors and officers in civil or criminal actions if they acted in good faith and, (i) in the case of conduct in their official capacity with NSR, believed their conduct to be in the best interests of NSR,
(ii) in all other cases, that their conduct was at least not opposed to the best interests of NSR and (iii) in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful.

     Article II of NSR's bylaws provides for indemnification of each officer or director (including former officers and directors and every person who has served at NSR's request as an officer or director of another corporation) from and against any and all judgments, fines, penalties and claims (including settlements and expenses attendant upon each) imposed upon or asserted against such officer or director by reason of the fact that such person is, or was, a director or officer of NSR, other than in situations where an officer or director is finally judicially determined to have acted with gross negligence or willful misconduct. The indemnification provided by Article II of NSR's bylaws is only available to officers and directors if NSR is advised by its board of directors (or by independent counsel in case any of the persons involved are then a director of NSR), that in their or his opinion such officer or director was not guilty of gross negligence or willful misconduct in the performance of his duty, and, in the event of a settlement, that such settlement was, or if still to be made, would be, in the best interests of NSR.

     The indemnification provisions of Article II of NSR's bylaws are not exclusive and are in addition to any and all other rights to which the officers and directors may otherwise be entitled, and shall not impair or adversely affect any such rights. NSR's directors and officers are covered by certain policies providing directors' and officers' liability insurance. In general, the insurers are obliged to make payments under these policies only if NSR refuses to indemnify them in accordance with its bylaws or it is financially unable to do so, provided the director or officer assists the insurer in the pursuit of its claim against NSR for nonpayment of indemnity due. The policies are issued on a "claims made" basis.

PRR NEWCO, INC.

     PRR Newco is a Virginia corporation. As described above, the Virginia Act provides, in general, for the indemnification of the directors and officers of a Virginia corporation in a variety of circumstances.

     Article IV of PRR Newco's bylaws provides for indemnification of each officer or director to the full extent permitted by Virginia law.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


                                                                   PAGE NUMBER OR INCORPORATION
EXHIBIT NO.                      DESCRIPTION                             BY REFERENCE TO
-----------                      -----------                       ----------------------------
    2.1       Form of Distribution Agreement by and among CSX        Previously filed.
              Corporation, CSX Transportation, Inc., CSX Rail
              Holding Corporation, CSX Northeast Holding
              Corporation, New York Central Lines LLC, Norfolk
              Southern Corporation, Norfolk Southern Railway
              Company, Pennsylvania Lines LLC, Conrail Inc.,
              Green Acquisition Corp., Consolidated Rail
              Corporation and CRR Holdings LLC.

    2.2       Form of Transaction Agreement Amendment by and         Previously filed.
              among CSX Corporation, CSX Transportation, Inc.,
              Norfolk Southern Corporation, Norfolk Southern
              Railway Company, Conrail Inc., Consolidated Rail
              Corporation and CRR Holdings LLC.

    2.3       Form of Tax Allocation Agreement by and among          Previously filed.
              Green Acquisition Corp., Conrail, Inc.,
              Consolidated Rail Corporation, Pennsylvania Lines
              LLC and New York Central Lines LLC.

    3.1       Articles of Incorporation of PRR Newco, Inc.           Previously filed.

    3.2       Bylaws of PRR Newco, Inc., as amended.                 Previously filed.

    3.3       Articles of Incorporation of Norfolk Southern          Incorporated by reference
              Railway Company                                        to Exhibit 3(i) to Norfolk
                                                                     Southern Railway Company's
                                                                     10-K filed on March 8,
                                                                     2001.

    3.4       Bylaws of Norfolk Southern Railway Company             Incorporated by reference
                                                                     to Exhibit 3(ii) to
                                                                     Norfolk Southern Railway
                                                                     Company's 10-K filed on
                                                                     March 8, 2001.

    4.1       Form of Indenture by and among PRR Newco, Inc.,        Previously filed.
              Norfolk Southern Railway Company and The Bank of
              New York.

    4.2       Form of Supplemental Indenture, relating to the        Previously filed.
              9 3/4% Senior Notes due 2020 and the 7 7/8% Senior
              Notes due 2043.

    4.3       Form of 9 3/4% Senior Note due 2020.                   Included in Exhibit 4.2.

    4.4       Form of 7 7/8% Senior Note due 2043.                   Included in Exhibit 4.2.

    4.5       In accordance with Item 601(b)(4)(iii) of              N/A
              Regulation S-K, copies of instruments of Norfolk
              Southern Railway Company and its subsidiaries with
              respect to the rights of holders of long-term debt
              not being registered herein are not filed
              herewith, or incorporated by reference, but will
              be furnished to the Commission upon request.

    5.1       Opinion of James A. Squires, Esq.                      Previously filed.

   12.1       Statement regarding the computation of ratio of        Previously filed.
              earnings to fixed charges for NSR.


                                                                   PAGE NUMBER OR INCORPORATION
EXHIBIT NO.                      DESCRIPTION                             BY REFERENCE TO
-----------                      -----------                       ----------------------------
   15.1       Letter regarding unaudited interim financial           Filed herewith.
              information.

   23.1       Consent of KPMG LLP, Independent registered public     Filed herewith.
              accounting firm.

   23.2       Consent of KPMG LLP and Ernst & Young LLP,             Filed herewith.
              Independent registered public accounting firms.

   23.3       Consent of James A. Squires, Esq.                      Included in Exhibit 5.1.

   24.1       Powers of Attorney.                                    Previously filed.

   25.1       Statement of Eligibility and Qualification on Form     Previously filed.
              T-1 of The Bank of New York, as trustee under the
              First Supplemental Indenture for the 9 3/4% Senior
              Notes due 2020 and the 7 7/8% Senior Notes due
              2043.

   99.1       Form of Letter of Consent/Transmittal.                 Filed herewith.

   99.2       Form of Notice of Guaranteed Delivery.                 Filed herewith.

   99.3       Form of Client Letter                                  Filed herewith.

   99.4       Form of Letter to Brokers, Dealers, Commercial         Filed herewith.
              Banks, Trust Companies and Other Nominees.

   99.5       Guidelines for Certification of Taxpayer               Filed herewith.
              Identification Number on Substitute Form W-9.

   99.6       Indenture dated as of May 1, 1990, between             Previously filed.
              Consolidated Rail Corporation and J.P. Morgan
              Trust Company, National Association, as successor
              to Bank One Trust Company, N.A., a national
              banking corporation, which was successor in
              interest to The First National Bank of Chicago, a
              national banking association

   99.7       Conrail Supplemental Indenture, dated as of August     Previously filed.
              25, 1998, between Consolidated Rail Corporation
              and J.P. Morgan Trust Company, National
              Association, as successor to Bank One Trust
              Company, N.A., a national banking corporation,
              which was successor in interest to The First
              National Bank of Chicago, a national banking
              association


ITEM 22.  UNDERTAKINGS


     (a)(1) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



     (a)(2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


     (b) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.



     (c) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                SIGNATURES FOR NORFOLK SOUTHERN RAILWAY COMPANY


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 2 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norfolk, Virginia, on this 21 day of July, 2004.


                                          NORFOLK SOUTHERN RAILWAY COMPANY







                                          By: /s/    DAVID R. GOODE
                                            ------------------------------------
                                            Name:    David R. Goode
                                            Title:   President and Chief
                                                     Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                    SIGNATURE                                       TITLE                       DATE
                    ---------                                       -----                       ----

              /s/ DAVID R. GOODE                     President and Chief Executive          July 21, 2004
------------------------------------------------     Officer and Director (Principal
David R. Goode                                       Executive Officer)


               /s/ HENRY C. WOLF                     Vice President and Chief Financial     July 21, 2004
------------------------------------------------     Officer and Director (Principal
Henry C. Wolf                                        Financial Officer)


             /s/ MARTA R. STEWART                    Vice President and Controller          July 21, 2004
------------------------------------------------
Marta R. Stewart


              /s/ L.I. PRILLAMAN                     Vice President and Director            July 21, 2004
------------------------------------------------
L.I. Prillaman


             /s/ STEPHEN C. TOBIAS                   Vice President and Director            July 21, 2004
------------------------------------------------
Stephen C. Tobias

                         SIGNATURES FOR PRR NEWCO, INC.


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 2 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norfolk, Virginia, on this 21 day of July, 2004.


                                          PRR NEWCO, INC.




                                          By:      /s/ DAVID R. GOODE
                                            ------------------------------------
                                            Name:    David R. Goode
                                            Title:   President and Chief
                                                     Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                    SIGNATURE                                        TITLE                      DATE
                    ---------                                        -----                      ----

               /s/ DAVID R. GOODE                    President and Chief Executive Officer  July 21, 2004
------------------------------------------------     and Director (Principal Executive
David R. Goode                                       Officer)


               /s/ HENRY C. WOLF                     Vice President and Director            July 21, 2004
------------------------------------------------     (Principal Financial Officer)
Henry C. Wolf


               /s/ MARTA R. STEWART                  Vice President and Controller          July 21, 2004
------------------------------------------------
Marta R. Stewart


               /s/ L.I. PRILLAMAN                    Vice President and Director            July 21, 2004
------------------------------------------------
L.I. Prillaman


               /s/ STEPHEN C. TOBIAS                 Vice President and Director            July 21, 2004
------------------------------------------------
Stephen C. Tobias

                                 EXHIBIT INDEX


                                                                   PAGE NUMBER OR INCORPORATION
EXHIBIT NO.                      DESCRIPTION                             BY REFERENCE TO
-----------                      -----------                       ----------------------------
    2.1       Form of Distribution Agreement by and among CSX        Previously filed.
              Corporation, CSX Transportation, Inc., CSX Rail
              Holding Corporation, CSX Northeast Holding
              Corporation, New York Central Lines LLC, Norfolk
              Southern Corporation, Norfolk Southern Railway
              Company, Pennsylvania Lines LLC, Conrail Inc.,
              Green Acquisition Corp., Consolidated Rail
              Corporation and CRR Holdings LLC.

    2.2       Form of Transaction Agreement Amendment by and         Previously filed.
              among CSX Corporation, CSX Transportation, Inc.,
              Norfolk Southern Corporation, Norfolk Southern
              Railway Company, Conrail Inc., Consolidated Rail
              Corporation and CRR Holdings LLC.

    2.3       Form of Tax Allocation Agreement by and among          Previously filed.
              Green Acquisition Corp., Conrail, Inc.,
              Consolidated Rail Corporation, Pennsylvania Lines
              LLC and New York Central Lines LLC.

    3.1       Articles of Incorporation of PRR Newco, Inc.           Previously filed.

    3.2       Bylaws of PRR Newco, Inc., as amended.                 Previously filed.

    3.3       Articles of Incorporation of Norfolk Southern          Incorporated by reference
              Railway Company                                        to Exhibit 3(i) to Norfolk
                                                                     Southern Railway Company's
                                                                     10-K filed on March 8,
                                                                     2001.

    3.4       Bylaws of Norfolk Southern Railway Company             Incorporated by reference
                                                                     to Exhibit 3(ii) to
                                                                     Norfolk Southern Railway
                                                                     Company's 10-K filed on
                                                                     March 8, 2001.

    4.1       Form of Indenture by and among PRR Newco, Inc.,        Previously filed.
              Norfolk Southern Railway Company and The Bank of
              New York.

    4.2       Form of Supplemental Indenture, relating to the        Previously filed.
              9 3/4% Senior Notes due 2020 and the 7 7/8% Senior
              Notes due 2043.

    4.3       Form of 9 3/4% Senior Note due 2020.                   Included in Exhibit 4.2.

    4.4       Form of 7 7/8% Senior Note due 2043.                   Included in Exhibit 4.2.

    4.5       In accordance with Item 601(b)(4)(iii) of              N/A
              Regulation S-K, copies of instruments of Norfolk
              Southern Railway Company and its subsidiaries with
              respect to the rights of holders of long-term debt
              not being registered herein are not filed
              herewith, or incorporated by reference, but will
              be furnished to the Commission upon request.

    5.1       Opinion of James A. Squires, Esq.                      Previously filed.

   12.1       Statement regarding the computation of ratio of        Previously filed.
              earnings to fixed charges for NSR.


                                                                   PAGE NUMBER OR INCORPORATION
EXHIBIT NO.                      DESCRIPTION                             BY REFERENCE TO
-----------                      -----------                       ----------------------------
   15.1       Letter regarding unaudited interim financial           Filed herewith.
              information.

   23.1       Consent of KPMG LLP, Independent registered public     Filed herewith.
              accounting firm.

   23.2       Consent of KPMG LLP and Ernst & Young LLP,             Filed herewith.
              Independent registered public accounting firms.

   23.3       Consent of James A. Squires, Esq.                      Included in Exhibit 5.1.

   24.1       Powers of Attorney.                                    Previously filed.

   25.1       Statement of Eligibility and Qualification on Form     Previously filed.
              T-1 of The Bank of New York, as trustee under the
              First Supplemental Indenture for the 9 3/4% Senior
              Notes due 2020 and the 7 7/8% Senior Notes due
              2043.

   99.1       Form of Letter of Consent/Transmittal.                 Filed herewith.

   99.2       Form of Notice of Guaranteed Delivery.                 Filed herewith.

   99.3       Form of Client Letter                                  Filed herewith.

   99.4       Form of Letter to Brokers, Dealers, Commercial         Filed herewith.
              Banks, Trust Companies and Other Nominees.

   99.5       Guidelines for Certification of Taxpayer               Filed herewith.
              Identification Number on Substitute Form W-9.

   99.6       Indenture dated as of May 1, 1990, between             Previously filed.
              Consolidated Rail Corporation and J.P. Morgan
              Trust Company, National Association, as successor
              to Bank One Trust Company, N.A., a national
              banking corporation, which was successor in
              interest to The First National Bank of Chicago, a
              national banking association

   99.7       Conrail Supplemental Indenture, dated as of August     Previously filed.
              25, 1998, between Consolidated Rail Corporation
              and J.P. Morgan Trust Company, National
              Association, as successor to Bank One Trust
              Company, N.A., a national banking corporation,
              which was successor in interest to The First
              National Bank of Chicago, a national banking
              association